Exhibit (a)-(1)

Focus Media Holding Limited

            , 2013

Shareholders of Focus Media Holding Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Focus Media Holding Limited (the “Company”) to be held on             , 2013 at          a.m. (Hong Kong Time). The meeting will be held at             . The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated as of December 19, 2012, (the “merger agreement”), among the Company, Giovanna Parent Limited (“Parent”) and Giovanna Acquisition Limited (“Merger Sub”), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Under the terms of the merger agreement, Merger Sub, a company wholly-owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a Cayman Islands company which, at the effective time of the merger, will be beneficially owned, indirectly, by Mr. Jason Nanchun Jiang (the “Chairman”) and certain entities controlled by the Chairman (collectively, the “Chairman Parties”), Fosun International Limited, a Hong Kong company (“Fosun”), Giovanna Investment Holdings Limited, a Cayman Islands company (“Giovanna Investment Holdings”), Gio2 Holdings Ltd, a Cayman Islands company (“Gio2 Holdings”), Power Star Holdings Limited, a Cayman Islands company (“Power Star Holdings”), and State Success Limited, a British Virgin Islands company (“State Success”, and collectively with Giovanna Investment Holdings, Gio2 Holdings and Power Star Holdings, the “Sponsors”). The Sponsors, the Chairman Parties and Fosun are collectively referred to herein as the “Consortium.” As of the date of this proxy statement, the Consortium beneficially owns approximately 36.20% of the Company’s outstanding ordinary shares, referred to herein as the “Shares.” If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Consortium and, as the result of the merger, the Company’s American depositary shares, each representing five Shares (“ADSs”), will no longer be listed on the NASDAQ Global Market and the American depositary shares program for the ADSs will terminate.

If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than (a) a portion of the Shares beneficially owned by the Chairman Parties and by Fosun (collectively, the “Rollover Shares”), (b) Shares owned by the Company or its subsidiaries, if any, (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Companies Law (the “Dissenting Shares”), and (d) Shares held by Citibank, N.A., in its capacity as ADS depositary (the “ADS depositary”), that underlie ADSs reserved (but not yet allocated) by the Company for settlement upon the exercise of any Company option or restricted share unit issued under the Company Incentive Plans (as defined below) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $5.50 in cash without interest, and for the avoidance of doubt, because each ADS represents five Shares, each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will represent the right to surrender the ADS in exchange for $27.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the amended and restated deposit agreement, dated as of April 9, 2007, by and among the Company, the ADS depositary and the holders and beneficial owners of ADSs issued thereunder, or the ADS deposit agreement), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration.

If the merger is completed, at the effective time of the merger, each outstanding vested and unexercised option to purchase Shares or ADSs granted under the Company’s 2003 Employee Share Option Scheme, 2005 Employee Share Option Plan, 2006 Employee Share Option Plan, 2007 Employee Share Option Plan, 2010 Employee Share Option Plan and/or 2013 Employee Share Option Plan (collectively, the “Company Share Incentive Plans”) will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such vested option.

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At the effective time of the merger, each outstanding unvested option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted.

Furthermore, except as provided under (i) the chairman rollover agreement (the “Chairman Rollover Agreement”) entered into concurrently with the execution and delivery of the merger agreement by and among Holdco, Parent and the Chairman Parties, (ii) the management rollover agreements (the “Management Rollover Agreements”) entered into concurrently with the execution and delivery of the merger agreement by and between Holdco and certain members of the senior management of the Company, namely Gancong Deng, Xiaomin Du, Kit Leong Low, Jun Long, Lan Luo, Wei Ni, Qian Qian, Yafang Tu, Yuchun Wang, Yan Chen and Chenjun Tao (the “Management Rollover Securityholders”) and (iii) the arrangement with respect to restricted share units held by certain non-management directors, namely Fumin Zhuo, Nanpeng Shen, Daqing Qi, David Ying Zhang, Ying Wu, Charles Chao, and certain consultants, namely Wei Gong, Junyan Li and Alex Deyi Yang (collectively, the “Director and Consultant Parties”), at the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such restricted share unit immediately prior to the effective time of the merger multiplied by $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs), as applicable, and subject to the same vesting terms applicable to the unvested restricted share unit from which it was converted.

Immediately prior to the closing of the merger, all restricted share units held by the Chairman Parties that are outstanding as of January 1, 2013 will become vested. Other than a portion of the restricted share units held by the Chairman Parties (such portion being the “Chairman Rollover RSUs”), each restricted share unit held by the Chairman Parties will be cancelled and converted into the right to receive cash in an amount equal to $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs) as soon as practicable after the effective time of the merger. Pursuant to the Chairman Rollover Agreement, at the closing of the merger each Chairman Rollover RSU will be cancelled without consideration and the Chairman Parties will subscribe for newly issued ordinary shares of Holdco at an aggregate subscription price that will be offset by the merger consideration otherwise payable to the Chairman Parties in respect of the Chairman Rollover RSUs and the Chairman’s Rollover Shares.

Under the terms of the Management Rollover Agreements, each restricted share unit held by the Management Rollover Securityholders as of January 1, 2013 (together with the Rollover Shares and the Chairman Rollover RSUs, the “Rollover Securities”) will be cancelled at the closing of the merger and, as soon as reasonably practicable following the closing of the merger, replaced by a number of restricted shares units of Holdco, which are exchangeable for ordinary shares of Holdco, equal to the product (rounded down to the nearest whole share) of (x) the number of restricted share units subject to rollover multiplied by (y) the ratio of the per Share merger consideration to the per share value of each ordinary share of Holdco (which is obtained by dividing the aggregate equity contribution to Holdco on the closing of the merger by the number of ordinary shares of Holdco issued on the closing date). The restricted share units of Holdco granted to each Management Rollover Securityholder will vest on the dates set forth in his or her Management Rollover Agreement if such Management Rollover Securityholder remains continuously employed by the Company after the merger on each applicable vesting date.

The restricted share units held by the Director and Consultant Parties as of the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive restricted cash awards, which will vest as soon as practicable after the closing of the merger to be determined by Parent. Upon vesting, each Director Party will be paid a cash amount equal to the product of $5.50 and the number of Shares underlying the restricted share units from which the restricted cash award was converted.

An independent committee of the board of directors of the Company, composed solely of directors unrelated to the management of the Company, the Consortium, Holdco, Parent or Merger Sub, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The independent committee unanimously (a) determined that the merger agreement is fair to and in the best interests of, the Company and its unaffiliated security holders, (b) declared it advisable to enter into the merger agreement, (c) recommended that the board of directors of the Company approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

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On December 19, 2012, the board of directors of the Company (with the Chairman abstaining), after carefully considering all relevant factors, including the unanimous determination and recommendation of the independent committee, (a) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company, the Company’s board of directors (with the Chairman abstaining) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the “SEC,” which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of at least two-thirds of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting. As of the date of this proxy statement, the Consortium and the Management Rollover Securityholders together beneficially owned approximately 36.27% of the total issued and outstanding Shares entitled to vote. Based on the number of Shares expected to be outstanding on the record date, approximately 47.70% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is             , 2013 at          a.m. (Hong Kong Time). Each shareholder has one vote for each Share held as of the close of business on             , 2013.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on             , 2013, the ADS record date. The ADS depositary must receive such instructions no later than 10:00 a.m. (New York City Time) on             , 2013. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADS, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and FOR any adjournment of the extraordinary general meeting.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on             , 2013, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on             , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder).

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If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the resolution to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger in the event that there are insufficient proxies received to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company (the “Designee”). Unless the Company notifies the ADS depositary that there exists substantial opposition on the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of ADSs or on the holders of Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2013, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs.

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AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation, at +1 212-929-5500 or toll free at +1 800-322-2885.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

On behalf of the Independent Committee	Chairman of the Board

The proxy statement is dated             , 2013, and is first being mailed to the shareholders on or about             , 2013.

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Focus Media Holding Limited

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON             , 2013

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the members of Focus Media Holding Limited (the “Company”) will be held on             , 2013 at          a.m. (Hong Kong Time) at             .

Only holders of ordinary shares, par value $0.00005, of the Company (the “Shares”) of record on the close of business on             , 2013 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the agreement and plan of merger dated as of December 19, 2012 (the “merger agreement”) among Giovanna Parent Limited (“Parent”), Giovanna Acquisition Limited (“Merger Sub”) and the Company (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), be and are hereby authorized and approved; and

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

A list of the ordinary shareholders of the Company will be available at its principal executive offices at Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares of the Company, each representing five Shares (“ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 10:00 a.m. (New York City Time) on             , 2013 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on             , 2013, and become a registered holder of Shares by the close of business in the Cayman Islands on             , 2013. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company (the “Designee”). Unless the Company notifies the ADS depositary that there exists substantial opposition on the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of ADSs or on the holders of Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

        After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company, the Consortium, Parent or Merger Sub, the Company’s board of directors (with Mr. Jason Nanchun Jiang abstaining) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

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In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of at least two-thirds of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting.

As of the date of this proxy statement, the Consortium and certain members of the senior management of the Company who have entered into management rollover agreements together beneficially owned approximately 36.27% of the total issued and outstanding Shares entitled to vote. Based on the number of Shares expected to be outstanding on the record date, approximately 47.70% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than             , 2013 at          a.m. (Hong Kong Time), which is the deadline to lodge your proxy card. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business on             , 2013.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2013, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

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PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation, at +1 212-929-5500 or toll free at +1 800-322-2885.

The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1. In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

2. The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized in writing.

3. A proxy need not be a member (registered shareholder) of the Company.

4. The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5. Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the registered office of the Company at c/o Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-111, Cayman Islands before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Director

, 2013

Registered Office:

c/o Codan Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-111

Cayman Islands

Head Office Address:

Unit No. 1, 20th Floor, The Centrium

60 Wyndham Street

Central

Hong Kong

8

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 102. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Focus Media Holding Limited and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

We are China’s leading multi-platform digital media company, operating the largest LCD display network in China using audiovisual digital displays in commercial and residential locations, based on the number of locations and number of flat-panel digital displays in our network, the largest poster frame network, based on the number of locations and number of traditional poster frames and digital poster frames in our network, and the largest LCD display network in China using audiovisual digital displays in supermarkets and hypermarkets. The Company operates five networks: (i) an LCD display network, (ii) a poster frame network, (iii) an in-store network, (iv) a movie theater advertising network and (v) a traditional outdoor billboards network.

Our principal executive offices are located at Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Our telephone number at this address is +852-3752-8009 and our fax number is +852-3583-0082. Our registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-111, Cayman Islands .

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2011, as amended, originally filed on April 27, 2012, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 102 for a description of how to obtain a copy of our Annual Report.

Holdco

Giovanna Group Holdings Limited (“Holdco”), a Cayman Islands exempted company with limited liability owned by Giovanna Investment Holdings Limited, Gio2 Holdings Ltd and Power Star Holdings Limited, was formed for the purpose of consummating certain transactions in connection with the merger. Holdco does not currently hold any Shares. The registered office of Holdco is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The telephone number of Holdco is +1 345 949-1040.

Midco

Giovanna Intermediate Limited (“Midco”), a Cayman Islands exempted company with limited liability and a direct, wholly-owned subsidiary of Holdco, was formed solely for the purpose of owning Parent. Midco does not currently hold any Shares. The registered office of Midco is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The telephone number of Midco is +1 345 949-1040.

Parent

Giovanna Parent Limited (“Parent”), a Cayman Islands exempted company with limited liability and a direct, wholly-owned subsidiary of Midco, was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent does not currently hold any Shares. The registered office of Parent is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The telephone number of Parent is +1 345 949-1040.

Merger Sub

Giovanna Acquisition Limited (“Merger Sub”), a Cayman Islands exempted company with limited liability and a direct, wholly-owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub does not currently hold any Shares. The registered office of Merger Sub is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The telephone number of Merger Sub is +1 345 949-1040.

The Chairman Parties

Jason Nanchun Jiang

Mr. Jason Nanchun Jiang (the “Chairman”), a Singapore citizen, has served as chairman of the board of directors of the Company since April 22, 2003 and chief executive officer of the Company since January 23, 2009. The business address of the Chairman is c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

During the last five years, the Chairman has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

JJ Media Investment Holding Limited

JJ Media Investment Holding Limited (“JJ Media”), a British Virgin Islands company with limited liability, is wholly-owned by the Chairman. The business address of JJ Media is c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

Target Sales International Limited

Target Sales International Limited (“Target Sales”), a British Virgin Islands company with limited liability, is wholly-owned by JJ Media. The business address of Target Sales is c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

Top Notch Investments Holdings Ltd.

Top Notch Investments Holdings Ltd (“Top Notch”), a British Virgin Islands company, is wholly-owned by the Chairman. The business address of Top Notch is c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

Target Management Group Limited

Target Management Group Limited (“Target Management” and together with the Chairman, JJ Media, Target Sales and Top Notch, the “Chairman Parties”), a British Virgin Islands company with limited liability, is wholly-owned by the Chairman. The business address of Target Management is c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

The Sponsors

Giovanna Investment Holdings Limited

Giovanna Investment Holdings Limited (“Giovanna Investment Holdings”) is a Cayman Islands company with limited liability that is owned and controlled by Carlyle Asia Partners III, L.P. for the purpose of holding interests in Holdco and completing the transactions contemplated by the merger agreement and the related financing transactions. The principal business address and telephone number of Giovanna Investment Holdings are set forth in Annex D, which is attached hereto and incorporated by reference.

Gio2 Holdings Ltd

Gio2 Holdings Ltd (“Gio2 Holdings”) is a Cayman Islands company with limited liability that is owned and controlled by FountainVest China Growth Capital Fund, L.P., FountainVest China Growth Capital Fund II, L.P. and their respective parallel funds and affiliates as described in Annex D, for the purpose of holding interests in Holdco and completing the transactions contemplated by the merger agreement and the related financing transactions. The principal business address and telephone number of Gio2 Holdings are set forth in Annex D, which is attached hereto and incorporated by reference.

Power Star Holdings Limited

Power Star Holdings Limited (“Power Star Holdings”) is a Cayman Islands company with limited liability that is owned and controlled by CITIC Capital China Partners II, L.P. for the purpose of holding interests in Holdco and completing the transactions contemplated by the merger agreement and the related financing transactions. The principal business address and telephone number of Power Star Holdings are set forth in Annex D, which is attached hereto and incorporated by reference.

State Success Limited

State Success Limited (“State Success”) is a British Virgin Islands company that is owned and controlled by China Everbright Structured Investment Holdings Limited for the purpose of holding interests in Holdco and completing the transactions contemplated by the merger agreement and the related financing transactions. The principal business address and telephone number of State Success are set forth in Annex D, which is attached hereto and incorporated by reference.

Fosun International Limited

Fosun International Limited (“Fosun”), is a Hong Kong company, whose principal businesses include: (i) insurance; (ii) pharmaceuticals and healthcare; (iii) property; (iv) steel; (v) mining; (vi) retail, services, finance and other investments; and (vii) asset management, which mainly operate through its subsidiaries. Fosun is owned and controlled by Fosun Holdings Limited, which in turn is a wholly-owned subsidiary of Fosun International Holdings Ltd. Fosun’s principal business address and telephone number are set forth in Annex D, which is attached hereto and incorporated by reference.

Throughout this proxy statement, Giovanna Investment Holdings, Gio2 Holdings, Power Star Holdings and State Success are collectively referred to as the “Sponsors,” and the Sponsors, the Chairman Parties and Fosun are collectively referred to as the “Consortium.” Holdco, Midco, Parent, Merger Sub, the Sponsor Filing Persons (as defined in Annex D), the Chairman Parties and Fosun are collectively referred to as the “Buyer Group.”

The Merger (Page 78)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of December 19, 2012 (the “merger agreement”) among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, will continue to do business under the name “Focus Media Holding Limited” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 78)

Under the terms of the merger agreement, at the effective time of the merger, each of our outstanding ordinary shares, par value $0.0005 per share (each, a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing five Shares (the “ADSs”), issued and outstanding immediately prior to the effective time of the merger, other than (a) a portion of the Shares beneficially owned by the Chairman Parties and by Fosun (collectively, the “Rollover Shares”), (b) Shares owned by the Company or its subsidiaries, if any, (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Companies Law (the “Dissenting Shares”), and (d) Shares held by Citibank, N.A., in its capacity as ADS depositary (the “ADS depositary”), that underlie ADSs reserved (but not yet allocated) by the Company for settlement upon the exercise of any Company option or restricted share unit issued under the Company Incentive Plans (as defined below) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $5.50 in cash without interest, and each outstanding ADS (other than any ADS that represents Excluded Shares) will represent the right to receive $27.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the amended and restated deposit agreement, dated as of April 9, 2007, by and among the Company, the ADS depositary and the holders and beneficial owners of ADSs issued thereunder), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value in accordance with the Cayman Islands Companies Law. Please see “Dissenter Rights” beginning on page 93 for additional information.

Treatment of Share Options (Page 78)

In addition, at the effective time of the merger, each outstanding vested and unexercised option to purchase Shares or ADSs granted under the Company’s 2003 Employee Share Option Scheme, 2005 Employee Share Option Plan, 2006 Employee Share Option Plan, 2007 Employee Share Option Plan, 2010 Employee Share Option Plan and/or 2013 Employee Share Option Plan (collectively, the “Company Share Incentive Plans”) will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted.

Treatment of Restricted Share Units (Page 79)

Except as provided under (i) the chairman rollover agreement (the “Chairman Rollover Agreement”) entered into concurrently with the execution and delivery of the merger agreement by and among Holdco, Parent and the Chairman Parties, (ii) the management rollover agreements (the “Management Rollover Agreements”) entered into concurrently with the execution and delivery of the merger agreement by and between Holdco and certain members of the senior management of the Company, namely Gancong Deng, Xiaomin Du, Kit Leong Low, Jun Long, Lan Luo, Wei Ni, Qian Qian, Yafang Tu, Yuchun Wang, Yan Chen and Chenjun Tao (the “Management Rollover Securityholders”) and (iii) the arrangement with respect to restricted share units held by certain non-management directors, namely Fumin Zhuo, Nanpeng Shen, Daqing Qi, David Ying Zhang, Ying Wu, Charles Chao, and certain consultants, namely Wei Gong, Junyan Li and Alex Deyi Yang (collectively, the “Director and Consultant Parties”), at the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such restricted share unit immediately prior to the effective time of the merger multiplied by $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs) and subject to the same vesting terms applicable to the unvested restricted share unit from which it was converted.

Immediately prior to the closing of the merger, all restricted share units held by the Chairman Parties that are outstanding as of January 1, 2013 will become vested. Other than a portion of the restricted share units held by the Chairman Parties (such portion being the “Chairman Rollover RSUs”), each restricted share unit held by the Chairman Parties will be cancelled and converted into the right to receive cash in an amount equal to $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs) as soon as practicable after the effective time of the merger. Pursuant to the Chairman Rollover Agreement, at the closing of the merger each Chairman Rollover RSU will be cancelled without consideration and the Chairman Parties will subscribe for newly issued ordinary shares of Holdco at an aggregate subscription price that will be offset by the merger consideration otherwise payable to the Chairman Parties in respect of the Chairman Rollover RSUs and the Chairman’s Rollover Shares.

Under the terms of the Management Rollover Agreements, each restricted share unit held by the Management Rollover Securityholders as of January 1, 2013 (collectively, the “Management Rollover RSUs” and, together with the Rollover Shares and the Chairman Rollover RSUs, the “Rollover Securities”) will be cancelled at the closing of the merger and, as soon as reasonably practicable following the closing of the merger, replaced by a number of restricted shares units of Holdco, which are exchangeable for ordinary shares of Holdco, equal to the product (rounded down to the nearest whole share) of (x) the number of restricted share units subject to rollover multiplied by (y) the ratio of the per Share merger consideration to the per share value of each ordinary share of Holdco (which is obtained by dividing the aggregate equity contribution to Holdco on the closing of the merger by the number of ordinary shares of Holdco issued on the closing date). The restricted share units of Holdco granted to each Management Rollover Securityholder will vest on the dates set forth in his or her Management Rollover Agreement if such Management Rollover Securityholder remains continuously employed by the Company after the merger on each applicable vesting date. A copy of the Form of Management Rollover Agreement is attached as Annex E to this proxy statement.

The restricted share units held by the Director and Consultant Parties as of the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive restricted cash awards, which will vest as soon as practicable after the closing of the merger to be determined by Parent. Upon vesting, each Director Party will be paid a cash amount equal to the product of $5.50 and the number of Shares underlying the restricted share units from which the restricted cash award was converted.

Chairman Rollover Agreement (Annex F)

Concurrently with the execution and delivery of the merger agreement, the Chairman Parties entered into a rollover agreement (the “Chairman Rollover Agreement”) with Holdco and Parent, pursuant to which Holdco will issue to the Chairman Parties, and the Chairman Parties will subscribe for, an aggregate of 309,074 ordinary shares of Holdco immediately prior to the closing of the merger. The aggregate subscription price will be offset by the merger consideration otherwise payable to the Chairman Parties in respect of 124,743,100 Shares and 875,833 restricted share units for ADSs being cancelled in the merger for nil consideration. On receipt of 309,074 ordinary shares of Holdco, the Chairman Parties will have no right to any merger consideration in respect of such rollover securities. A copy of the Chairman Rollover Agreement is attached as Annex F to this proxy statement.

Fosun Rollover Agreement (Annex G)

Concurrently with the execution and delivery of the merger agreement, Fosun entered into a rollover agreement (the “Fosun Rollover Agreement”) with Holdco and Parent, pursuant to which Holdco will issue to Fosun or any designated affiliate of Fosun, and Fosun or such affiliate will subscribe for, an aggregate of 174,084 ordinary shares of Holdco at the closing of the merger. The aggregate subscription price will be offset by the merger consideration otherwise payable to Fosun in respect of 14,545,455 ADSs representing 72,727,275 Shares being cancelled in the merger for nil consideration. On receipt of 174,084 ordinary shares of Holdco, Fosun will have no right to any merger consideration in respect of such rollover shares. A copy of the Fosun Rollover Agreement is attached as Annex G to this proxy statement.

Voting Agreement (Annex H)

Concurrently with the execution and delivery of the merger agreement, each of the Chairman Parties, Fosun and Management Rollover Securityholders (collectively, the “Rollover Securityholders”) entered into a voting agreement with Parent (the “Voting Agreement”), pursuant to which the Rollover Securityholders, from and after the date of the merger agreement and until the earlier of the effective time or the termination of the merger agreement pursuant to its terms, irrevocably granted to, and appointed Parent or its designee, as the Rollover Securityholders’ proxy and attorney-in-fact, to vote or cause to be voted all of the Shares owned by them, aggregating approximately 36.27% of the outstanding Shares of the Company entitled to vote as of the date of this proxy statement, among other things, in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and against any acquisition proposal from any third party without regard to its terms. If for any reason the proxy granted therein is not irrevocable, the Rollover Securityholders have also agreed to, among other things, vote the Shares subject to the Voting Agreement, as instructed by Parent, in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, and against any acquisition proposal from any third party without regard to its terms. The Voting Agreement will terminate upon the termination of the merger agreement. The Voting Agreement is attached as Annex H to this proxy statement.

Indemnification Agreement (Annex I)

Concurrently with the execution and delivery of the merger agreement, the Chairman Parties and Parent, and solely for purposes of certain specific provisions, Holdco and the Sponsors, entered into an indemnification agreement, pursuant to which each of the Chairman Parties agrees to jointly and severally indemnify and hold harmless Parent from and against any losses asserted against, incurred or sustained by any of Parent, the Company or any of its subsidiaries and affiliates, or any of their successors and assigns, up to $140,000,000 in the aggregate, in connection with any current and future regulatory proceedings against the Company or its subsidiaries (the “Relevant Regulatory Proceedings”) and putative class actions arising out of, relating to or by reason of the subject matters of any Relevant Regulatory Proceedings, subject to certain conditions and limitations thereto. The Chairman Parties’ obligations under the indemnification agreement will become effective at the effective time of the merger (but will apply to all losses incurred or sustained by any of Parent, the Company or any of its subsidiaries and affiliates, or any of their successors and assigns from the date of the merger agreement), and terminate on the fifth anniversary of the closing date of the merger. The parties to the indemnification agreement currently expect to amend the indemnification agreement after the closing of the merger to limit the Relevant Regulatory Proceedings to the SEC Inquiry (as defined below) and those initiated based on one or more facts or circumstances that are the subject matters of the SEC Inquiry.

With respect to putative class actions: (i) in the case where the Company is entitled under any then-effective insurance policies to recovery of any of the relevant losses, the Chairman Parties will only be liable for all such losses not actually recovered under such insurance policies; and (ii) in all other cases where the Company is not entitled under any insurance policies to recovery of any of such losses, the Chairman Parties will only be liable to indemnify Parent for the aggregate amount of all such losses for all such putative class actions in excess of $5,000,000, in each case subject to the $140,000,000 cap. The Chairman Parties also agree to deposit an amount of $40,000,000 into an escrow account to support their indemnification obligations upon closing of the merger, for a period of five years from the closing date of the merger. See “Special Factors – Interests of Certain Persons in the Merger – Indemnification Agreement”.

Non-Compete Agreement (Annex J)

Concurrently with the execution and delivery of the merger agreement, Holdco and the Chairman entered into a non-compete agreement, which will take effect at the effective time of the merger, pursuant to which the Chairman agrees to not participate or engage in any competitive business with the Company for as long as he is a member of the board of directors of Holdco and for five years thereafter.

Interim Sponsors Agreement (Annex K)

Concurrently with the execution and delivery of the merger agreement, Holdco, the Sponsors and certain affiliates of the Sponsors entered into an interim sponsors agreement which governs the relationship among the parties with respect to the merger agreement and matters relating thereto until the consummation of the merger. The interim sponsors agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the merger agreement and the ancillary agreements pending consummation of the merger, (ii) the entrance into, concurrent with the consummation of the merger, a shareholders agreement of Holdco by the Sponsors, the Chairman Parties and Fosun, (iii) the right of the Sponsors to enforce (including by specific performance) the provisions of each equity commitment letter, and (iv) the payment or reimbursement by Holdco or the Company of certain expenses incurred by Holdco, Parent, Merger Sub and the Sponsors in connection with the merger agreement and the transactions contemplated thereby if the merger is consummated.

Record Date and Voting (Page 74)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on             , 2013, the Share record date for voting at the extraordinary general meeting. If you own ADSs on             , 2013, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 10:00 a.m. (New York City Time) on             , 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on             , 2013 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands on             , 2013, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be             Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2013 at         a.m. (Hong Kong Time). See “ – Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 74)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of at least two-thirds of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Buyer Group.

Based on the number of Shares we expect to be issued and outstanding on the record date, approximately             Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

As of the date of this proxy statement, the Rollover Securityholders as a group beneficially owned in the aggregate 239,504,650 Shares, which represents 36.27% of the total outstanding voting Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 99 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, approximately 47.70% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 74)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is             , 2013 at         a.m. (Hong Kong Time).

        If you own ADSs as of the close of business in New York City on             2013, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 10:00 a.m. (New York City Time) on             , 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands on             , 2013. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on             , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company (the “Designee”). Unless the Company notifies the ADS depositary that there exists substantial opposition on the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of ADSs or on the holders of Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

Dissenter Rights of Shareholders (page 93)

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2013 AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (page 49)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for $5.50 per Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors – Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 49 for additional information.

        ADSs representing the Shares are currently listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “FMCN”. It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly, through Holdco, by the Sponsors and the Rollover Securityholders. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the American depositary shares program for the ADSs will terminate. Please see “Special Factors – Effect of the Merger on the Company” beginning on page 49 for additional information.

Plans for the Company after the Merger (Page 53)

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will (i) cease to be an independent public company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. As of the date of this proxy statement, there are no plans to repay the debt incurred to finance the merger, other than in accordance with the terms of the facilities agreement for the Senior Secured Credit Facilities (as defined below). Please see “Special Factors – Financing – Debt Financing” beginning on page 56 for additional information.

Recommendations of the Independent Committee and the Board of Directors (Page 35)

The independent committee unanimously (a) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, (b) recommended that the board of directors of the Company approve the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and (c) resolved to recommend the authorization and approval of the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

Position of Buyer Group as to Fairness (Page 40)

Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company’s unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors – Position of the Buyer Group as to the Fairness of the Merger” beginning on page 40.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 55)

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders pursuant to the merger agreement, is anticipated to be approximately $3.823 billion. This amount is expected to be provided through a combination of (a) aggregate equity commitments of $1.181 billion from certain affiliates of the Sponsors, including the Sponsor Guarantors, (b) a rollover commitment from the Chairman Parties of 124,743,100 Shares and restricted share units representing the right to receive 4,379,165 Shares, having an aggregate value of approximately $710 million, (c) a rollover commitment from Fosun of 14,545,455 ADSs representing 72,727,275 Shares having an aggregate value of approximately $400 million, (d) rollover commitments from Management Rollover Securityholders of restricted share units representing the right to receive 1,285,020 Shares in total having an aggregate value of approximately $7 million and (e) a debt commitment up to $1.525 billion under the Senior Secured Credit Facilities (as defined below). The funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders, will be paid from accounts outside China, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations.

Limited Guarantee (Page 57)

Certain affiliates of the Sponsors (the “Sponsor Guarantors”) have agreed to guarantee the obligations of Parent under the merger agreement to pay a termination fee to the Company under certain circumstances in which the merger agreement is terminated.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 99)

As of the record date, the Chairman Parties beneficially owned approximately             % of our issued and outstanding Shares, and Fosun beneficially owned approximately             % of our Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 99 for additional information.

Pursuant to the Voting Agreement, the Rollover Securityholders, including the Chairman Parties, Fosun and the Management Rollover Securityholders, have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Opinion of the Independent Committee’s Financial Advisor (Page 44)

        On December 19, 2012, J.P. Morgan Securities (Asia Pacific) Limited (“J.P. Morgan”) rendered an oral opinion to the independent committee (which was confirmed in writing by delivery of written opinion by J.P. Morgan dated the same date), as to the fairness, from a financial point of view, of the $5.50 per Share and the $27.50 per ADS merger consideration to be received by holders of the Shares and the ADSs (other than the Excluded Shares) in the merger, as of December 19, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion.

The opinion of J.P. Morgan was addressed to the independent committee and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares and the ADSs (other than the Excluded Shares) in the merger, and does not address any other aspect or implication of the merger. The summary of the opinion of J.P. Morgan in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of the written opinion of J.P. Morgan. However, the opinion of J.P. Morgan and the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any holder of the Shares or the ADSs as to how to act or vote with respect to the merger or related matters. Please see “Special Factors – Opinion of the Independent Committee’s Financial Advisor” beginning on page 44 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 58)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by the Chairman;

•	the potential enhancement or decline of share value for Parent, of which the Chairman partially beneficially owns, as a result of the merger and future performance of the surviving company;

•

the acceleration of the vesting of restricted share units beneficially owned by the Chairman, the replacement of a portion of those restricted share units by a grant in a certain number of ordinary shares of Holdco and the cash-out of the remaining restricted share units;

•

replacement of restricted share units beneficially held by the Management Rollover Securityholders (including certain executive officers of the Company) by a grant in a certain number of restricted share units of Holdco;

•

the exchange of the restricted share units held by non-executive directors of the Company (including members of the independent committee) with restricted cash awards representing the right to receive cash amounts equal to the product of $27.50 and the number of ADSs underlying such restricted share units, which will vest as soon as practicable after the closing of the merger to be determined by Parent;

•	cash-out of Company share options and certain restricted share units beneficially held by employees, directors and the Chairman;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•

the monthly compensation of $10,000 of members of the independent committee in exchange for their services in such capacity (and, in the case of the chairman of the independent committee, monthly compensation of $15,000) (the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

In addition, at the effective time of the merger, each outstanding vested and unexercised option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted.

Furthermore, except as provided under the Chairman Rollover Agreement, the Management Rollover Agreements and the arrangement with respect to restricted share units held by the Director and Consultant Parties, at the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such restricted share unit immediately prior to the effective time of the merger multiplied by $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs), as applicable, and subject to the same vesting terms applicable to the unvested restricted share unit from which it was converted.

Immediately prior to the closing of the merger, all restricted share units held by the Chairman Parties that are outstanding as of January 1, 2013 will become vested. Other than the Chairman Rollover RSUs, each restricted share unit held by the Chairman Parties will be cancelled and converted into the right to receive cash in an amount equal to $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs) as soon as practicable after the effective time of the merger. Pursuant to the Chairman Rollover Agreement, at the closing of the merger each Chairman Rollover RSU will be cancelled without consideration and the Chairman Parties will subscribe for newly issued ordinary shares of Holdco at an aggregate subscription price that will be offset by the merger consideration otherwise payable to the Chairman Parties in respect of the Chairman Rollover RSUs and the Chairman’s Rollover Shares.

Under the terms of the Management Rollover Agreements, each Management Rollover RSU will be cancelled at the closing of the merger and, as soon as reasonably practicable following the closing of the merger, replaced by a number of restricted shares units of Holdco, which are exchangeable for ordinary shares of Holdco, equal to the product (rounded down to the nearest whole share) of (x) the number of restricted share units subject to rollover multiplied by (y) the ratio of the per Share merger consideration to the per share value of each ordinary share of Holdco (which is obtained by dividing the aggregate equity contribution to Holdco on the closing of the merger by the number of ordinary shares of Holdco issued on the closing date). The restricted share units of Holdco granted to each Management Rollover Securityholder will vest on the dates set forth in his or her Management Rollover Agreement if such Management Rollover Securityholder remains continuously employed by the Company after the merger on each applicable vesting date.

The restricted share units held by the Director and Consultant Parties as of the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive restricted cash awards, which will vest as soon as practicable after the closing of the merger to be determined by Parent. Upon vesting, each Director Party will be paid a cash amount equal to the product of $5.50 and the number of Shares underlying the restricted share units from which the restricted cash award was converted.

As of January 17, 2013, the Company’s directors and executive officers, as a group (excluding the Chairman Parties), held an aggregate of 5,379,597 Shares, options to purchase 1,385,000 Shares and 1,933,365 restricted share units. Together, the Shares held by such person represent approximately 1.16% of the total Shares that are subject to purchase as part of the merger. The maximum total amount of all cash payments our directors and executive officers may receive in respect of their Shares, options and restricted share units if the merger is consummated is approximately $79 million, which for the avoidance of doubt, exclude the Chairman Rollover RSUs, the Chairman’s Rollover Shares and Kit Leong Low’s Management Rollover RSUs. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 58 for additional information.

The independent committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 58 for additional information.

Conditions to the Merger (Page 86)

The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

•

the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger being authorized and approved by a special resolution of the Company’s shareholders;

•

no governmental entity having enacted, issued, promulgated, enforced or entered any law which shall have become final and non-appealable that has or would have the effect of making the merger illegal or otherwise prohibiting consummation of the transactions contemplated by the merger agreement, including the merger; and

•

all required regulatory approvals having been obtained and being in full force and effect, including the PRC antitrust clearance under certain limited circumstances, and all other regulatory approvals having been obtained and being in full force and effect, except where failing to obtain such other regulatory approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below) or prevent the consummation of the transactions contemplated by the merger agreement, including the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

(1) representations and warranties of the Company in the merger agreement regarding the Company’s capitalization being true and correct in all but de minimis respects as of the date of the merger agreement and as of the closing date of the merger as if made on such date and time, (2) representations and warranties of the Company in the merger agreement regarding the Company’s options and restricted share units being true and correct in all but immaterial respects as of the date of the merger agreement and as of the closing date as if made on such date and time, (3) representations and warranties of the Company in the merger agreement regarding there being (a) no credible evidence of bad faith conduct of certain senior officers of the Company and (b) no default under the $200 million term loan facility agreement between the Company and DBS Bank Ltd. (the “SBLC Agreement”) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as if made on such date and time, and (4) certain representations and warranties of the Company set forth in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on such date and time, in each case interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

•

the Company having performed or complied: (i) in all respects with the covenant not to commence any material action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any action naming the Company and/or its directors or officers, and the agreement to cooperate with all governmental authorities in all material respects in connection with any actions naming the Company or its directors or executive officers; and (ii) in all material respects with substantially all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions;

•	since the date of the merger agreement, there not having occurred and be continuing a Company Material Adverse Effect;

•

no action or formal recommendation of any action by any governmental authority be pending against the Company or any of certain senior officers of the Company (including the Chairman and the CFO), alleging bad faith conduct of any senior officer with respect to the Company or its shareholders, which conduct would reasonably be expected to cause such senior officer to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof; and

•

the Company having delivered to Parent and Merger Sub satisfactory written evidence that the aggregate amount standing to the credit of certain onshore bank designated accounts and certain offshore bank designated accounts is not less than $450,000,000, and the aggregate amount standing to the credit of certain company designated accounts is not less than the equivalent of $150,000,000, with such written evidence having been certified as true and correct by the chief financial officer of the Company.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, as if made on and at such date and time, in each case interpreted without giving effect to the limitation or qualification by “materiality”, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the transactions contemplated by the merger agreement, including the merger;

•

each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

•	Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

Acquisition Proposals (Page 84)

•

Neither the Company nor its subsidiaries nor any officer, director, or representative of the Company or any of its subsidiaries will, directly or indirectly, (a) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any competing transaction, (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the merger to, any person or entity in furtherance of, or in order to obtain, a proposal or offer for a competing transaction, (c) agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any competing transaction other than a superior proposal, or (d) authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries acting directly or indirectly under the direction of the Company or any of its subsidiaries, to take any action set forth in (a) through (c) above. The Company will immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding a competing transaction.

•

Prior to obtaining the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company receives a proposal relating to a competing transaction from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, (a) the Company and its representatives may contact such person to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal and (b) if the independent committee determines in good faith, after consultation with and based upon the advice of its financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to result in a superior proposal, and failure to furnish information or enter into discussions with such person would be reasonably likely to violate its fiduciary obligation under applicable law, then the Company and its representatives may, pursuant to an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreements between the Company and the members of the Consortium, furnish information to, and enter into discussions with, the person who has made such proposal.

Termination of the Merger Agreement (Page 88)

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

•

the merger is not completed by June 19, 2013 (which may be extended at the written request of the Company or Parent to October 19, 2013, to satisfy any condition for which the consent or approval of any governmental authority is being sought), provided that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date is primarily caused by such party’s failure to comply with its obligations under the merger agreement;

•

any governmental authority has enacted, issued, promulgated, enforced or entered any law that has or would have the effect of making the merger illegal or otherwise prohibiting consummation of the transactions contemplated by the merger agreement, including the merger, which shall have become final and non-appealable; provided, that this termination right is not available to a party if the circumstances described in the foregoing are primarily caused by such party’s failure to comply with its obligations under the merger agreement;

•

any governmental authority having commenced an action against the Company or any of certain senior officers of the Company (including the Chairman and the CFO) alleging bad faith conduct of any senior officer with respect to the Company or its shareholders, which conduct would reasonably be expected to cause such senior officer to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof; or

•	our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof.

•	by the Company, if:

•

Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured within 15 days after written notice thereof from the Company; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

prior to the receipt of the shareholders’ approval, (a) the board of directors of the Company determines (in its good faith judgment upon the recommendation of the independent committee), that failure to enter into a definitive agreement relating to a superior proposal would be reasonably likely to violate its fiduciary obligations under applicable law, and shall have authorized the Company to enter into such definitive agreement, (b) the Company, concurrently with or immediately after the termination of the merger agreement, enters into such definitive agreement, (c) such superior proposal did not result from any breach by the Company’s non-solicitation obligations under the merger agreement, (d) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the merger agreement, and (e) the Company pays in full a termination fee to Parent prior to or concurrently with such termination;

•

all of the closing conditions that are the obligation of the Company are otherwise satisfied and Parent and Merger Sub shall not have received the proceeds of the debt financing, the equity financing or any alternative financing on or prior to the date the closing should have occurred; provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the merger and provided further that the Company cannot so terminate the merger agreement prior to June 19, 2013 (or October 19, 2013, as the case may be) if the failure to receive the proceeds of the debt financing or any alternative financing is because the transactions pursuant to the SBLC Agreement and its related documents, in the written opinion of the outside counsel to the debt financing sources, result in a conflict or violation of PRC law due to a change in applicable PRC law after the date of the merger agreement.

•	by Parent, if:

•

the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured, within 15 days after written notice thereof from Parent; provided that Parent cannot so terminate the merger agreement prior to June 19, 2013 (or October 19, 2013, as the case may be) due to the Company having received a notice of default or there being an event or potential event of default under the SBLC Agreement and its related documents so long as such default is reasonably capable of being cured before June 19, 2013 (or October 19, 2013, as the case may be), and provided further that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement;

•	the board of directors of the Company has changed its recommendation to the shareholders of the Company;

•

the board of directors of the Company has recommended publicly to the shareholders of the Company a competing transaction or has entered into any letter of intent, contract, commitment or similar document with respect to any competing transaction;

•

the Company has failed to include the recommendation of its board of directors to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement, including the merger, in this proxy statement; or

•

a tender offer or exchange offer by a third party for 20% or more of the outstanding Shares is commenced, and the board of directors of the Company does not recommend against accepting such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

Termination Fee (Page 89)

The Company is required to pay Parent a termination fee of $40 million, if:

•	the merger agreement is terminated by the Company in order to enter into a definitive agreement relating to a superior proposal;

•

the merger agreement is terminated by Parent due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company’s representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied, other than as a result of a failure of representations and warranties of the Company regarding there being (a) no credible evidence of bad faith conduct of certain senior officers of the Company and (b) no default under the SBLC Agreement being true and correct in all respects on the closing date of the merger;

•

(a) either the merger is not completed by June 19, 2013 (which may be extended at the written request of the Company or Parent to October 19, 2013, to satisfy any condition for which the consent or approval of any governmental authority is being sought), or the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, (b) neither Parent nor Merger Sub has materially breached any of its representations, warranties or covenants under the merger agreement, (c) at or prior to the time of termination of the merger agreement, a third party publicly disclosed a proposal or offer for a competing transaction meeting certain thresholds, and (d) at any time within 12 months after the date of termination of the merger agreement, the Company enters into a definitive agreement with respect to a competing transaction; or

•

(a) the board of directors of the Company has changed its recommendation to the shareholders of the Company, (b) the board of directors of the Company has recommended publicly to the shareholders of the Company a competing transaction or has entered into any letter of intent, contract, commitment or similar document with respect to any competing transaction, (c) the Company failed to include the recommendation of its board of directors to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement, including the merger, in this proxy statement, or (d) a tender offer or exchange offer by a third party for 20% or more of the outstanding Shares is commenced, and the board of directors of the Company does not recommend against accepting such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

Parent is required to pay the Company a termination fee of $60 million, if:

•

the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

•

the merger agreement is terminated by the Company because Parent and Merger Sub have not received the proceeds of the debt financing, the equity financing or any alternative financing on or prior to the date the closing should have occurred (but not if Parent’s failure to receive the proceeds of the debt financing is because the transactions pursuant to the SBLC Agreement and its related documents, in the written opinion of the outside counsel to the debt financing sources, result in a conflict or violation of PRC law due to a change in applicable PRC law after the date of the merger agreement), although all of the closing conditions that are the obligation of the Company are otherwise satisfied and the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the merger.

Fees and Expenses (Page 65)

All reasonable out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

However, if the merger agreement is terminated because (a) the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, or (b) the Company’s representation and warranty regarding there being no credible evidence of bad faith conduct of certain senior officers of the Company on the date of the merger agreement is breached, then the Company will reimburse Parent and Merger Sub for up to $6 million of their reasonably documented reasonable out-of-pocket expenses incurred prior to such termination; provided that if the Company becomes obligated to pay Parent a termination fee after such termination pursuant to clause (a) because the Company enters into a definitive agreement for a competing transaction within 12 months after the date of termination, the Company will be entitled to credit the amount of any expenses reimbursed by the Company to Parent against the amount of such termination fee.

Material U.S. Federal Income Tax Consequences (Page 66)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 66 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 69)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Special Factors – Material PRC Income Tax Consequences” beginning on page 69 for additional information.

Material Cayman Islands Tax Consequences (Page 70)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. Please see “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 70 for additional information.

Regulatory Matters (Page 66)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

Litigation Related to the Merger (Page 65)

In February 2013, the Company, members of the board of directors of the Company, Parent and Merger Sub were named as defendants in a putative class action complaint filed in the United States District Court for the Northern District of California in San Francisco, California by shareholders of the Company in connection with the proposed merger. In this complaint, the representative plaintiff asserts claims against the defendants for violations of the Exchange Act and the Cayman Islands Companies Law, and seeks, among other things, injunctive relief preventing consummation of the proposed merger. The Company, the board of directors of the Company, Parent and Merger Sub believe that the claims in this complaint are without merit and intend to defend against them vigorously.

One of the conditions to the closing of the merger is that no final order by a court or other governmental entity shall be in effect that prohibits the consummation of the merger or that makes the consummation of the merger illegal. As such, if the representative plaintiff is successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms and such injunction has not been reversed and is non-appealable, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe. Please see “Special Factors—Litigation Related to the Merger” beginning on page 65 for additional information.

Accounting Treatment of the Merger (Page 66)

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Market Price of the Shares (Page 71)

The closing price of the ADSs on NASDAQ on August 10, 2012, the last trading date immediately prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal, was $23.38 per ADS. The merger consideration of $5.50 per Share, or $27.50 per ADS, to be paid in the merger represents a premium of approximately 17.6% to that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the merger?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Consortium, and as a result of the merger, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $5.50 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Companies Law with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the Cayman Companies Law).

If you own ADSs and the merger is completed, you will be entitled to receive $27.50 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before the close of business in New York City on             , 2013 and become a registered holder of Shares by the close of business in the Cayman Islands on             , 2013 and (b) comply with the procedures and requirements for exercising dissenter rights for the Shares under Section 238 of the Cayman Islands Companies Law.

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Income Tax Consequences” and “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 66 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company’s restricted share units be treated in the merger?

A:	If the merger is completed, except as provided under the Chairman Rollover Agreement, the Management Rollover Agreements and the arrangement with respect to restricted share units held by the Director and Consultant Parties, at the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such restricted share unit immediately prior to the effective time of the merger multiplied by $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs), as applicable, and subject to the same vesting terms applicable to the unvested restricted share unit from which it was converted.

All restricted share units held by the Chairman Parties that are outstanding as of January 1, 2013 will become vested. Other than the Chairman Rollover RSUs, each restricted share unit held by the Chairman Parties will be cancelled and converted into the right to receive cash in an amount equal to $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs) as soon as practicable after the effective time of the merger. Pursuant to the Chairman Rollover Agreement, at the closing of the merger each Chairman Rollover RSU will be cancelled without consideration and the Chairman Parties will subscribe for newly issued ordinary shares of Holdco at an aggregate subscription price that will be offset by the merger consideration otherwise payable to the Chairman Parties in respect of the Chairman Rollover RSUs and Chairman’s Rollover Shares.

Under the terms of the Management Rollover Agreements, each restricted share unit held by the Management Rollover Securityholders as of January 1, 2013 will be cancelled at the closing of the merger and, as soon as reasonably practicable following the closing of the merger, replaced by a number of restricted shares units of Holdco, which are exchangeable for ordinary shares of Holdco, equal to the product (rounded down to the nearest whole share) of (x) the number of restricted share units subject to rollover multiplied by (y) the ratio of the per Share merger consideration to the per share value of each ordinary share of Holdco (which is obtained by dividing the aggregate equity contribution to Holdco on the closing of the merger by the number of ordinary shares of Holdco issued on the closing date). The restricted share units of Holdco granted to each Management Rollover Securityholder will vest on the dates set forth in his or her Management Rollover Agreement if such Management Rollover Securityholder remains continuously employed by the Company after the merger on each applicable vesting date.

The restricted share units held by the Director and Consultant Parties as of the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive restricted cash awards, which will vest as soon as practicable after the closing of the merger to be determined by Parent. Upon vesting, each Director Party will be paid a cash amount equal to the product of $5.50 and the number of Shares underlying the restricted share units from which the restricted cash award was converted.

Q:	How will the Company’s share options be treated in the merger?

A:	If the merger is completed, at the effective time of the merger, each outstanding vested and unexercised option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A.	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), an exchange agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the exchange agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $5.50 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $27.50 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $27.50 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2013, at a.m. (Hong Kong Time) at .

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•

to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of at least two-thirds of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting. At the close of business on , 2013 in the Cayman Islands, the record date for the extraordinary general meeting, Shares were issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Voting Agreement, the Rollover Securityholders, including the Chairman Parties, Fosun and the Management Rollover Securityholders, have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Chairman Parties, Fosun and the Management Rollover Securityholders beneficially owned approximately 18.89%, 16.82% and 0.56% of the total issued and outstanding Shares entitled to vote, respectively. Based on the number of Shares expected to be outstanding on the record date, approximately 47.70% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The authorization and approval of the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of at least two-thirds of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting. If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger and the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

The proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of the majority of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting. Based on the number of Shares we expect to be issued and outstanding on the record date, approximately              Shares must be voted in favor of the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the independent committee, our board of directors by a unanimous vote (with the Chairman abstaining) recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•

FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The share record date is , 2013. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is , 2013. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on , 2013 and become a holder of Shares by the close of business in the Cayman Islands on the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding one-third of the issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be indirectly wholly-owned by an investor group composed of the Chairman, the Sponsors, Fosun and certain other members of the management of the Company. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including the NASDAQ and the American depositary shares program for the ADSs will terminate.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the second quarter of 2013. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement nor will the holders of any options or restricted share units receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fees” beginning on page 89.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on , 2013, the ADS record date, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 10:00 a.m. (New York City Time) on , 2013. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on             , 2013 and become a holder of Shares by the close of business in the Cayman Islands on             , 2013, the share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on             , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

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first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong;

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second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

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third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 10:00 a.m. (New York City Time) on             , 2013. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

•	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	Am I entitled to dissenter rights?

A:	Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on             , 2013, and become registered holders of Shares by the close of business in the Cayman Islands on             , 2013. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

Q:	If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:

If you own ADSs and wish to exercise dissenter rights, you must surrender your ADSs to the ADS depositary (in the case of a certificated ADS by delivering the certificate to Citibank, N.A. at 480 Washington Boulevard, 30th floor, Jersey City, New Jersey 07310). Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on             , 2013.

You must become a registered holder of your Shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights. Please see “Dissenter Rights” beginning on page 93 as well as “Annex C – Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners, Inc. as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

•	the beneficial ownership of equity interests in Parent by the Chairman;

•	the potential enhancement or decline in value of Parent’s shares, of which the Chairman is a beneficial owner, as a result of the merger and future performance of the surviving company;

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the acceleration of the vesting of restricted share units beneficially owned by the Chairman, the replacement of a portion of those restricted share units by a grant of a certain number of ordinary shares of Holdco and the cash-out of the remaining restricted share units;

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replacement of restricted share units beneficially held by the Management Rollover Securityholders (including certain executive officers of the Company) by a grant of a certain number of restricted share units of Holdco;

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the exchange of the restricted share units held by non-executive directors of the Company (including members of the independent committee) with restricted cash awards representing the right to receive cash amounts equal to the product of $27.50 and the number of ADSs underlying such restricted share units, which will vest as soon as practicable after the closing of the merger to be determined by Parent;

•	cash-out of Company share options and certain restricted share units beneficially held by employees, directors and the Chairman;

•	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

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the monthly compensation of $10,000 of members of the independent committee in exchange for their services in such capacity (and, in the case of the chairman of the independent committee, monthly compensation of $15,000) (the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 58 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	Pursuant to the Voting Agreement, each of the Rollover Securityholders, including the Chairman Parties, Fosun and the Management Rollover Securityholders has agreed to vote all of the Shares beneficially owned by him, her or it in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the record date, the Chairman Parties beneficially owned, in the aggregate, Shares, or approximately % of the outstanding Shares.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc., our proxy solicitor, toll free at +1 800-322-2885 (or +1 212-929-5500 outside of the United States).

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given.

The board of directors and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

From time to time, a number of parties have approached the Chairman about possible transactions involving the Company. Between mid- to late March 2012, representatives of FountainVest and another private equity firm separately approached the Chairman regarding a potential transaction involving the Company, including an acquisition of the Company, on a highly preliminary basis and asked the Chairman whether he would be interested in participating in such a transaction. Over the course of the next month or so, representatives of Carlyle and two other investment firms also separately indicated their respective interests to the Chairman regarding a potential transaction involving the Company, including an acquisition of the Company, and their willingness to form a consortium with other interested parties. Carlyle and the two other investment firms likewise asked the Chairman whether he would be interested in participating in such a transaction.

In late March 2012, in response to the preliminary inquiries from FountainVest and the other private equity firm, and in April 2012, in response to the preliminary inquiries from Carlyle and the two other investment firms, the Chairman informed the other directors of the Company at these times of the potential interest in a transaction involving the Company from FountainVest, Carlyle and the three other private equity and investment firms, and their invitations to him to participate in such a transaction. During these conversations, the Chairman expressly indicated to the other directors of the Company that he had not determined whether he might be interested in participating in a transaction of this nature, but thought such a transaction might present an attractive alternative to the Company’s shareholders and requested that the board of directors consider allowing such interested parties to conduct due diligence on the Company, subject to such interested parties entering into confidentiality agreements with the Company. After considering the issue at each of these times, the board of directors approved allowing FountainVest, Carlyle and the three other private equity and investment firms to commence due diligence on the Company, subject to each of them entering into a confidentiality agreement on terms reasonably satisfactory to the Company.

With the assistance of Simpson, Thacher and Bartlett LLP (“Simpson Thacher”), the Company’s U.S. legal counsel, the Company negotiated and entered into confidentiality agreements with each of FountainVest, Carlyle and the three other private equity and investment firms between late March and late April 2012. Each such interested party commenced due diligence shortly after executing a confidentiality agreement with the Company. At different times between mid-April to early July 2012, the three private equity and investment firms separately indicated to the Company and/or Carlyle or FountainVest that each of them had decided not to pursue participation in a potential transaction and ceased their respective due diligence activities.

In June and July 2012, CITIC Capital Partners, China Everbright and a private equity firm (“Party A”) indicated their interest to the Company regarding a potential transaction involving the Company, including an acquisition of the Company, and the possibility of forming a consortium with the other parties then interested in pursuing such a transaction. The Company entered into confidentiality agreements with each of CITIC Capital Partners, China Everbright and Party A between late June and early August 2012, and each such party commenced due diligence shortly after executing a confidentiality agreement with the Company.

We refer to the private equity sponsors then contemplating joining together as a consortium in respect of a potential transaction involving the Company – namely, Carlyle, FountainVest, CITIC Capital Partners, China Everbright and Party A – as the “Sponsor Group”.

From late March 2012 through August 2012, representatives of Simpson Thacher discussed with representatives of the Company various questions regarding process and disclosure obligations with respect to a potential transaction involving the Company, and assisted the Company in negotiating confidentiality agreements and coordinating the due diligence process with the parties potentially interested in the transaction.

Fried, Frank, Harris, Shriver and Jacobson (“Fried Frank”) and Sullivan & Cromwell (Hong Kong) (“Sullivan & Cromwell”) were engaged by certain members of the Sponsor Group between May 22, 2012 and August 23, 2012 as co-counsel to the contemplated consortium in connection with a potential transaction. Fried Frank was engaged as legal counsel to the consortium with primary responsibility for the acquisition-related aspects of a potential transaction and Sullivan & Cromwell was engaged as legal counsel with primary responsibility for the financing-related aspects of a potential transaction. On August 12, 2012, the Chairman engaged Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden”) as his legal counsel in connection with the potential transaction involving the Company.

From March 20, 2012 and leading up to delivery of the Proposal Letter (as defined below) by the Sponsor Group and the Chairman on August 12, 2012, representatives of the Sponsor Group and the Chairman held a number of discussions to explore the feasibility of a possible going private transaction with respect to the Company.

Over the course of April through December 2012, the Sponsor Group continued their due diligence with respect to the Company, including the SEC Inquiry. Please see “Special Factors – Regulatory Matters” beginning on page 66.

In June 2012, the Sponsor Group engaged in preliminary discussions with potential debt financing sources, including Citigroup Global Markets Asia Limited (“Citi”), Credit Suisse AG, Singapore Branch (“Credit Suisse”) and DBS Bank Ltd. (“DBS”), regarding the feasibility of financing a potential transaction with the Company, including an acquisition of the Company. On June 25, 2012, representatives from Carlyle, FountainVest, Fried Frank and Sullivan & Cromwell held organizational meetings with representatives of Citi, Credit Suisse and DBS, at the offices of Fried Frank. Representatives from Carlyle and FountainVest addressed due diligence-related questions from Citi, Credit Suisse and DBS at the meeting. The Chairman and another representative of the Company also attended a portion of the meeting to answer due diligence-related questions regarding the Company.

In late June 2012, Fosun, the Company’s second largest shareholder which holds approximately 16.82% of the outstanding Shares (as of the date of this proxy statement), was contacted by representatives of the Sponsor Group inquiring whether Fosun would be prepared to issue a letter of support with respect to a potential going private proposal contemplated by the Chairman and the Sponsor Group. There was no discussion at that time regarding the terms of any specific proposal. Although Fosun made no decision at that time regarding the requested letter of support, it engaged Morrison & Foerster LLP to advise it in relation to the potential going private transaction. On July 12, 2012, Fosun received from representatives of the Sponsor Group a form of support agreement which contemplated that Fosun would roll over a portion of its Shares and would agree to vote in favor of a going private proposal to be presented by the Chairman and the Sponsor Group. No other specific terms for the going private proposal were presented or discussed. Fosun declined to enter into the support agreement, but indicated it would evaluate any going private proposal made by the Sponsor Group and the Chairman.

On August 12, 2012, the Sponsor Group and the Chairman and certain controlled affiliates of the Chairman signed a consortium agreement, pursuant to which the Chairman and the Sponsor Group agreed to participate, on an exclusive basis for 12 months following the date of the consortium agreement, in a potential going private transaction involving the Company, and submitted to the board of directors of the Company a preliminary non-binding proposal (the “Proposal Letter”) to acquire the Company in a going private transaction for $5.40 in cash per Share (or $27.00 in cash per ADS), other than any Shares or ADSs beneficially held by the Chairman and his controlled affiliated entities that may be rolled over in connection with the proposed acquisition (the “Proposal”).

On the same day, the Chairman convened a meeting of the board of directors of the Company during which he submitted to the board of directors the Proposal Letter. The Proposal Letter indicated that the Sponsor Group had entered into a consortium agreement with the Chairman and had agreed to work with each other exclusively in pursuing a proposed acquisition of the Company. The Proposal Letter also stated that the Consortium intended to finance the acquisition with a combination of debt and equity capital, and that certain members of the Sponsor Group had obtained a letter from Citi, Credit Suisse, and DBS indicating that they were highly confident of their ability to fully underwrite the debt financing for the acquisition.

The Sponsor Group subsequently engaged Citigroup Global Markets Inc. (“Citigroup”) and Credit Suisse (Hong Kong) Limited as co-lead M&A financial advisors to the Sponsor Group and the Chairman Parties, effective as of August 12, 2012.

On August 13, 2012, the board of directors held a telephonic meeting to discuss, among other things, the Proposal Letter. During the meeting, representatives of Simpson Thacher provided the board of directors with an overview of the procedures, process and duties of directors under applicable law in connection with the Proposal Letter and the possibility of establishing a committee of independent directors to evaluate the Proposal. Thereafter, the Chairman provided an overview of the Proposal, disclosed his interest in the subject matter of the Proposal Letter and recused himself from the remainder of the meeting due to potential conflicts of interest arising from his role as the chairman of the board of directors of the Company and his interest in the merger as a member of the Buyer Group.

        After the presentation and a thorough discussion, the board of directors determined that it was in the best interests of the Company and its shareholders to establish a committee of independent directors, consisting of Professor Daqing Qi, David Ying Zhang and Fumin Zhuo, with Professor Qi serving as chairman of the independent committee, to consider and, if determined advisable, attend to and do any and all matters in connection with the Proposal and the proposed acquisition, including among other things: (1) the evaluation, communication with relevant parties, negotiation, response, rejection and, if appropriate, the approval and effectuation of the proposed acquisition, and determination of whether the proposed acquisition is fair to, and in the best interests of, the Company and its shareholders,

(2) if applicable, the evaluation, communication with relevant parties, negotiation, response, rejection and, if appropriate, the approval and effectuation of any other potential transaction or strategic alternative (in lieu of the proposed acquisition), and determination of whether any such other potential transaction is fair to, and in the best interests of, the Company and its shareholders, (3) making such reports and recommendations to the entire board of directors at such times and in such manner as the independent committee considers appropriate, (4) the determination of whether to recommend the proposed acquisition or, if applicable, any other potential transaction or strategic alternative deemed by the independent committee to be in the best interests of the Company and its shareholders to the shareholders of the Company, (5) the execution of any documentation for and on behalf of the Company, (6) the appointment of any adviser (legal, financial or otherwise) to assist the independent committee and (7) exercise any other power that may be otherwise exercised by the board of directors and that the independent committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities.

Later that day, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein, and furnished the press release as an exhibit to its Current Report on Form 6-K.

On August 14, 2012, the Chairman Parties filed with the SEC Amendment No. 6 to their Schedule 13D announcing the execution and submission of the Proposal Letter to the board of directors. According to the Schedule 13D, as of August 12, 2012, the Chairman Parties beneficially owned approximately 18.49% of the outstanding Shares.

Also on August 14, 2012, Fosun, which at that time was not yet a member of the Consortium, issued a press release indicating, among other things, that, while it had not made any commitment with respect to the going private proposal, it did not anticipate supporting any competing proposal not including the Chairman as a participant.

On August 17, 2012, after considering proposals from multiple prospective U.S. legal advisors, the independent committee determined to retain Kirkland & Ellis International LLP (“Kirkland & Ellis”) as its U.S. legal advisor.

Later that day, the independent committee authorized Kirkland & Ellis to contact five of the investment banks that had expressed interest in being considered for the role of financial advisor to the independent committee and to request that they submit detailed proposals, including their qualifications, advisory experience and a fee proposal for consideration by the independent committee.

In the morning of August 21, 2012, the independent committee convened an organizational meeting by telephone with representatives of Kirkland & Ellis. During the meeting, the independent committee ratified the retention of Kirkland & Ellis as U.S. legal counsel and approved the retention of Maples and Calder and Fangda Partners as its Cayman Islands legal counsel and PRC legal counsel, respectively. Kirkland & Ellis also discussed with the independent committee certain criteria that the independent committee should consider when evaluating the candidates for financial advisor during the interviews that were scheduled for later that morning. Kirkland & Ellis then led the independent committee in a discussion of its key duties, responsibilities and guidelines and highlighted to the independent committee members that they should substantively engage with the Consortium only if the independent committee determined to do so following its review of the Proposal, as assisted by its financial and legal advisors.

Later that day, the independent committee conducted telephonic interviews with three candidates for financial advisor.

On August 22, 2012, after deliberation on the experience, qualifications and reputation of each of the potential financial advisors, the independent committee decided to engage J.P. Morgan Securities (Asia Pacific) Limited as its financial advisor. Among the reasons for J.P. Morgan’s selection were its extensive experience in M&A transactions, including representing special committees in going private transactions, its strong reputation, its leading media investment banking franchise, its significant experience dealing with China-based companies, its lack of existing material relationships with the Company, the Sponsor Group or the Chairman Parties and its ability to interact in both English and Chinese. The independent committee, on behalf of the Company, subsequently entered into an engagement letter with J.P. Morgan on August 28, 2012.

On August 24, 2012, the Company issued a press release regarding the independent committee’s appointment of J.P. Morgan as its financial advisor and Kirkland & Ellis as its U.S. legal counsel and furnished the press release as an exhibit to its Current Report on Form 6-K.

On August 27, 2012, the independent committee held a telephonic meeting with representatives of Kirkland & Ellis, Maples and Calder and J.P. Morgan. Kirkland & Ellis and Maples and Calder gave the independent committee a presentation regarding the duties and obligations of the committee members under applicable law in connection with the proposed transaction. Thereafter, the independent committee engaged in a discussion with its advisors regarding establishing a process and adopting a strategy and practices designed to maximize shareholder value in light of the circumstances, including the fact that the Chairman, beneficial owner (together with his controlled affiliated entities) of approximately 18.49% of the outstanding Shares (as of August 27, 2012), had committed in a consortium agreement with the Sponsor Group to work exclusively with the Sponsor Group until August 12, 2013 in respect of a transaction, and Fosun, beneficial owner of approximately 17.10% of the outstanding Shares (as of August 27, 2012) and at that time, not yet a member of the Consortium, had issued a press release indicating that it did not anticipate supporting any competing proposal which does not include the Chairman as a participant.

The independent committee requested that its advisors seek to obtain clarification from the Chairman and Fosun as to whether and under what circumstances they might be willing to support an alternative transaction. Finally, the independent committee concluded that it was in the best interests of the Company at that stage to enter into new confidentiality agreements with each member of the Sponsor Group and authorized Kirkland & Ellis to negotiate such confidentiality agreements on behalf of the Company.

Later that day, Kirkland & Ellis sent a form of confidentiality agreement to Fried Frank that all members of the Sponsor Group were requested to sign and that was intended to supersede previous confidentiality agreements entered into between the Company and the Sponsor Group. Following negotiations between Kirkland & Ellis and Fried Frank, on August 31, 2012 the independent committee, on behalf of the Company, entered into confidentiality agreements with each member of the Sponsor Group (the “Confidentiality Agreements”).

On August 31, 2012, Kirkland & Ellis held a telephone conference with Skadden in order to explore the Chairman’s willingness to consider potential alternatives to the transaction proposed by the Consortium in the Proposal Letter. During this telephone conference, Skadden confirmed on behalf of the Chairman that the Chairman, in his capacity as a shareholder of the Company, had agreed to work exclusively with the Sponsor Group until August 12, 2013. Skadden also informed Kirkland & Ellis that, as a shareholder of the Company, the Chairman did not intend to participate in any alternative transaction; however, as chairman and chief executive officer of the Company, the Chairman would provide his cooperation with respect to any alternative transaction as reasonably requested by the independent committee.

On September 7, 2012, the independent committee held a telephonic meeting with Kirkland & Ellis and Simpson Thacher regarding the SEC Inquiry (as defined below). During the meeting, Simpson Thacher outlined for the independent committee the communications between the Company and the SEC since the commencement of the SEC Inquiry and the types of information that had been requested by and provided to the SEC. Simpson Thacher provided an update with respect to the ongoing due diligence being conducted by the Sponsor Group and their legal counsel regarding the SEC Inquiry. The independent committee then discussed with Kirkland & Ellis and Simpson Thacher the potential impact that the SEC Inquiry could have on the Company, including, among other things, that there could be no assurance that the SEC Inquiry would not result in (1) a settlement involving significant monetary penalties and/or other sanctions or (2) commencement of an enforcement action against the Company and/or its directors and executive officers. The independent committee then discussed with Kirkland & Ellis and Simpson Thacher that these potential adverse effects could reduce a potential acquiror’s willingness to enter into the proposed transaction or any other alternative transaction. After thorough discussion with Kirkland & Ellis and Simpson Thacher, the independent committee in executive session determined that (1) a settlement with the SEC involving significant monetary penalties and/or other sanctions or (2) any enforcement action by the SEC against the Company and/or its directors and executive officers would either be neutral or potentially adverse to, but in any event would likely not have a positive impact on, the Company’s business, financial condition, results of operations and/or prospects due to the potential monetary cost to the Company and demand on management’s time and attention. As the Consortium would be buying the Company pursuant to the proposed transaction, while the Company’s unaffiliated security holders would be selling their shares in the Company to the Consortium, the independent committee further determined that the foregoing potential adverse impact that the SEC Inquiry could have on the Company was more relevant for the Consortium than for the Company’s unaffiliated security holders to consider in the context of the proposed transaction. Therefore, the independent committee determined that it was in the best interests of the Company and its unaffiliated security holders to continue evaluating the Proposal and the Company’s alternatives, notwithstanding the pending SEC Inquiry.

On September 10, 2012, the independent committee held a telephonic meeting with Kirkland & Ellis and J.P. Morgan. At this meeting, Kirkland & Ellis and J.P. Morgan provided an update to the independent committee regarding the various due diligence work streams being conducted by all parties. The independent committee also requested that J.P. Morgan continue to reach out to Fosun in an attempt to clarify Fosun’s intentions with respect to the proposed transaction.

On September 12, 2012, the Chairman had a telephonic meeting with J.P. Morgan. During the meeting, the Chairman confirmed his agreement, in his capacity as a shareholder of the Company, to work exclusively with the Sponsor Group until August 12, 2013 and his intention, as a shareholder of the Company, not to pursue any other transaction.

On September 14, 2012, at J. P. Morgan’s request, Fosun had a telephonic meeting with J. P. Morgan. During the meeting, Fosun confirmed that, while it had not decided if it would support the pending going private proposal, it would not support any competing proposals not including the Chairman as a participant. Fosun also advised J.P. Morgan that it was not at that time prepared to join the Consortium and that it was continuing to evaluate the terms of the going private proposal.

        On September 17, 2012, the independent committee held a telephonic meeting attended by Kirkland & Ellis, Maples and Calder and J.P. Morgan. After a brief update from its advisors regarding ongoing work streams, the independent committee then engaged in a discussion with its financial and legal advisors regarding whether to perform an active market check or otherwise conduct a broader sale process. After a review by Kirkland & Ellis and Maples and Calder of the independent committee’s duties in this regard under applicable law, J.P. Morgan noted that the Chairman, in his capacity as a shareholder of the Company, had confirmed through his legal advisor that he was committed to supporting the current proposal only and that Fosun had indicated to J.P. Morgan that it did not anticipate supporting any competing proposal that did not include the Chairman as a participant. J.P. Morgan then provided the independent committee with an overview of the advertising industry and likely lack of potential alternative bidders, noting that since the public disclosure of the Proposal Letter on August 13, 2012, there had been no inquiries from third parties.

After discussion with its legal and financial advisors, and taking into consideration all available facts, including (1) the Chairman’s and Fosun’s beneficial ownership of approximately 18.49% and 17.10%, respectively, of the total outstanding Shares (as of August 27, 2012) and their collective ability to veto any other transaction by voting against it, (2) the absence of any indication of interest to J.P. Morgan or the independent committee by any potential bidder in making an alternative offer since the public announcement of the Proposal Letter on August 13, 2012 and (3) the significant disruption to the operations of the Company that a pre-signing market check may cause, the independent committee concluded that reaching out to third parties to assess their interest in an alternative transaction would be futile and would not be in the best interests of the Company or its shareholders and therefore, although the independent committee would not pursue an active market check at that stage, it would remain open to any competing bids received. In light of the Chairman’s commitment to work exclusively with the Sponsor Group and Fosun’s stated position against joining in any alternative transaction which did not include the Chairman as a participant, the independent committee believed that, unlike a situation where a company is for “sale,” any third parties that may have otherwise been interested in acquiring the Company would most likely not be willing to devote the effort and resources that would be necessary in order to prepare and make a bona fide superior offer to purchase the Company when it appeared that the Chairman and Fosun, who collectively owned over 35% of the total outstanding Shares (as of August 27, 2012), would not participate in such an offer. For these reasons, the independent committee considered that an active market check process, among other things, would potentially risk the withdrawal of the Consortium’s offer or an adverse change in such offer given the inevitable delay that such a process would entail, and would in any event be unlikely to produce a competing offer on terms better than the Consortium’s offer.

During the period from the announcement of the Proposal through September 20, 2012, various representatives of the Sponsor Group met with the Chairman in person or telephonically to discuss various aspects of the proposed transaction, including deal structure, financing and process related matters.

On September 21, 2012, Fried Frank sent an initial draft of the merger agreement to Kirkland & Ellis.

On September 24, 2012, the independent committee held a telephonic meeting with Kirkland & Ellis and J.P. Morgan during which meeting Kirkland & Ellis summarized the draft merger agreement, including, among others things, (1) the lack of overall certainty of closing provided by the draft merger agreement due to, among other things, conditioning the closing upon no adverse change or development with respect to the SEC Inquiry, the Company not becoming aware of any evidence which would be reasonably likely to delay or materially adversely affect the outcome or resolution of the SEC Inquiry and upon the running of a high-yield bond marketing period after all other closing conditions had been satisfied, and (2) the inability of the Company to terminate the agreement if it received a superior proposal following execution of a definitive agreement. After discussion with Kirkland & Ellis and J.P. Morgan, the independent committee then instructed Kirkland & Ellis to convey to Fried Frank that any deal would require the Consortium to increase deal certainty by, among other things, accepting a certain degree of risk with respect to the SEC Inquiry by limiting the scope of its proposed closing conditions and not conditioning the transaction on the ability to run a high-yield bond marketing period.

Later that day and over the course of approximately the next week, Kirkland & Ellis and Fried Frank met in Hong Kong on multiple occasions to discuss the transaction and how to increase the overall certainty of closing.

On October 3, 2012, the independent committee convened a telephonic meeting with Kirkland & Ellis and J.P. Morgan. After Kirkland & Ellis provided the independent committee with an update on its discussions with Fried Frank regarding transaction structure and certainty of closing, J.P. Morgan then provided the independent committee with an overview of China’s outdoor advertising market and an update on the status of due diligence on the Company’s financial projections provided by management. Kirkland & Ellis then provided the independent committee with a detailed overview of the draft merger agreement. After a lengthy discussion with its advisors regarding the merger agreement and the Consortium’s offer price, the independent committee instructed Kirkland & Ellis to prepare comments to the merger agreement and J.P. Morgan to ask the Consortium to increase its offer price to $5.70 in cash per Share (or $28.50 in cash per ADS).

On October 8, 2012, representatives of Simpson Thacher met with Kit Leong Low, director and chief financial officer of the Company, to obtain the Company’s feedback with respect to the representations, warranties, covenants and certain other provisions in the draft merger agreement. Representatives of Simpson Thacher and representatives of Kirkland & Ellis held multiple discussions over the course of the following two months with respect to, among other matters, the merger agreement and the due diligence process.

        On October 10, 2012, the independent committee held a telephonic meeting with Kirkland & Ellis and Simpson Thacher. During the meeting, Simpson Thacher provided the independent committee with an update regarding its communications with the SEC in connection with the SEC Inquiry. Simpson Thacher reviewed the current state of the production of documents to the SEC, including an overview of those documents that had already been produced and an estimate of the extent of the remaining document production. Simpson Thacher also reported on communications and correspondence it had had with the SEC to date in response to the SEC’s request for information. Thereafter, the independent committee once again discussed with Kirkland & Ellis and Simpson Thacher the risk to the Company that the SEC Inquiry could result in, among other things, (1) a settlement involving significant monetary penalties and/or other sanctions or (2) commencement of an enforcement action against the Company and/or its directors and executive officers. The independent committee then considered and determined that the foregoing risks could impact the proposed transaction and the anticipated timing for the proposed transaction by reducing a potential acquiror’s willingness to enter into the proposed transaction or any alternative transaction with the Company. Notwithstanding the potential negative impact the SEC Inquiry could have on the proposed transaction, the independent committee determined that, from a strategic alternative perspective, it remained in the best interests of the Company and its shareholders to continue evaluating the proposed transaction because the SEC Inquiry, however concluded, would not be likely to enhance the Company’s future business, financial condition, results of operations and/or prospects.

Later that day, Kirkland & Ellis delivered its initial comments to the merger agreement to Fried Frank. The revised merger agreement reflected the independent committee’s perspective that, among other things (1) the transaction should not be contingent upon the expiration of a high-yield bond marketing period that commences only after all closing conditions have been satisfied, (2) the closing conditions and representations and warranties should be customary for transactions of this type, (3) the independent committee must have the right to change its recommendation to its shareholders with respect to the transaction if failure to do so would be inconsistent with its duties under applicable law, (4) the independent committee must be able to terminate the agreement if it received a superior proposal following execution of a definitive agreement and (5) the Consortium should accept a certain degree of risk with respect to the SEC Inquiry.

On October 11, 2012, the Company notified Simpson Thacher that it had been contacted by representatives of Fosun expressing their interest in the possibility of Fosun joining the Consortium. On the same day, Simpson Thacher notified Kirkland & Ellis of this development, and later that day Kirkland & Ellis sent a confidentiality agreement for Fosun to Fried Frank, who then forwarded it on to representatives of Fosun. On October 17, 2012, following negotiations with representatives of Fosun, the independent committee entered into a confidentiality agreement on behalf of the Company with Fosun.

On October 12, 2012, Kirkland & Ellis met in Hong Kong with Fried Frank to discuss the merger agreement, and on October 16, 2012, Fried Frank sent a revised draft of the merger agreement to Kirkland & Ellis.

On October 16, 2012, the Chairman and Mr. Kit Leong Low, the Chief Financial Officer of the Company, held a telephonic meeting with representatives of the financing banks to discuss business-related due diligence matters, which included, among other things, the status of the SEC Inquiry, the management’s views towards the sustainability of the Company’s business model as a multi-platform digital media company, the competitive landscape of China’s advertising industry and the Company’s ability to maintain its market share in the relevant advertising markets where it operates.

On October 22, 2012, the independent committee held a telephonic meeting with Kirkland & Ellis, Maples and Calder and J.P. Morgan, during which meeting Kirkland & Ellis summarized the revised draft of the merger agreement, including, among others things, that the Consortium continued to (1) resist accepting risk with respect to the SEC Inquiry and (2) condition the closing of the transaction upon the running of a high-yield bond marketing period. Following a discussion with Kirkland & Ellis and J.P. Morgan, the independent committee instructed Kirkland & Ellis to reach out to Fried Frank to continue discussing ways to increase the certainty of closing under the merger agreement.

On October 23, 2012, Kirkland & Ellis sent a revised draft of the merger agreement to Fried Frank representing the independent committee’s positions on the open issues, including, among other things, that the closing of the transaction should not be contingent upon the expiration of a then-contemplated high-yield bond marketing period, that the Company’s dividend policy should remain in effect pending the closing, the size of the termination fees and that the Consortium should accept a certain degree of risk with respect to the SEC Inquiry by limiting the scope of its proposed closing conditions.

On October 25, 2012, Kirkland & Ellis met in Hong Kong with Fried Frank to discuss the merger agreement, and later that day, held a telephonic meeting with Fried Frank and Sullivan & Cromwell to discuss the Consortium’s proposed debt financing arrangements.

Later that day, representatives of the independent committee, Carlyle, FountainVest, J.P. Morgan, Kirkland & Ellis and Fried Frank met in Shenzhen, China, to discuss the merger agreement and the open issues, including, among other things, the offer price and future dividends, the size of the termination fees, the Consortium’s debt financing and the SEC Inquiry.

Following the meeting in Shenzhen, representatives of Kirkland & Ellis, Simpson Thacher, Fried Frank and Sullivan & Cromwell held multiple in-person and telephonic meetings to discuss the merger agreement and the Consortium’s debt financing arrangements.

On October 29, 2012, Kirkland & Ellis, Fried Frank and Sullivan & Cromwell had a telephonic meeting to discuss open issues in the merger agreement, including, among other things, allocation of risk among the Company and the Consortium with respect to the SEC Inquiry and the Consortium’s proposed debt financing.

On November 9, 2012, Fried Frank sent a revised draft of the merger agreement to Kirkland & Ellis representing the Consortium’s positions on, among other things, (1) certain closing conditions (i.e., (i) the accuracy of the Company’s representations and warranties regarding the absence of bad faith conduct by its executive officers and (ii) the absence of any action by a governmental authority against the Company or any of its executive officers) and (2) the situations in which the Company would be required to pay a termination fee.

On November 12, 2012, the independent committee held a telephonic meeting with Kirkland & Ellis, Maples and Calder and J.P. Morgan, during which meeting Kirkland & Ellis summarized the revised draft of the merger agreement, including, among other things, (1) the Consortium’s proposed closing conditions (i.e., (i) the accuracy of the Company’s representations and warranties regarding the absence of bad faith conduct by its executive officers and (ii) the absence of any action by a governmental authority against the Company or any of its executive officers) and (2) the situations in which the Company would be required to pay a termination fee. Following a discussion with Kirkland & Ellis and J.P. Morgan, the independent committee instructed Kirkland & Ellis to provide their comments on the merger agreement to the Consortium.

On November 13, 2012, Kirkland & Ellis sent a revised draft of the merger agreement to Fried Frank representing the independent committee’s positions on the open issues.

On November 14, 2012, Kirkland & Ellis and Fried Frank met in Hong Kong to discuss the merger agreement.

On November 16, 2012, the independent committee and representatives of Carlyle, FountainVest, Party A, J.P. Morgan, Kirkland & Ellis and Fried Frank met in Shanghai, with representatives of Sullivan & Cromwell participating by conference call, in order to discuss the merger agreement and open issues, including, among other things, the offer price increase previously requested by the independent committee and whether the Company would be permitted to continue to pay dividends according to its previously announced dividend policy, the amount of the termination fees, the extent to which the transaction may be conditioned upon the SEC Inquiry and the Consortium’s proposed debt and equity financing arrangements, including the possibility that the Consortium might add additional equity providers to the Consortium. During this meeting, the Consortium suggested the possibility of raising the offer price to $5.60 per Share in cash (or $28.00 per ADS in cash), but conditioned any such price increase on, in addition to the resolution of other open issues, the Company immediately suspending its previously announced dividend policy.

On November 21, 2012, Fried Frank, on behalf of the Consortium, reached out to Kirkland & Ellis in order to seek consent from the independent committee to share confidential information with a potential investor as a potential new member of the Consortium. Later that night, the potential investor signed a confidentiality agreement with the Company and commenced due diligence. Also that night Fried Frank delivered a revised draft of the merger agreement to Kirkland & Ellis.

Also on November 21, 2012, representatives of the Company, certain representatives of the Sponsor Group, Simpson Thacher, Skadden, Citi, Credit Suisse, DBS, Clifford Chance (counsel to the financing banks), Fried Frank and Sullivan & Cromwell met in Hong Kong, with Zhong Lun Law Firm (PRC counsel to the Consortium), Fangda Partners and certain other representatives of the Sponsor Group participating by telephone, to discuss various issues relating to the merger agreement and financing arrangements.

On November 25, 2012, the independent committee and representatives of Carlyle, FountainVest, J.P. Morgan, Kirkland & Ellis and Fried Frank held a telephonic meeting to discuss open commercial terms. During the meeting, FountainVest and Carlyle suggested that the Consortium may consider raising its offer price to $5.63 per Share in cash (or $28.15 per ADS in cash), subject to, among other things, the Company agreeing to suspend its previously announced share repurchase and dividend policy and reciprocal Company and Parent termination fees equal to $60 million. During the meeting, the independent committee indicated that, subject to reaching mutually satisfactory arrangements on any open non-financial terms, the independent committee was prepared to move forward on this basis.

During the ensuing days, Kirkland & Ellis, Fried Frank and Sullivan & Cromwell continued to negotiate the representations and warranties, covenants and other non-financial terms of the merger agreement and related documentation during multiple telephone conferences and by exchanging drafts of the various documents.

Throughout October and November 2012 and leading up to the execution of the merger agreement, various representatives of the Sponsor Group met with the Chairman in person or telephonically to discuss the merger agreement and the ancillary agreements, including the number of Shares or ADSs that may be rolled over by the Chairman Parties in connection with the proposed transaction. During the same period, Fried Frank, Skadden, Sullivan & Cromwell and Kirkland & Ellis exchanged various drafts of the ancillary agreements.

Throughout November 2012, representatives of the Buyer Group approached and invited the Management Rollover Securityholders, and the Management Rollover Securityholders agreed, to roll over in the merger their restricted share units. The Buyer Group and the Management Rollover Securityholders then discussed and agreed on the terms of the Management Rollover Agreements.

On November 27, 2012, the Company announced its unaudited financial results for the third quarter ended September 30, 2012, which included, among other things, the Company’s guidance with respect to the quarter ending December 31, 2012 that net revenues for the Company’s core business (inclusive of the LCD display network, the in-store network, the poster frame network and the movie theater network) were expected to be in the range of $237-$246 million, the mid-point of which would represent year-on-year growth of 1% and a quarter-on-quarter decline of 3%.

On November 28, 2012, Party A indicated to Carlyle, FountainVest and the Chairman that it had decided to cease its participation in the potential transaction as a member of the Consortium, effective as of that day.

On December 13, 2012, Citigroup, on behalf of the Consortium, informed J.P. Morgan and Kirkland & Ellis that, while the Consortium remained committed to pursuing the transaction without Party A as a member of the Sponsor Group, the Sponsor Group was unprepared to proceed at the previously conditioned proposal of $5.63 per Share price (or $28.15 per ADS) and that the Sponsor Group was revising its proposal to $5.45 per Share (or $27.25 per ADS). Citigroup communicated that while the reduction was primarily due to the Consortium’s belief that the outlook for the Company had declined since the Consortium’s most recent proposal, due in part to the guidance for the fourth quarter provided in the Company’s recent earnings announcement of year-on-year growth of 1% and a quarter-on-quarter decline of 3% for its core business, compared to year-on-year growth of 26% and quarter-to-quarter growth of 13% for its core business as reflected in its third quarter unaudited financial results, and in part to projected weak advertising spending in China throughout the fourth quarter and in 2013. However, at the same time, Citigroup confirmed that the Consortium remained committed to pursuing the transaction in a timely manner.

Later that day, the independent committee convened a meeting with J.P. Morgan, Kirkland & Ellis and Maples and Calder to discuss the revised proposal from the Consortium. In consultation with J.P. Morgan and Kirkland & Ellis, the independent committee considered the course of dealings with the Consortium and various options available to the Company, including, among other things, responding to the Consortium with an improved price or other terms, and discussed the best course of dealings for maximizing shareholder value under the circumstances. The independent committee also discussed the market and competitive environment, including among other things, recent and projected future financial results, the market reaction to the Company’s recently announced financial results and guidance, and Party A’s withdrawal from the Consortium and the impact on the Company’s ADS price and the likely duration of that effect given market conditions.

After extensive discussion, the independent committee determined that the likelihood of the Consortium raising its offer price back up to the previously proposed price was low in light of the relevant above factors, and therefore, the Company would be willing to proceed with a transaction at a price below the previously proposed price, but only on the condition that the Consortium revise certain other aspects of the draft merger agreement that had previously been agreed. The independent committee then instructed J.P. Morgan to request a price of $5.55 per Share (or $27.75 per ADS), a reduction in the amount of the Company’s termination fee and expense reimbursement cap and an increase in the amount of Parent’s termination fee.

On December 15, 2012, the independent committee and representatives of Carlyle, FountainVest, J.P. Morgan and Kirkland & Ellis held a telephonic meeting to discuss the independent committee’s counterproposal. During the meeting, the Consortium indicated that it would be prepared to raise its offer price to $5.50 per Share (or $27.50 per ADS) and would accept a reduced Company termination fee of $40 million and an expense reimbursement cap of $6 million, but would not accept raising the amount of Parent’s termination fee from $60 million. After discussion, the independent committee indicated that, subject to reaching mutually satisfactory arrangements on any open non-financial terms, the independent committee was prepared to move forward on this basis. During the meeting, the Consortium also notified the independent committee that the most recent potential investor would not become a member of the Consortium, as had been indicated to the Sponsor Group by such potential investor on the previous day.

During the next few days, Kirkland & Ellis and Fried Frank continued to negotiate and finalize the merger agreement and related documentation.

On December 19, 2012, the independent committee held a meeting with Kirkland & Ellis, Maples and Calder and J.P. Morgan. Following an update from Kirkland & Ellis on the status of negotiations with the Consortium and a recap of previous fiduciary duty presentations by Maples and Calder and Kirkland & Ellis, Kirkland & Ellis summarized for the independent committee the key terms and final resolution of all open items on the merger agreement and other transaction documents. J.P. Morgan then made a financial presentation regarding the Company and the consideration that would be paid to the Company’s shareholders in the potential merger. Thereafter, J.P. Morgan provided its oral opinion, subsequently confirmed in writing and attached hereto as Annex B, to the independent committee to the effect that, as of December 19, 2012, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $5.50 per Share (or $27.50 per ADS) cash merger consideration to be received by the holders of Company’s Shares and ADSs, respectively (other than holders of Excluded Shares), pursuant to the merger agreement was fair, from a financial point of view, to such holders. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Kirkland & Ellis and J.P. Morgan, including receipt of J.P. Morgan’s oral opinion, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” the independent committee then unanimously determined that the merger agreement, plan of merger and the merger and the other transactions contemplated by the merger agreement were fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders and declared it advisable for the Company to enter into the Merger Agreement and the other transaction agreements and recommended that the board of directors adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the merger.

Following the meeting of the independent committee, the board of directors convened on December 19, 2012, with Kirkland & Ellis, Simpson Thacher, Maples and Calder and J.P. Morgan. The Chairman did not attend, participate in or vote upon any matters discussed during the meeting. After a recap from Maples and Calder regarding the directors’ fiduciary duties, Kirkland & Ellis gave a presentation to the board of directors on the key terms of the proposed transaction. There was then a discussion of whether any participants in the meeting had interests with any members of the Sponsor Group, which interests are described under the heading titled “– Interests of Certain Persons in the Merger.” J.P. Morgan then shared the financial presentation previously given to the independent committee regarding the Company and the consideration that would be paid to the Company’s holders of Shares and ADSs in the potential merger, and indicated that the board of directors (other than those members of the board of directors who recused themselves from voting on the approval of the merger and the merger agreement) was entitled to rely on the opinion that J.P. Morgan had orally provided to the independent committee, as subsequently confirmed in writing, to the effect that, as of December 19, 2012, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $5.50 per Share (or $27.50 per ADS) cash merger consideration to be received by the holders of Company’s Shares and ADSs, respectively (other than holders of Excluded Shares), pursuant to the merger agreement was fair, from a financial point of view, to such holders. Thereafter the independent committee presented its recommendation to the board of directors. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Kirkland & Ellis and J.P. Morgan, including J.P. Morgan’s fairness opinion provided to the independent committee that the board of directors (other than those members of the board of directors who recused themselves from voting on the approval of the merger and the merger agreement) was entitled to rely upon, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors,” the board of directors, with the Chairman not present or participating, unanimously determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger and directed that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the merger. See “– Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” for a full description of the resolutions of the Board at this meeting.

Late in the evening on December 19, 2012, the Company, Parent and Merger Sub executed the merger agreement and the Company issued a press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the independent committee, which independent committee acted with the advice and assistance of our management (other than the Chairman) and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on December 19, 2012, the independent committee unanimously recommended that our board of directors adopt resolutions that:

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determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and its unaffiliated security holders, and declare it advisable to enter into the merger agreement;

•	authorize and approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

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direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On December 19, 2012, our board of directors (with the Chairman abstaining) approved and adopted the resolutions recommended by the independent committee. The Chairman abstained from voting because of the potential conflicts of interest arising from his role as the chairman of the board of directors of the Company and his interest in the transactions contemplated under the merger agreement, including the merger. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 58 for additional information.

In the course of reaching their respective determinations, the independent committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the independent committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

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the current and historical market prices of our ADSs, including the fact that the merger consideration offered to our unaffiliated security holders represents a 17.6% premium to the closing price of our ADSs on August 10, 2012, the last trading day immediately prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal. The $5.50 per Share or $27.50 per ADS merger consideration to be paid to unaffiliated security holders in the merger also represents a (a) 15% premium over the closing price of $23.91 per ADS on December 18, 2012, the trading day immediately before the merger agreement was signed, and (b) 36.6% and 33.9% premium over the volume-weighted average closing price of the ADSs during the 30 and 60 days, respectively, prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal;

•	the purchase by JJ Media of 712,896 ADSs (representing 3,564,480 Shares) of the Company at a price of $15.43 per ADS (approximately $3.08 per Share) on November 22, 2011 in a block trade;

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the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at the per ADS merger consideration of $27.50, as adjusted for present value;

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the negotiations with respect to the merger consideration and the independent committee’s determination that, following extensive negotiations with the Consortium, $5.50 per Share or $27.50 per ADS was the highest price that the Consortium would agree to pay, with the independent committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the independent committee and its advisors;

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the all-cash merger consideration, which will allow our unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

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the financial analysis reviewed and discussed with the independent committee by representatives of J.P. Morgan, as well as the oral opinion of J.P. Morgan to the independent committee on December 19, 2012 (which was subsequently confirmed by delivery of a written opinion of J.P. Morgan dated the same date) with respect to the fairness, from a financial point of view, of the $5.50 per Share and $27.50 per ADSs merger consideration to be received by holders of the Shares and ADSs (other than the Excluded Shares) in the merger, as of December 19, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing their opinions. Please see “Special Factors – Opinion of the Independent Committee’s Financial Advisor” beginning on page 44 for additional information;

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the independent committee’s belief that it was unlikely that any transaction with a third party could be completed at this time in light of the Chairman’s express intent not to sell or offer to sell his Shares to any third party;

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global economic conditions since the second half of 2008, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence, and that the uncertainty and volatility of credit and capital markets and the overall slowdown in the PRC economy may have an adverse effect on the Company’s business, financial condition and results of operations;

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estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business and prospects, including, among others, the fact that the Company’s net revenues increased by approximately 53.5% from 2010 to 2011, compared to a projected increase in net revenues of 18.3% from 2011 to 2012, indicating that the Company may face uncertain business conditions in China, which made the transaction desirable at this time as compared with other times since the Company’s initial public offering in 2005;

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the belief of the independent committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

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the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $60 million termination fee, and the guarantee of such payment obligation by the Sponsor Guarantors pursuant to the limited guarantees;

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our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – Acquisition Proposals” beginning on page 84);

•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to authorize and approve the merger agreement;

•	our ability, under certain circumstances, to specifically enforce the terms of the merger agreement;

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the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the independent committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the independent committee’s authority; and

In addition, the independent committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated security holders and to permit the independent committee and our board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

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in considering the merger with the Consortium, the independent committee acted solely to represent the interests of the unaffiliated security holders, and the independent committee had independent control of the extensive negotiations with the Consortium and its legal and financial advisors on behalf of such unaffiliated security holders;

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all of the directors serving on the independent committee during the entire process were and are independent directors and free from any affiliation with the Consortium. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) independent committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee’s or board’s recommendation of the merger), (iii) the exchange of the restricted share units held by non-executive directors of the Company (including members of the independent committee) with the restricted cash awards in the amounts in cash that are the equivalent of the product of $27.50 and the number of ADSs underlying such restricted share units, which will vest as soon as practicable after the closing of the merger to be determined by Parent, and (iv) the directors’ indemnification and liability insurance rights under the merger agreement;

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following its formation, the independent committee’s independent control of the sale process with the advice and assistance of J.P. Morgan, as its financial advisor, and Kirkland & Ellis, Maples and Calder and Fangda Partners, as its legal advisors, each reporting solely to the independent committee;

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the independent committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Consortium and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for authorization and approval unless the independent committee had recommended such action to our board of directors;

•	the independent committee had the authority to reject the terms of any strategic transaction, including the merger;

•	the independent committee met regularly to consider and review the terms of the merger;

•

the recognition by the independent committee and our board of directors that it had no obligation to recommend the authorization and approval of the proposal from the Consortium or any other transaction;

•

the recognition by the independent committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date our shareholders vote upon and authorize and approve the merger agreement;

•

the ability of the Company to terminate the merger agreement in connection with a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – Acquisition Proposals” beginning on page 84) subject to compliance with the terms and conditions of the merger agreement; and

•

the availability of dissenter rights to the shareholders, other than the Rollover Securityholders, who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The independent committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•

the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group;

•

due to the exclusivity arrangement with the Chairman under the consortium agreement prohibiting the Chairman from considering any other transaction involving a sale of the Company, no attempt was made to solicit third parties that might otherwise consider an acquisition of the Company;

•

the fact that the Company’s shareholders, other than the Rollover Securityholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, including, among other things, restrictions on: (i) the amendment of the organizational documents of the Company or any of its subsidiaries, (ii) the issuance, sale, pledge or disposal of any securities of the Company or any of its subsidiaries, (iii) the sale, transfer, pledge or disposal of any property or assets of any subsidiary except in the ordinary course of business or any property or assets directly held by the Company, (iv) the declaration or payment of any dividend, (v) capital contributions or investments in any business or acquisitions of any assets or business in excess of $1 million individually or $5 million in the aggregate, (vi) the grant of severance or termination payments to or any material increase in compensation of directors, officers and employees or acceleration of vesting or payment of benefits under an employee benefits plan, (vii) the incurrence of any debt or borrowings (with certain exceptions), (viii) the entry into any settlement agreement with any governmental authority and (ix) entering into, termination or modification of material contracts. See “The Merger Agreement and Plan of Merger – Conduct of Business Prior to Closing” beginning on page 82 for additional information;

•

the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the Company will be required to, under certain circumstances, pay Parent a termination fee of $40 million in connection with the termination of the merger agreement;

•

the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity financing commitments for the merger, and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $60 million, and that the Company may not be entitled to a termination fee at all if, among other things, (i) the merger is not completed by June 19, 2013 (which may be extended at the written request of the Company or Parent to October 19, 2013, to satisfy any condition for which the consent or approval of any governmental authority is being sought), (ii) the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting or (iii) PRC counsel issues a legal opinion stating that due to a change in applicable PRC laws, rules or regulations, certain existing debt of the Company would no longer be permissible. See “The Merger Agreement and Plan of Merger – Termination of the Merger Agreement” beginning on page 88 and “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 89 for additional information;

•

the terms of the Chairman Parties’ participation in the merger and the fact that the Chairman may have interests in the transaction that are different from, or in addition to, those of our unaffiliated security holders, as well as the other interests of the Company’s directors and officers in the merger. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 58 for additional information;

•

the rights of Parent and Merger Sub under the merger agreement not to consummate the merger and/or to terminate the merger agreement if certain events that are not within our control take place, including certain negative developments in connection with the SEC Inquiry;

•

the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to our unaffiliated security holders that are U.S. holders as defined below in “Special Factors – Material U.S. Federal Income Tax Consequences.”

        The foregoing discussion of information and factors considered by the independent committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the independent committee and our board of directors. In view of the wide variety of factors considered by the independent committee and our board of directors, neither the independent committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the independent committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The independent committee recommended that our board of directors authorize and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the independent committee considered financial analyses presented by J.P. Morgan as an indication of the going concern value of the Company. These analyses included, among others, discounted cash flow analysis, selected public company analysis, selected transactions analysis, analysis of sales and EBITDA multiples, premium analysis and industry analysis. All of the material analyses as presented to the independent committee on December 19, 2012 are summarized below under the caption “Special Factors – Opinion of the Independent Committee’s Financial Advisor” beginning on page 44. The independent committee expressly adopted these analyses and the opinion of J.P. Morgan, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

Neither the independent committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the independent committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the independent committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the independent committee and board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters – Market Price of the ADSs” beginning on page 71. Each of the independent committee and the board of directors considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares and ADSs.” Neither the independent committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The independent committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of September 30, 2012 is $2.15, based on the weighted average number of outstanding Shares during the nine months ended September 30, 2012. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the operation and development of digital media advertising network or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the independent committee and the factors examined by the independent committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated security holders.

Except as discussed in “Special Factors – Background of the Merger,” “Special Factors – Reasons for the Merger and Recommendation of the Independent Committee and our Board of Directors,” and “Special Factors – Opinion of the Independent Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under the rules governing “going private” transactions, each member of the Buyer Group may be deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the merger to the Company’s unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended and should be construed as a recommendation to any shareholder of the Company as to how that shareholder or holder of ADS should vote on the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 58 for additional information. The Buyer Group believes the proposed merger is fair for the Company’s unaffiliated security holders on the basis of the factors described in “Special Factors – Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 35 and the additional factors described below.

The Buyer Group believes the interests of the Company’s unaffiliated security holders were represented by the independent committee, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The Buyer Group did not participate in the deliberations of the independent committee regarding, and did not receive any advice from the independent committee’s legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated security holders. Furthermore, the members of the Buyer Group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the independent committee and the Company’s board of directors discussed in “Special Factors – Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 35, the Buyer Group believes the merger is substantively and procedurally fair to the Company’s unaffiliated security holders. In particular, the Buyer Group believes that the proposed merger is both procedurally and substantively fair to the unaffiliated security holders of the Company based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

•

the fact that the independent committee and, acting upon the unanimous recommendation of the independent committee, the Company’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company’s unaffiliated security holders;

•

the fact that the independent committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any member of the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company’s board of directors what action should be taken by the Company, including not to engage in the merger;

•

the fact that the members of the independent committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated security holders, other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) independent committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee’s or board’s recommendation of the merger), (iii) the exchange of the restricted share units held by non-executive directors of the Company (including members of the independent committee) with restricted cash awards representing the right to receive cash amounts equal to the product of $5.50 and the number of Shares underlying such restricted share units, which will vest as soon as practicable after the closing of the merger to be determined by Parent, and (iv) the directors’ indemnification and liability insurance rights under the merger agreement;

•

the fact that the independent committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the independent committee in similar transactions;

•

the fact that the independent committee and the Company’s board of directors had no obligation to recommend the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

•

the current and historical market prices of the Company’s ADSs and the fact that the merger consideration represents a (a) 17.6% premium of over the closing price of the Company’s ADS August 10, 2012, the last trading day immediately prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal, (b) 15% premium over the closing price of $23.91 per ADS on December 18, 2012, the trading day immediately before the merger agreement was signed, and (c) 36.6% and 33.9% premium over the volume-weighted average closing price of the ADSs during the 30 and 60 days, respectively, prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal;

•

the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares and ADSs held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•

the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of extensive negotiations over an extended period of time between the independent committee, its advisors and the Buyer Group;

•

the fact that Parent and Merger Sub obtained debt and equity financing commitments for the transaction, the limited number and nature of the conditions to the debt and equity financing, and the obligation of Parent to use its reasonable best efforts to obtain the debt financing;

•

the fact that the independent committee received from its financial advisor, J.P. Morgan, an opinion, dated December 19, 2012, as to the fairness, from a financial point of view, of the $5.50 per Share and $27.50 per ADS merger consideration to be received by holders of the Shares and ADSs (other than the Excluded Shares) in the merger, as of December 19, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing their opinion;

•

the fact that in certain circumstances under the terms of the merger agreement, the independent committee and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

•

the fact that the fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances will not exceed $40 million, or approximately 1.1% of the Company’s total equity value implied by the merger consideration;

•

the fact that the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – Acquisition Proposals” beginning on page 84);

•	the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;

•

the availability of dissenter rights to the shareholders, other than the Rollover Securityholders, who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

•

the fact that adoption of the merger agreement is subject to approval by the affirmative vote of at least two-thirds of the shareholders present and voting in person or by proxy as a single class in accordance with the Cayman Companies Law and the Company’s memorandum and articles of association;

•	that the board of directors was fully informed about the extent to which the interests of the Rollover Securityholders in the merger differed from those of the Company’s other shareholders; and

•	the fact that neither the Chairman, Fosun nor any of their advisors participated in or sought to influence the deliberative process of the independent committee.

The Buyer Group did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs. The Buyer Group notes, however, that the merger consideration of $27.50 per ADS (or $5.50 per Share) is higher than the net book value of the Shares disclosed in the Company’s most recent public filings with the SEC.

In its consideration of the fairness of the proposed merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s unaffiliated security holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, since it considered the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

The Buyer Group did not seek to establish a pre-merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the Company’s unaffiliated security holders because following the merger the Company will have a significant different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration represented a premium to the going concern value of the Company.

The Buyer Group did not specifically consider the purchase prices paid in the transactions described under “Transactions in the Shares and ADSs” beginning on page 97 but notes that the consideration to be received by the Company’s unaffiliated security holders generally represents a premium over such prices.

The members of the Buyer Group are not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets, or (c) the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the Company’s unaffiliated security holders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company’s unaffiliated security holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to approve the merger agreement. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to approve the merger agreement and the merger at the extraordinary general meeting.

None of the members of the Buyer Group performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed merger to the Company’s unaffiliated security holders.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2012 through the fiscal year ending December 31, 2017 for the independent committee and J.P. Morgan in connection with the financial analysis of the merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by J.P. Morgan in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, EBIT, EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, Deloitte Touche Tohmatsu CPA Ltd., nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the independent committee and J.P. Morgan, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

The following table summarizes the financial projections prepared by our management and considered by the independent committee and J.P. Morgan in connection with their analysis of the proposed transaction:

	Management Projections
	2012E(1)	2013E	2014E	2015E	2016E	2017E
	(USD, in millions)
Net revenue	938	1,127	1,376	1,645	1,922	2,172
% growth		20.1%	22.1%	19.6%	16.8%	13.0%
Gross Profit	618	744	913	1,099	1,282	1,450
% net revenue	65.8%	66.0%	66.3%	66.8%	66.7%	66.8%
EBITDA(2)	417	491	606	737	878	990
% net revenue	44.5%	43.6%	44.0%	44.8%	45.7%	45.6%
Depreciation and Amortization	33	38	49	70	95	104
EBIT(3)	384	453	557	667	783	886
% net revenue	40.9%	40.2%	40.5%	40.5%	40.7%	40.8%
Net income	333	393	482	546	640	684
% net revenue	35.5%	34.8%	35.0%	33.2%	33.3%	31.5%
Capex	33	51	62	105	131	174
% net revenue	3.5%	4.5%	4.5%	6.4%	6.8%	8.0%

(1)

These projections were prepared by our management during the fourth quarter of the fiscal year ended December 31, 2012. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2012 has not been completed. Accordingly, management estimates for fiscal year ended December 31, 2012 may vary from our audited financial statements.

(2)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.
(3)	“EBIT” refers to earnings before interest and taxes.

EBIT and EBITDA are non-GAAP measures that are used by management as supplemental financial measures to evaluate the Company’s operational trends. Neither metric should be relied upon as an alternative to net income. Neither EBIT nor EBITDA is defined under U.S. GAAP and, accordingly, they may not be comparable measurements to those used by other companies.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 101, and “Item 3. Key Information – D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, incorporated by reference into this proxy statement.

Opinion of the Independent Committee’s Financial Advisor

Pursuant to an engagement letter dated August 28, 2012, the independent committee retained J.P. Morgan as its financial advisor to deliver a fairness opinion in connection with the merger. J.P. Morgan is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the independent committee on December 19, 2012, J.P. Morgan rendered its oral opinion to the independent committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the per Share merger consideration to be paid to the holders of the Shares and the per ADS merger consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 19, 2012 oral opinion by delivering its written opinion to the independent committee, dated as of the same date, that, as of such date, the per Share merger consideration to be paid to the holders of the Shares and the per ADS merger consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the merger was fair, from a financial point of view, to such holders. No limitations were imposed by the independent committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated December 19, 2012, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the independent committee (in its capacity as such), is directed only to the per Share merger consideration and the per ADS merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder, or holder of ADSs, of the Company as to how such shareholder, or holder of ADSs, should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s ADSs and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of the Company and the Consortium with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and the Consortium or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and the Consortium in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan did not act as legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

The financial projections furnished to J.P. Morgan for the Company and used in connection with its analysis of the merger were prepared by or at the direction of the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the per Share merger consideration to be paid to the holders of Shares and the per ADS merger consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed merger, and J.P. Morgan expressed no opinion as to the fairness of the merger to, or any consideration paid in connection with the merger to, the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the merger. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the per Share merger consideration or the per ADS merger consideration to be paid to the holders of the Shares or ADSs (other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the merger or with respect to the fairness of any such compensation.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. J.P. Morgan has consented to the inclusion and disclosure of its financial analyses in this proxy statement. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

All values in the sections “Public Trading Multiples,” “Selected Transaction Analysis” and “Discounted Cash Flow Analysis” below are presented on an equity value per ADS basis. In arriving at equity value per ADS for the Company, the analysis started with the determination of firm value, or “FV”, for the Company. Firm value was then adjusted by subtracting total debt outstanding as of September 30, 2012, adding total cash and cash equivalents outstanding as of September 30, 2012, subtracting minority interests, and adding equity value of non-controlling interests to arrive at equity value for the Company. Equity value was then divided by the diluted ADS count to arrive at equity value per ADS. In arriving at the equity value per ADS for purposes of the ADS price to estimated earnings per ADS ratio, or “P/E”, the earnings per ADS was multiplied by the relevant public trading multiple. All market data used by J.P. Morgan in its analyses was as of December 17, 2012.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be most similar to the Company. The companies selected by J.P. Morgan were:

•	JCDecaux S.A.

•	Lamar Advertising Company

•	Clear Channel Outdoor Holdings, Inc

•	APG|SGA SA

•	Ströer Out-of-Home Media AG

•	Clear Media Limited

These companies were selected, among other reasons, because they represent the main publicly traded peers in the global outdoor advertising industry with operations and businesses that, for purpose of J.P. Morgan’s analysis, may be considered similar to that of the Company. However, none of the selected companies reviewed is identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company’s and other factors that could affect the public trading value of the selected companies and the Company.

In all instances, multiples were based on closing share prices on December 17, 2012. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies’ filings with the SEC and any other relevant stock exchanges as well as the publicly available consensus estimates of Wall Street analysts.

In conducting its analyses, J.P. Morgan reviewed the selected companies’ trading multiples based on (1) ratio of FV to estimated sales for calendar year 2013, (2) ratio of FV to estimated EBITDA for calendar year 2013, and (3) ratio of market capitalization to estimated net income, referred to as the P/E multiple, for calendar year 2013. Results of the analyses were presented for the selected companies, as indicated in the following table:

	Market value	Firm value	FV/Sales	FV/EBITDA	P/E
Company	($mm)	($mm)	2013E	2013E	2013E
JCDecaux S.A.	5,385	5,515	1.6x	7.1x	17.7x
Lamar Advertising Company	3,810	5,848	4.7x	10.9x	NM
Clear Channel Outdoor Holdings, Inc	2,443	6,877	2.2x	9.5x	NM
APG|SGA SA	637	581	1.6x	7.3x	13.2x
Ströer Out-of-Home Media AG	387	849	1.1x	5.8x	11.8x
Clear Media Limited	297	157	0.7x	NA	9.0x

Based on the above analyses, J.P. Morgan applied a multiple reference range of (1) 1.5x to 2.5x for FV to the Company’s estimated sales for calendar year 2013 based on management estimates, (2) 6.0x to 9.0x for FV to the Company’s estimated EBITDA for calendar year 2013 based on management estimates, and (3) 9.0x to 12.0x for equity value to the Company’s estimated net income for calendar year 2013 based on management estimates. In comparison to the per ADS consideration, the analyses indicated the following equity values per ADS:

FV/Sales	FV/EBITDA	P/E
2013E	2013E	2013E
$17.58 to $25.85	$26.79 to $37.51	$26.01 to $34.59

Selected Transaction Analysis

J.P. Morgan reviewed publicly available information to identify comparable transactions where the acquirer sought significant ownership of an outdoor advertising company since January 1, 2007, and focused primarily on the selected transactions that it deemed relevant in the exercise of its professional judgment. No target company utilized in the selected transaction analysis is identical to the Company, nor is any precedent transaction utilized identical to the transactions contemplated by the merger agreement. In evaluating the precedential value of transactions listed below, J.P. Morgan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

        For each of the selected transactions, J.P. Morgan calculated, to the extent information was publicly available, (1) FV of the company divided by the company’s sales for the twelve-month period immediately preceding the announcement of the respective transaction, or “LTM FV/ Sales,” (2) FV of the company divided by the company’s EBITDA for the twelve-month period immediately preceding the announcement of the respective transaction, or “LTM FV/ EBITDA”. The transactions considered the month and year each transaction was announced; the resulting LTM FV/ Sales and LTM FV/ EBITDA are as follows:

Announcement date	Target	Acquiror	% stake acquired	Firm value ($mm)	LTM FV/ Sales	LTM FV/ EBITDA
July 20, 2012	Eye Corp Pty Limited	CHAMP Private Equity	100.0%	114	0.8x	NA
October 24, 2011	Mediakiosk	JCDecaux S.A.	95.0%	83	2.3x	5.7x
Feb 28, 2008	Vista Media Group	Lamar Advertising Company	100.0%	66	1.8x	22.6x
August 31, 2007	Primesight Limited	GMT Communications Partners	100.0%	125	NA	8.0x
April 23, 2007	Affichage Holding	Compagnie Nationale à Portefeuille S.A.	25.3%	413	1.5x	7.7x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a LTM FV/ Sales multiple of 1.0x to 2.5x to the Company’s estimated sales for the twelve-month period ended September 30, 2012; J.P. Morgan applied a LTM FV/ EBITDA multiple of 6.0x to 8.0x to the Company’s estimated EBITDA for the twelve-month period ended September 30, 2012. In comparison to the per ADS consideration, the analyses indicated the following equity values per ADS:

LTM FV/Sales	LTM FV/EBITDA
$12.04 to $22.35	$23.67 to $29.81

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the equity value per ADS for the ADSs. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during the fourth quarter of 2012 through fiscal years 2013 to 2017 based upon financial projections prepared by the management of the Company. See “Special Factors – Certain Financial Projections” beginning on page 42 for additional information.

J.P. Morgan also calculated a range of terminal asset values of the Company at the end of the projection period ending 2017 by applying a perpetual growth rate ranging from 2% to 4%. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 14% to 18%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted by subtracting total debt outstanding as of September 30, 2012, adding total cash and cash equivalents outstanding as of September 30, 2012, subtracting minority interests and adding equity interests. Based on these assumptions, the discounted cash flow analysis indicated a range of equity values per ADS of between $22.35 and $31.17:

	Terminal growth
Discount rate	2.0%	3.0%	4.0%
14.0%	28.10	29.49	31.17
15.0%	26.33	27.47	28.82
16.0%	24.81	25.76	26.86
17.0%	23.50	24.29	25.21
18.0%	22.35	23.03	23.80

J.P. Morgan noted that historical stock trading, precedent privatization premium analysis, and analyst price targets analyses are not valuation methodologies but were presented merely for informational purposes.

J.P. Morgan reviewed the trading range of the ADSs for the 52-week period ended August 10, 2012, which represents the last trading day prior to the announcement of receipt of the merger proposal. During that period, the range of closing prices of the ADSs was $8.79 and $32.93. J.P. Morgan observed that the volume weighted average prices of the ADSs for the 60-days and 30-days prior to the announcement of receipt of the merger proposal, dated August 13, 2012, were $20.53 and $20.14, respectively. Based on publicly available information, J.P. Morgan also observed that precedent privatization premiums for Cayman-incorporated PRC companies listed in the U.S. over the last trading day prior to announcement of a privatization offer ranges from 17% to 34%, which implied an equity value per ADS range of $27.35 to $31.33 when applied to the closing price of the ADSs of $23.38 on August 10, 2012, the last trading day prior to the announcement of receipt of the merger proposal. Precedent privatization premiums for Cayman-incorporated PRC companies listed in the U.S. over the 30-day volume weighted average price prior to announcement of a privatization offer ranges from 22% to 39%, which implied an equity value per ADS range of $24.57 to $27.99 when applied to the 30-day volume weighted average price of $20.14. Analyst price targets for equity value per ADS ranged from $26.00 to $43.00.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the independent committee with respect to the merger on the basis of such experience and its familiarity with the Company.

Under the terms of J.P. Morgan’s engagement and for its service, the Company has agreed to pay J.P. Morgan (1) a fee of $2 million upon delivery of the Opinion, (2) an additional fee of $500,000, payable upon closing of the merger, and (3) a discretionary fee of $500,000, payable in the sole discretion of the independent committee upon closing of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of outside legal counsel engaged by J.P. Morgan in connection with its performance of services hereunder. The Company has also agreed to indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan’s engagement.

In addition, during the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company and affiliates of certain members of the Consortium, for which J.P. Morgan and such affiliates have received and may in the future receive customary compensation. Such services for the Company and affiliates of certain members of the Consortium during such period have included providing or arranging debt and equity financing, M&A advisory services, treasury and securities services and asset and wealth management services to affiliates of certain members of the Consortium. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliates of certain members of the Consortium, for which it receives customary compensation or other financial benefits. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Buyer Group’s Purpose of and Reasons for the Merger

Under the rules governing “going private” transactions, each member of the Buyer Group may be deemed to be engaged in a “going private” transaction and, therefore, required to express their reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act.

For the Sponsor Filing Persons (as defined in Annex D to this proxy statement), Holdco, Midco, Parent and Merger Sub, the primary purpose of the merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and wholly-owned by Parent. The Sponsor Filing Persons, Holdco, Midco, Parent and Merger Sub believe that structuring the transaction in such manner is preferable to other transaction structures because it will enable Parent to acquire 100% control of the Company, it represents an opportunity for the Company’s unaffiliated security holders and ADS holders to receive $5.50 per Share or $27.50 per ADS in cash for their Shares, and it also allows the Chairman and other Rollover Securityholders to maintain a significant portion of their investment in the Company through their respective commitments to subscribe for equity interests of Holdco.

For the Chairman Parties and Fosun, the primary purpose of the merger for the Company is to enable the Company’s unaffiliated security holders and ADS holders to immediately realize the value of their investment in the Company through their receipt of $5.50 per Share or $27.50 per ADS in cash for their Shares. The merger will also allow each of the Chairman Parties and Fosun to immediately realize in cash the value of a portion of their respective equity interests in the Company. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 58 for additional information.

The Buyer Group also believes that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated security holders’ concerns and to engage in an ongoing dialogue with unaffiliated security holders can at times distract management’s time and attention from the effective operation and improvement of the business. The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company’s being a privately-held company as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures.

Effect of the Merger on the Company

Private Ownership

ADSs representing Shares of the Company are currently listed on NASDAQ under the symbol “FMCN.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly, through Holdco, by the Sponsors and the Rollover Securityholders. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

At the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than (a) a portion of the Shares beneficially owned by the Chairman Parties and by Fosun (collectively, the “Rollover Shares”), (b) Shares owned by the Company or its subsidiaries, if any, (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Companies Law (the “Dissenting Shares”), and (d) Shares held by Citibank, N.A., in its capacity as ADS depositary (the “ADS depositary”), that underlie ADSs reserved (but not yet allocated) by the Company for settlement upon the exercise of any Company option or restricted share unit issued under the Company Incentive Plans (as defined below) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $5.50 in cash without interest, and for the avoidance of doubt, because each ADS represents five Shares, each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will represent the right to surrender the ADS in exchange for $27.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the amended and restated deposit agreement, dated as of April 9, 2007, by and among the Company, the ADS depositary and the holders and beneficial owners of ADSs issued thereunder), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration.

At the effective time of the merger, each outstanding Share (including Shares represented by ADSs), except for the Excluded Shares, will be cancelled in exchange for the right to receive $5.50 in cash without interest, and for the avoidance of doubt, because each ADS represents five Shares, each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will represent the right to surrender the ADS in exchange for $27.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees), in each case, net of any applicable withholding taxes. At the effective time of the merger, the Excluded Shares other than the Dissenting Shares will be cancelled for no consideration (please see “Dissenter Rights” beginning on page 93). At the effective time of the merger, each outstanding ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders of the Company, other than the Rollover Securityholders, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the merger. As a result, our shareholders, other than the Rollover Securityholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders, other than the Rollover Securityholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time of the merger, each outstanding vested and unexercised option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted.

Furthermore, except as provided under the Chairman Rollover Agreement, the Management Rollover Agreements and the arrangement with respect to restricted share units held by the Director and Consultant Parties, at the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such restricted share unit immediately prior to the effective time of the merger multiplied by $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs), as applicable, and subject to the same vesting terms applicable to the unvested restricted share unit from which it was converted.

Immediately prior to the closing of the merger, all restricted share units held by the Chairman Parties that are outstanding as of January 1, 2013 will become vested. Other than the Chairman Rollover RSUs, each restricted share unit held by the Chairman Parties will be cancelled and converted into the right to receive cash in an amount equal to $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs) as soon as practicable after the effective time of the merger. Pursuant to the Chairman Rollover Agreement, at the closing of the merger each Chairman Rollover RSU will be cancelled without consideration and the Chairman Parties will subscribe for newly issued ordinary shares of Holdco at an aggregate subscription price that will be offset by the merger consideration otherwise payable to the Chairman Parties in respect of the Chairman Rollover RSUs and the Chairman’s Rollover Shares.

Under the terms of the Management Rollover Agreements, each Management Rollover RSU will be cancelled at the closing of the merger and, as soon as reasonably practicable following the closing of the merger, replaced by a number of restricted shares units of Holdco, which are exchangeable for ordinary shares of Holdco, equal to the product (rounded down to the nearest whole share) of (x) the number of restricted share units subject to rollover multiplied by (y) the ratio of the per Share merger consideration to the per share value of each ordinary share of Holdco (which is obtained by dividing the aggregate equity contribution to Holdco on the closing of the merger by the number of ordinary shares of Holdco issued on the closing date). The restricted share units of Holdco granted to each Management Rollover Securityholder will vest on the dates set forth in his or her Management Rollover Agreement if such Management Rollover Securityholder remains continuously employed by the Company after the merger on each applicable vesting date.

The restricted share units held by the Director and Consultant Parties as of the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive restricted cash awards, which will vest as soon as practicable after the closing of the merger to be determined by Parent. Upon vesting, each Director Party will be paid a cash amount equal to the product of $5.50 and the number of Shares underlying the restricted share units from which the restricted cash award was converted.

Directors and Management of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Appendix II to the plan of merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the effective time of the merger, the memorandum and articles of association shall refer to the name of the surviving company as “Focus Media Holding Limited.”) In addition, the directors of Merger Sub immediately prior to the effective time (identified below in Annex D – “Directors and Executive Officers of each Filing Person”) will become the directors of the surviving company and the officers (other than those officers who also were directors) of the Company immediately prior to the effective time will become the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

•

the receipt by such security holders of $5.50 per Share or $27.50 per ADS in cash, representing a premium of 36.6% over the Company’s 30 trading day volume-weighted average closing price as quoted by NASDAQ on August 10, 2012, the last trading day prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

•	The primary detriments of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

•

such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•

in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares.

The primary benefits of the merger to the Company’s directors and executive officers (other than the Chairman) include, without limitation, the following:

•

replacement of restricted share units beneficially held by the Management Rollover Securityholders (including certain executive officers of the Company) by a grant in a certain number of restricted share units of Holdco;

•

the exchange of the restricted share units held by non-executive directors of the Company (including members of the independent committee) with restricted cash awards representing the right to receive cash amounts equal to the product of $27.50 and the number of ADSs underlying such restricted share units, which will vest as soon as practicable after the closing of the merger to be determined by Parent;

•	cash-out of Company share options and certain restricted share units beneficially held by employees, directors and the Chairman;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•

the monthly compensation of $10,000 of members of the independent committee in exchange for their services in such capacity (and, in the case of the chairman of the independent committee, monthly compensation of $15,000) (the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers (other than the Chairman) include, without limitation, the following:

•

such directors and officers (other than the Management Rollover Securityholders) will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:

•

if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•

the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts;

•

there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2012, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $2.3 million and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) and directors’ and officers’ liability insurance. Such cost savings will directly benefit the Buyer Group following the closing of the merger, and will be recurring in nature if and for so long as the Company remains private; and

•

the Company had net operating loss carry forwards of $19,252,222 for the year ended December 31, 2011, which the Company may be able to use to offset future taxable income. After the merger, the Buyer Group would indirectly benefit from any tax savings generated by such net operating loss carry forwards, if and to the extent actually used by the Company to offset future taxable income. The Buyer Group did not consider such tax savings (to the extent available) to be material in connection with their review and evaluation of the merger.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	risks associated with pending legal and regulatory proceedings against the Company will be borne by the Buyer Group;

•	the business risks facing the Company, will be borne by the Buyer Group;

•	an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will own 100% of the outstanding common stock of the Company and will have a corresponding interest in our net book value and net earnings. Parent is indirectly wholly-owned by Holdco and immediately after the closing of the merger, each shareholder of Holdco will have an indirect interest in our net book value and net earnings in proportion to such shareholder’s ownership interest in Holdco. Our net income attributable to our shareholders for the fiscal year ended December 31, 2011 was approximately $162.7 million and our net book value as of December 31, 2011 was approximately $1,272.8 million.

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for the Chairman Parties, Fosun and the Sponsors before and immediately after the merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2011.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000%		$’000%		$’000%		$’000%
Chairman Parties	235,651	18.5	30,118	18.5	393,396	30.9	50,279	30.9
Fosun	215,657	16.9	27,563	16.9	221,578	17.4	28,319	17.4
Sponsors	—	—	—	—	653,933	51.4	83,578	51.4

(1)	Ownership percentages are based on 655,589,716 Shares outstanding as of December 19, 2012, the reference date used in the merger agreement.
(2)	Ownership percentages are subject to adjustment pursuant to the terms and conditions of the equity commitment letters of affiliates of the Sponsors. Ownership percentages are calculated on a fully-diluted basis. In the case of the Management Rollover Securityholders, their ownership interest in Holdco will be in the form of restricted stock units of Holdco.

For more information on the Rollover Securityholders and their relationships with certain members of the Consortium, please see “Annex D” attached to the proxy statement.

Plans for the Company after the Merger

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will (i) cease to be an independent public company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. As of the date of this proxy statement, there are no plans to repay the debt incurred to finance the merger, other than in accordance with the terms of the facilities agreement for the Senior Secured Credit Facilities. Please see “Special Factors – Financing – Debt Financing” beginning on page 56 for additional information.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, Parent will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange. Following the effective time of the merger, Parent expects that it will adopt one or more share-based compensation plans for certain employees and officers of the Company, including the Chairman and the Management Rollover Securityholders. At this time, no actual agreement or understanding as to the particulars of such plans has been determined or agreed upon. The implementation, terms and cost allocations of such plan or plans will need the approval of the board and/or shareholders of Holdco in accordance with a shareholders agreement to be entered into following the effective time of the merger.

Subsequent to the completion of the merger and the termination of registration of the Company’s ADSs and underlying Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The independent committee was formed on August 13, 2012, in response to the receipt of the going private proposal letter from the Consortium on August 12, 2012. In light of the Chairman’s express intention not to sell his Shares to any third party, the independent committee determined that there was no viable alternative to the proposed sale of the Company to the Consortium, and in light thereof, no attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company’s receipt of the proposal letter from the Consortium on August 12, 2012, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The independent committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee to the extent provided in the merger agreement. In this regard, the independent committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any options or restricted share units receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $40 million, or Parent may be required to pay the Company a termination fee of $60 million, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fees” beginning on page 89.

If the merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders pursuant to the merger agreement, is anticipated to be approximately $3.823 billion. This amount is expected to be provided through a combination of (a) aggregate equity commitments of $1.181 billion from certain affiliates of the Sponsors, including the Sponsor Guarantors, (b) a rollover commitment from the Chairman Parties of 124,743,100 Shares and restricted share units representing the right to receive 4,379,165 Shares, having an aggregate value of approximately $710 million, (c) a rollover commitment from Fosun of 72,727,275 Shares having an aggregate value of approximately $400 million, (d) rollover commitments from Management Rollover Securityholders of restricted share units representing the right to receive 1,285,020 Shares in total having an aggregate value of approximately $7 million and (e) a debt commitment up to $1.525 billion under the Senior Secured Credit Facilities (as defined below). The funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders, will be paid from accounts outside China, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations. As of the date of this proxy statement, there is no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the related transactions.

Equity Financing

        Prior to the execution of the merger agreement, certain affiliates of the Sponsors, including the Sponsor Guarantors, entered into equity commitment letters pursuant to which each such affiliate has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Holdco for an aggregate amount equal to $1.181 billion.

Each such affiliate’s commitment is conditioned upon (i) the execution and delivery of the merger agreement by the Company, (ii) the satisfaction or waiver at the closing of the merger of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement, including the merger, (iii) either the contemporaneous consummation of the closing of the merger or the obtaining by the Company in accordance with the terms and conditions of the merger agreement of an order requiring Parent to cause the equity financing to be funded and to consummate the merger, (iv) the contemporaneous funding of debt financing (as described below) and/or the alternative financing (in the event the debt financing becomes unavailable), and (v) the substantially contemporaneous closing of the contributions contemplated by the other equity commitment letters which shall not be modified, amended or altered in any manner adverse to such affiliate without such affiliate’s prior written consent.

The obligation of such affiliates of the Sponsors to fund the commitment will terminate automatically upon the earliest to occur of (a) the closing of the merger, (b) one year from the date of the equity commitment letters, (c) the valid termination of the merger agreement in accordance with its terms, or (d) the company or any of its affiliates asserting a claim against the Sponsor Guarantors or certain other affiliates of the Sponsors under the merger agreement or ancillary agreements other than certain specified retained claims.

The Company has the right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted under the merger agreement to obtain specific performance requiring Holdco to enforce the equity commitments and consummate the merger.

Rollover Equity

Concurrent with the execution of the merger agreement, the Rollover Securityholders entered into rollover agreements pursuant to which, subject to the terms and conditions set forth therein, the Rollover Securityholders have agreed to the subscription of newly issued shares or restricted share units, as applicable, in Holdco and the cancellation at or immediately prior to the effective time of the merger of a certain number of Shares and/or restricted share units, as applicable, held by each of them having an aggregate value of approximately $1.117 billion, such that the Rollover Securityholders will have no right to any merger consideration in respect of their rollover securities.

The obligation by Holdco to issue shares and the willingness of Parent and Merger Sub to enter into the merger agreement and consummate the transactions contemplated therein, including the merger, depend in part on the representations and warranties of each Rollover Securityholder set forth in the rollover agreements being true and correct as of the closing of the merger.

Debt Financing

Merger Sub has received a debt commitment letter, dated as of December 19, 2012, from Bank of America, N.A., China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Hong Kong Branch, Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG, Hong Kong Branch, and UBS AG, Singapore Branch (collectively and together with such additional financing sources that may become an underwriter pursuant to the terms of the debt commitment letter, the “Debt Financing Sources”) to provide, by themselves or through their affiliates, senior secured credit facilities in the aggregate principal amount of up to $1.525 billion (the “Senior Secured Credit Facilities”), subject to the conditions set forth therein for the purpose of financing the consideration for the merger, refinancing existing indebtedness of the Company and its subsidiaries that is not permitted indebtedness under the terms of the Senior Secured Credit Facilities, if any, funding a debt service reserve account and paying fees and expenses incurred in connection with the merger (collectively, the “Debt Financing Purposes”).

The debt commitments will expire on June 19, 2013, the date that is six months after the date of the Merger Agreement, or such earlier date on which the merger agreement is terminated or Merger Sub has informed the Debt Financing Sources that the Merger has been abandoned or withdrawn, unless definitive documents are entered into in respect of the Senior Secured Credit Facilities set forth in the debt commitment letter. The major definitive documents governing the Senior Secured Credit Facilities have been substantially negotiated, and a form of each such document is attached to the debt commitment letter. Subject to the conditions set forth in the debt commitment letter, Merger Sub may require the Debt Financing Sources to execute such definitive documents upon three business days’ notice. If definitive documents are executed, Merger Sub would be permitted to extend the availability period of the Senior Secured Credit Facilities to up to October 19, 2013, if Parent or the Company extends the termination date of the Merger Agreement for the purpose of satisfying any condition for which the consent or approval of any governmental authority is being sought. See “The Merger Agreement and Plan of Merger – Termination of the Merger Agreement.” The definitive documents governing the Senior Secured Credit Facilities have not been executed as of the date hereof and, accordingly, the actual terms of the Senior Secured Credit Facilities may differ from those described in this proxy statement. Except as described herein, there is no other plan or arrangement to finance the merger or repay the Senior Secured Credit Facilities.

Terms of the Senior Secured Credit Facilities

General. The borrower under the Senior Secured Credit Facilities as of the date of the definitive documents governing such facilities will be Merger Sub. After consummation of the merger, the Company will become the borrower. The Senior Secured Credit Facilities consist of a $1,075 million facility A term loan with a term of five years (“Facility A”) and a $450 million facility B short-term loan with a term of 10 months (“Facility B”), provided that a certain amount not exceeding $70 million (the “Bridge to Offshore Cash Amount”) of the loan under Facility B may be required to be repaid within five business days of the date of utilization of Facility B to the extent it is supported by cash of the Company held outside the PRC. No alternative financing arrangements or alternative financing plans have been made in the event that any of the Senior Secured Credit Facilities becomes unavailable.

The Debt Financing Sources have been appointed as joint arranging parties for the Senior Secured Credit Facilities. Citicorp International Limited is expected to be appointed as the agent and DBS Bank Ltd., Hong Kong Branch is expected to be appointed as the security agent for the Senior Secured Credit Facilities.

Conditions Precedent. The availability of the Senior Secured Credit Facilities is subject to, among other things, (a) that all conditions precedent to the merger (including any no material adverse effect condition included therein) having been satisfied in full without any waiver (other than any waiver that would not reasonably be expected to be materially adverse to the interests of the lenders in respect of the Senior Secured Credit Facilities), and no provision to the merger agreement or other merger documents being waived or amended in a manner materially adverse to the lenders without the consent of the Debt Financing Sources, (b) evidence of the deposit of sufficient cash of the Company in certain designated accounts to repay the outstanding amount of the loan under Facility B, (c) execution of the security documents required under the facilities agreement, (d) the absence of a negative legal opinion issued by PRC counsel in respect of certain of the Company’s existing debt financing, (e) the completion and sufficiency of the equity commitment funding, (f) the payment of fees and expenses, and (g) arrangements for the discharge of certain existing indebtedness of the Company and its subsidiaries that is not permitted indebtedness under the terms of the Senior Secured Credit Facility, if any.

Interest Rate and Fees. A loan under Facility A is expected to bear interest at a rate equal to LIBOR (London interbank offer rate) plus mandatory costs (if applicable) and a margin of 5.25% per annum, which margin shall be reduced to 4.75% per annum at any time when no loan under Facility B is outstanding. After the expiry of 12 months following the closing date of the merger, the applicable margin for the loan under Facility A will be further subject to reduction pursuant to a leverage-based pricing grid. The Bridge to Offshore Cash Amount portion of Facility B will bear interest at LIBOR plus mandatory costs (if applicable) and a margin of 2.0%, while the remainder of the loan under Facility B will initially bear interest at LIBOR plus mandatory costs (if applicable) and a margin of 3.0% per annum for the first six months following the first date on which the facility is utilized, which margin will increase to 3.25% per annum thereafter.

Prepayments and Amortization. The borrower will be permitted to make voluntary prepayments of the loans under the Senior Secured Credit Facilities at any time, without premium or penalty. The borrower will be required to immediately repay the entire amount of any loan then outstanding under both Facility A and Facility B in the event of a change of control, which, (a) prior to a qualifying public offering and listing, would be triggered by a reduction in the voting ownership or economic interest in the borrower by the group comprising Carlyle, FountainVest, CITIC Capital Partners and China Everbright to below 50.1%, of the group comprising Chairman and his family to below 20%, of either of Carlyle or FountainVest to below 10%, or of Carlyle and FountainVest, in the aggregate, to below that of the other Sponsors, and (b) following a qualifying public offering and listing, would be triggered by either a reduction in the voting ownership or economic interest in the borrower by the group comprising Carlyle, FountainVest, CITIC Capital Partners and China Everbright to below 35%, of the group comprising Chairman and his family to below 10%, of either of Carlyle or FountainVest to below 5.5%, of Carlyle and FountainVest, in the aggregate, to below that of the other Sponsors, or of the Sponsors, in the aggregate, to below that of any other person or group. The borrower will also be required to make mandatory prepayments of the loan under Facility A with (1) net cash proceeds of asset sales, claims against certain report providers, and insurance claims, in each case, subject to reinvestment rights, receipt of proceeds outside the PRC, and certain agreed exclusions, (2) a certain percentage of proceeds from a public offering or listing of the borrower or any holding company of the borrower subject to a leverage-based grid, and (3) all of the surviving company’s excess cash flow (as defined in the definitive facilities agreement for the Senior Secured Credit Facilities). The loan under Facility A is expected to be repaid in semi-annual installments in aggregate annual amounts following the closing of the merger. No loan under Facility A or Facility B may be re-borrowed. The short-term loan under Facility B has one repayment installment at maturity (except for the Bridge to Offshore Cash Amount which is required to be repaid within five business days of the date of utilization of Facility B) and may only be repaid or prepaid from cash held in certain designated accounts of the Company.

Guarantors. All obligations under the Senior Secured Credit Facilities will be guaranteed by the direct parent of the Company and by each of the Company’s existing and future subsidiaries incorporated or to be incorporated from time to time outside the PRC (excluding certain dormant subsidiaries).

Security. The obligations of the borrower and the guarantors under the Senior Secured Credit Facilities will be secured, subject to permitted liens and other agreed upon exceptions, by: (1) a first-priority lien on all the capital stock of the borrower, the Company, the direct parent of the Company and each guarantor of such facilities, and on the equity interests in onshore subsidiaries that are directly held by the Company’s subsidiaries incorporated outside the PRC; and (2) substantially all the Company’s present and future assets and those of each guarantor, in each case to the extent otherwise permitted by applicable law and subject to certain security principles set forth in the definitive facilities agreement. Delivery of security of the Company or its subsidiaries will not be a condition precedent to the availability of the Senior Secured Credit Facilities on the closing date, but will be required to be delivered following the closing date.

Other Major Terms. The Senior Secured Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness and certain other indebtedness, liens, transactions with affiliates, and dividends and other distributions. The Senior Secured Credit Facilities will also include events of default.

Upon the initial funding of the Senior Secured Credit Facilities, Merger Sub has also agreed to pay upfront fees to the Debt Financing Sources in relation to the facilities.

Limited Guarantees

Concurrently with the execution of the merger agreement, each of the Sponsor Guarantors entered into a limited guarantee in favor of the Company, pursuant to which it agreed to guarantee, a percentage of the obligations of Parent under the merger agreement to pay a termination fee to the Company, subject to the terms and conditions of the merger agreement; provided that in no event, the aggregate liability of each guarantor thereunder will exceed its pro rata share of the termination fee.

Each limited guarantee will terminate as of the earliest of (a) the effective time of the merger, (b) the termination of the merger agreement by mutual consent of Parent and the Company or under circumstances where Parent will not be obligated to pay the termination fee, (c) the first anniversary of the date of the limited guarantee, and (d) 60 days after the termination of the merger agreement under circumstances set forth therein where Parent will be obligated to pay a termination fee if the Company has not presented a claim for payment by such 60th day.

Remedies and Limitations on Liability

The Company is entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity; provided, that the Company expressly disclaims its right to specifically enforce Parent’s and Merger Sub’s rights to cause the equity financing to be funded in certain circumstances; provided, further, in all other circumstances, the Company is entitled to specifically enforce Parent’s and Merger Sub’s rights to cause the equity financing to be funded and to consummate the merger only in the event that (i) all of the closing conditions that are the obligations of the Company have been satisfied and Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred in accordance with the merger agreement, (ii) the debt financing or, if applicable, alternative financing has been funded or will be funded at the closing if the equity financing is funded at the closing, and (iii) the Company has irrevocably confirmed in a written notice delivered to Parent and Parent’s debt financing source that if the financing is funded, it would be ready, willing and able to consummate the merger. Other than the equitable remedies described in the foregoing sentence, the Company’s right to receive payment of a termination fee from Parent (or the Sponsor Guarantors pursuant to the limited guarantees) is our sole and exclusive remedy against Parent, Merger Sub, the Sponsors, the Sponsor Guarantors and their respective affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform by Parent or Merger Sub under the merger agreement or otherwise.

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, Parent’s right to receive payment of a termination fee from the Company is the sole and exclusive remedy of Parent and Merger Sub against the Company and its affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement by the Company or otherwise.

While the Company, Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

The maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with the merger agreement is limited to a termination fee of $60 million, and the maximum aggregate liability of the Company for monetary damages in connection with the merger agreement is limited to a termination fee of $40 million, in each case absent fraud.

Interests of Certain Persons in the Merger

In considering the recommendation of the independent committee and our board of directors with respect to the merger, you should be aware that the Rollover Securityholders, including the Chairman, have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and independent committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of Rollover Securityholders

Concurrent with the execution of the merger agreement, the Rollover Securityholders entered into rollover agreements pursuant to which, subject to the terms and conditions set forth therein, the Rollover Securityholders have agreed to the subscription of newly issued shares or restricted share units, as applicable, in Holdco and the cancellation at or immediately prior to the effective time of the merger of a certain number of Shares and/or Company restricted share units, as applicable, held by each of them having an aggregate value of approximately $1.117 billion. At the closing of the merger, (i) the Chairman Parties will hold in aggregate approximately 30.9% of the outstanding interests in Holdco, (ii) Fosun will hold approximately 17.4% of the outstanding interests in Holdco, and (iii) the Management Rollover Securityholders will hold approximately 0.3% of the outstanding interests in Holdco (in the form of restricted share units of Holdco), on a fully-diluted basis.

Given the Company will become a privately-held company following the completion of the merger, the Rollover Securityholders’ interests in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty of an opportunity to sell their beneficial interests in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover their investment. Each of the Rollover Securityholders may also enjoy benefits from future earnings and growth of the surviving company.

Shares, Options and Restricted Share Units Held by Officers and Directors

As of January 17, 2013, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 99), as a group and excluding the Chairman Parties, beneficially own an aggregate of 6,764,597 Shares. These consist of: (a) 5,379,597 issued and outstanding Shares and (b) outstanding and unexercised options to purchase 1,385,000 Shares exercisable within 60 days from the date of this proxy statement pursuant to the Company Share Incentive Plans. As of January 17, 2013, 1,385,000 of the options held by our directors and executive officers other than the Chairman Parties have vested. Such options have a weighted average exercise price of $4.10 per Share.

At the effective time of the merger, each outstanding vested and unexercised option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted.

Furthermore, except as provided under the Chairman Rollover Agreement, the Management Rollover Agreements and the arrangement with respect to restricted share units held by the Director and Consultant Parties, at the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such restricted share unit immediately prior to the effective time of the merger multiplied by $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs), as applicable, and subject to the same vesting terms applicable to the unvested restricted share unit from which it was converted.

Immediately prior to the closing of the merger, all restricted share units held by the Chairman Parties that are outstanding as of January 1, 2013 will become vested. Other than the Chairman Rollover RSUs, each restricted share unit held by the Chairman Parties will be cancelled and converted into the right to receive cash in an amount equal to $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs) as soon as practicable after the effective time of the merger. Pursuant to the Chairman Rollover Agreement, at the closing of the merger each Chairman Rollover RSU will be cancelled without consideration and the Chairman Parties will subscribe for newly issued ordinary shares of Holdco at an aggregate subscription price that will be offset by the merger consideration otherwise payable to the Chairman Parties in respect of the Chairman Rollover RSUs and the Chairman’s Rollover Shares.

Under the terms of the Management Rollover Agreements, each Management Rollover RSU will be cancelled at the closing of the merger and, as soon as reasonably practicable following the closing of the merger, replaced by a number of restricted shares units of Holdco, which are exchangeable for ordinary shares of Holdco, equal to the product (rounded down to the nearest whole share) of (x) the number of restricted share units subject to rollover multiplied by (y) the ratio of the per Share merger consideration to the per share value of each ordinary share of Holdco (which is obtained by dividing the aggregate equity contribution to Holdco on the closing of the merger by the number of ordinary shares of Holdco issued on the closing date). The restricted share units of Holdco granted to each Management Rollover Securityholder will vest on the dates set forth in his or her Management Rollover Agreement if such Management Rollover Securityholder remains continuously employed by the Company after the merger on each applicable vesting date.

The restricted share units held by the Director and Consultant Parties as of the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive restricted cash awards, which will vest as soon as practicable after the closing of the merger to be determined by Parent. Upon vesting, each Director and Consultant Party will be paid a cash amount equal to the product of $5.50 and the number of Shares underlying the restricted share units from which the restricted cash award was converted.

The table below sets forth, as of January 17, 2013, for each of our directors and officers:

•	the number of Shares issuable under, and the exercise price payable per Share for, the outstanding and unexercised vested options held by such person; and

•

the cash payment to be received in respect of such vested options as soon as practicable after the effective time of the merger, calculated by multiplying (a) the total number of Shares subject to such vested options by (b) the excess of $5.50 over the exercise price of such vested options.

	Title	No. of Shares Issuable Under the Vested Options		Exercise Price Payable Per Share	Cash Consideration Upon Completion of the Merger
Jason Nanchun Jiang	Chairman and Chief Executive Officer	500,000 3,080,000 501,100	(1) (2) (2)	5.72 2.70 5.72	$8,627,080

Fumin Zhuo	Independent Director	200,000	(3)	5.72	N/A

Neil Nanpeng Shen	Independent Director	412,500 300,000		0.58 5.72	$2,031,563

Charles Chao	Director	200,000		5.72	N/A

Daqing Qi	Independent director	205,835 66,665		5.09 5.72	$83,775

David Ying Zhang	Independent Director	—		N/A	N/A

Ying Wu	Independent Director	—		N/A	N/A

Kit Leong Low	Director and Chief Financial Officer	—		N/A	N/A

(1)	Held by Target Management Group Limited. Target Management Group Limited is 100% owned by JJ Media Investment Holding Limited , which is 100% owned by Jason Nanchun Jiang.
(2)	Held by Target Sales International Limited and Target Sales International Limited is 100% owned by JJ Media Investment Holding Limited, which is 100% owned by Jason Nanchun Jiang.
(3)	Held by Chapman Technology Limited. Chapman Technology Limited is 100% owned by Fumin Zhuo.

The table below sets forth, as of the date of this proxy statement, for each of our directors and officers:

•	the number of Shares subject to, and the exercise price payable per Share for, the outstanding and unexercised unvested options held by such person;

•	the number of restricted share units held by such person;

•

the cash payment to be received in respect of such restricted share units held by Jason Nanchun Jiang other than the Chairman Rollover RSUs at the closing, calculated by multiplying 5,704,170 Shares subject to such restricted share units by $5.50; and

•

the value of restricted cash awards to be received in respect of such restricted share units held by such directors other than Jason Nanchun Jiang and Kit Leong Low (who holds Management Rollover RSUs) as soon as practicable after the effective time of the merger, calculated by multiplying the number of Shares subject to such restricted share units by $5.50. Pursuant to the merger agreement, such restricted cash awards will vest as soon as practicable after the closing of the merger, as determined by the Parent.

	Title	No. of Shares Issuable Under the Unvested Options	Exercise Price Payable Per Share	No. of Restricted Share Units		Cash Consideration Upon Completion of the Merger	Value of Restricted Cash Awards to be Granted After Completion of the Merger
Jason Nanchun Jiang	Chairman and Chief Executive Officer	—	N/A	10,083,335	(1)	$31,372,935	N/A

Fumin Zhuo	Independent Director	—	N/A	250,005	(2)	N/A	$1,375,028

Neil Nanpeng Shen	Independent Director	—	N/A	200,005		N/A	$1,100,028

Charles Chao	Director	—	N/A	200,005		N/A	$1,100,028

Daqing Qi	Independent director	—	N/A	250,005		N/A	$1,375,028

David Ying Zhang	Independent Director	—	N/A	200,005		N/A	$1,100,028

Ying Wu	Independent Director	—	N/A	200,005		N/A	$1,100,028

Kit Leong Low	Director and Chief Financial Officer	—	N/A	633,335	(3)	N/A	N/A

(1)	Held by Target Sales International Limited and Target Management Group Limited. Each of Target Sales International Limited and Target Management Group Limited is 100% owned by JJ Media Investment Holding Limited, which is 100% owned by Jason Nanchun Jiang. At the closing of the merger, 4,379,165 Shares subject to the Chairman Rollover RSUs will be cancelled without consideration and the Chairman Parties will subscribe for newly issued ordinary shares of Holdco.
(2)	Held by Chapman Technology Limited. Chapman Technology Limited is 100% owned by Fumin Zhuo.
(3)	Held by Frame Up Limited. Frame Up Limited is 100% owned by Kit Leong Low. At the closing of the merger, all of the 633,335 restricted share units held by Mr. Low will be cancelled without consideration and Mr. Low will subscribe for newly issued restricted share units of Holdco.

After the completion of the merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Shares, vested and unvested options and restricted share units is approximately $79 million, including approximately $30 million in respect of Shares and approximately $49 million in respect of vested and unvested options and restricted share units, which, for the avoidance of doubt, exclude the Chairman Rollover RSUs, the Chairman’s Rollover Shares and Kit Leong Low’s Management Rollover RSUs.

Indemnification Agreement

Concurrently with the execution and delivery of the merger agreement, the Chairman Parties and Parent, and solely for purposes of certain specific provisions, Holdco and the Sponsors, entered into an indemnification agreement, pursuant to which each of the Chairman Parties agrees to jointly and severally indemnify and hold harmless Parent from and against any losses asserted against, incurred or sustained by any of Parent, the Company or any of its subsidiaries and affiliates, or any of their successors and assigns, up to $140,000,000 in the aggregate, in connection with any current and future regulatory proceedings against the Company or its subsidiaries (the “Relevant Regulatory Proceedings”) and putative class actions arising out of, relating to or by reason of the subject matters of any Relevant Regulatory Proceedings, subject to certain conditions and limitations thereto. The Chairman Parties’ obligations under the indemnification agreement will become effective at the effective time of the merger (but will apply to all losses incurred or sustained by any of Parent, the Company or any of its subsidiaries and affiliates, or any of their successors and assigns from the date of the merger agreement), and terminate on the fifth anniversary of the closing date of the merger. The parties to the indemnification agreement currently expect to amend the indemnification agreement after the closing of the merger to limit the Relevant Regulatory Proceedings to the SEC Inquiry and those initiated based on one or more facts or circumstances that are the subject matters of the SEC Inquiry, if any.

With respect to putative class actions: (i) in the case where the Company is entitled under any then-effective insurance policies to recovery of any of the relevant losses, the Chairman Parties will only be liable for all such losses not actually recovered under such insurance policies; and (ii) in all other cases where the Company is not entitled under any insurance policies to recovery of any of such losses, the Chairman Parties will only be liable to indemnify Parent for the aggregate amount of all such losses for all such putative class actions in excess of $5,000,000, in each case subject to the $140,000,000 cap. The Chairman Parties also agree to deposit an amount of $40,000,000 into an escrow account to support their indemnification obligations upon closing of the merger, for a period of five years from the closing date of the merger. See “Special Factors – Interests of Certain Persons in the Merger – Indemnification Agreement”.

Non-Compete Agreement

Concurrently with the execution and delivery of the merger agreement, Holdco and the Chairman entered into a non-compete agreement, which will take effect at the effective time of the merger, pursuant to which the Chairman agrees to not participate or engage in any competitive business with the Company for as long as he is a member of the board of directors of Holdco and for five years thereafter.

Interim Sponsors Agreement

Concurrently with the execution and delivery of the merger agreement, Holdco, the Sponsors and certain affiliates of the Sponsors entered into an interim sponsors agreement which governs the relationship among the parties with respect to the merger agreement and matters relating thereto until the consummation of the merger. The interim sponsors agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the merger agreement and the ancillary agreements pending consummation of the merger, (ii) the entrance into, concurrent with the consummation of the merger, of a shareholders agreement of Holdco by the Sponsors, the Chairman Parties and Fosun, (iii) the right of the Sponsors to enforce (including by specific performance) the provisions of each equity commitment letter, and (iv) the payment or reimbursement by Holdco or the Company of certain expenses incurred by Holdco, Parent, Merger Sub and the Sponsors in connection with the merger agreement and the transactions contemplated thereby if the merger is consummated.

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

The memorandum and articles of association of the surviving company shall contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

•

The surviving company will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. The Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company.

•

From and after the effective time, the surviving company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the current and former directors or officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law.

The Independent Committee

On August 13, 2012, our board of directors established an independent committee of directors to consider the proposal from the Consortium and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The independent committee is composed of independent directors – Professor Daqinq Qi (who will serve as the chairman), David Y. Zhang and Fumin Zhuo. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) independent committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee’s or board’s recommendation of the merger), (iii) the acceleration of the vesting of restricted share units held by non-executive directors of the Company (including members of the independent committee) upon completion of the merger, and (iv) the directors’ indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the independent committee regarding its investigation and evaluation of the merger.

The Company has compensated the members of the independent committee in exchange for their service in such capacity an aggregate monthly amount of $10,000 per member (and, in the case of the chairman of the independent committee, a monthly amount of $15,000), the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger. In addition, as noted above, the restricted share units held by the Director and Consultant Parties as of the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive restricted cash awards, which will vest as soon as practicable after the closing of the merger to be determined by Parent. Upon vesting, each Director and Consultant Party will be paid a cash amount equal to the product of $5.50 and the number of Shares underlying the restricted share units from which the restricted cash award was converted.

Position with the Surviving Company

After completion of the merger, the Chairman expects to continue to serve as chairman of the board of directors of the surviving company and chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

Sale of Shares by JJ Media

On September 13, 2010, the Chairman, through JJ Media, sold 8,100,000 of our ADSs at a price of $18.90 per ADS in an underwritten public offering.

Concurrent with the pricing of such public offering, JJ Media entered into three capped call transaction confirmations (the “Options Agreements”) pursuant to which JJ Media purchased call options relating to 10,100,000 ADSs with a hedge reference price of $19.25 per ADS. These Option Agreements were subsequently amended on June 22, 2011, September 30, 2011 and November 22, 2011, which had the effect of amending the applicable strike and cap prices, changing the timing of settlement of various components of the capped call transactions to May and June 2012, and changing amounts due upon such settlements.

On September 7, 2010, JJ Media also entered into a share swap transaction confirmation (the “Swap Agreement”), with a maturity date on or about October 28, 2010, pursuant to which variable price seller acquired “long” exposure, and JJ Media acquired “short” exposure, to 2,000,000 ADSs. The notional amount of the swap was based on such number of ADSs and an initial price of $18.90 per ADS. Under a pledge and security agreement, JJ Media pledged 2,000,000 ADSs to secure its obligations under the Swap Agreement. On the same date, JJ Media Investment Holding Limited also entered into a share sales plan (the “Sales Plan”) in reliance on Rule 144 under the Securities Act and Rule 10b5-1 under the Exchange Act with a broker-dealer affiliated with Goldman Sachs International (the “Seller”). Under the Sales Plan, the Seller sold on behalf of JJ Media up to a maximum of 2,000,000 ADSs subject to the conditions and terms of the Sales Plan. The dates of the sales under the Sales Plan were intended to coincide with the valuation period under the Swap Agreement. All sales occurred during the period between October 7, 2010 and October 22, 2010. These sales resulted in net proceeds of $47.8 million under the Sales Plan which, less $10.0 million in swap payments under the swap unwinds during that period, resulting in a total settlement amount to JJ Media of $37.8 million.

On September 7, 2010, the Chairman entered into a guaranty (the “Guaranty”) in favor of Goldman Sachs International. The Guaranty was entered into to guarantee the payment of all amounts, and the performance of all obligations, by JJ Media under the Options Agreements, Swap Agreement and the other transaction documents relating to the Options Agreements and Swap Agreement. Documentation relating to these transactions has been filed by JJ Media in a Schedule 13D, as amended.

Share Subscription by JJ Media

On September 23, 2009, JJ Media and the Company entered into a subscription agreement pursuant to which the Company issued and sold to JJ Media, and JJ Media subscribed for and purchased 75 million Shares at a subscription price of $1.899 per Share, representing the average closing price of implied price per Share based on ADS during the twenty consecutive trading days preceding the signing of the agreement. On November 18, 2009, the private placement was consummated and the Company received gross proceeds of $142,425,500. The Shares issued to JJ Media were subject to a six month lock-up and had customary registration rights pursuant to a registration rights agreement entered into between the Company and JJ Media.

Purchase of ADSs by JJ Media

On November 22, 2011, JJ Media purchased 712,896 ADSs (representing 3,564,480 Shares) at a price of $15.43 per ADS (approximately $3.08 per Share) in a block trade.

Other Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 102 for a description of how to obtain a copy of our Annual Report.

Except for the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of our consolidated revenues with any member of the Buyer Group, and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Buyer Group.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount (in ‘000)

Legal fees and expenses	$21,850

Financial advisory fees and expenses	$11,000

Accounting expenses	$1,000

Independent committee fees	$2,000

Printing, proxy solicitation and mailing costs	$150

Filing fees	$357

Miscellaneous	$1,800

Total	$38,157

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Rollover Securityholders at the Extraordinary General Meeting

Pursuant to the Voting Agreement, the Rollover Securityholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of the record date, we expect that the Rollover Securityholders as a group will beneficially own, in the aggregate,              outstanding Shares, which represents     % of the total outstanding voting Shares.

Litigation Related to the Merger

On or about February 26, 2013, the Company became aware that a putative class action had been filed against the Company, members of the board of directors of the Company, Parent and Merger Sub in the United States District Court for the North District of California in San Francisco, California in connection with the proposed merger. The case is captioned Iron Workers Mid-South Pension Fund v. Focus Media Holding Limited, et al., Case No. C-13-0827-JST. The representative plaintiff alleges, among other things, that (i) the proposed purchase price for the shares pursuant to the merger agreement and related sale process were unfair and inadequate; (ii) the defendants disseminated a false and materially misleading proxy statement which failed to disclose all of the material information concerning the proposed merger; and (iii) the members of the board of directors acted in a manner oppressive or otherwise prejudicial to the shareholders of the Company. The representative plaintiff seeks, among other things, (i) injunctive relief preventing consummation of the proposed merger, unless the Company adopts and implements a procedure or process to obtain a transaction that provides the best possible terms for shareholders, and the defendants disclose all the material information to shareholders; (ii) a directive to members of the board of directors to comply with their duties under applicable law by obtaining a transaction which is in the best interest of the Company’s shareholders; and (iii) rescission of the merger agreement or any of the terms thereof.

The Company, the board of directors of the Company, Parent and Merger Sub believe that the claims in this complaint are without merit and intend to defend against them vigorously.

One of the conditions to the closing of the merger is that no final order by a court or other governmental entity shall be in effect that prohibits the consummation of the merger or that makes the consummation of the merger illegal. As such, if the representative plaintiff is successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms and such injunction has not been reversed and is non-appealable, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

Accounting Treatment of the Merger

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the registration of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

On March 14, 2012, the SEC informed the Company that it was initiating a non-public investigation into whether there had been any violations of the federal securities laws related to the Company (the “SEC Inquiry”). The SEC advised the Company that the existence of the investigation should not be construed as an indication by the SEC or its staff that the Company or any of its officers or directors had violated any of the federal securities laws.

As part of its investigation, the SEC requested that the Company voluntarily provide certain documents and other information. The Company agreed to voluntarily cooperate with the SEC and, through its legal counsel, has been cooperating with the investigation by providing the SEC with documents and information as well as having its legal counsel meet with the SEC.

The SEC’s initial and follow-up information requests cover a broad range of documents and information related to the operations, finances and transactions of the Company and its subsidiaries, with a primary focus on the Company’s (i) acquisitions, investments, restructurings and divestitures, including those transactions related to Allyes Online Media Holding Ltd. (“Allyes”) (including (a) the management buy-out of a 38% ownership interest in Allyes from the Company in 2010, (b) the Company’s subsequent sale of its remaining ownership interest in Allyes to one or more funds affiliated with or advised by affiliates of Silver Lake Management, L.L.C. in July 2010, (c) dividend payments and other financial and accounting aspects of Allyes’ business, (d) the Company’s acquisition, restructuring and divestiture of its internet advertising subsidiaries and other variable interest entity affiliates, and (e) financial and accounting records pertaining to these transactions); (ii) disclosures, re-categorizations and operational data related to the LCD display network, poster frame network and movie theater business; (iii) corporate structure, including the use of wholly-foreign owned operating subsidiaries and variable interest entities; (iv) financial records and general financial condition; (v) director and officer compensation and relationships with Company affiliates and third parties; (vi) corporate governance and internal control practices; (vii) share offerings, including the secondary offering conducted on September 7, 2010, buy-backs, cancellations, and dividends; (viii) communications with various third parties, including Deloitte, Goldman Sachs and Fosun; and (ix) documents discussing or responding to some allegations made against the Company in the market.

The Company intends to continue to cooperate fully with the SEC’s investigation and will continue to provide the SEC with the requested information and documentation. Because this matter is ongoing, the Company cannot predict the scope, duration or outcome of the investigation.

Dissenter Rights

Please see “Dissenter Rights” beginning on page 93.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of the Shares who exchange Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code”, final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, referred to as the “IRS”, and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

This discussion does not address any U.S. federal estate, gift, or other non–income tax, or any state, local, or non–U.S. tax, consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark–to–market accounting method; (iv) tax–exempt organizations; (v) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (vii) U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax–deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax; (xi) U.S. Holders that actually or constructively own 10% or more of our voting stock or (xii) holders that are not U.S. Holders. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) a citizen or individual resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON–U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter Rights

For U.S. federal income tax purposes, the merger will be treated as a taxable sale of Shares for cash. Accordingly, the U.S. federal income tax consequences of the receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenter Rights (as described under “Dissenter Rights”), will generally be that a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long–term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time of the merger.

Long–term capital gains of non–corporate U.S. Holders are generally subject to U.S. federal income tax at reduced rates. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as United States source gain or loss. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of the Shares is subject to tax in the PRC, you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the “Treaty”). If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on the past composition of our income and valuation of our assets, including goodwill, we believe that we were not a passive foreign investment company, or a “PFIC”, for U.S. federal income tax purposes for our taxable year ended December 31, 2012, and we do not expect to become one for our current taxable year, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on an average of the quarterly values) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of the ADSs, a decrease in the price of the ADSs may also result in our becoming a PFIC.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, and the U.S. Holder has not made a valid mark–to–market election or qualified electing fund election, any gain recognized by such U.S. Holder on the disposition of Shares generally would be allocated ratably over such U.S. Holder’s holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark–to–market with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark–to–market election.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which such U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder will generally be subject to information reporting with respect to the amount of cash received in the merger, unless such U.S. Holder is a corporation or other exempt recipient. A U.S. Holder may also be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W–9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of their Shares.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council promulgated the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Further, on April 22, 2009, the State Administration of Taxation issued a Tax Circular, Guoshuifa [2009] No. 82 on Certain Issues regarding the Determination of Offshore Companies Controlled by PRC Companies as Resident Enterprises pursuant to “De Facto Management Bodies” Standard, or Circular 82, which took effect on January 1, 2008. According to Circular 82, any company established pursuant to laws and regulations other than PRC laws but that is controlled by companies or company groups within China shall be deemed as a resident enterprise for PRC tax purposes if all the following conditions are met: (i) the senior management in charge of the daily operation and management of the company are based within China or the premises where the senior management performs its duties are located within China; (ii) the financial matters (such as raising funds, financing or financial risk management) and human resources matters (such as appointment and dismissal of employees or their payrolls) are decided by companies or individuals within China or require approval from companies or individuals within China; (iii) primary property, books and accounts, company seals and board and shareholder meeting minutes are kept or placed within China; and (iv) 50% or more of the directors with voting rights or senior management habitually reside within China. According to Circular 82, in determining the location of de facto management, the principle of “substance over form” should be followed. Although Circular 82 was issued to regulate the PRC tax resident judgment of companies established overseas and controlled by PRC companies, which is not applicable in our case, the criteria in Circular 82 may be used as a reference for the State Administration of Taxation’s view on this issue. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized by a “non–resident enterprise” from transfer of its equity in a resident enterprise, provided that the “non–resident enterprise” (i) does not have an establishment or place of business in the PRC or (ii) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC.

In addition, under the PRC Individual Income Tax Law, a PRC resident who disposes of an asset in or outside of China is subject to PRC income tax at the rate of 20%; and a non PRC resident who disposes of an asset in China is also subject to the same tax rate (subject to applicable tax treaty relief, if any).

The EIT Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Therefore, there is uncertainty regarding whether PRC tax authorities would deem the Company to be a resident enterprise. However, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents. The Company’s belief is based on the following reasons: (i) most of the Company’s major board decisions, such as those relating to strategic planning, significant investments, raising fund and all matters related to capital market activities are made outside of the PRC; (ii) the Company’s principal executive offices are located in Hong Kong; (iii) the Company’s chief financial officer, appointed in January 2010 who is in charge of the Company’s investments, financial management, internal control and compliance, spends most of his working hours in our offices located in Hong Kong; (iv) the Company appointed a general manager of sales in July 2010, who habitually resides in Hong Kong; and (v) the Company’s senior management spends a significant amount of time outside of the PRC developing and managing investor relations. Due to the aforementioned uncertainty, the Company cannot assure you, however, that it will not be deemed to be a resident enterprise under the EIT Law and its implementation rules.

        In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non–resident Enterprises’ Equity Transfer Income, or Circular 698, issued by the State Administration of Taxation, which became effective retroactively as of January 1, 2008, and the Bulletin on Certain Issues regarding Administration of Income Tax on Non–resident Enterprises, or Bulletin 24, which was issued by the State Administration of Taxation and became effective as of April 1, 2011, if any non–resident enterprise transfers equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market other than being determined by the purchaser and the seller by mutual agreement prior to such transactions. According to Circular 698 and Bulletin 24, where the non–resident enterprise indirectly holds and transfers equity of a resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (i) an effective tax rate imposed on the gain from such equity transfer of less than 12.5% or (ii) a tax exemption for the foreign–sourced income arising out of such equity transfer, the non–resident enterprise is required to file with the relevant PRC taxation authorities certain information regarding the transfer. If the local PRC taxation authorities, upon review and examination of the documents submitted by the non–resident enterprise, deem the indirect transfer arrangement to be mainly for the purpose of PRC tax avoidance, then they have the power to re–characterize the offshore share transfer transaction, deny the existence of the offshore holding company, and impose a 10% income tax on the gain from such offshore share transfer after a review and approval by the State Administration of Taxation.

There has not been a definitive determination on whether a purchase or sale of a public company’s shares or ADSs would be subject to Circular 698. Parent is entitled under the merger agreement to withhold any tax arising in relation to filings required by Circular 698 as Parent reasonably determines in good faith to be required to be deducted or withheld under the provision of any applicable law, unless the holder of Shares, ADSs or Company Share Awards provides a certification in the letter of transmittal that such taxes are either (a) not required to be paid under applicable PRC law or (b) have been or will be properly and timely remitted to the relevant governmental authority.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents, including the merger agreement, are brought to or executed in or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “FMCN,” for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2011
First quarter	30.73	21.91
Second quarter	37.58	25.77
Third quarter	34.51	16.54
Fourth quarter	28.60	8.79
2012
First quarter	30.08	18.03
Second quarter	26.00	18.87
Third quarter	26.46	16.80
Fourth quarter	26.17	22.58
2013
First quarter (through March 6, 2013)	26.00	23.74

On August 10, 2012, the last trading day immediately prior to the Company’s announcement on August 13, 2012 that it had received a going private proposal, the reported closing price of our ADSs on NASDAQ was $23.38 per ADS. The merger consideration of $5.50 per Share, or $27.50 per ADS, represents a premium of 16.7% over the closing price of $23.38 per ADS on August 13, 2012, and a 36.6% premium over the Company’s 30 trading day volume-weighted average closing price as quoted by NASDAQ on August 10, 2012, the last trading day prior to the Company’s announcement on August 13, 2012 that it had received a “going-private” proposal. On             , the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of our ADSs were $         and $        , respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We did not declare any dividends from our founding until 2012. On January 10, 2012, we announced a policy starting from 2012 to issue a recurring dividend with payments expected to equal approximately 25% of our annual non-GAAP net income of the preceding fiscal year and to reserve up to an additional 30% of our annual non-GAAP net income of the preceding fiscal year (starting from 2012 earnings) that can be used, at the discretion of the board of directors, to increase the dividend payment or the size of our share purchase program in effect at that time (the “dividend policy”). The dividends are to be paid out on a quarterly basis in the calendar year to shareholders of record as of June 30, September 30 and December 31, respectively. The dividend payments commenced in 2012 in respect of our non-GAAP net income for 2011. A dividend of $17.9 million, or $0.0274 per Share, was paid out on April 16, 2012 to the shareholders of record on March 30, 2012; a dividend of $17.4 million, or $0.0272 per Share, was paid out on July 16, 2012 to shareholders of record on June 10, 2012; and a dividend of $17.6 million, or $0.0272 per Share, was paid out on October 16, 2012 to shareholders of record as of September 28, 2012.

On November 27, 2012, the board of directors resolved to postpone the determination of the timing of announcement and payment of the remaining cash dividends in respect of 2011 due to the possible going private transaction.

Under the terms of the merger agreement, the Company is not permitted to pay any dividends or repurchase any of its Shares pending consummation of the merger. As a result, on December 19, 2012, the Company’s board of directors resolved to suspend the Company’s previously announced share repurchase program and dividend policy.

We are a holding company incorporated in the Cayman Islands. Our current and future ability to pay dividends depends substantially on the payment of dividends to us by our PRC operating subsidiaries through our wholly foreign owned enterprise, or WFOE, operating subsidiaries. If any of our WFOE operating subsidiaries incurs debt on its own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, relevant PRC laws and regulations permit payments of dividends by our PRC operating subsidiaries and PRC operating affiliates only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws and regulations, each of our PRC operating subsidiaries and PRC operating affiliates is also required to set aside a portion of its net income each year to fund specific reserve funds. These reserves are not distributable as cash dividends. In particular, our PRC subsidiaries and our PRC affiliates are required to set aside minimum 10% of after tax income to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capitals.

Moreover, cash transfers from our PRC subsidiaries to us are subject to the PRC government’s currency conversion policy, and our PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to us. Any failure by any of our shareholders or any beneficial owner of our Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries’ ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiaries and PRC operating affiliates, our ability to pay dividends on our Shares, or indirectly on our ADSs, could be significantly limited.

We may be treated as a resident enterprise for PRC tax purposes and be obligated to withhold PRC income tax on payments of dividends on our Shares and ADSs to investors that are non–resident enterprises of the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises and 20% on dividends paid to non-resident individuals, subject to applicable tax treaty reliefs. Pursuant to a tax treaty between the PRC and the United States, a 10% rate will apply to dividends paid to non-resident individuals provided certain conditions are met. In addition, pursuant to a tax treaty between the PRC and Hong Kong, the withholding tax rate may be lowered to 5% if at least 25% of equity in the resident enterprise is held by a Hong Kong company and other conditions set forth by the relevant tax authorities have been met. See “Item 3. Key Information – D. Risk Factors-Risks Relating to the People’s Republic of China – Dividends payable by us to our foreign investors and gain on the sale of our ADSs or Shares may become subject to taxes under PRC tax laws” in our Annual Report on Form 20-F for the year ended December 31, 2011, which are incorporated herein by reference.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on             , 2013, at          a.m. (Hong Kong Time) at             .

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as a special resolution:

THAT the agreement and plan of merger dated as of December 19, 2012 (the “merger agreement”) among Parent, Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved; and

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $5.50 in cash without interest, and for the avoidance of doubt, because each ADS represents five Shares, each issued and outstanding ADS (other than ADS that represents Excluded Shares), will represent the right to surrender the ADS in exchange for $27.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Companies Law. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time, each outstanding ordinary share, par value $0.00005 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.00005 per share, of the surviving company.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the independent committee of our board of directors:

•	determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Excluded Shares), and declared it advisable, to enter into the merger agreement;

•	authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•

resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

Quorum

Two or more shareholders on record holding not less than an aggregate of one-third in nominal value of the total issued voting Shares in the Company throughout the meeting in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote will constitute a quorum.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on             , 2013, or if you are a holder of ADSs at the close of business in New York City on             , 2013, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 10:00 a.m. (New York City Time) on             , 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on             , 2013 and becoming a holder of Shares prior to the close of business in the Cayman Islands on             , 2013, the share record date. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be              Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is             , 2013 at          a.m. (Hong Kong Time). Please see “Procedures for Voting” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Vote Required

Under the Cayman Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement, the transactions contemplated by the merger agreement, including the merger, are adopted by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of January 17, 2013, the Rollover Securityholders as a group beneficially owned, in the aggregate, 239,504,650 Shares, which represents 36.27% of the total issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 99 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger the transactions contemplated by the merger agreement, including and the merger at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, approximately 47.70% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on             , 2013 (Hong Kong Time), the share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on             , 2013 (Hong Kong Time).

Holders of ADSs as of the close of business on             , 2013 (New York City Time), the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company’s ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business on             , 2013 (New York City Time), cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City Time) on             , 2013. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions.

        Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business on             , 2013 (Hong Kong Time). ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on             , 2013 and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents five Shares. As of January 17, 2013, there were 660,523,316 Shares issued and outstanding (including Shares represented by ADSs), 660,351,771 of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described above. As of January 17, 2013, there were 128,934,253 ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business on             , 2013 (Hong Kong Time) will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business on             , 2013 (New York City Time) will receive the ADS voting instruction card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on             , 2013 (Hong Kong Time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote; Discretionary Proxy of the Company Under the Deposit Agreement

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADS, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of ADS deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company (the “Designee”). Unless the Company notifies the ADS depositary that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

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first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong;

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second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

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third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 10:00 a.m. (New York City Time) on             , 2013. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

•	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2013, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

MacKenzie Partners, Inc.

Shareholders may call toll free +1 800-322-2885

Banks and Brokers may call collect +1 212-929-5500

Email: proxy@mackenziepartners.com

Solicitation of Proxies

        We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that MacKenzie Partners, Inc.’s fees for its services will be approximately $14,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the fifteenth business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the plan of merger.

We expect that the merger will be completed during the second calendar quarter of 2013, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the memorandum and articles of association in the form attached as Appendix II to the plan of merger (which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect at the effective time of the merger, except that at the effective time, the memorandum and articles of association will refer to the name of the surviving company as “Focus Media Holding Limited”) will be the memorandum and articles of association of the surviving company. The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers (other than those officers who also were directors) of the Company immediately prior to the effective time will become the officers of the surviving company.

Merger Consideration

At the effective time, each issued and outstanding Share, other than the Excluded Shares, will be cancelled in exchange for the right to receive $5.50 in cash, without interest and net of any applicable withholding taxes. Each outstanding ADS, other than any ADS that represents Excluded Shares, will represent the right to surrender the ADS in exchange for $27.50 in cash (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) without interest and net of any applicable withholding taxes.

The Excluded Shares (other than the Dissenting Shares) will be cancelled for no consideration. Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law. Please see “Dissenter Rights” beginning on page 93 for additional information.

At the effective time, each outstanding ordinary share, par value $0.00005 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.00005 per share, of the surviving company.

Treatment of Share Options

At the effective time of the merger, each outstanding vested and unexercised option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount, if any, by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price of such vested option.

At the effective time of the merger, each outstanding unvested option to purchase Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount, if any, by which $5.50 (in the case of an option to purchase Shares) or $27.50 (in the case of an option to purchase ADSs) exceeds the exercise price of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted. On the date that the unvested options would have become vested without giving effect to the merger, the corresponding portion of the restricted cash awards will be delivered to the holder of the restricted cash awards, less any applicable withholding taxes.

Treatment of Restricted Share Units

Except as provided under the Chairman Rollover Agreement, the Management Rollover Agreements and the arrangement with respect to restricted share units held by the Director and Consultant Parties, at the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Shares or ADSs underlying such restricted share unit immediately prior to the effective time of the merger multiplied by $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs), as applicable, and subject to the same vesting terms applicable to the unvested restricted share unit from which it was converted. On the date that the unvested restricted share units would have become vested without giving effect to the merger, the corresponding portion of the restricted cash awards will be delivered to the holder of the restricted cash awards, less any applicable withholding taxes.

Immediately prior to the closing of the merger, all restricted share units held by the Chairman Parties that are outstanding as of January 1, 2013 will become vested pursuant to resolutions of the board of directors of the Company. Other than the Chairman Rollover RSUs, each such restricted share unit held by the Chairman Parties will be cancelled and converted into the right to receive cash in an amount equal to $5.50 (for a restricted share unit representing the right to receive Shares) or $27.50 (for a restricted share unit representing the right to receive ADSs) as soon as practicable after the effective time of the merger. Pursuant to the Chairman Rollover Agreement, at the closing of the merger, each Chairman Rollover RSU will be cancelled without consideration and the Chairman Parties will subscribe for newly issued ordinary shares of Holdco at an aggregate subscription price that will be offset by the merger consideration otherwise payable to the Chairman Parties in respect of the Chairman Rollover RSUs and the Chairman’s Rollover Shares.

Under the terms of the Management Rollover Agreements, each Management Rollover RSU will be cancelled at the closing of the merger and, as soon as reasonably practicable following the closing of the merger, replaced by a number of restricted share units of Holdco, which are exchangeable for ordinary shares of Holdco, equal to the product (rounded down to the nearest whole share) of (x) the number of restricted share units subject to rollover multiplied by (y) the ratio of the per Share merger consideration to the per share value of each ordinary share of Holdco (which is obtained by dividing the aggregate equity contribution to Holdco on the closing of the merger by the number of ordinary shares of Holdco issued on the closing date). The restricted share units of Holdco granted to each Management Rollover Securityholder will vest on the dates set forth in his or her Management Rollover Agreement if such Management Rollover Securityholder remains continuously employed by the Company after the merger on each applicable vesting date.

The restricted share units held by the Director and Consultant Parties as of the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive restricted cash awards, which will vest as soon as practicable after the closing of the merger to be determined by Parent. Upon vesting, each Director Party will be paid a cash amount equal to the product of $5.50 and the number of Shares underlying the restricted share units from which the restricted cash awards were converted.

At the effective time, all Company Share Incentive Plans and all relevant award agreements applicable to the Company Share Incentive Plans will be terminated. In addition, each option, whether or not vested, and restricted share unit that is outstanding and unexercised at the effective time will be cancelled.

Exchange Procedures

Prior to the effective time, Parent will deposit with the paying agent for the benefit of the holders of the Shares and the ADSs, vested options to purchase Shares or ADSs, and restricted shares units, an amount in cash sufficient for the exchange agent to make payments under the merger agreement. Promptly after the effective time, the paying agent will mail to each registered holder of the Shares (other than to members of the Consortium or to the holders of Dissenting Shares) (a) a form of letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. Upon surrender of a share certificate or a declaration of loss, each registered holder of the Shares will receive an amount equal to (a) the number of Shares multiplied by (b) the per Share merger consideration.

Promptly after the effective time of the merger, the paying agent will transmit to the ADS depositary a cash amount equal to (a) the number of ADSs issued and outstanding, less any ADSs representing Excluded Shares, multiplied by (b) the per ADS merger consideration. The ADS depositary will distribute the merger consideration for the ADSs (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) to ADS holders pro rata to their holdings of ADSs immediately prior to the effective time, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs. The surviving corporation will pay any applicable fees, charges and expenses of the ADS depositary (other than the ADS cancellation fee) and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with the distribution of the ADS merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC since January 1, 2010 and prior to the date of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

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the Company’s capitalization, the absence of preemptive or other rights with respect to securities of the Company, or any securities that give their holders the right to vote with the Company’s shareholders;

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the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

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the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the independent committee and by the board of directors of the Company, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger by the board of directors of the Company;

•	the receipt of opinion from J.P. Morgan;

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the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since January 1, 2010 and the financial statements included therein;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	compliance with the applicable rules and regulations of NASDAQ;

•	the absence of any “Company Material Adverse Effect” (as defined below) on the Company or certain other changes or events since September 30, 2012;

•	the absence of any legal proceedings and governmental orders against the Company;

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the absence of any credible evidence that any of certain senior officers of the Company (including the Chairman and the CFO) has engaged in bad faith conduct with respect to the Company or its shareholders that would reasonably be expected to cause such senior officer to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof;

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to the Company’s knowledge, as of the date of the merger agreement (i) no governmental authority has commenced or formally recommended any action against the Company or any of certain senior officers of the Company (including the Chairman) arising from, relating to or in connection with the subject matters of the SEC Inquiry, or notified the Company or any of its executive officers and directors, orally or in writing, of its intention to take any of the foregoing actions; (ii) neither the Company nor any such senior officer has, without the prior written consent of Parent, entered into any settlement agreement with any governmental authority, in respect of any such action commenced by such governmental authority against the Company or any such senior officer arising from, relating to or in connection with the subject matters of the SEC Inquiry; (iii) the Company and its representatives have fully cooperated with the governmental authority in all material respects in connection with the SEC Inquiry (including any other action by any other governmental authority against the Company or any of its executive officers and directors arising out of, relating to or in connection with the subject matters of such SEC Inquiry, whether commenced prior to or following December 19, 2012); and (iv) the Company has made available or known to Parent and/or its representatives all documents, communications and other evidence (or the existence thereof) known to the Company to be material to the SEC Inquiry or the subject matters thereof. See “Special Factors – Regulatory Matters” beginning on page 66;

•	labor and employment matters;

•	real property;

•	intellectual property;

•	tax matters;

•	the absence of secured creditors;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	customers and suppliers;

•	insurance matters;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the merger;

•	the absence of any undisclosed broker’s or finder’s fees; and

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acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the merger agreement and the disclosure schedules delivered by the Company.

Many of the representations and warranties made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), or results of operations of the Company and the subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including the merger. However, none of the following events will constitute a Company Materially Adverse Effect or will be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may, or would occur:

i.	changes affecting the economic conditions or financial markets generally in any country or region in which the Company or any of its subsidiaries conducts business;

ii.	changes in law or in generally accepted accounting principles or the interpretation or enforcement thereof after the date of the merger agreement;

iii.	changes that are the result of factors generally affecting the industries in which the Company and its subsidiaries operate;

iv.	changes affecting the financial, credit or securities markets in which the Company or any of its subsidiaries operates, including changes in interest rates or foreign exchange rates;

v.	effects resulting from the public announcement of the merger;

vi.	natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, occurring after the date of the merger agreement; or

vii.	actions taken (or omitted to be taken) at the request of Parent or Merger Sub;

provided, however, that events, circumstances, changes or effects set forth in clauses (i), (ii), (iii), (iv) and (vi) will be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such events, circumstances, changes or effects, individually or in the aggregate, have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its subsidiaries conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

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their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

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the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	governmental consents and approvals;

•	sufficiency of funds in the financing for the merger, subject to certain conditions;

•	the execution and validity of the limited guarantees provided by the Sponsor Guarantors and the lack of any default thereunder;

•	the absence of legal proceedings against Parent and Merger Sub;

•	the absence of certain agreements, or compensation or voting arrangements involving Parent, Merger Sub or any of their affiliates, in each case relating to the merger;

•	the absence of any agreements among the Buyer Group or any of their respective affiliates with respect to any securities of the Company;

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the absence of undisclosed Shares or other securities of, any rights to acquire the Shares or other securities of, or any other economic interest in, the Company, beneficially owned by Parent or Merger Sub;

•	solvency of the surviving company immediately following completion of the merger;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of secured creditors;

•	independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates; and

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acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and/or Merger Sub contained in the merger agreement and the disclosure schedules delivered by Parent and Merger Sub.

Conduct of Business Prior to Closing

The Company has agreed that from the date of the merger agreement until the effective time (a) the businesses of the Company will be conducted only in, and the Company will not take any action except in, a lawfully permitted manner in the ordinary course of business and in the same general nature as at the date of the merger agreement, and (b) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees, and key consultants and contractors of the Company and to preserve the current relationships of the Company with governmental authorities, key customers and suppliers, and any other persons with which the Company has relations that are material to the Company.

From the date of the merger agreement until the effective time, without the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

•	amend its organizational or governing documents;

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issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) with limited exceptions, any shares of any class of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest of the Company or any subsidiary, or (ii) any property or assets (a) of any subsidiary, except in the ordinary course of business, or (b) directly held by the Company (including Shares or other securities of any subsidiary);

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Shares, other than dividends or other distributions from any subsidiary of the Company to the Company or another subsidiary of the Company;

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with limited exceptions, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its Shares;

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effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries (other than the merger or any merger or consolidation among wholly-owned subsidiaries of the Company), or create any new subsidiaries;

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enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment payable by the Company or any of its subsidiaries, other than in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

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acquire or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets, except any such acquisitions, contributions or investments by PRC subsidiaries in entities established in the PRC in respect of which, the higher of (x) the consideration therefore or (y) the book value thereof is not in excess of $1 million individually or $5 million in the aggregate;

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incur or assume any new debt or borrowings, amend or guarantee any debt or borrowings, issue any new debt securities, or make any loans or advances, in each case except for (a) debt or borrowings incurred by a PRC subsidiary constituted by finance or capital leases of vehicles, plant, equipment, supplies or computers in an aggregate principal amount not exceeding $5 million at any time, (b) pursuant to the SBLC Agreement, not exceeding $200 million at any time, (c) in addition to (a) and (b) above, debt or borrowings incurred by a PRC subsidiary not exceeding $5 million at any time and (d) debt or borrowings owed by any of the wholly-owned subsidiaries of the Company to the Company or to another wholly-owned subsidiary;

•	guarantee the performance or other obligations of any person, other than guarantees in connection with indebtedness permitted in the preceding clause, including in connection with the SBLC Agreement;

•	create or grant any lien on any assets of the subsidiaries other than permitted liens;

•	authorize any new capital expenditure or expenditures that is individually in excess of $2 million or in the aggregate in excess of $10 million;

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except for limited exceptions, (a) enter into any new employment agreement or terminate or amend current employment agreements with any director, officer, employee or consultant with annual base compensation in excess of $125,000, (b) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of the Company or any of its subsidiaries with annual base compensation in excess of $125,000,(c) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or consultant with annual base compensation in excess of $125,000, (d) establish, adopt, amend or terminate any employee plan or amend the terms of any outstanding share awards, (e) take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under an employee plan, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any share award in connection with the merger, (f) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any employee plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (g) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries;

•	make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures;

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enter into, or materially amend or modify, or consent to the termination of, any material contract, or any contract that would be a material contract if it had been entered into prior to the date hereof, or amend, alter, vary, supplement, waive, modify or consent to the termination of the Company’s or any subsidiary’s material rights under any such contract;

•

except as otherwise permitted, enter into any contract between the Company or any of its subsidiaries, on the one hand, and any of their respective directors or executive officers, on the other hand, in each case as would be required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act;

•

terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

•

commence any material action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any action naming the Company and/or its directors or officers, other than certain specified permitted settlements;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•

make or revoke any material tax election, or materially amend any tax return (except as required by applicable law) or settle or compromise any material tax liability, or change any material aspect of its method of accounting for tax purposes;

•	transfer or permit any transfers of cash from the Company and/or any of its subsidiaries outside of the PRC to any of its subsidiaries inside the PRC;

•	permit the Company to directly or indirectly through any of its subsidiaries, acquire any share capital in any person other than an entity incorporated or established under the laws of the PRC; or

•	take, propose to take, or agree in writing or otherwise to take any of the foregoing actions.

Shareholders’ Meeting

The Company will cause an extraordinary general meeting of its shareholders to be duly called and held promptly after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The board of directors of the Company will recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, by the Company’s shareholders and include its recommendation in this proxy statement and will use its reasonable best efforts to solicit proxies from its shareholders to obtain the required shareholder authorization and approval. In the event that the board of directors of the Company changes, withholds, withdraws, qualifies or modifies its recommendation to the shareholders of the Company, the Company will nevertheless submit the merger agreement and the plan of merger to the shareholders of the Company for authorization and approval at the extraordinary general meeting unless the merger agreement is terminated by the Company prior to obtaining the required shareholder authorization and approval, in order to facilitate the signing of a definitive agreement relating to a superior proposal and the Company has paid a company termination fee either prior to or concurrently with such termination.

Acquisition Proposals

Neither the Company nor its subsidiaries nor any officer, director, or representative of the Company or any of its subsidiaries will, directly or indirectly, (a) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any competing transaction, (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the merger to, any person or entity in furtherance of, or in order to obtain, a proposal or offer for a competing transaction, (c) agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any competing transaction other than a superior proposal, or (d) authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries acting directly or indirectly under the direction of the Company or any of its subsidiaries, to take any action set forth in (a) through (c) above. The Company will immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding a competing transaction.

Prior to obtaining the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company receives a proposal relating to a competing transaction from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, (a) the Company and its representatives may contact such person to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal and (b) if the independent committee determines in good faith, after consultation with and based upon the advice of its financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to result in a superior proposal, and failure to furnish information or enter into discussions with such person would be reasonably likely to violate its fiduciary obligation under applicable law, then the Company and its representatives may, pursuant to an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreements between the Company and the members of the Consortium, furnish information to, and enter into discussions with, the person who has made such proposal.

No Change of Recommendation

The board of directors of the Company will not:

•

withhold, withdraw, qualify or modify, or propose (publicly or otherwise) to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

•	subject to certain exceptions, approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to any competing transaction.

However, prior to obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company may change, withhold, withdraw, qualify or modify its recommendation to the shareholders of the Company if the board of directors of the Company (acting upon recommendation of the independent committee) has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to violate the directors’ fiduciary obligations under applicable law; provided, however, that prior to taking such action:

•

in response to a superior proposal, the board of directors of the Company has given Parent at least five business days’ prior written notice of its intention to take such action and a description of the material terms and conditions of such proposal and identifying the person making such proposal;

•

the Company has negotiated in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the merger agreement, so that the proposal would cease to constitute a superior proposal; and

•

the Company has permitted Parent to make a presentation, to the extent Parent desires to make such presentation, to the board of directors of the Company and the independent committee regarding the merger agreement and any adjustments with respect thereto.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•

The surviving company will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage no less favorable than the Company’s existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. The Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company.

•

From and after the effective time, the surviving company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the current and former directors and officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law.

Financing

As of the date of the merger agreement, Parent has delivered to the Company copies of (a) the executed equity commitment letters from certain affiliates of the Sponsors, including the Sponsor Guarantors, pursuant to which each of such affiliates committed to purchase for cash, subject to the terms and conditions therein, equity securities of Holdco in the aggregate amount set forth therein, (b) the executed debt commitment letter and redacted fee letter from the financial institutions named therein, pursuant to which such financial institutions, by themselves or through their affiliates, committed to provided, subject to the terms and conditions therein, debt financing to Parent in the aggregate amount set forth therein, and (c) the executed rollover agreements from the Rollover Securityholders.

Parent and Merger Sub will use their reasonable best efforts to arrange and obtain the financing for the merger on the terms and conditions described in the financing commitments described in the above paragraph, by (a) maintaining in effect the financing commitments, (b) satisfying all conditions in the financing commitments that are within its control on a timely basis, (c) consummating the financing at or prior to the effective time of the merger, and (d) enforcing the funding obligation under the financing commitments. Neither Parent nor Merger Sub will amend or waive any terms of the financing commitments without the prior written consent of the board of directors of the Company if such amendments or waivers would reduce the amount of the debt financing or impose additional conditions that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the merger.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent and Merger Sub will promptly notify the Company and use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated under the merger agreement, including the merger, with terms and conditions that are not less favorable from the standpoint of the Company in any material respect than as set forth in the debt commitment letter as promptly as practicable.

Parent will notify the Company within one business day of (a) the expiration or termination of any financing commitment, (b) any breach of any material provisions of any of the financing commitments, or (c) any refusal or stated intent of refusal, or expression of concern or reservation regarding the obligation of or ability by the parties to the financing commitments to provide the full financing as contemplated by the financing commitments.

The Company and its subsidiaries will use their reasonable efforts to provide to Parent and Merger Sub all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing and any alternative financing, which reasonable efforts include, among other things, (a) participating in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, (b) using reasonable best efforts to, as promptly as practicable, furnish Parent and its financing sources with financial and other pertinent information regarding the Company and its subsidiaries as reasonably requested and is customary in connection with the debt financing or any alternative financing, (c) cooperating with advisors, consultants and accountants with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its subsidiaries, (d) using reasonable best efforts to execute and deliver any pledge and security documents, commitment letters, underwriting or placement agreements or other financing documents or other ancillary documentation, or otherwise facilitate the pledging of collateral, the delivery of pay-off letters and other cooperation in connection with the pay-off of existing indebtedness and release of all related liens, (e) taking all actions reasonably necessary to permit the prospective lenders to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures, (f) entering into one or more credit or other agreements in connection with the debt financing or any alternative financing immediately prior to the effective time of the merger, and (g) using reasonable best efforts to maintain the SBLC Agreement without the occurrence of any event of default.

Conditions to the Merger

The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

•

the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger being authorized and approved by a special resolutions of the Company’s shareholders;

•

no governmental entity having enacted, issued, promulgated, enforced or entered any law which shall have become final and non-appealable that has or would have the effect of making the merger illegal or otherwise prohibiting consummation of the transactions contemplated by the merger agreement, including the merger; and

•

all required regulatory approvals having been obtained and being in full force and effect, and all other regulatory approvals having been obtained and being in full force and effect except where failing to obtain such other regulatory approvals would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated by the merger agreement, including the merger.

Under the merger agreement, PRC antitrust clearance in connection with the merger would be deemed to be a required regulatory approval in the event (a) PRC legal counsel to the Debt Financing Sources is unable to deliver, on or prior to the date the Debt Financing is utilized, a legal opinion that, subject to the limitations, qualifications and assumptions therein, PRC antitrust clearance is not required in connection with the merger, or (b) the PRC anti-monopoly bureau notifies the Company, Parent, Merger Sub or any of their affiliates in writing that a filing for PRC antitrust clearance is required. In such event, the Company agrees to use its reasonable best efforts to take any and all steps reasonably necessary to avoid or eliminate each and every impediment under PRC anti-monopoly law, including, without limitation, committing to and effecting a restructuring of its corporate structure and use of variable interest entity affiliates. If, however, such PRC legal counsel is unable to deliver such legal opinion because of certain material changes (from a PRC antitrust perspective) in the proposed post-closing equity ownership structure of Holdco, or the proposed corporate governance or voting arrangements in respect of Holdco, then PRC antitrust clearance would not be deemed to be a required regulatory approval under the merger agreement, and in such event, the Company would agree to waive its specific performance right.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

(1) representations and warranties of the Company in the merger agreement regarding the Company’s capitalization being true and correct in all but de minimis respects as of the date of the merger agreement and as of the closing date of the merger as if made on such date and time, (2) representations and warranties of the Company in the merger agreement regarding the company’s options and restricted share units being true and correct in all but immaterial respects as of the date of the merger agreement and as of the closing date as if made on such date and time, (3) representations and warranties of the Company in the merger agreement regarding there being no credible evidence of bad faith conduct of certain senior officers of the Company (including the Chairman and the CFO) that would reasonably be expected to cause such senior officer to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under the applicable rules and regulations thereof, being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as if made on such date and time, (4) representations and warranties of the Company in the merger agreement regarding there being no default under the SBLC Agreement being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as if made on and as of such date and time and (5) certain representations and warranties of the Company set forth in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on such date and time, in each case interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

•

the Company having performed or complied: (i) in all respects with the covenant not to commence any material action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any action naming the Company and/or its directors or officers, and the agreement to cooperate with all governmental authorities in all material respects in connection with any actions naming the Company or its directors or executive officers; and (ii) in all material respects with substantially all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions;

•	since the date of the merger agreement, there not having occurred and be continuing a Company Material Adverse Effect;

•

no action or formal recommendation of any action by any governmental authority be pending against the Company or any of certain senior officers of the Company (including the Chairman and the CFO), alleging bad faith conduct of any senior officer with respect to the Company or its shareholders, which conduct would reasonably be expected to cause such senior officer to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof; and

•

the Company having delivered to Parent and Merger Sub satisfactory written evidence that the aggregate amount standing to the credit of certain onshore bank designated accounts and certain offshore bank designated accounts is not less than $450,000,000, and the aggregate amount standing to the credit of certain company designated accounts is not less than the equivalent of $150,000,000, with such written evidence having been certified as true and correct by the chief financial officer of the Company.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, as if made on and at date and time, in each case interpreted without giving effect to the limitation or qualification by “materiality”, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the transactions contemplated by the merger agreement, including the merger;

•

each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

•	Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

•

the merger is not completed by June 19, 2013 (which may be extended at the written request of the Company or Parent to October 19, 2013, to satisfy any condition for which the consent or approval of any governmental authority is being sought), provided that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date is primarily caused by such party’s failure to comply with its obligations under the merger agreement;

•

any governmental authority has enacted, issued, promulgated, enforced or entered any law that has or would have the effect of making the merger illegal or otherwise prohibiting consummation of the transactions contemplated by the merger agreement, including the merger, which shall have become final and non-appealable; provided, that this termination right is not available to a party if the circumstances described in the foregoing are primarily caused by such party’s failure to comply with its obligations under the merger agreement;

•

any governmental authority having commenced an action against the Company or any of certain senior officers of the Company (including the Chairman and the CFO) alleging bad faith conduct of any senior officer with respect to the Company or its shareholders, which conduct would reasonably be expected to cause such senior officer to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof; or

•	our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof.

•	by the Company, if:

•

Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured within 15 days after written notice thereof from the Company; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

prior to the receipt of the shareholders’ approval, (a) the board of directors of the Company determines (in its good faith judgment upon the recommendation of the independent committee), that failure to enter into a definitive agreement relating to a superior proposal would be reasonably likely to violate its fiduciary obligations under applicable law, and shall have authorized the Company to enter into such definitive agreement, (b) the Company, concurrently with or immediately after the termination of the merger agreement, enters into such definitive agreement, (c) such superior proposal did not result from any breach by the Company’s non-solicitation obligations under the merger agreement, (d) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the merger agreement, and (e) the Company pays in full a termination fee to Parent prior to or concurrently with such termination;

•

all of the closing conditions that are the obligation of the Company are otherwise satisfied and Parent and Merger Sub shall not have received the proceeds of the debt financing, the equity financing or any alternative financing on or prior to the date the closing should have occurred; provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the merger and provided further that the Company cannot so terminate the merger agreement prior to June 19, 2013 (or October 19, 2013, as the case may be) if the failure to receive the proceeds of the debt financing or any alternative financing is because the transactions pursuant to the SBLC Agreement and its related documents, in the written opinion of the outside counsel to the debt financing sources, result in a conflict or violation of PRC law due to a change in applicable PRC law after the date of the merger agreement.

•	by Parent, if:

•

the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured, within 15 days after written notice thereof from Parent; provided that Parent cannot so terminate the merger agreement prior to June 19, 2013 (or October 19, 2013, as the case may be) due to the Company having received a notice of default or there being an event or potential event of default under the SBLC Agreement and its related documents so long as such default is reasonably capable of being cured before June 19, 2013 (or October 19, 2013, as the case may be), and provided further that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement;

•	the board of directors of the Company has changed its recommendation to the shareholders of the Company;

•

the board of directors of the Company has recommended publicly to the shareholders of the Company a competing transaction or has entered into any letter of intent, contract, commitment or similar document with respect to any competing transaction;

•

the Company has failed to include the recommendation of its board of directors to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement, including the merger, in this proxy statement; or

•

a tender offer or exchange offer by a third party for 20% or more of the outstanding Shares is commenced, and the board of directors of the Company does not recommend against accepting such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

Termination Fee

The Company is required to pay Parent a termination fee of $40 million, if:

•	the merger agreement is terminated by the Company in order to enter into a definitive agreement relating to a superior proposal;

•

the merger agreement is terminated by Parent due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company’s representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied, other than as a result of a failure of representations and warranties of the Company regarding there being (a) no credible evidence of bad faith conduct of certain senior officers of the Company and (b) no default under the SBLC Agreement being true and correct in all respects on the closing date of the merger;

•

(a) either the merger is not completed by June 19, 2013 (which may be extended at the written request of the Company or Parent to October 19, 2013, to satisfy any condition for which the consent or approval of any governmental authority is being sought), or the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, (b) neither Parent nor Merger Sub has materially breached any of its representations, warranties or covenants under the merger agreement, (c) at or prior to the time of termination of the merger agreement, a third party publicly disclosed a proposal or offer for a competing transaction meeting certain thresholds, and (d) at any time within 12 months after the date of termination of the merger agreement, the Company enters into a definitive agreement with respect to a competing transaction; or

•

(a) the board of directors of the Company has changed its recommendation to the shareholders of the Company, (b) the board of directors of the Company has recommended publicly to the shareholders of the Company a competing transaction or has entered into any letter of intent, contract, commitment or similar document with respect to any competing transaction, (c) the Company failed to include the recommendation of its board of directors to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement, including the merger, in this proxy statement, or (d) a tender offer or exchange offer by a third party for 20% or more of the outstanding Shares is commenced, and the board of directors of the Company does not recommend against accepting such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

Parent is required to pay the Company a termination fee of $60 million, if:

•

the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

•

the merger agreement is terminated by the Company because Parent and Merger Sub have not received the proceeds of the debt financing, the equity financing or any alternative financing on or prior to the date the closing should have occurred (but not if Parent’s failure to receive the proceeds of the debt financing is because the transactions pursuant to the SBLC Agreement and its related documents, in the written opinion of the outside counsel to the debt financing sources, result in a conflict or violation of PRC law due to a change in applicable PRC law after the date of the merger agreement), although all of the closing conditions that are the obligation of the Company are otherwise satisfied and the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the merger.

Fees and Expenses

All reasonable out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

However, if the merger agreement is terminated because (a) the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, or (b) the Company’s representation and warranty regarding there being no credible evidence of bad faith conduct of certain senior officers of the Company on the date of the merger agreement is breached, then the Company will reimburse Parent and Merger Sub for up to $6 million their reasonably documented reasonable out-of-pocket expenses incurred prior to such termination; provided that if the Company becomes obligated to pay Parent a termination fee after such termination pursuant to clause (a) because the Company enters into a definitive agreement for a competing transaction within 12 months after the date of termination, the Company will be entitled to credit the amount of any expenses reimbursed by the Company to Parent against the amount of such termination fee.

Remedies and Limitations on Liability

The Company is entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity; provided, that the Company expressly disclaims its right to specifically enforce Parent’s and Merger Sub’s rights to cause the equity financing to be funded in certain circumstances; provided, further, in all other circumstances, the Company is entitled to specifically enforce Parent’s and Merger Sub’s rights to cause the equity financing to be funded and to consummate the merger only in the event that (i) all of the closing conditions that are the obligations of the Company have been satisfied and Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred in accordance with the merger agreement, (ii) the debt financing or, if applicable, alternative financing has been funded or will be funded at the closing if the equity financing is funded at the closing, and (iii) the Company has irrevocably confirmed in a written notice delivered to Parent and Parent’s debt financing source that if the financing is funded, it would be ready, willing and able to consummate the merger. Other than the equitable remedies described in the foregoing sentence, the Company’s right to receive payment of a termination fee from Parent (or the Sponsor Guarantors pursuant to the limited guarantees) is our sole and exclusive remedy against Parent, Merger Sub, the Sponsors, the Sponsor Guarantors and their respective affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform by Parent or Merger Sub under the merger agreement or otherwise.

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, Parent’s right to receive payment of a termination fee from the Company is the sole and exclusive remedy of Parent and Merger Sub against the Company and its affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement by the Company or otherwise.

While the Company, Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

The maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with the merger agreement is limited to a termination fee of $60 million, and the maximum aggregate liability of the Company for monetary damages in connection with the merger agreement is limited to a termination fee of $40 million, in each case absent fraud.

Modification or Amendment

The merger agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before the effective time of the merger, whether before or after approval of the merger by the shareholders of the Company, but, after any such approval, no amendment shall be made that reduces the amount or changes the type of consideration into which each Share will be converted upon consummation of the merger.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTER RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive payment of the fair value of their Shares (“Dissenter Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting to the merger.

The exercise of your Dissenter Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenter Rights, the following procedures must be followed:

•

you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;

•

within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;

•

within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Share. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

•

within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•

if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Shares with the Company, the petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filled a Notice of Dissent and who have not agreed the fair value of their Shares with the Company; and

•

if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those shareholders and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenter Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenter Rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenter Rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary’s office at Citibank, N.A., 388 Greenwich Street, New York, New York 10013, U.S.A., Attention: Depositary Receipts Department. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to US$0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

If you do not satisfy each of these requirements, you cannot exercise your Dissenter Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle you to exercise your Dissenter Rights. You must send all notices to the Company to Attention: Lu Jing, Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $5.50 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $5.50 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company. The financial data has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 and the unaudited financial statements for the three month periods ended September 30, 2012 and 2011 included in the Company’s 2012 third quarter earnings release filed under cover of Form 6-K on November 27, 2012. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F and Form 6-K. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Form 20-F and Form 6-K.

	For the year ended December 31,		For the three months ended September 30,
	2010	2011	2011	2012
	$	$	$	$
			(unaudited)	(unaudited)
Consolidated Statements of Operations and Comprehensive Income Data:
Net revenues	516,314,697	792,620,177	208,293,610	256,279,081
Cost of revenue	(221,690,034)	(289,644,266)	(73,595,778)	(82,846,965)
Gross profit	294,624,663	502,975,911	134,697,832	173,432,116
Operating expenses	(175,074,183)	(258,591,636)	(63,015,935)	(74,364,651)
Income from operations	119,550,480	244,384,275	71,681,897	99,067,465
Interest income	7,259,508	15,538,943	5,394,547	5,366,178
Interest expenses	—	(716,956)	(132,925)	(1,284,953)
Investment loss	(1,287,881)	—	—	—
Income from continuing operations before income taxes	125,522,107	259,206,262	76,943,519	103,148,690
Income taxes	(22,335,579)	(54,761,394)	(13,852,075)	(27,512,037)
Loss from equity method investment	—	(43,632,613)	(984,729)	(9,499,280)
Net income from continuing operations	103,186,528	160,812,255	62,106,715	66,137,373
Net income from discontinued operations, net of tax	83,077,575	—	559,687	(1,809,246)
Net income	186,264,103	160,812,255	62,666,402	64,328,127
Less: Net income/(loss) attributable to non-controlling interests	1,990,626	(1,864,783)	437,284	(262,286)
Net income attributable to Focus Media Holding Limited shareholders	184,273,477	162,677,038	62,229,118	64,590,413
Income per share from continuing operations – basic	0.15	0.24	0.09	0.10
Income per share from continuing operations – diluted	0.14	0.23	0.09	0.10
Income per share – basic	0.26	0.24	0.09	0.10
Income per share – diluted	0.25	0.23	0.09	0.10
Shares used in calculating basic income per share	707,846,570	671,401,000	668,593,838	638,885,105
Shares used in calculating diluted income per share	731,658,265	693,971,258	699,334,441	667,591,720

	As of December 31,			As of September 30,
	2010		2011	2011		2012
	$		$	$		$
				(unaudited)		(unaudited)
Consolidated Balance Sheets Data:
Cash and cash equivalents	454,475,593		331,218,497	435,321,514		491,728,921
Total current assets	852,361,174		1,032,882,973	973,743,932		1,235,387,722
Total long-term assets	531,798,365		708,554,178	641,501,337		653,006,040
Total assets	1,384,159,539		1,741,437,151	1,615,245,269		1,888,393,762
Total current liabilities	172,719,088		364,410,322	224,245,712		389,500,899
Total long-term liabilities	9,997,511		104,205,060	29,097,073		119,349,580
Total liabilities	182,716,599		468,615,382	253,342,785		508,850,479
Total Focus Media Holding Limited shareholders’ equity	1,200,478,602		1,253,169,346	1,341,271,714		1,370,569,853
Non-controlling interests	964,338		19,652,423	20,630,770		8,973,430
Total equity	1,201,442,940		1,272,821,769	1,361,902,484		1,379,543,283
Total liabilities and equity	1,384,159,539		1,741,437,151	1,615,245,269		1,888,393,762

	For the year ended December 31,			For the three months ended September 30,
	2010		2011	2011		2012
	$		$	$		$
	(unaudited)		(unaudited)	(unaudited)		(unaudited)
Ratio of Earnings to Fixed Charges:
Ratio of Earnings to Fixed Charges(1)	N/A	(2)	351.1	N/A	(2)	49.6

(1)

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity losses of affiliated companies adding fixed charges. Fixed charges consist of interest expenses. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 and the report on Form 6-K for the relevant periods. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Form 20-F and Form 6-K.

(2)	For the year ended December 31, 2012 and nine months ended September 30, 2011, the Group did not incur fixed charges. Therefore, the ratio of earnings to fixed charges was not applicable.

Net Book Value per Share of Our Shares

The net book value per Share as of September 30, 2012 was $2.16 (or $2.15 based on the weighted average number of outstanding Shares for the nine months ended September 30, 2012).

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

On July 16, 2008, the Company announced a share repurchase program, or the 2008 repurchase plan, under which the Company was authorized to repurchase up to $100 million worth of its outstanding ADSs from time to time on the open market at prevailing prices and subject to restrictions relating to volume, price and timing. The Company implemented this share repurchase program over the course of 12 months starting from July 2008. At the end of this program, the Company has cumulatively purchased 2,588,342 ADSs for $47.5 million.

On February 2, 2010, the Company announced a share repurchase program, or the 2010 repurchase plan, under which the Company was authorized to repurchase up to $200 million worth of its outstanding ADSs from time to time over a period of 12 months, on the open market, at prevailing market prices, in block trades, other privately negotiated transactions or otherwise in accordance with applicable laws and regulations, subject to restrictions relating to volume, price and timing. In August 2010, the Company announced an increase in the authorized repurchase amount under this program to $300 million and an extension of the termination date of the repurchase plan to December 31, 2013. The Company announced subsequent increases in the authorized repurchase amount under this plan in June 2011 and October 2011 to $450 million and $650 million, respectively, while the termination date remained unchanged at December 31, 2013.

In September 2012, in order to reduce its total number of outstanding Shares, the Company repurchased 1,294,983 ADSs from The Core Group for nominal consideration and then cancelled the ADSs. These ADSs represented 6,575,915 Shares that had been previously issued to The Core Group as nominee shareholder and deposited in the Company’s existing ADS facility against the issuance of ADSs, with both such ADSs and such Shares reserved for use in connection with the Company Share Incentive Plans.

On January 10, 2012, we announced a policy starting from 2012 to issue a recurring dividend and to reserve up to an additional 30% of our annual non-GAAP net income of the preceding fiscal year (starting from 2012 earnings) that can be used, at the discretion of our board of directors, to increase the dividend payment or the size of our share repurchase program in effect at that time. Under the terms of the merger agreement, the Company is not permitted to pay any dividends or repurchase any of its Shares pending consummation of the merger. As a result, on December 19, 2012 the Company’s board of directors resolved to suspend the Company’s previously announced share repurchase program and dividend policy. For more information, see “Market Price of the Company’s ADSs, Dividends and Other Matters – Dividend Policy” starting on page 71.

All of the Shares underlying the ADSs repurchased by the Company were considered cancelled under Cayman Islands law and the excess of the repurchase price over the par value of the Shares repurchased was charged to additional paid-in capital.

The following table summarizes the repurchases of ADSs by us under the 2008 repurchase plan and the 2010 repurchase plan for each quarter during the past two years.

	Total Number of the ADSs Repurchased		Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
2011
First quarter	—		N/A	N/A
Second quarter	—		N/A	N/A
Third quarter	2,650,318	(1)	$27.43 - $30.67	$28.40
Fourth quarter	7,466,071		$16.90 - $22.88	$18.86
2012
First quarter	—		N/A	N/A
Second quarter	1,517,527		$23.13 - $23.50	$23.32
Third quarter	—		N/A	N/A
Fourth quarter	—		N/A	N/A

(1)	Includes a privately negotiated purchase of 1,956,310 ADSs from Fosun International Limited for approximately $60 million in July 2011.

Purchases by the Chairman Parties

The Chairman Parties have historically entered into certain agreements and transactions involving Shares or ADSs of the Company. Please see “Special Factors – Related Party Transactions” starting on page 63.

Purchases by the Buyer Group (other than by the Chairman Parties)

Other than as set forth in the next paragraph, no member of the Buyer Group (other than the Chairman Parties) has purchased any Shares or ADSs at any time during the past two years.

On November 22, 2011, Fosun purchased 602,687 ADSs representing 3,013,435 Shares. The average purchase price per ADS paid was $17.179 (excluding commission). The purchase prices per ADS ranged from $15.925 to $18.000 (excluding commission).

Prior Public Offerings

On July 19, 2005, the Company and certain of its shareholders closed its initial public offering and sale of 11,615,000 ADSs. The initial public offering price was $17.00 per ADS. The company received aggregate proceeds (after deducting the underwriting discount but before expenses) of $122,646,075.

On January 31, 2006, the Company and certain of its shareholders completed a public offering and sale of 7,415,389 ADSs. The offering price was $43.50 per ADS. The Company received aggregate proceeds (after deducting the underwriting discount but before expenses) of $61,415,000.

On June 21, 2006, the Company and certain of its shareholders completed a public offering and sale of 7,700,000 ADSs. The offering price was $54.00 per ADS. The Company received aggregate proceeds (after deducting the underwriting discount but before expenses) of $83,808,000.

On September 22, 2006, certain of the Company’s shareholders completed a public offering and sale of 2,459,345 ADSs. The offering price was $57.00 per ADSs. The Company did not receive any proceeds from the offering.

On January 31, 2007, the Company and certain of its shareholders completed a public offering and sale of 6,655,700 ADSs. The offering price was $79.50 per ADS. The Company received aggregate proceeds (after deducting the underwriting discount but before expenses) of $115,672,500.

On November 13, 2007, the Company and certain of its shareholders completed a public offering and sale of 13,720,873 ADSs. The offering price was $64.75. The Company received aggregate proceeds (after deducting the underwriting discount but before expenses) of $314,037,500.

On September 13, 2010, the Chairman, through JJ Media, sold 8,100,000 of our ADSs at a price of $18.90 per ADS in an underwritten public offering. The Company did not receive any proceeds from the offering.

Transactions in Prior 60 Days

Other than the merger agreement and agreements entered into in connection therewith including the Voting Agreement, the Chairman Rollover Agreement, the Fosun Rollover Agreement, and the Management Rollover Agreements, there have been no transactions in the Company’s Shares or ADSs during the past 60 days by us, any of our officers or directors (including the Chairman Parties and the Management Rollover Securityholders), Holdco, Midco, Parent, Merger Sub, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of January 17, 2013, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total outstanding Shares.(1)(2)

	Shares Beneficially Owned(1)(2)
	Number	%

Directors and Executive Officers:
Jason Nanchun Jiang(3)	128,824,200	19.38
Fumin Zhuo	*	*
Neil Nanpeng Shen	*	*
Charles Chao	*	*
Daqing Qi	*	*
David Ying Zhang	*	*
Ying Wu	*	*
Kit Leong Low	*	*
All directors and executive officers as a group	135,588,797	20.36
Principal Shareholders:
JJ Media Investment Holding Limited(3)	128,824,200	19.38
Fosun International Limited(4)	111,078,220	16.82

*	The person beneficially owns less than 1.0% of the total outstanding Shares.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the securities and outstanding share options exercisable, and restricted share units vesting, within 60 days from the date of this proxy statement.
(2)	For each person or group listed in the above table, the percentage of beneficial ownership is calculated by dividing the number of Shares beneficially owned by such person or group (including Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement) by the sum of (a) the number of total outstanding Shares as of the date of this proxy statement and (b) the number of Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement. Percentage of beneficial ownership is based on 660,523,316 Shares outstanding as of the date of this proxy statement.
(3)	Includes 13,224,999 Shares held by JJ Media Investment Holding Limited and 109,034,196 Shares held in the name of Citi (Nominees) Limited and beneficially owned by JJ Media Investment Holding Limited in the form of ADSs; 2,483,905 Shares and vested options to purchase 716,220 ADSs, representing 3,581,100 Shares, exercisable within 60 days held by Target Sales International Limited; and vested options to purchase 100,000 ADSs, representing 500,000 Shares held by Target Management Group Limited. Each of Target Sales International Limited and Target Management Group Limited is 100% owned by JJ Media Investment Holding Limited. JJ Media Investment Holding Limited is 100% owned by Jason Nanchun Jiang. The business address of Jason Nanchun Jiang, JJ Media Investment Holding Limited, Target Sales International Limited and Target Management Group Limited is c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.
(4)	Includes 111,078,220 Shares beneficially owned by Fosun International Limited. The business address of Fosun International Limited is Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong, China.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in November or December in 2013.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the effective time;

•

debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•

the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC’s investigation into whether there have been any past violations of the federal securities laws related to the Company; and

•

other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011. Please see “Where You Can Find More Information” beginning on page 102 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir.focusmedia.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report on Form 20-F for the year ended December 31, 2011 filed with the SEC on April 27, 2012 (as amended on May 25, 2012) is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 27, 2012, including, without limitation, the reports on Form 6-K filed with the SEC on April 27, 2012, May 22, 2012, June 4, 2012, June 29, 2012, August 13, 2012, August 21, 2012, August 24, 2012, October 30, 2012, November 2, 2012, November 23, 2012, November 27, 2012, December 18, 2012 and December 19, 2012 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, MacKenzie Partners, Inc., at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED             , 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

GIOVANNA PARENT LIMITED,

GIOVANNA ACQUISITION LIMITED

and

FOCUS MEDIA HOLDING LIMITED

Dated as of December 19, 2012

A-i

A-ii

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.01	Non-Survival of Representations, Warranties and Agreements	A-53
SECTION 9.02	Notices	A-54
SECTION 9.03	Certain Definitions	A-55
SECTION 9.04	Severability	A-66
SECTION 9.05	Entire Agreement; Assignment	A-66
SECTION 9.06	Parties in Interest	A-67
SECTION 9.07	Specific Performance	A-67
SECTION 9.08	Governing Law	A-68
SECTION 9.09	Waiver of Jury Trial	A-68
SECTION 9.10	Headings	A-68
SECTION 9.11	Counterparts	A-68

ANNEX A	Form Plan of Merger

ANNEX B	Form Account Control Agreement

ANNEX C	Form Account Charge

ANNEX D	Form SBLC Intercreditor Agreement

Company Disclosure Schedule

Parent Disclosure Schedule

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2012 (this “Agreement”), among Giovanna Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Giovanna Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Focus Media Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2012 Revision) of the Cayman Islands (the “CICL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Independent Committee of the Company Board (the “Independent Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than holders of Rollover Securities), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, certain of the Chairman Parties (as defined below) and Sponsors (as defined below) entered into a Consortium Agreement, dated as of August 12, 2012, providing that, among other things, the Chairman Parties will vote their Shares (as defined below) in favor of the approval of this Agreement, the Plan of Merger and the Transactions;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Rollover Securityholders (as defined below) have each executed and delivered to Parent (a) a Rollover Agreement, pursuant to which, subject to the terms and conditions set forth therein, the Rollover Securityholders will each subscribe for or otherwise receive newly issued shares or restricted share units, as applicable, in Giovanna Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that wholly owns Parent (“Holdco”), at or immediately prior to the Effective Time, and agree to the cancellation of the number of Shares or Company RSUs, as applicable, held by each of them as set forth in the respective Rollover Agreement in the Merger (such Shares and Company RSUs, collectively, the “Rollover Securities”), and (b) a voting agreement, dated as of the date hereof (the “Voting Agreement”), providing that, among other things, the Rollover Securityholders will vote their Shares in favor of the approval of this Agreement, the Plan of Merger and the Transactions;

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, affiliates of the Sponsors set forth on Schedule A of the Parent Disclosure Schedule (each, a “Sponsor Guarantor”, and collectively, the “Sponsor Guarantors”) have executed and delivered to the Company limited guarantees, dated the date hereof, in favor of the Company pursuant to which each such Sponsor Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement (each, a “Limited Guarantee”, and collectively, the “Limited Guarantees”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) under the Laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

SECTION 1.02 Closing; Closing Date. Unless this Agreement shall have been terminated pursuant to Section 8.01, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 9:00 p.m. (Hong Kong time) at the offices of Fried, Frank, Harris, Shriver & Jacobson, 9/F Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong on a date to be specified by the Company and Parent (the “Closing Date”), which shall be no later than the fifteenth (15th) Business Day immediately following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement.

SECTION 1.03 Effective Time. On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective on the date specified in the Plan of Merger (the “Effective Time”).

SECTION 1.04 Memorandum and Articles of Association of Surviving Corporation. Subject to Section 6.05(a), at the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended as provided by the CICL and such memorandum and articles of association; provided, however, that, at the Effective Time, all references in the memorandum and articles of association to the name of the Surviving Corporation shall be amended to refer to Focus Media Holding Limited.

SECTION 1.05 Directors and Officers. The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers (other than the directors) of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Corporation.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Effect of Merger on Issued Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) (i) each ordinary share, par value US$0.00005 per share, of the Company (a “Share” or, collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing five (5) Shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than the Rollover Securities, the Dissenting Shares (as defined below), any Shares owned by the Company or any Subsidiary of the Company (if any), and any Shares reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Share Awards (collectively, the “Excluded Shares”), shall be cancelled in consideration for the right to receive US$5.50 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04, and for the avoidance of doubt, because each ADS represents five (5) Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for US$27.50 in cash per ADS without interest (the “Per ADS Merger Consideration”), pursuant to the terms and conditions set forth in the Deposit Agreement; and (ii) all of the Shares, including Shares represented by ADSs (other than the Excluded Shares), shall be cancelled and cease to exist, and the register of members of the Company will be amended accordingly;

(b) each Excluded Share (including ADSs that represent Excluded Shares but excluding the Dissenting Shares which shall be cancelled in accordance with Section 2.03), issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of its holder, shall be cancelled and cease to exist, without payment of any consideration or distribution therefor, and the register of members of the Company shall be amended accordingly; and

(c) each ordinary share, par value US$0.00005 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.00005 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation, and the Surviving Corporation shall make entries in its register of members to reflect the holder of ordinary shares of Merger Sub immediately prior to the Effective Time as the holder of ordinary shares of the Surviving Corporation after the Effective Time.

SECTION 2.02 Share Incentive Plans and Outstanding Company Share Awards.

(a) As soon as practicable following the date hereof, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall take the actions as set forth on Section 2.02(a) of the Company Disclosure Schedule, to (i) terminate the Company’s Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, as of the Effective Time, (ii) cancel each Company Share Award that is outstanding and unexercised, whether or not vested or exercisable, as of the Effective Time, and (iii) otherwise effectuate the provisions of this Section 2.02. From and after the Effective Time, neither Parent nor the Surviving Corporation shall be required to issue Shares, other share capital of the Company or the Surviving Corporation or any other consideration (other than as required by this Section 2.02 or the Management Rollover Agreements) to any person pursuant to or in settlement of any Company Share Award. Promptly following the date hereof, the Company shall deliver written notice to each holder of a Company Share Award informing such holder of the effect of the Merger on its Company Share Awards.

(b) Each former holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Corporation or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration (in the case of a Share Option) or the Per ADS Merger Consideration (in the case of an ADS Option), over the Exercise Price of such Vested Company Option and (ii) the number of Shares or ADSs, as applicable, underlying such Vested Company Option; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration (in the case of a Share Option) or the Per ADS Merger Consideration (in the case of an ADS Option), as applicable, such Vested Company Option shall be cancelled without any payment therefor.

(c) Except as set forth in the Management Rollover Agreements, each former holder of an Unvested Company Option and/or Company RSU that is cancelled at the Effective Time shall, in exchange therefor, receive as soon as practicable after the Effective Time, a restricted cash award (“RCA”) in an amount in cash that is the equivalent of, (i) in the case of an Unvested Company Option, the product of (A) the excess, if any, of the Per Share Merger Consideration (in the case of a Share Option) or the Per ADS Merger Consideration (in the case of an ADS Option), over the Exercise Price of such Unvested Company Option and (B) the number of Shares or ADSs, as applicable, underlying such Unvested Company Option, and (ii) in the case of a Company RSU, the product of (A) the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, and (B) the number of Shares or ADSs, as applicable, underlying such Company RSU; provided that if the Exercise Price of any such Unvested Company Option is equal to or greater than the Per Share Merger Consideration (in the case of a Share Option) or the Per ADS Merger Consideration (in the case of an ADS Option), such Unvested Company Option shall be cancelled without any payment therefor. Except as set forth in Section 2.02(c) of the Company Disclosure Schedule, any RCA issued by Parent or the Surviving Corporation in respect of any Unvested Company Option or Company RSU shall be subject to the same vesting conditions and schedules applicable to such Unvested Company Option or Company RSU without giving effect to the Transactions, and on the date, and to the extent, that any Unvested Company Option or Company RSU would have become vested without giving effect to the Transactions, such corresponding portion of the RCA shall be delivered to the holder of such RCA, net of any applicable withholding taxes, as soon as practicable thereafter (without interest).

(d) As of the Effective Time, all Company Share Awards shall automatically cease to exist, and each holder of a Company Share Award shall cease to have any rights with respect thereto, except the right to receive the cash payment, the RCAs and/or any other consideration as provided in this Section 2.02 and the Management Rollover Agreements, as the case may be.

SECTION 2.03 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger (“dissenter rights”) in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall at the Effective Time be cancelled and cease to exist, and each such Dissenting Shareholder shall be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of such Section 238, except that all Shares held by Dissenting Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04.

(b) The Company shall give Parent (i) prompt notice of any objection or dissent to the Merger or demands for appraisal received by the Company, attempted withdrawals of such dissenter rights or demands, and any other instruments served pursuant to the CICL and received by the Company relating to its shareholders’ dissenter rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter rights or any demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of dissenter rights or any demands for appraisal or offer to settle or settle any such dissenter rights or any demands or approve any withdrawal of any such dissenter rights or demands.

(c) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICL within two (2) days of the approval of the Merger by shareholders of the Company at the Shareholders’ Meeting.

SECTION 2.04 Exchange of Share Certificates, etc. (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Sections 2.01(a) and 2.02(b) (collectively, the “Merger Consideration”) and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares) and ADSs and Company Share Awards, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depositary, deliver) or otherwise disseminate to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Shares which are not represented by a Share Certificate (the “Uncertificated Shares”) shall be entitled to receive in exchange therefor a cheque, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs (other than the ADS cancellation fee, which shall be payable in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the Per Share Merger Consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such transferee’s entitlement to the relevant Shares and evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or, (y) has not been sent to such person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares, change or readjustment in the ratio of Shares represented by each ADS or other like change with respect to Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time.

(f) Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (c) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks acceptable to Parent. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Corporation.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the holders of Shares or ADSs for six (6) months after the Effective Time shall automatically and promptly be delivered to the Surviving Corporation, and any holders of Shares (other than Excluded Shares) and ADSs that were issued and outstanding immediately prior to the Effective Time who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Section 2.01(a) and 2.02. Any portion of the Exchange Fund remaining unclaimed by holders of Shares and ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares in respect of any such Shares (including Shares represented by ADSs) or Company Share Awards (or dividends or distributions with respect thereto) for which payment was delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of Parent, the Surviving Corporation, the Paying Agent and the Depositary (and any other person that has a payment obligation pursuant to this Agreement), without double counting, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs or Company Share Awards such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under any provisions of applicable Law to the extent set forth in Section 2.04(i) of the Company Disclosure Schedule, which schedule shall set forth the Taxes which such applicable party may deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement unless the holder of Shares, ADSs or Company Shares Awards provides such certifications, forms or other documentation, the form and substance of which shall also be set forth in Schedule 2.04(i) of the Company Disclosure Schedule, reasonably satisfactory to Parent, the Surviving Corporation, the Paying Agent and the Depositary, as applicable, that such withholding is not required under applicable Law. The Company may, in good faith, update Schedule 2.04(i) of the Company Disclosure Schedule to reflect additional Taxes and/or certifications, forms or other documentation up to five (5) calendar days prior to the Closing Date. To the extent that any amounts are deducted, withheld and remitted to the applicable Governmental Authority by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, ADSs or Company Share Awards in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be. Notwithstanding the foregoing, by accepting the Merger Consideration, each holder of Shares, ADSs or Company Share Awards agrees to properly report and pay all Taxes related to any Merger Consideration payable by such holder under this Agreement.

SECTION 2.05 No Transfers. From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be canceled and (except for the Excluded Shares) exchanged for the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.06 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the amended and restated deposit agreement, dated as of April 9, 2007 between the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder (the “Deposit Agreement”) in accordance with its terms.

SECTION 2.07 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule that specifically relates to a specified section or subsection of this Article III or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such section or subsection, or (b) as set forth in the Company SEC Reports (as defined below) filed on or prior to the date hereof (other than in any “risk factor” disclosure or any other forward-looking statements or other disclosures included in such Company SEC Reports to the extent that such statements or disclosures are generally cautionary, predictive or forward-looking in nature, in each case other than any specific factual information contained therein) so long as with respect to all Company SEC Reports filed on the date hereof, the Company shall have provided Parent with a reasonable opportunity to review such Company SEC Reports prior to filing, the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01 Organization and Qualification. (a) Each of the Company and each Subsidiary of the Company, including any Subsidiary (i) controlled by the Company through equity ownership or contractual relationship, including Control Agreements (as defined below) or (ii) formed or acquired after the date of this Agreement is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except to the extent the failure of the Company or any of its Subsidiaries to be so organized, existing or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, where such concept is recognized, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) each Offshore Subsidiary, (ii) each Onshore Subsidiary that is an Active Subsidiary of the Company, and (iii) each joint venture involving the Company other than any joint venture the book value of which interest held by the Company does not exceed US$2,000,000 (each such joint venture, a “Significant Joint Venture”), together with (v) the jurisdiction of organization of each such Subsidiary and Significant Joint Venture, (w) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary and Significant Joint Venture as of the date hereof, (x) a list of shareholders of each such Subsidiary and Significant Joint Venture as of the date hereof, (y) to the knowledge of the Company, an indication for any of such Offshore Subsidiaries or Significant Joint Ventures that are not a company with limited liability, and (z) an indication for any of such Offshore Subsidiaries that is an Offshore Dormant Subsidiary. Other than the Active Subsidiaries, there are no other corporations, associations, or other persons that are legal entities that are material to the business of the Company and its Subsidiaries, taken as a whole, through which the Company or any Subsidiary conducts business and in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and other than the Significant Joint Ventures, neither the Company nor any Subsidiary is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole.

SECTION 3.02 Memorandum and Articles of Association. The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended or modified as of the date hereof, of the Company and each Active Subsidiary. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any Active Subsidiary is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

SECTION 3.03 Capitalization. (a) The authorized share capital of the Company consists of 19,800,000,000 Shares of a par value of US$0.00005 per share. As of the date of this Agreement, (i) 655,368,171 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, and (iii) 221,545 Shares have been issued to the Depositary and are being held in the Company’s name pending allocation upon exercise of any Company Share Awards granted pursuant to the Share Incentive Plans (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)). The Company does not have outstanding, as of the date hereof, any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of the date hereof: (i) the name of the Company Share Award recipient; (ii) the particular Share Incentive Plan pursuant to which such Company Share Award was granted; (iii) the number of Shares subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the vesting schedule; and (vii) the date on which such Company Share Award expires. Each grant of Company Share Awards was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws. There are no commitments or agreements of any character to which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to accelerate or otherwise alter the vesting of any Company Share Award as a result of the Merger.

(c) All Shares subject to issuance under the Company Share Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted the Company Share Awards that are currently outstanding and (y) the form of all award agreements evidencing such Company Share Awards.

(d) There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any share capital or registered capital, as the case may be, of any Subsidiary or to provide funds to, or make any investment in, in each case whether in the form of a loan or capital contribution, any Subsidiary or any other person.

(e) The outstanding share capital or registered capital, as the case may be, of each Active Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each Active Subsidiary is owned by the Company or a Subsidiary free and clear of all Liens and other encumbrances of any nature whatsoever other than Permitted Liens. Subject to limitations imposed by applicable Law and other than as restricted by Permitted Liens, the Company or one of its Subsidiaries has the unrestricted right to vote, and to receive dividends and distributions on, all equity securities of its Active Subsidiaries.

(f) Except the Company Share Awards set forth on Section 3.03(b) of the Company Disclosure Schedule and preemptive rights as may be applicable to shares of the Onshore Subsidiaries pursuant to applicable PRC Law, there are no options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Subsidiary, or obligating the Company or any Subsidiary to issue or sell any shares or securities of, or other equity interests in, the Company or any Subsidiary.

SECTION 3.04 Authority Relative to This Agreement; Fairness. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the approval of this Agreement, the Plan of Merger and the Merger by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b) The Company Board, acting upon the unanimous recommendation of the Independent Committee, has as of the date of this Agreement (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are in the best interests of the Company and its shareholders (other than holders of Rollover Securities), (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Independent Committee, has, as of the date of this Agreement, directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for approval.

(c) The Independent Committee has received the written opinion of J.P. Morgan Securities (Asia Pacific) Limited (the “Financial Advisor”), dated the date of this Agreement, to the effect that, subject to the limitations, qualifications and assumptions set forth therein and as of the date hereof, the Per Share Merger Consideration to be paid to the holders of Shares and the Per ADS Merger Consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent for its information promptly after the date of this Agreement. It is agreed and understood that such opinion may not be relied on by Parent or any of its affiliates.

SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any Active Subsidiary, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance (other than Permitted Liens) on any property or asset of the Company or any Subsidiary pursuant to, any Contract or obligation to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such breaches, defaults or other occurrences which, individually or in the aggregate, would not (x) prevent or materially delay the consummation of the Transactions, or (y) reasonably be expected to, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the Nasdaq Global Market (“Nasdaq”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”), and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance with Laws.

(a) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or such Subsidiaries to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted other than those the lack thereof would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”) and, as of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened, except for any suspensions or cancellations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People’s Republic of China (“PRC”) required to be made by the Company or its Subsidiaries in respect of the Company and the Subsidiaries and their capital structure and operations, including but not limited to registrations with the State Administration for Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation (“SAT”), and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws, except for any non-compliance as would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default, breach or violation of (i) any Law applicable to the Company or any Subsidiary or (ii) any Material Company Permit, in each case except for any such default, breach or violation that individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Active Subsidiary has received any written notice or communication from any applicable Governmental Authority of any material non-compliance with any applicable Laws or Material Company Permits that has not been cured.

(c) The Company and its Subsidiaries, the directors and officers of the Company and each Subsidiary (including the Chairman), and to the knowledge of the Company, the employees of the Company and each Subsidiary and agents acting on behalf of the Company and its Subsidiaries, have not offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or through another person, to:

(i) any Governmental Official in order to corruptly (A) influence any act or decision of any Governmental Official, (B) induce such Governmental Official to use his or its influence with a Governmental Authority or Government Instrumentality, or (C) otherwise secure any improper advantage;

(ii) any political party or official thereof or any candidate for political office in order to corruptly (A) influence any act or decision of such party, official or candidate in its or his official capacity, (B) induce such party, official or candidate to use his or its influence with a Governmental Authority or Government Instrumentality, or (C) otherwise secure any improper advantage; or

(iii) any other person in any manner that would constitute commercial bribery or an illegal kickback, or would otherwise violate Applicable Anti-bribery Law.

(d) The Company and its Subsidiaries have not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Authority, or received any notice, citation, report or allegation, including any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service, related to alleged violations of Applicable Anti-bribery Law. No Governmental Official, no political party official, and no candidate for office serves as an officer or director of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

SECTION 3.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2010 (the “Applicable Date”) (the forms, reports and other documents filed since the Applicable Date and on or prior to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, in each case, as in effect as on the date of the filing of such Company SEC Report and (ii) did not, at the time they were filed, or, if amended, as of the date (and taking into account the content of such amendment) of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the published rules promulgated by the SEC relating to unaudited financial statements), in each case in accordance with GAAP.

(c) Neither the Company nor any Subsidiary of the Company has any liabilities of any nature (whether accrued, absolute, determined, determinable, fixed or contingent) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except liabilities (i) reflected or reserved against in the consolidated balance sheet for the period ended December 31, 2011 (including the notes thereto) included in the Company SEC Reports, (ii) incurred pursuant to this Agreement or in connection with the Transactions, (iii) incurred since December 31, 2011 in the ordinary course of business, (iv) incurred pursuant to the SBLC Documents, or (v) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has implemented disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the Company’s chief executive officer and chief financial officer or other persons performing similar functions by others within those entities.

(e) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated. To the knowledge of the Company, there is no reason to believe that the matters certified by its principal executive officer and principal financial officer pursuant to Rule 13a-14(a) of the Exchange Act are not true and correct in all material respects.

(f) The Company is in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq, except for any non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.08 Absence of Certain Changes or Events. Since September 30, 2012 to the date hereof, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course; (b) there has not been any Company Material Adverse Effect; (c) the Company has not taken or permitted any of its Subsidiaries to take any of the following actions: (i) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Shares other than dividends or other distributions from any Subsidiary to the Company or to another Subsidiary; or (ii) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Active Subsidiaries (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company); (d) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries material to the Company and its Subsidiaries, taken as a whole; (e) there has not been any material increase in the compensation or benefits payable or to become payable to its officers or key employees (except for in the ordinary course of business, including as part of the annual compensation review or increases for commissions); (f) the Company’s Indebtedness on a consolidated basis has not been in excess of US$200,000,000 and except for the SBLC Loans, the Offshore Group Members have not incurred any Indebtedness in excess of US$1,000,000; and (g) no receiver, trustee, administrator or other similar person has been appointed in relation to the affairs of the Company or its property or any part thereof material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.09 Absence of Litigation.

(a) As of the date hereof, there is no litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any share, security, equity interest, property or asset of the Company or any Subsidiary, before any Governmental Authority, other than any such Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no credible evidence that any Senior Officer has engaged in bad faith conduct with respect to the Company or its shareholders that would reasonably be expected to cause such Senior Officer to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof.

(c) As of the date hereof, neither the Company nor any Subsidiary nor any material property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.10 Labor and Employment Matters. (a) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary as of the date hereof. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (i) there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Subsidiary before any Governmental Authority, and (ii) there is no pending dispute with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no claims or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.

(d) Except as otherwise specifically provided in this Agreement regarding the Company Share Awards, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Employee Plans; (ii) increase any benefits otherwise payable under any of the Company Employee Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits. The Company is not obligated, pursuant to any of the Company Employee Plans, to grant any options or other rights to purchase or acquire Shares to any employees, consultants or directors of the Company after the date hereof.

SECTION 3.11 Real Property; Title to Assets. (a) Section 3.11(a) of the Company Disclosure Schedule sets forth all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”). The Company or its applicable Subsidiary has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to such Owned Real Property, free and clear of any Lien, other than Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(b) All current leases and subleases of real property entered into by the Company or a Subsidiary that are material to the business of the Company and its Subsidiaries taken as a whole (the “Leased Real Property”) are in full force and effect, are valid and effective in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of generally applicability relating to or affecting creditors’ rights and to general principles of equity, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Subsidiaries has good and valid leasehold or subleasehold interests in each parcel of Leased Real Property, free and clear of any Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.12 Intellectual Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries either own or have the right to use all Intellectual Property necessary to the conduct of its business as currently conducted (the “Company Intellectual Property”); (ii) all of the registrations and applications included in the Company Intellectual Property owned by, and the Company Intellectual Property exclusively licensed to the Company and its Subsidiaries, are subsisting; and (iii) all of the Company Intellectual Property are free and clear of any Liens other than Permitted Liens and non-exclusive licenses entered into in the ordinary course of business.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries infringes upon, dilutes, misappropriates or otherwise violates the Intellectual Property rights of any third party. The Company has not received any written notice asserting that the conduct of business of the Company and its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party, that if adversely determined against the Company or its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no third party is infringing upon, diluting, misappropriating or otherwise violating any Company Intellectual Property owned or exclusively licensed to the Company or its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened, Actions by any person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property that if adversely determined against the Company or its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the execution of this Agreement nor the consummation of any Transaction will materially adversely affect any of the Company’s or any of its Subsidiaries’ rights with respect to the Company Intellectual Property.

SECTION 3.13 Taxes. (a) Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, the Company and each Active Subsidiary has timely filed all Tax Returns required to be filed by them and have paid and discharged all Taxes required to be paid or discharged (whether or not shown to be due on any Tax Return), other than such payments as are being contested in good faith by appropriate proceedings, and all such Tax Returns are true, accurate and complete in all material respects. As of the date hereof, no Governmental Authority is asserting or, to the knowledge of the Company, threatening to assert against the Company or any Active Subsidiary any deficiency or claim for any material Taxes. The Company and the Subsidiaries have each properly and timely withheld, collected and deposited all Taxes that are in the Company’s reasonable judgment required to be withheld, collected and deposited under applicable Law. Neither the Company nor any Active Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax. There are no unresolved claims by any Governmental Authority in a jurisdiction where the Company or any Active Subsidiary does not file Tax Returns that the Company or any Active Subsidiary is or may be subject to Taxes in such jurisdiction. Neither the Company nor any Active Subsidiary that is an Offshore Subsidiary takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation. To the knowledge of the Company, neither the Company nor any Active Subsidiary was, for the taxable year ended December 31, 2011, treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(b) The Active Subsidiaries located in the PRC have, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Authorities. Any submissions made on behalf of the Company or any Active Subsidiary to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates were accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of the Company, threatened.

(c) This Section 3.13 constitutes the only representations and warranties of the Company and its Subsidiaries with respect to Taxes.

SECTION 3.14 Indebtedness and Security. (a) Except as set forth in Section 3.14(b), neither the Company nor any of its Subsidiaries has any secured creditors holding fixed or floating security interests.

(b) Indebtedness for Borrowed Money incurred by the Company pursuant to the SBLC Agreement is not secured or supported directly or indirectly by any guarantee or Lien (other than (i) the New SBLCs, and (ii) the SBLC Cash Pledge made by the SBLC Onshore Subsidiary supporting the New SBLCs pursuant to the SBLC Agreement) and none of China Bohai Bank Guangzhou Branch, The Export-Import Bank of China Guangdong Branch or any other person that may have confirmed or endorsed any New SBLC is entitled pursuant to the terms of the SBLC Documents to have the benefit of any guarantee or Lien other than the SBLC Cash Pledge. The aggregate principal amount of Indebtedness for Borrowed Money incurred pursuant to the SBLC Documents does not exceed US$200,000,000, the aggregate amount of the New SBLCs does not exceed RMB1,600,000,000, and the amount of cash pledged pursuant to the SBLC Cash Pledge does not exceed RMB1,600,000,000.

SECTION 3.15 Material Contracts. (a) None of the Company or any of its Subsidiaries is a party to, nor any of the Company’s or its Subsidiaries’ properties or assets are bound by any of the types of Contracts listed in Subsections (i) through (x) of this Section 3.15(a), excluding in each case Contracts that have been substantially performed (such types of Contracts being the “Material Contracts”):

(i)	each Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F under which there are material rights or obligations outstanding;

(ii)	each Contract relating to any credit, loan or facility arrangement, guarantee or other security arrangement, or Indebtedness for borrowed money (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Subsidiary) in a principal amount in excess of US$500,000 for each such Contract individually, other than any Indebtedness between or among any of the Company and the Subsidiaries wholly-owned or controlled by the Company;

(iii)	each Contract for an acquisition, joint venture or partnership or disposal of a business or any other asset outside the ordinary course of business for which a binding agreement has been entered into but has not been closed or consummated, or in the case of any joint venture, the investment by the Company or any Subsidiary has not been made as of the date hereof (any such transaction, a “Pending Strategic Transaction”), in each case, excluding any such Pending Strategic Transaction whose value is less than US$500,000;

(iv)	each joint venture contract, strategic cooperation or partnership arrangement, or other agreements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any Third Party entered into on or after January 1, 2011 that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v)	each of the Contracts described under the caption “Information on the Company – Organizational Structure” in the Company’s most recently filed annual report on Form 20-F, which (A) provide the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests (each, an “Operating Subsidiary”), (B) provide the Company or any Subsidiary the right or option to purchase the equity interests in any Operating Subsidiary, or (C) transfer economic benefits from any Operating Subsidiary to any other Subsidiary (the contracts and agreements described in (A), (B) and (C), together, the “Control Agreements”);

(vi)	each Contract relating to the purchase or sale of any Shares or other securities of the Company or any securities of any Subsidiary of the Company that has a fair market value or purchase price of more than US$1,000,000 under which there are material rights or obligations outstanding;

(vii)	each Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any principal line of business in any geographic area or during any period of time in a manner that is material to the Company and its Subsidiaries, taken as a whole;

(viii)	each Contract between the Company or any of its Subsidiaries, on the one hand, and any directors or executive officers of the Company or any of its Subsidiaries or their immediate family members or shareholders of the Company or any Subsidiary holding more than 5% of the voting securities of the Company or any Subsidiary, on the other hand, under which there are material rights or obligations outstanding;

(ix)	each Contract providing for any earn-out payment payable by the Company or any of its Subsidiaries to any Third Party after the date hereof; and

(x)	each Contract providing for any change of control or similar payments to any Third Party in excess of US$1,000,000.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement of the Company or its Subsidiary, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Subsidiaries have not received any written claim of default under any such Material Contract; and (iv) to the knowledge of the Company, no fact or event exists that would give rise to any claim of default under any Material Contract.

(c) As of the date hereof, the aggregate of (i) the higher (in each case) of the book value and consideration (net of applicable costs and Taxes) receivable or payable in respect of any and all Pending Strategic Transactions that are acquisitions and/or dispositions, and (ii) the investment amounts of all Pending Strategic Transactions that are joint venture investments committed by the Company or any of its Subsidiaries does not exceed US$5,000,000.

(d) (i) Each of the SBLC Documents (other than the SBLC Intercreditor Agreement) has been entered into and is a legal, valid and binding agreement of the Company or its Subsidiaries, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) all of the proceeds of the loans granted under the SBLC Documents (the “SBLC Loans”) have been applied towards the repayment of the two loans made by DBS Bank Ltd., Hong Kong Branch to the Company (the “Pre-Existing SBLC Loans”); (iii) all of the proceeds of the Pre-Existing SBLC Loans were applied towards the repurchase by the Company of Shares; (iv) each of the Pre-Existing SBLC Loans and the two standby letters of credit supporting the Pre-Existing SBLC Loans issued by China Bohai Bank Guangzhou Branch on November 22, 2011 and December 8, 2011, respectively, in favor of DBS Bank Ltd., Hong Kong Branch (the “Pre-Existing SBLCs”) were discharged and cancelled in full, and the pledge of a certain deposit with China Bohai Bank Guangzhou Branch by the SBLC Onshore Subsidiary securing the counter-indemnity obligations of the SBLC Onshore Subsidiary in respect of the Pre-Existing SBLCs was released in full, upon the incurrence of the SBLC Loans; and (v) the Company has not received any notice (which has not been withdrawn) from the Lender (as defined in the SBLC Agreement) under clause 13.2 (Declarations) of the SBLC Agreement served on it in accordance with the terms of the SBLC Agreement and, to the knowledge of the Company, no Event of Default or Potential Event of Default (each as defined in the SBLC Agreement) has occurred.

SECTION 3.16 Customers and Suppliers. Section 3.16 of the Company Disclosure Schedule lists the (a) five (5) largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the fiscal year ended December 31, 2011) (each, a “Major Customer”), and (b) five (5) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the fiscal year ended December 31, 2011) (each, a “Major Supplier”). Neither the Company nor any of its Subsidiaries has received, as of the date hereof, any written notice or communication from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or such Subsidiary.

SECTION 3.17 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) all insurance policies and all self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect, (ii) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (A) renew its existing insurance policies as and when such policies expire or (B) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost; (iii) neither the Company nor any of its Subsidiaries has received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies; and (D) neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

SECTION 3.18 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions other than the CICL.

SECTION 3.19 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.20 No Additional Representations. Except for the representations and warranties expressly contained in this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Parent, Merger Sub or any of their respective affiliates or Representatives, and that any such other representations and warranties are expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule that specifically relates to a specified section or subsection of this Article IV or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such section or subsection, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement.

SECTION 4.02 Capitalization of Parent and Merger Sub; No Prior Activities.

(a) The authorized share capital of Parent consists solely of 5,000,000 ordinary shares, par value US$0.001 per share, one (1) share of which is validly issued and outstanding. At the Effective Time, Giovanna Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, will be the beneficial owner of 100% of the issued and outstanding ordinary shares of Parent.

(b) The authorized share capital of Merger Sub consists of 100,000,000 ordinary shares, par value US$0.00005 per share, one (1) share of which is validly issued and outstanding. Parent owns 100% of the issued and outstanding share capital of Merger Sub.

(c) Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation and related to the Transactions (including in connection with arrangement of the Debt Financing), each of Parent and Acquisition Sub has not incurred and will not, prior to the Effective Time, incur, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities, or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

SECTION 4.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of Nasdaq, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the Requisite Regulatory Approvals, and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement.

SECTION 4.05 Financing; Equity Rollover.

(a) Parent has delivered to the Company true, complete and correct copies of (i) an executed commitment letter from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07, the “Debt Commitment Letter”) confirming their respective commitments, subject to the terms and conditions therein, to provide or cause to be provided the aggregate debt amounts set forth therein for the purpose of financing the Transactions (the “Debt Financing”), (ii) executed equity commitment letters from the Sponsor Guarantors (the “Equity Commitment Letters”) pursuant to which each Sponsor Guarantor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Holdco up to the aggregate amount set forth therein (the “Equity Financing”), and (iii) the Rollover Agreements (together with the Debt Commitment Letter and the Equity Commitment Letters, the “Financing Commitments”) pursuant to which, subject to the terms and conditions therein, the Rollover Securityholders have committed to subscribe for newly issued shares in Holdco immediately prior to the Effective Time, and agreed to the cancellation of the number of Shares or Company RSUs, as applicable, held by each of them as set forth therein and to consummate the Transactions (together with the Debt Financing and the Equity Financing, the “Financing”). Parent has also delivered to the Company true, complete and correct copies of all executed fee letters in connection with the Debt Financing (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical fee amounts provided therein) (such fee letters, the “Fee Letters”).

(b) As of the date hereof, (i) the Financing Commitments, in the form so delivered, are in full force and effect and are the legal, valid and binding obligations of Parent and Merger Sub and, to the knowledge of Parent, of the other parties thereto, enforceable in accordance with the terms and conditions thereof, (ii) none of the Financing Commitments have been amended or modified and no such amendment or modification is contemplated, (iii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated and (iv) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by Parent or Merger Sub and, to the knowledge of Parent, by the other parties thereto. Assuming the Financing is funded in accordance with the terms and conditions of the Financing Commitments, the proceeds contemplated by the Financing Commitments will be sufficient for Merger Sub, to (1) consummate the Transactions on the terms contemplated by this Agreement, and (2) pay any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date hereof, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub at the time required to consummate the Transactions. Parent and Merger Sub have fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitments prior to or in connection with the execution of this Agreement. There are no side letters or other oral or written Contracts to which Parent or any of its affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (i) the Financing Commitments, (ii) the Fee Letters, and (iii) any customary engagement letter(s) and non-disclosure agreement(s) (complete copies of which have been provided to the Company) that do not impact the conditionality or amount of the Financing.

SECTION 4.06 Limited Guarantees. Concurrently with the execution of this Agreement, Parent has caused each of the Sponsor Guarantors to deliver to the Company a duly executed Limited Guarantee. Assuming the due authorization, execution and delivery by the Company, each of the Limited Guarantees is in full force and effect and constitutes a legal, valid and binding obligation of the corresponding Sponsor Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Sponsor Guarantor under the relevant Limited Guarantee.

SECTION 4.07 Litigation. As of the date hereof, (i) there are no Actions pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective affiliates, other than any such Action that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent or Merger Sub, and (ii) neither Parent nor Merger Sub nor any of its affiliates is subject to the provisions of any Law which would reasonably be expected to prevent or materially delay the consummation of the Transactions by Parent or Merger Sub.

SECTION 4.08 Certain Actions. As of the date hereof, except for this Agreement, the Rollover Agreements and the Voting Agreement, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their affiliates, on the one hand, and any officer or director of the Company, on the other hand, that relate in any way to the Transactions; (ii) to which Parent, Merger Sub or any of their affiliates is a party pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (iii) to which Parent, Merger Sub or any of their affiliates is a party pursuant to which any shareholder of the Company has agreed to vote to approve and authorize this Agreement, the Plan of Merger and the Merger or has agreed to vote against any Competing Transaction.

SECTION 4.09 Buyer Group Contracts. As of the date hereof, except as set forth in Section 4.09 of the Parent Disclosure Schedule and any other agreements or arrangements disclosed in a filing with the SEC prior to the date of this Agreement, there are no agreements, arrangements or understandings, whether or not legally enforceable, with respect to any security of the Company between or among two or more of the following persons: the Sponsors, the Chairman Parties, the Rollover Securityholders, the Sponsor Guarantors and any of their respective affiliates.

SECTION 4.10 Ownership of Shares. As of the date hereof, other than the Rollover Securities, neither Parent nor Merger Sub beneficially owns any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest in, the Company or any of its Subsidiaries.

SECTION 4.11 Solvency. Immediately after giving effect to the Transactions, including the Financing (and any Alternative Financing, if applicable) and the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration and the aggregate amount of consideration payable in respect of the Company Share Awards in accordance with Section 2.02, the payment of any other amounts required to be paid in connection with the consummation of the Transactions, including the payment of all related fees and expenses, assuming (i) satisfaction of the conditions set forth in Section 7.01 and Section 7.02, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” or other words of similar import shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Corporation and its Subsidiaries will be solvent at and immediately after the Effective Time, as such term is used under the Laws of the Cayman Islands.

SECTION 4.12 Brokers. Except for Citigroup Global Markets Inc. and Credit Suisse (Hong Kong) Limited, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub, except as set forth on Section 4.12 of the Parent Disclosure Schedule.

SECTION 4.13 No Secured Creditors. Merger Sub has no secured creditors holding fixed or floating security interests except pursuant to the Debt Financing or Alternative Financing.

SECTION 4.14 Non-Reliance on Company Estimates. In connection with the due diligence investigation of the Company by Parent, Merger Sub and their respective affiliates and Representatives, Parent, Merger Sub and their respective affiliates and Representatives have received and may continue to receive from the Company, its Subsidiaries and/or their respective affiliates and representatives certain estimates, projections and other forecasts, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, as well as in such business plans, (b) that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and forecasts, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or business plans), and (c) that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts or business plans furnished by the Company, its Subsidiaries or their respective affiliates and Representatives; provided that, nothing contained in this Section 4.14 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

SECTION 4.15 Parent’s Knowledge. As of the date hereof, Parent believes that, based on all documents, communications and other evidence made known to Parent, the Sponsors and/or their legal advisors, and in light of the circumstances under which they were made known to Parent, the Sponsors and/or their legal advisors, the representation in Section 3.09(b) is accurate.

SECTION 4.16 No Additional Representations. Except for the representations and warranties expressly contained in this Agreement, the Company acknowledges that neither Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warrant with respect to Parent, Merger Sub or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to the Company, and that any such other representations and warranties are expressly disclaimed.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, a lawfully permitted manner in the ordinary course of business and in the same general nature, taken as a whole, as the date hereof; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, key employees, and key consultants and contractors of the Company and its Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with Governmental Authorities, key customers and suppliers, and any other persons with which the Company or any of its Subsidiaries has relations that are material to the Company and its Subsidiaries, taken as a whole.

By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Schedule, or as expressly contemplated by any other provision of this Agreement, or as required by applicable Law, the Company will not, and will not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the memorandum and articles of association or equivalent organizational documents of the Company or any Active Subsidiary;

(b) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, other than in each case, in connection with the exercise or settlement of any Company Share Awards in accordance with the applicable Share Incentive Plans and transactions between the Company and any Subsidiary or between or among one or more Subsidiaries, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of (x) any Subsidiary except in the ordinary course of business or (y) directly held by the Company (including shares or other securities of any Subsidiary);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any Subsidiary of the Company to the Company or another Subsidiary of the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares, in each case other than in connection with the settlement of any Company Share Awards in accordance with the applicable Share Incentive Plans;

(e) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its Subsidiaries (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company), or create any new Subsidiaries;

(f) enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment payable by the Company or any Subsidiary of the Company, to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

(g) (i) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets, except any such acquisitions, contributions or investments by Onshore Subsidiaries in entities established in the PRC in respect of which, the higher of (x) the consideration therefor and (y) the book value thereof is not in excess of US$1,000,000 individually or US$5,000,000 in the aggregate;

(ii) incur, assume, alter, amend or modify any Indebtedness, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances, except for:

(A) any Indebtedness for Borrowed Money incurred by an Onshore Subsidiary constituted by finance or capital leases of vehicles, plant, equipment, supplies or computers, provided; that the aggregate principal amount of all such outstanding leases by the Company and its Subsidiaries does not exceed US$5,000,000 (or its equivalent in other currencies) at any time;

(B) any Indebtedness for Borrowed Money incurred by an Onshore Subsidiary, other than as incurred pursuant to Clauses (A) or (C) of this Section 5.01(g)(ii), the aggregate outstanding principal amount of which, when aggregated with the outstanding principal amount of any and all other Indebtedness for Borrowed Money (other than incurred pursuant to Clauses (A) or (C) of this Section 5.01(g)(ii)) of any and all Onshore Subsidiaries, does not exceed US$5,000,000 (or its equivalent in other currencies) at any time;

(C) any Indebtedness for Borrowed Money incurred pursuant to the SBLC Agreement, provided, that the aggregate outstanding principal amount of the SBLC Loans does not exceed US$200,000,000 at any time; and

(D) Indebtedness owed by any of the wholly-owned Subsidiaries of the Company to the Company or to another wholly owned Subsidiaries of the Company;

(iii) create or grant any Lien on any assets of any Subsidiaries of the Company other than Permitted Liens;

(iv) with respect to Indebtedness for Borrowed Money incurred pursuant to, in connection with or arising out of the SBLC Agreement, provide any guaranty or create any Lien other than (i) the New SBLCs, (ii) a cash amount, not exceeding RMB1,600,000,000, pursuant to the SBLC Cash Pledge and (iii) security assignments in favor of the Lender (as defined in the SBLC Agreement) in connection with foreign hedging transactions required under the SBLC Agreement;

(v) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$2,000,000 or capital expenditures which are, in the aggregate, in excess of US$10,000,000 for the Company and the Subsidiaries taken as a whole; or

(vi) guarantee the performance or other obligations of any person (other than guarantees in connection with any Indebtedness described in the foregoing clauses (ii)(A), (ii)(B), (ii)(C) and (ii)(D));

(h) except as otherwise required by Law or pursuant to any Contract in existence as of the date hereof, (A) enter into any new employment or compensatory agreements in connection with employment (including the renewal of any such agreements), or terminate or materially amend any such agreements, with any director, officer, employee or consultant of the Company or any of its Subsidiaries with annual base compensation in excess of US$125,000 (or its equivalent in other currencies), (B) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of the Company or any of its Subsidiaries with annual base compensation in excess of US$125,000 (or its equivalent in other currencies), (C) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or consultant of the Company or any of its Subsidiaries with annual base compensation in excess of US$125,000 (or its equivalent in other currencies), other than in the ordinary course, including as a part of the Company’s annual compensation review or increases for commissions, (D) establish, adopt, amend or terminate any Company Employee Plan or amend the terms of any outstanding Company Share Awards, (E) take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any Company Share Award in connection with the Merger, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(i) make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures, including material changes affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in GAAP or applicable Law;

(j) enter into, or materially amend or modify, or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights thereunder, including, for the avoidance of doubt, amend, alter, vary, supplement or waive, or agree to amend, alter, vary, supplement or waive (in any case whether by action or inaction), the terms of any SBLC Documents (including the terms of the SBLC Intercreditor Agreement after it is entered into), other than entry into the SBLC Consent and Amendment, the amended and restated SBLC Agreement pursuant to the SBLC Consent and Amendment and the SBLC Intercreditor Agreement;

(k) enter into any Contract between the Company or any Subsidiary, on the one hand, and any of their respective directors or executive officers, on the other hand, in each case required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (except as permitted under Section 5.01(h));

(l) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(m) commence any material Action (other than in respect of collection of amounts owed in the ordinary course of business), or settle any Action naming the Company and/or its directors or officers;

(n) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(o) make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(p) transfer or permit any transfers of cash from the Company and/or the Offshore Subsidiaries to any Onshore Subsidiaries;

(q) permit the Company to directly or indirectly through any of its Subsidiaries, acquire any share capital in any person other than an entity incorporated or established under the laws of the PRC; or

(r) authorize or agree in writing to take any of the foregoing actions, or enter into any letter of intent (binding or non-binding) or similar written agreement or arrangement with respect to any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement and Schedule 13E-3. (a) Promptly following the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare and cause to be filed a proxy statement relating to the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company and Parent shall jointly prepare and cause to be filed a Schedule 13E-3 with the SEC. Each of the Company and Parent shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company and Parent shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

(b) Parent represents and covenants that the information supplied by Parent for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Company represents and covenants that the information supplied by the Company for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company covenants that all documents that the Company is responsible for filing with and/or furnishing to the SEC in connection with any of the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, other than with respect to any information supplied by Parent or Merger Sub.

SECTION 6.02 Company Shareholders’ Meeting.

(a) The Company shall, promptly after the SEC confirms that it has no further comments on the Schedule 13E-3, (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders’ meeting, (ii) with the assistance of Parent and Merger Sub, prepare and mail or cause to be mailed or otherwise disseminate the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K to the SEC), including Shares represented by ADSs, as of the record date established for the shareholders’ meeting (the “Shareholders’ Meeting”), for the purpose of voting upon the approval of this Agreement, the Plan of Merger and the Merger, and (iii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Without the consent of Parent, approval of this Agreement, the Plan of Merger and the Merger is the only matter (other than procedural matters) that shall be proposed to be acted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b) Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they approve and authorize this Agreement, the Plan of Merger and the Merger, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Plan of Merger and the Merger and shall take all other action reasonably necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.01(c)(ii), the obligations of the Company under this Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Recommendation (as defined below).

SECTION 6.03 Access to Information. (a) From the date hereof until the Effective Time and subject to applicable Law, upon reasonable advance notice from Parent, the Company and its Subsidiaries shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of such party, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in its investigation; provided, that the Company shall not be required to (A) furnish, or provide access to, any information to any person not a party to, or otherwise covered by, the Confidentiality Agreements or any similar agreement with respect to such information, or (B) provide access to or furnish any information if doing so would (x) violate any Contract with any Third Party or any applicable Law, or (y) cause the Company or any of its Subsidiaries to, upon advice of outside legal counsel, waive any privilege with respect to such information, provided that the Company shall take all commercially reasonable steps to permit inspection of or to disclose such information on a basis that does not waive the Company’s or any of its Subsidiaries’ privilege with respect thereto, including, without limitation, by means of a joint interest or defense agreement.

(b) With respect to the information disclosed pursuant to Section 6.03(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements or any similar agreement entered into between the Company and any person to whom the Company, any Subsidiary or Representative of the Company provides information pursuant to this Section 6.03.

SECTION 6.04 No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary nor any of the directors or officers of the Company or any Subsidiary shall, and that it shall cause its and its Subsidiaries’ Representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary), not to, in each case, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information in a manner designed to knowingly encourage), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the Transactions to, any person or entity in furtherance of, or in order to obtain, a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction (in each case, other than as permitted pursuant to Section 6.04(c)), or (iv) authorize or permit any of the officers, directors or Representatives of the Company or any of its Subsidiaries acting directly or indirectly under the direction of the Company or any of its Subsidiaries, to take any action set forth in clauses (a)(i) – (a)(iii) of this Section 6.04. The Company shall not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in respect of any Competing Transaction. The Company shall notify Parent as promptly as practicable (and in any event within 48 hours after the Company attains knowledge of any written proposal or offer) of any proposal or offer regarding a Competing Transaction, specifying (x) the material terms and conditions thereof and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis of the status and terms of any such proposal or offer. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.

(b) Subject to compliance with the other provisions of this Section 6.04, prior to obtaining the Requisite Company Vote, the Company Board may directly or indirectly through the Company’s Representatives (x) contact any Third Party that has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not initiated or solicited in breach of Section 6.04(a) in order to clarify and understand the terms and conditions thereof in order to assess whether such proposal or offer constitutes or is reasonably expected to lead to a Superior Proposal, which actions shall not be deemed to violate Section 6.04(a), and (y) furnish information to, and enter into discussions with, such Third Party to the extent the Independent Committee has (i) determined in good faith (after consultation with a financial advisor of internationally recognized reputation and outside legal counsel, as applicable) that such proposal or offer constitutes or is reasonably likely to result in a Superior Proposal, and that, in light of such Superior Proposal, failure to furnish such information to or enter into discussions with such Third Party would be reasonably likely to violate its fiduciary obligations under applicable Law, and (ii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreements (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided that the Company shall concurrently make available to Parent any material information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives.

(c) Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose (publicly or otherwise) to withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction; provided, that a “stop, look and listen” communication by the Company Board or the Independent Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Change in the Company Recommendation. Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment upon the recommendation of the Independent Committee, prior to the time of the Shareholders’ Meeting and upon advice by outside legal counsel, that failure to make a Change in the Company Recommendation would be reasonably likely to violate its fiduciary obligations under applicable Law, the Company Board may, upon the recommendation of the Independent Committee, effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.01(c)(ii), but only (i) if the Company shall have complied with the requirements of Sections 6.04(a) and 6.04(b); and (ii) if in response to a Superior Proposal, after (A) providing at least five (5) Business Days’ written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Independent Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to such Third Party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(c).

(d) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company, (ii) asset acquisitions involving the Company and/or any of its Subsidiaries (including securities of its Subsidiaries) which would result in a Third Party acquiring assets, individually or in the aggregate, constituting 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company to any Third Party; or (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company.

(e) A “Superior Proposal” means a written, bona fide offer made by a Third Party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) the acquisition by any person or group (including by means of a general offer, tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of two-thirds of the then outstanding shares of the Company; or (iii) the acquisition by any person or group of all or substantially all of the assets of the Company and its Subsidiaries, in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment upon the recommendation of the Independent Committee (after (x) consultation with a financial advisor of internationally recognized reputation and outside legal counsel, and (y) taking into consideration such factors as the Company Board considers appropriate, which may include, among other things, the legal, financial, regulatory and other aspects, of such offer and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.04(c) or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company shareholders (other than holders of Excluded Shares) than the Merger.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance. (a) The memorandum and articles of association of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b) The Surviving Corporation shall maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Corporation under this Section 6.05(b) shall terminate.

(c) Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of the Company or such Subsidiary or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any such person; provided that this Section 6.05(c) is not intended to confer any new or additional rights on any such person, and the indemnification and other obligations of the Company set forth above shall be subject to any limitation imposed from time to time under applicable Law, the Company’s and its Subsidiaries’ respective organizational and governing documents, or any agreements as in effect as of the date of this Agreement and set forth on Section 6.05(c) of the Company Disclosure Schedule.

(d) A person seeking indemnification in accordance with Section 6.05(c) shall use commercially reasonable efforts to promptly notify the Surviving Corporation to prevent the Surviving Corporation or any of its subsidiaries from being materially and adversely prejudiced by late notice. The right of the Surviving Corporation (or a subsidiary nominated by it), if any, to participate in and/or assume the defense of any Action in respect of which indemnification is sought under Section 6.05(c) shall be determined in accordance with the applicable agreement or document providing for such indemnification.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(f) The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

SECTION 6.06 Notification of Certain Matters. (a) Each of the Company and Parent shall promptly notify the other in writing of:

(i)	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(ii)	any notice or other communication from any Governmental Authority in connection with the Transactions;

(iii)	any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and

(iv)	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied.

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) The Company shall promptly notify Parent in writing of: (i) (A) any notice, correspondence or other communication between any Governmental Authority and the Company or its Representatives, (B) any presentation made to any Governmental Authority by the Company or its Representatives or (C) to the knowledge of the Company, any notice, correspondence or other communication between any Governmental Authority and any executive officers or directors of the Company (or their Representatives) or any Third Party (other than Parent, Merger Sub and any of the Sponsors or the Sponsor Guarantors) in connection with any Action naming the Company or any executive officer or director of the Company, with, to the extent permitted, a complete copy (to the extent known by and available to the Company) of any such notice, correspondence or communication (including a written summary of any oral communication to the extent known by the Company), or materials used in the presentation, as applicable, and (ii) any order to the Company, or any notice, correspondence or other communication between any other party or its counsel and the Company or its Representatives in connection with an Action filed with any U.S. court, with a complete copy (to the extent known by and available to the Company) of any such notice, correspondence or communication, as applicable.

SECTION 6.07 Financing. (a) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, including by (i) maintaining in effect the Financing Commitments, (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub in the Financing Commitments that are within their control, including without limitation paying when due all commitment fees and other fees arising under the Financing Commitments as and when they become due and payable thereunder, (iii) consummating the financing contemplated by the Financing Commitments at or prior to the Effective Time, and (iv) enforcing the parties’ funding obligations (and the rights of Parent and Merger Sub) under the Financing Commitments to the extent necessary to fund the Merger Consideration. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (x) Parent and Merger Sub shall promptly notify the Company and (y) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions that are not less favorable, in the aggregate, from the standpoint of the Company in any material respect than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event (the “Alternative Financing”). If Parent becomes aware of the existence of any fact or event that would reasonably be expected to cause the Debt Financing to become unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent and Merger Sub shall use their reasonable best efforts to either cure or eliminate such fact or event, subject to Section 3.05(b) of the Company Disclosure Schedule, or to arrange and obtain the Alternative Financing. Parent shall promptly provide a true, correct and complete copy of each alternative financing agreement (together with a redacted copy of any related fee letter) to the Company.

(b) Neither Parent nor Merger Sub shall amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Financing Commitments without the prior written consent of the Company Board if such amendments, alterations or waivers would (i) reduce the aggregate amount of the Debt Financing, or (ii) impose new or additional conditions that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger. Parent shall promptly (and in any event within one Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of any Financing Commitment, (ii) any breach of any material provisions of any of the Financing Commitments by any party thereto or (iii) any refusal by the parties to the Financing Commitments to provide, any stated intent by the parties to the Financing Commitments to refuse to provide, or any expression of concern or reservation by the parties to the Financing Commitments regarding their obligation and/or ability to provide, the full financing contemplated by the Financing Commitments.

(c) The Company agrees to use reasonable best efforts to provide, and shall cause each Subsidiary and each of their respective officers, employees and representatives to use reasonable best efforts to provide, to Parent and Merger Sub (at Parent’s sole cost and expense), all reasonable cooperation as may be reasonably requested by Parent or its Representatives in connection with the Debt Financing and any Alternative Financing, including, without limitation, (i) participating in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company with representatives of Parent and its Debt Financing and/or Alternative Financing sources, (ii) using reasonable best efforts to assist in the preparation of offering memoranda, private placement memoranda, bank information memoranda (including a public side version which does not contain non-publicly available information), prospectuses, rating agency presentations and similar documents reasonably requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing (provided that any such documents shall contain disclosure reflecting the Surviving Corporation as obligor) (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) using reasonable best efforts to, as promptly as practicable, furnish Parent and its Debt Financing and/or Alternative Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and its Debt Financing and/or Alternative Financing sources, including, without limitation, all financial statements and financial and non-financial information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and of the type and form customary for the placement, arrangement and/or syndication of loans or distribution of debt contemplated by the Debt Commitment Letter (the information required to be delivered in this clause (iii), the “Required Information”), (iv) cooperating with advisors, consultants and accountants of Parent or its Debt Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any Subsidiary, including for the purpose of establishing collateral eligibility and values, (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions as may be reasonably requested by Parent, (vi) using reasonable best efforts to execute and deliver any pledge and security documents, commitment letters, underwriting or placement agreements or other definitive financing documents conditioned upon Closing, or other ancillary documentation including certificates, legal opinions or documents as may be reasonably requested by Parent or its Representatives (including a certificate of the chief financial officer of the Company or any borrower Subsidiary of the Company with respect to solvency matters) or otherwise facilitate the pledging of collateral, the delivery of pay-off letters and other cooperation in connection with the pay-off of existing Indebtedness and release of all related Liens, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing and/or any Alternative Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establishing bank and other accounts (including escrow accounts), blocked account agreements and lock box arrangements in connection with the foregoing, (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing and/or any Alternative Financing immediately prior to the Effective Time, (ix) furnishing Parent, Merger Sub and its Representatives promptly with all documentation and other information required with respect to the Debt Financing and/or any Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, (x) using reasonable best efforts to furnish Parent, Merger Sub and its Representatives promptly upon its request with a list of contractual arrangements existing as of a date specified by Parent, Merger Sub or its Representative pursuant to which the Company has an obligation to sell, lease, license, surrender, transfer, lend or otherwise dispose of such assets, in reasonable details and furnishing Parent, Merger Sub and its Representatives such supporting documents requested thereby, and (xi) using reasonable best efforts to maintain the SBLC Documents without the occurrence of any Event of Default or Potential Event of Default (each as defined in the SBLC Agreement). The Company will take all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or any Alternative Financing, including without limitations the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof, together with cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger; provided that, prior to the Closing, neither the Company nor any of its Subsidiaries shall be obligated to cause any dividend or distribution to be made, or otherwise transfer any cash or cash equivalents, from an Onshore Subsidiary to an Offshore Subsidiary or the Company. The Company will periodically update any such Required Information to be included in any bank information memorandum to be used in connection with such Debt Financing in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company shall promptly notify Parent (x) of any material change in the capital stock, debt or cash balances of the Company or any of its Subsidiaries, and (y) if any information furnished by the Company or any of its Subsidiaries pursuant to this Section 6.07(c) is or becomes inaccurate, incomplete or misleading in any material respect. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing or any Alternative Financing prior to the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or any Alternative Financing.

(d) Prior to the Closing Date and at all times until the Effective Time, the Company shall cause (i) its wholly-owned First Tier Onshore Subsidiaries to transfer and deposit cash, deposits, or cash equivalents into one or more specified accounts (each, an “Onshore Bank Designated Account”) held with one or more Acceptable Banks and standing to the credit of such First Tier Onshore Subsidiaries, and (ii) its wholly-owned Offshore Subsidiaries to, at the request of Parent (acting reasonably), to deposit cash, deposits, or cash equivalents into one or more accounts with any of the Debt Financing sources or their respective affiliates, denominated in U.S. Dollars (each, an “Offshore Bank Designated Account”) such that the aggregate of (A) the equivalent in U.S. dollars (determined using the prevailing exchange rate notified by Parent (as notified by Parent’s Debt Financing sources) at least three (3) Business Days prior to the Closing Date) of the aggregate balance standing to the credit of each Onshore Bank Designated Account (after deducting any PRC withholding Tax that would apply if such balance were paid to a wholly-owned Offshore Subsidiary organized in Hong Kong by way of dividends from the applicable Onshore Subsidiary in whose name such Onshore Bank Designated Account is held, and in any event assuming a withholding rate of 10%) and (B) the aggregate balance (if any) standing to the credit of the Offshore Bank Designated Account, is not less than US$450,000,000 (such amounts standing to the credit of the Onshore Bank Designated Accounts and the Offshore Bank Designated Account meeting the requirements of this provision, the “Facility B Required Balance”). The Company shall produce promptly on request any supporting or other information reasonably requested by the Debt Financing sources in respect of the Onshore Bank Designated Accounts and the Offshore Bank Designated Account and shall enter into, (x) with respect to the Onshore Bank Designated Accounts, such account control agreements substantially in the form set forth in Annex B hereto, and (y) with respect to the Offshore Bank Designated Accounts, such account charges substantially in the form set forth in Annex C hereto, prior to the Closing Date, provided that any such account control agreements and account charges shall, by their respective terms, not be effective unless and until the Closing has occurred. Prior to the Closing Date, the Company shall use commercially reasonable efforts in consultation with Parent to prepare for the distribution as a dividend of the full amount of the Facility B Required Balance held in such Onshore Bank Designated Accounts to the Offshore Bank Designated Account and the conversion of such amounts into U.S. dollars.

(e) Prior to the Closing Date, the Company shall use reasonable best efforts to cause its Subsidiaries to transfer and deposit cash, deposits, or cash equivalents into one or more specified accounts (each, a “Company Designated Account”) held with China Minsheng Banking Corp., Ltd. (which, for the avoidance of doubt, shall not be an Onshore Bank Designated Account or Offshore Bank Designated Account) and standing to the credit of the Company, one or more of its Offshore Subsidiaries or one or more of its First Tier Onshore Subsidiaries, such that, at the Effective Time, the aggregate amount standing to the credit of the Company, its Offshore Subsidiaries and its First Tier Onshore Subsidiaries in all such Company Designated Accounts shall not be less than the equivalent of US$150,000,000 (determined using the prevailing exchange rate notified by Parent (as notified by Parent’s Debt Financing sources) at least three (3) Business Days prior to the Closing Date).

(f) No more than ten (10) Business Days and no less than two (2) Business Days prior to the Closing Date, the Company shall use reasonable best efforts to cause to be provided to Parent (i) an updated Section 3.01(b) of the Company Disclosure Schedule (but as of the date of such delivery instead of the date hereof) and (ii) an updated Section 2.02(c) and Section 3.03(b) of the Company Disclosure Schedule as of the anticipated Closing Date, in each case in this clause (ii) only to reflect and account for the vesting of applicable Company RSUs between the date hereof and the anticipated Closing Date.

SECTION 6.08 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (x) notifying the other parties promptly of any communication (whether verbal or written) it or any of its affiliates receives from any Governmental Authority in connection with such filings or submissions, (y) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (z) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, employing such resources and taking all steps as are necessary to obtain the Requisite Regulatory Approvals, if required to consummate the Transactions; provided, that none of the Company, Parent, Merger Sub or any of their respective affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. The parties agree to cooperate in good faith to determine and direct the strategy and process by which the parties will seek the Requisite Regulatory Approvals. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective affiliates to any Governmental Authority in connection with the Merger and the Transactions.

(c) The Company shall cooperate with all Governmental Authorities in all material respects in connection with any Actions naming the Company or its directors or executive officers.

SECTION 6.09 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.10 Participation in Litigation. Prior to the Effective Time, (a) each of Parent and the Company shall give prompt notice to the other of any Actions by shareholders of the Company commenced or, to the knowledge of Parent or the Company, as the case may be, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any such shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and except as permitted under Section 5.01(m), no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.11 Resignations. To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company designated by Parent.

SECTION 6.12 Public Announcements. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.04(c).

SECTION 6.13 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.14 Takeover Statutes. If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other Transactions.

SECTION 6.15 SAFE Registration. The Company shall as soon as practicable after the date hereof, (a) use its commercially reasonable efforts to assist in the preparation of applications to SAFE by management members of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of SAFE Circular 75 (or any successor PRC Law, rule or regulation), including by promptly providing such management members with such information relating to the Company and its Subsidiaries as is required for such application, and (b) cause its Onshore Subsidiaries (to the extent applicable) to comply with the requirements of SAFE Circular 75 (or any successor PRC Law, rule or regulation) in all material respects.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Shareholder Approval. The Requisite Company Vote shall have been obtained in accordance with the CICL and the Company’s memorandum and articles of association.

(b) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Injunction.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and be in full force and effect; and (ii) all other regulatory approvals shall have been obtained and be in full force and effect, except where the failure to obtain such other regulatory approvals would not, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent the consummation of any of the Transactions.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Sections 3.03(a), 3.03(f), 3.09(b) and 3.15(d)(v), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Company Material Adverse Effect” or any words of similar import set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Sections 3.09(b) and 3.15(d)(v) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time; (iii) the representations and warranties set forth in Section 3.03(f) shall be true and correct in all but immaterial respects as of the date hereof and as of the Closing, as though made on and as of such date and time; provided, that the existence of any rights, agreements, arrangements or commitments (including, without limitation, any Company Share Awards) as described in Section 3.03(f) that (x) entitles holders thereof to an aggregate amount in excess of US$280,000 (whether in cash or Shares or other securities corresponding to such value) and (y) is not set forth on Section 3.03(b) of the Company Disclosure Schedule shall be deemed material for purposes of this Section 7.02(a)(iii); and (iv) the representations and warranties set forth in Section 3.03(a) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants. The Company shall have performed or complied (i) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing (other than the agreements and covenants set forth in Sections 5.01(m) and 6.08(c)), and (ii) in all respects with the agreements and covenants set forth in Sections 5.01(m) and 6.08(c).

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(e) No Enforcement Action. No (i) action by any Governmental Authority or (ii) formal recommendation of any action by any Governmental Authority shall be pending against the Company or any Senior Officer, under either case (i) or (ii), alleging bad faith conduct of any Senior Officer with respect to the Company or its shareholders, which conduct would reasonably be expected to cause such Senior Officer to be unsuitable to serve as a director or officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof.

(f) Minimum Cash Amount. The Company shall have delivered to Parent and Merger Sub, copies of bank statements or alternatively, other written evidence, in form and substance reasonably satisfactory to Parent, that (i) the aggregate amount standing to the credit of all of the Onshore Bank Designated Accounts and the Offshore Bank Designated Accounts is not less than the Facility B Required Balance, and (ii) the aggregate amount standing to the credit of all the Company Designated Accounts is not less than the equivalent of US$150,000,000 (determined using the prevailing exchange rate notified by Parent (as notified by Parent’s Debt Financing sources) at least three (3) Business Days prior to the Closing Date), which written evidence shall be certified as of the Closing Date as true and correct by the chief financial officer of the Company.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality”) shall be true and correct in all material respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

SECTION 7.04 Frustration of Closing Conditions. Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time only by action taken or authorized by (x) in the case of the Company, the Independent Committee, and (y) in the case of Parent, its Board of Directors, notwithstanding any requisite approval of this Agreement and the Transactions by the shareholders of the Company, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before June 19, 2013 (such date as may be extended in accordance with this Section 8.01(b)(i), the “Termination Date”), which date may be extended at the written request of the Company or Parent to October 19, 2013 for the purpose of satisfying any condition for which the consent or approval of any Governmental Authority is being sought in accordance with this Agreement or the Transactions; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the circumstances described in this Section 8.01(b)(i) are primarily caused by such party’s failure to comply with its obligations under this Agreement; or

(ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Injunction; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party if the circumstances described in this Section 8.01(b)(ii) were primarily caused by such party’s failure to comply with its obligations under this Agreement; or

(iii) if the Requisite Company Vote is not obtained at the Shareholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(c) by the Company:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied and such breach cannot be cured by Parent or Merger Sub by the Termination Date or if capable of being cured, shall not have been cured (x) within fifteen (15) days following receipt of written notice from the Company of such breach or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(ii) if prior to obtaining the Requisite Company Vote, (x) the Company Board shall have determined, in its good faith judgment upon the recommendation of the Independent Committee (upon advice by outside legal counsel), that failure to enter into a definitive agreement relating to a Superior Proposal would be reasonably likely to violate its fiduciary obligations under applicable Law, and shall have authorized the Company to enter into such definitive agreement, and (y) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, such definitive agreement; provided, that (A) such Superior Proposal did not result from any breach by the Company of its obligations under Section 6.04 and the Company has complied in all respects with the requirements of Section 6.04(c) (other than, in each case and in the aggregate, any de minimis non-compliance that does not adversely affect Parent or Merger Sub), and (B) the Company has complied in all respects with its obligations under Section 8.03(b) and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.01(c)(ii), and any purported termination pursuant to this Section 8.01(c)(ii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee; or

(iii) if all of the conditions to closing contained in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but subject to their satisfaction or waiver by the party having the benefit thereof) and Parent and Merger Sub have not received the proceeds of the Debt Financing, the Equity Financing or the Alternative Financing, as the case may be (other than as a result of the failure of the Company to timely satisfy its obligations under Section 6.07) on or prior to the date the Closing should have occurred pursuant to Section 1.02; provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period; provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(iii) until the Termination Date, if the failure by Parent and Merger Sub to receive the proceeds of the Debt Financing or Alternative Financing is as a result of Fangda Partners having delivered a formal written opinion as to PRC Laws to the Debt Financing sources, that due to a change in applicable PRC Law (or change in implementation or interpretation thereof by the applicable PRC Governmental Authority) after the date hereof, the transactions pursuant to the SBLC Documents conflict with or constitute or result in a breach or violation of any PRC Law (a “Negative SBLC Opinion Event”); or

(d) by Parent:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied and such breach cannot be cured by the Company by the Termination Date or if capable of being cured, shall not have been cured (x) within fifteen (15) days following receipt of written notice from Parent of such breach or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date; provided, that, with respect to a breach of the representation set forth in Section 3.15(d)(v), Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(i) until the Termination Date, so long as such breach is reasonably capable of being cured prior to the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(ii) if a Company Triggering Event shall have occurred.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) there shall have been a Change in the Company Recommendation; (ii) the Company Board shall have recommended publicly to the shareholders of the Company a Competing Transaction or shall have entered into any letter of intent, Contract, commitment or similar document with respect to any Competing Transaction (other than a confidentiality agreement entered into in compliance with Section 6.04(b)); (iii) the Company shall have failed to include in the Proxy Statement the Company Recommendation; or (iv) a tender offer or exchange offer by a Third Party for 20% or more of the outstanding Shares is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Sections 6.12, 8.02, 8.03, 8.04, 8.05, 8.06 and Article IX shall survive any termination of this Agreement.

SECTION 8.03 Fees and Expenses. (a) Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, financing sources and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the Schedule 13E-3 and the mailing or other dissemination of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the closing of the Transactions.

(b) The Company agrees that:

(i) if the Company shall terminate this Agreement pursuant to Section 8.01(c)(ii); or

(ii) if Parent shall terminate this Agreement pursuant to Section 8.01(d)(i) (other than as a result of a failure of the representation and warranty in Section 3.09(b) or Section 3.15(d)(v) to be true and correct in all respects at the Closing) or Section 8.01(d)(ii); or

(iii) if (A) either Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), (B) neither Parent nor Merger Sub shall have materially breached any of its representations, warranties or covenants under this Agreement, (C) at or prior to the time of termination of this Agreement, a Third Party shall have publicly disclosed a proposal or offer for a Competing Transaction, and (D) at any time prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Competing Transaction; provided, that for purposes of this Section 8.03(b)(iii), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”;

then the Company shall, subject to the next sentence, pay or cause to be paid to Parent promptly (but in any event, except as required under Section 8.01(c)(ii), no later than two (2) Business Days after the first of such events shall have occurred) a fee of US$40,000,000 (the “Company Termination Fee”), by wire transfer of same day funds to one or more accounts designated in writing by Parent. In addition, if (x) either Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.03(b)(iii), or (y) Parent shall terminate this Agreement pursuant to Section 8.01(d)(i) because the representation and warranty contained in Section 3.09(b) was not true and correct in all respects as of the date hereof, then in each case, the Company shall, within twenty (20) Business Days following receipt of an invoice therefor, reimburse Parent and Merger Sub for all of their reasonably documented Expenses incurred prior to such termination, which amount shall in no event exceed US$6,000,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated in writing by Parent, regardless of the existence of circumstances which could require the Company thereafter to pay or cause to be paid to Parent a Company Terminate Fee pursuant to Section 8.03(b)(iii); provided, that in the event the Company shall be required to pay a Company Termination Fee pursuant to Section 8.03(b)(iii), the Company shall be entitled to credit the aggregate amount of Expenses of Parent and Merger Sub actually reimbursed by the Company to Parent (or an affiliate designated by Parent) pursuant to this Section 8.03(b) against the amount of such Company Termination Fee.

(c) Parent agrees that if the Company shall terminate this Agreement pursuant to Section 8.01(c)(i) or Section 8.01(c)(iii) (other than as a result of Parent’s failure to receive the proceeds of the Debt Financing as a result of the occurrence of a Negative SBLC Opinion Event), then Parent shall pay or cause to be paid to the Company promptly (but in any event no later than two (2) Business Days after the date of such termination) a fee of US$60,000,000 (the “Parent Termination Fee”), by wire transfer of same day funds to one or more accounts designated in writing by the Company.

(d) In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate established by the Wall Street Journal Table of Money Rates on such date plus 1.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e) Each party acknowledges that (i) the agreements contained in this Section 8.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.03(b) or Section 8.03(c) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.03, the parties hereto would not have entered into this Agreement.

SECTION 8.04 Limitations on Liabilities. (a) Notwithstanding anything to the contrary in this Agreement, except for an order of specific performance to the extent permitted by Section 9.07, the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), and the guarantee of such obligations pursuant to the Limited Guarantees, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Subsidiaries, the direct or indirect shareholders of the Company or any other person, or any of their respective affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents (collectively, the “Company Group”) against (i) Parent, Merger Sub, the Sponsors and the Sponsor Guarantors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholder or, assignees of, each of Parent, Merger Sub, the Sponsors and the Sponsor Guarantors, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub, or (iv) any holders or future holders of any equity, share, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (all persons described in (i) to (iv), collectively, the “Parent Group”), for any and all loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters) other than the payment of the Parent Termination Fee pursuant to Section 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), and in no event shall any of the Company, the Subsidiaries, or any other member of the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters), other than from Parent or Merger Sub to the extent provided in Section 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), or the Sponsor Guarantors to the extent provided in the relevant Limited Guarantees, in each case without duplication. In no event shall any of the Company, the Subsidiaries or any other member of the Company Group be entitled to seek the remedy of specific performance of this Agreement other than as set forth in Section 9.07. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as permitted by Section 9.07 and the payment of the Parent Termination Fee pursuant to Sections 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and the payment of the Parent Termination Fee.

(b) Notwithstanding anything to the contrary in this Agreement, except for an order of specific performance to the extent permitted by Section 9.07, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.03(b), and any amounts pursuant to Section 8.03(d) (if any), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group (except for any obligations under agreements set forth in Section 4.09 of the Parent Disclosure Schedule), for any and all loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions, other than the payment of the Company Termination Fee pursuant to Section 8.03(b), and any amounts pursuant to Section 8.03(d), if any, and pursuant to any obligations under agreements set forth in Section 4.09 of the Parent Disclosure Schedule, and in no event shall any of Parent or Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than from the Company to the extent provided in Section 8.03(b) and any amounts pursuant to Section 8.03(d) (if any), and except for any obligations under agreements set forth in Section 4.09 of the Parent Disclosure Schedule. In no event shall any of Parent, Merger Sub, or any other member of the Parent Group be entitled to seek the remedy of specific performance of this Agreement other than as set forth in Section 9.07. For the avoidance of doubt, while Parent may pursue both a grant of specific performance as permitted by Section 9.07 and the payment of the Company Termination Fee pursuant to Section 8.03(b), and any amounts pursuant to Section 8.03(d) (if any), under no circumstances shall Parent be permitted or entitled to receive both such grant of specific performance and payment of the Company Termination Fee.

(c) The provisions of this Section 8.04 are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group and the Company Group.

SECTION 8.05 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding the foregoing sentence, the parties acknowledge and agree that a new company to be incorporated in the Cayman Islands is expected to be the direct parent of Parent (holding 100% of the equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case any references to Parent being a wholly-owned subsidiary of Holdco shall be modified accordingly.

SECTION 8.06 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II, Sections 6.05 and 6.12, this Article IX and Section 2.04(i) of the Company Disclosure Schedule shall survive the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub, to:

Giovanna Parent Limited

Cricket Square

Hutchins Drive, P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson

1601 Chater House

8 Connaught Road Central

Hong Kong

Attention: Douglas Freeman

Facsimile: +852-3760-3611

Email: douglas.freeman@friedfrank.com

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter Huang

Facsimile: +86 (10) 6535 5577

Email: peter.huang@skadden.com

if to the Company:

Focus Media Holding Limited

Unit No. 1, 20th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

Attention:	Kit Leong Low
Facsimile:	+852-3583-0082
Email:	kitlow@focusmedia.cn

with a copy to:

Simpson Thacher & Bartlett

35/F ICBC Tower

3 Garden Road

Central, Hong Kong

Attention:	Chris K.H. Lin
Kathryn King Sudol
Facsimile:	+1 (212) 455-2502
Email:	clin@stblaw.com
ksudol@stblaw.com

if to the Independent Committee:

Focus Media Holding Limited

Unit No. 1, 20th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

Attention:	Daqing Qi
Facsimile:	+852-3583-0082

with a copy to:

Kirkland & Ellis International LLP

c/o 26/F Gloucester Tower

The Landmark

15 Queen’s Road Central

Central, Hong Kong

Attention:	David Zhang
Jesse Sheley
Facsimile:	+852-3761-3301
Email:	david.zhang@kirkland.com
jesse.sheley@kirkland.com

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acceptable Bank” means:

(a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognized credit rating agency; or

(b) any other bank or financial institution approved by the Debt Financing sources as notified by the Parent.

“Active Subsidiary” means, (a) with respect to the Offshore Subsidiaries, each Offshore Subsidiary other than an Offshore Subsidiary that (i) does not trade (for itself or any other person), (ii) does not own, legally or beneficially, any material assets (including any Indebtedness owed to it), and (iii) is not subject to any material liabilities, and (b) with respect to the Onshore Subsidiaries, each Onshore Subsidiary that accounted for more than one percent (1%) of the net revenue or total operating expenses of the Company and its Subsidiaries on a consolidated basis during the nine-month period ended September 30, 2012.

“ADS Option” means each outstanding option award issued by the Company pursuant to the Share Incentive Plans that entitles the holder thereof to purchase one (1) ADS upon the vesting of such award.

“ADS RSU” means each outstanding restricted share award issued by the Company pursuant to the Share Incentive Plans that entitles the holder thereof to be issued one (1) ADS upon the vesting of such award.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For the avoidance of doubt, prior to the Closing, the Company and its Subsidiaries, officers and directors are not affiliates of Parent, Merger Sub, the Sponsors or the Sponsor Guarantors.

“Agreement” has the meaning set forth in the Preamble, which shall, for the avoidance of doubt, include all annexes and schedules hereto.

“Applicable Anti-bribery Law” means any anti-bribery or anti-corruption laws, such as the United States Foreign Corrupt Practices Act, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable, and all other anti-bribery and anti-corruption laws to which the Company and its Subsidiaries are subject.

“beneficial owner”, “beneficially owned” or “beneficially owning”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, Singapore and Hong Kong.

“Chairman Parties” means Jason Nanchun Jiang (the “Chairman”), JJ Media Investment Holding Limited, a British Virgin Islands company controlled by the Chairman, Target Sales International Limited, a British Virgin Islands company controlled by the Chairman, Top Notch Investments Holdings Ltd, a British Virgin Islands company controlled by the Chairman, and Target Management Group Limited, a British Virgin Islands company controlled by the Chairman.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule delivered to Parent and Merger Sub by the Company on the date hereof.

“Company Employee Plan” means any written plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits, that is or has been maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), or results of operations of the Company and the Subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (A) changes affecting the economic conditions or financial markets generally in any country or region in which the Company or any of its Subsidiaries conducts business; (B) changes in GAAP or any interpretation thereof after the date hereof, or to applicable Laws or the interpretation or enforcement thereof; (C) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate; (D) changes affecting the financial, credit or securities markets in which the Company or any of its Subsidiaries operates, including changes in interest rates or foreign exchange rates; (E) effects resulting from the public announcement of the Transactions; (F) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, in each case occurring after the date hereof; or (G) actions taken (or omitted to be taken) at the request of Parent or Merger Sub; provided, further that events, circumstances, changes or effects set forth in clauses (A), (B), (C), (D) and (F) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such events, circumstances, changes or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its Subsidiaries conduct their businesses.

“Company Option” means, as applicable, an ADS Option or a Share Option.

“Company RSU” means, as applicable, an ADS RSU or a Share RSU.

“Company Share Award” means each Company Option and each Company RSU granted under the Share Incentive Plans.

“Confidentiality Agreements” means (i) the confidentiality agreements, dated as of August 29, 2012, between the Company and each of the Chairman and certain of the Sponsors, and (ii) the confidentiality agreement, dated as of October 17, 2012, between the Company and Fosun Industrial Holdings Limited, in each case, as such agreements may be amended from time to time.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract (including, without limitation, contractual arrangements similar to those provided by the Control Agreements) or credit arrangement or otherwise.

“Exercise Price” means, with respect to any Company Option, the exercise price per Share or the exercise price per ADS, as applicable, underlying such Company Option.

“First Tier Onshore Subsidiary” means any Onshore Subsidiary whose share capital is directly owned by one or more Offshore Subsidiaries.

“Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Governmental Instrumentality” means any enterprise partially- or wholly owned or -controlled by a Governmental Authority.

“Governmental Official” means an official, employee, or representative of any Governmental Authority, Government Instrumentality, or public international organization.

“Indebtedness” means, with respect to any person, without duplication (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Indebtedness for Borrowed Money” means:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not trade instruments), notes, debentures, loan stock or any similar instrument;

(d)	any obligation which, under GAAP, would be required to be treated as a finance lease or otherwise capitalised in the audited financial statements of that person, but only to the extent of that treatment (but excluding any cash expenditure arising from any operating lease or lease which, in accordance with GAAP, is treated as an operating lease;

(e)	liabilities associated with receivables sold or discounted (other than to the extent such receivables are sold on a non-recourse basis (except in respect of standard representations for such transactions) and meet any requirement for de-recognition under GAAP);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but not, in any case, any performance bonds, or advance payment bonds or documentary letters of credit issued in respect of the obligations of the Company or its Subsidiaries (which do not constitute Indebtedness for Borrowed Money) arising in the ordinary course of day to day business of the Company or that Subsidiary, as applicable);

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer thereof) or (ii) otherwise classified as borrowings under GAAP;

(h)	any deferred payment in respect of the acquisition cost of any asset or service where such deferred payment is arranged primarily (i) as a method of raising finance and is treated as a borrowing in accordance with GAAP or (ii) in circumstances where the due date for payment is more than 180 days after the expiry of the period customarily allowed by the applicable supplier on its usual terms of business save where such payment deferral results from the delayed or non-satisfaction of contract terms by such supplier or from the contract terms (applicable to the acquisition of such asset or service) establishing payment schedules that are tied to total or partial contract completion and/or to the results of operational testing procedures;

(i)	the sale price of any asset to the extent paid by the person liable before the time of sale or delivery of such asset where such advance payment is arranged primarily as a method of raising finance;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(without double counting) the amount of any liability in respect of any guarantee for any of the items described (and subject to the limitations set out) in paragraphs (a) to (j) above.

“Injunction” means (i) any Law that has or would have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, which shall have become final and non-appealable, and (ii) solely for purposes of Section 8.01(b)(ii), any action by a Governmental Authority that causes or would cause a failure of the condition set forth in Section 7.02(e)(i) to be satisfied.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.

“knowledge” means, with respect to the Company, the knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and with respect to any other party hereto (with respect to Parent, subject to Section 4.15 of the Parent Disclosure Schedule), the actual knowledge of any director of such party, in each case, after reasonable inquiry and investigation.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Management Rollover Agreements” means the rollover agreements, dated as of the date hereof, between Holdco and each of the Management Rollover Securityholders.

“Management Rollover Securityholders” means the persons listed on Section 9.03(a) of the Parent Disclosure Schedule.

“New SBLCs” means (i) the standby letter of credit (for an amount of RMB 756,000,000) issued by China Bohai Bank Guangzhou Branch on 26 November 2012 in favour of DBS Bank Ltd. Hong Kong Branch and confirmed by The Export-Import Bank of China at the request of Focus Media Culture Communication Co., Ltd., and (ii) the standby letter of credit (for an amount of RMB 756,000,000) issued by China Bohai Bank Guangzhou Branch on 22 November 2012 in favour of DBS Bank Ltd. Hong Kong Branch and confirmed by The Export-Import Bank of China at the request of Shanghai Focus Media Defeng Advertisement Co., Ltd.

“Offshore Dormant Subsidiary” means any Offshore Subsidiary that (x) does not trade (for itself or as agent for any person) and (y) does not own, legally or beneficially, any assets (including Indebtedness owed to it) the book value of which is US$100,000 or more.

“Onshore Subsidiary” means any Subsidiary incorporated within the PRC.

“Offshore Subsidiary” means any Subsidiary incorporated outside the PRC.

“Parent Disclosure Schedule” means the disclosure schedule delivered to the Company by Parent and Merger Sub on the date hereof.

“Permitted Liens” means (i) Taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable, or which are being contested in good faith and by appropriate proceedings, (ii) mechanics liens and similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) between the Company and its Subsidiaries or otherwise granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (vi) Liens imposed by applicable Law, (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (ix) Liens arising in connection with the Control Agreements, (x) Liens arising in connection with the SBLC Documents and (xi) any other Liens that have been incurred or suffered in the ordinary course of business and that would not reasonably be expected to have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Representatives” means, with respect to any party, such party’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives; provided, that with respect to Parent and Merger Sub, “Representatives” also shall include their financing sources.

“Rollover Agreements” means the rollover agreements, dated as of the date hereof, between Holdco and each of the Rollover Securityholders, including the Management Rollover Agreements.

“Rollover Securityholders” means the Chairman Parties, Fosun International Limited and the Management Rollover Securityholders.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005, and any implementation, successor rule or regulation related thereto under the PRC law.

“SBLC Agreement” means the US$200,000,000 term loan facility agreement between DBS Bank Ltd., Hong Kong Branch and the Company, dated November 21, 2012.

“SBLC Consent and Amendment” means a consent and amendment agreement entered into by and among the Company, DBS Bank, Ltd., Hong Kong Branch and Merger Sub on the date hereof, with respect to the SBLC Agreement.

“SBLC Cash Pledge” means (i) the pledge of deposit made by (Focus Media Culture Communication Co., Ltd.) in favor of China Bohai Bank Guangzhou Branch, dated November 26, 2012, for an amount of RMB756,000,000, and (ii) two pledges of deposit made by (Shanghai Focus Media Defeng Advertisement Co., Ltd.) in favor of China Bohai Bank Guangzhou Branch, each dated November 22, 2012, for an amount of RMB 145,000,000 and RMB611,000,000, respectively.

“SBLC Documents” means, collectively, (a) two standby letter of credit agreements, dated November 22, 2012 and November 26, 2012, respectively, in favor of DBS Bank Ltd. Hong Kong Branch, including the confirmations by The Export-Import Bank of China, each for an amount not exceeding RMB800,000,000 dated November 22, 2012 and November 27, 2012, respectively, (b) the New SBLCs, (c) the SBLC Agreement, (d) the SBLC Consent and Amendment and the amendment and restatement of the SBLC Agreement entered into after the date hereof to document the terms of the SBLC Consent and Amendment, (e) the SBLC Cash Pledge and (f) the SBLC Intercreditor Agreement.

“SBLC Intercreditor Agreement” means an intercreditor agreement to be entered into among DBS Bank Ltd. Limited, Hong Kong Branch, the Company and the security agent (as defined therein) prior to Closing, substantially in the form set forth in Annex D hereto.

“SBLC Onshore Subsidiary” means collectively, (i) (Focus Media Culture Communication Co., Ltd.) and (ii) (Shanghai Focus Media Defeng Advertisement Co., Ltd.).

“Senior Officer” means each of the Chairman, Kit Low Leong, Yafang Tu and Chen Yan.

“Share Incentive Plans” means, collectively, the 2003 Employee Share Option Scheme, the 2005 Employee Share Option Plan, the 2006 Employee Share Option Plan, the 2007 Employee Share Option Plan, the 2010 Employee Share Option Plan and the 2013 Employee Share Option Plan, and all amendments and modifications thereto. “Share Incentive Plan” means any one of the foregoing plans.

“Share Option” means each outstanding option award issued by the Company pursuant to the Share Incentive Plans that entitles the holder thereof to purchase one (1) Share upon the vesting of such award.

“Share RSU” means each outstanding restricted share award issued by the Company pursuant to the Share Incentive Plans that entitles the holder thereof to be issued one (1) Share upon the vesting of such award.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Sponsors” means, collectively, Giovanna Investment Holdings Limited, a Cayman Islands company, Gio2 Holdings Ltd, a Cayman Islands company, Power Star Holdings Limited, a Cayman Islands company, and State Success Limited, a British Virgin Islands company.

“Subsidiary”, with respect to a legal entity, (i) of which such party or any other Subsidiary of such party is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries or (iii) of which such person controls through contractual arrangements similar to those provided by the Control Agreements.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or the Company or any of their respective affiliates or Representatives.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Vested Company Option” means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company Option.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	§ 3.09
ADSs	§ 2.01(a)
Alternative Financing	§ 6.07(a)
Applicable Date	§ 3.07(a)
Chairman	9.03(a)
Chairman Parties	9.03(a)
Change in the Company Recommendation	§ 6.04(c)
CICL	Recitals
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Designated Account	§ 6.07(e)
Company Group	§ 8.04(a)
Company Intellectual Property	§ 3.12
Company Recommendation	§ 3.04(b)
Company SEC Reports	§ 3.07(a)
Company Termination Fee	§ 8.03(b)
Company Triggering Event	§ 8.01(d)
Competing Transaction	§ 6.04(d)
Control Agreements	§ 3.15(a)(v)
Damages	§ 6.05(c)
Debt Commitment Letter	§ 4.05(a)
Debt Financing	§ 4.05(a)
Deposit Agreement	§ 2.06
Depositary	§ 2.06
Dissenter Rights	§ 2.03(a)
Dissenting Shareholders	§ 2.03(a)
Dissenting Shares	§ 2.03(a)
Effective Time	§ 1.03
Equity Commitment Letters	§ 4.05(a)

Defined Term	Location of Definition

Equity Financing	§ 4.05(a)
Exchange Act	§ 3.05(b)
Exchange Fund	§ 2.04(a)
Excluded Shares	§ 2.01(a)
Expenses	§ 8.03(a)
Facility B Required Balance	§ 6.07(d)
Financial Advisor	§ 3.04(c)
Financing Commitments	§ 4.05(a)
Financing	§ 4.05(a)
GAAP	§ 3.07(b)
Indemnified Parties	§ 6.05(b)
Independent Committee	Recitals
Injunction	§9.03(a)
Law	§ 3.05(a)
Leased Real Property	§ 3.11(b)
Limited Guarantee	Recitals
Major Customer	§ 3.16
Major Supplier	§ 3.16
Material Company Permits	§ 3.06(a)
Material Contracts	§ 3.15(a)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Nasdaq	§ 3.05(b)
Negative SBLC Opinion Event	§ 8.01(c)(iii)
Notice of Superior Proposal	§ 6.04(c)
Onshore Bank Designated Account	§ 6.07(d)
Offshore Bank Designated Account	§ 6.07(d)
Operating Subsidiary	§ 3.15(a)(v)
Owned Real Property	§ 3.11(a)
Parent	Preamble
Parent Group	§ 8.04(a)
Parent Termination Fee	§ 8.03(c)
Paying Agent	§ 2.04(a)
Pending Strategic Transaction	§ 3.15(a)(iii)
Per ADS Merger Consideration	§ 2.01(a)
Per Share Merger Consideration	§ 2.01(a)
Plan of Merger	§ 1.03
PRC	§ 3.06(a)
Pre-Existing SBLCs	§ 3.15(d)
Pre-Existing SBLC Loans	§ 3.15(d)
Proxy Statement	§ 6.01(a)
RCA	§ 2.02(c)
Record ADS Holders	§ 6.02(a)
Required Information	§ 6.07(c)
Representatives	§ 9.03(a)
Requisite Company Vote	§ 3.04(a)
Requisite Regulatory Approvals	§ 3.05(b)

Defined Term	Location of Definition

Rollover Securities	Recitals
SAFE	§ 3.06(a)
SAIC	§ 3.06(a)
SAT	§ 3.06(a)
SBLC Loans	§ 3.15(d)
SEC	§ 3.05(b)
Securities Act	§ 3.07(a)
Share Certificates	§ 2.04(b)
Shareholders’ Meeting	§ 6.02(a)
Shares	§ 2.01(a)
Significant Joint Venture	§ 3.01(b)
Sponsor Guarantor	Recitals
Subsidiary	§ 9.03(a)
Superior Proposal	§ 6.04(e)
Surviving Corporation	§ 1.01
Takeover Statute	§ 3.18
Termination Date	§ 8.01(b)(i)
Transactions	Recitals
Uncertificated Shares	§ 2.04(b)
Voting Agreement	Recitals

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (i) any affiliate of Parent or (ii) any persons providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.04 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Share Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.07 Specific Performance. (a) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof (including the other parties’ obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Each party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.

(b) Notwithstanding anything herein to the contrary, other than where the availability of this Section 9.07(b) is expressly disclaimed, the Company shall be entitled to seek an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s rights to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (ii) the Debt Financing (or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in a written notice delivered to Parent and Parent’s Debt Financing (or, if applicable, Alternative Financing) sources that if the Financing is funded, it would be ready, willing and able to consummate the Transactions. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to consummate the Merger if the Debt Financing has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing).

SECTION 9.08 Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Merger Sub in the Company, the cancellation of the Shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIOVANNA PARENT LIMITED

By	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

GIOVANNA ACQUISITION LIMITED

By	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

[SIGNATURE PAGE – MERGER AGREEMENT]

Focus Media Holding Limited

By	/s/ Daqing Qi
Name:	Daqing Qi
Title:	FMCN Special Committee Chairman

[SIGNATURE PAGE – MERGER AGREEMENT]

List of Schedules to Agreement and Plan of Merger

The following is a list of the disclosure schedules to the Agreement and Plan of Merger among Giovanna Parent Limited (“Parent”), Giovanna Acquisition Limited (“Merger Sub”) and the Company that have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Parent, Merger Sub and the Company undertake to furnish to the SEC on a supplemental basis, upon request, a copy of any omitted schedule.

Company Disclosure Schedule

2.02(a) and (c)	Share Incentive Plans and Outstanding Company Share Awards

2.04(i)	Withholding Rights

3.01(b)	Organization and Qualification

3.03(b), (c), (d) and (f)	Capitalization

3.05(b)	No Conflict; Required Filings and Consents

3.06(b)	Permits; Compliance with Laws

3.08	Absence of Certain Changes or Events

3.09(a) and (c)	Absence of Litigation

3.10	Labor and Employment Matters

3.11(a)	Real Property; Title to Assets

3.15(a) and (d)	Material Contracts

3.16	Customers and Suppliers

5.01	Conduct of Business by the Company Pending the Merger

6.05(c)	Directors’ and Officers’ Indemnification and Insurance

9.03(a)	Knowledge

Parent Disclosure Schedule

Schedule A	Sponsor Guarantors

4.05	Financing; Equity Rollover

4.08	Certain Actions

4.09	Buyer Group Contracts

4.12	Brokers

4.15	Parent’s Knowledge

9.03(a)	Management Rollover Securityholders

ANNEX A

FORM PLAN OF MERGER

PLAN OF MERGER

THIS PLAN OF MERGER is made on              2012.

BETWEEN

(1)	Giovanna Acquisition Limited, an exempted company incorporated under the laws of the Cayman Islands on 22 October, 2012, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”); and

(2)	Focus Media Holding Limited, an international business company incorporated under the laws of the British Virgin Islands on 11 April 2003 and redomiciled to the Cayman Islands as an exempted company on 1 April 2005, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman, KY1-1111, Cayman Islands (“Focus Media” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and Focus Media have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated December 19, 2012 made between Giovanna Parent Limited, Merger Sub and Focus Media, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and Focus Media.

NAME OF THE SURVIVING CORPORATION

2.	The name of the Surviving Corporation shall be Focus Media Holding Limited.

REGISTERED OFFICE

3.	The Surviving Corporation shall have its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$5,000 divided into 100,000,000 ordinary shares of US$0.00005 par value per share, of which 1 share has been issued.

5.	Immediately prior to the Effective Date the authorized share capital of Focus Media was US$990,000 divided into 19,641,733,600 ordinary shares, 41,968,000 Series A Preferred Shares, 48,191,600 Series B Preferred Shares, 34,053,400 Series C-1 Preferred Shares and 34,053,400 Series C-2 Preferred Shares all of a par value of US$0.00005 each, of which 643,194,720 ordinary shares, 41,968,000 Series A Preferred Shares, 48,191,600 Series B Preferred Shares, 34,053,400 Series C-1 Preferred Shares and 34,053,400 Series C-2 Preferred Shares have been issued fully paid.

6.	The authorized share capital of the Surviving Corporation shall be US$5,000 divided into 100,000,000 ordinary shares of US$0.00005 par value per share.

7.	On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a)	Each ordinary share of US$0.00005 par value per share of Focus Media other than (i) any Dissenting Shares (as defined in the Agreement); and (ii) Excluded Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)	Excluded Shares (other than any Dissenting Shares) shall be cancelled for no consideration.

(c)	Dissenting Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law unless any holders of Dissenting Shares fail to exercise or withdraw their rights under section 238 of the Companies Law in which event they shall receive the Per Share Merger Consideration.

(d)	Each ordinary share of Merger Sub shall be converted into an ordinary share of the Surviving Corporation.

8.	On the Effective Date, the ordinary shares of the Surviving Corporation shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Corporation may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9.	The Merger shall take effect on [—] 2012 (the “Effective Date”).

PROPERTY

10.	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS

[—]	[—]

SECURED CREDITORS

14.	(a) Merger Sub has entered into a debenture dated [—] 2012 in favour of DBS Bank Ltd. as security agent (the “Security Agent”) pursuant to which a fixed and/or floating security interests has been created and the consent of the Security Agent to the Merger has been obtained. Merger Sub has no other secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)	Focus Media has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of Merger Sub and Focus Media pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of Merger Sub and Focus Media pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Giovanna Acquisition Limited:

[Name]
Director

For and on behalf of Focus Media Holding Limited:

[Name]
Director

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation)

Annex B

December 19, 2012

Independent Committee of the Board of Directors

Focus Media Holding Limited

Unit No. 1, 20th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

Members of the Independent Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares, par value $0.00005 per share (each, a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing five Shares (the “ADSs”), of Focus Media Holding Limited (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with Giovanna Acquisition Limited (“Acquisition Sub”), a wholly-owned subsidiary of Giovanna Parent Limited (“Acquiror”, and collectively with Acquisition Sub, the Rollover Securityholders (as defined in the Agreement) and the Sponsors (as defined in the Agreement), the “Acquiror Group”). Pursuant to the Agreement and Plan of Merger, dated as of December 19, 2012 (the “Agreement”), among the Company, Acquiror and Acquisition Sub, Acquisition Sub will be merged with and into the Company and each of the Shares issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than the Excluded Shares (as defined in the Agreement), will be cancelled in consideration for the right to receive $5.50 in cash per Share without interest (the “Per Share Merger Consideration”), and for the avoidance of doubt, because each ADS represents five (5) Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs that represent Excluded Shares, will represent the right to surrender the ADS in exchange for $27.50 in cash per ADS without interest (the “Per ADS Merger Consideration”).

In arriving at our opinion, we have: (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the ADSs and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror Group with respect to certain aspects of the Transaction, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror Group or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or any member of the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of the Shares and the Per ADS Merger Consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection with the Transaction to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Per Share Merger Consideration or the Per ADS Merger Consideration to be paid to the holders of the Shares or ADSs (other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Independent Committee and we will receive a fee from the Company for our services, a significant portion of which is payable upon the rendering of this opinion and another portion of which is contingent upon the consummation of the Transaction. We may also receive a discretionary fee payable at the sole discretion of the Independent Committee upon the closing of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company and affiliates of certain members of the Acquiror Group, for which we and such affiliates have received and may in the future receive customary compensation. Such services for the Company and affiliates of certain members of the Acquiror Group during such period have included providing or arranging debt and equity financing, M&A advisory services, treasury and securities services and asset and wealth management services to affiliates of certain members of the Acquiror Group. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliates of certain members of the Acquiror Group, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and affiliates of certain members of the Acquiror Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Per Share Merger Consideration to be paid to the holders of the Shares and the Per ADS Merger Consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities (Asia Pacific) Limited. This letter is provided to the Independent Committee of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED

/s/ J.P. Morgan Securities (Asia Pacific) Ltd.

GID number: U333986

Annex C

Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

C-1

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

Annex D

Directors and Executive Officers of Each Filing Person

For purposes of this proxy statement, “Buyer Group” shall refer to Holdco, Midco, Parent, Merger Sub, the Sponsor Filing Persons, the Chairman Parties and Fosun. “Sponsor Filing Persons” shall refer to the Carlyle Filing Persons, the FountainVest Filing Persons, the CITIC Capital Partners Filing Persons and the China Everbright Filing Persons.

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. The telephone number of the Company’s principal executive office is +852 3752-8009.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship

Jason Nanchun Jiang	Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong	Chief Executive Officer and Chairman of the Board of Directors of the Company	Singapore

Neil Nanpeng Shen	2215, Pacific Place Two, Hong Kong	Founding Managing Partner of Sequoia Capital China	Hong Kong

Charles Chao	20F, Ideal Plaza, No. 58 Bei Si Huan Xi Road, Haidian District, Beijing 100080, PRC	President and Chief Executive Officer of SINA Corporation	United States of America

Fumin Zhuo	Unit 3501, Two IFC, 8 Century Avenue, Pudong District, Shanghai	General Partner of SIG Capital Limited	Hong Kong

Daqing Qi	Room 332, Tower E3, Oriental Plaza, 1 East Chang An Avenue, Dong Cheng District, Beijing, PRC	Professor of Accounting & Associate Dean of The Chung Kong Graduate School of Business	Hong Kong

David Ying Zhang	Suite 2601, Taikang Financial Tower, No. 38 East Third Ring Road North Chaoyang, Beijing 100026, PRC	Managing Director of the Beijing office of WI Harper	United States of America

Ying Wu	A-808 Hua Ye International Center, 39 Dong Si Huan Zhong Road, Beijing, 100025, PRC	Chairman of China Capital Group	United States of America

Kit Leong Low	Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong	Chief Financial Officer and Director of the Company	Malaysia

2.	Directors and Executive Officers of Holdco and Its Controlling Persons

Holdco is an exempted company incorporated under the laws of the Cayman Islands with its registered office located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +1 345-949-1040. Holdco has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The name, business address, present principal employment and citizenship of each director of Holdco are set forth below. As of the date of this proxy statement, Holdco does not have any executive officers.

Name	Business Address	Present Principal Employment / Principal Business	Citizenship / Place of Organization

Thomas B. Mayrhofer	1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	Managing Director at The Carlyle Group and the Chief Financial Officer of The Carlyle Group’s Corporate Private Equity Segment	USA

Codan Services (Cayman) Limited	Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands	Providing registered agent, corporate director and secretarial services	Cayman Islands

Mr. Mayrhofer joined The Carlyle Group, L.P. (“The Carlyle Group”) in 2000. From 2006 to 2008, Mr. Mayrhofer was responsible for Corporate Development at The Carlyle Group. He headed The Carlyle Group’s Partnership Accounting group during 2009 and 2010 and was appointed to his current role in 2011.

As of the date of this proxy statement, Holdco is owned directly by Giovanna Investment Holdings Limited, Gio2 Holdings Ltd and Power Star Holdings Limited. At the effective time of the merger, Holdco will be owned by the Sponsors, the Chairman Parties and Fosun. Description of each of these entities and their controlling persons are provided under their respective “Directors and Executive Officers” sections below and incorporated herein by reference.

During the last five years, none of Holdco or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Midco

Midco is an exempted company incorporated under the laws of the Cayman Islands with its registered office located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +1 345-949-1040. Midco has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The name, business address, present principal employment and citizenship of each director of Midco are set forth below. As of the date of this proxy statement, Midco does not have any executive officers.

Name	Business Address	Present Principal Employment / Principal Business	Citizenship / Place of Organization

Thomas B. Mayrhofer	1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	Managing Director at The Carlyle Group and the Chief Financial Officer of The Carlyle Group’s Corporate Private Equity Segment	USA

Codan Services (Cayman) Limited	Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands	Providing registered agent, corporate director and secretarial services	Cayman Islands

Midco is wholly-owned by Holdco.

During the last five years, none of Midco or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Parent

Parent is an exempted company incorporated under the laws of the Cayman Islands with its registered office located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +1 345-949-1040. Parent has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The name, business address, present principal employment and citizenship of each director of Parent are set forth below. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Employment / Principal Business	Citizenship / Place of Organization

Thomas B. Mayrhofer	1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	Managing Director at The Carlyle Group and the Chief Financial Officer of The Carlyle Group’s Corporate Private Equity Segment	USA

Codan Services (Cayman) Limited	Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands	Providing registered agent, corporate director and secretarial services	Cayman Islands

Parent is wholly-owned by Midco.

During the last five years, none of Parent or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company incorporated under the laws of the Cayman Islands with its registered office located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number as +1 345-949-1040. Merger Sub has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The name, business address, present principal employment and citizenship of each director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Thomas B. Mayrhofer	1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	Managing Director at The Carlyle Group and the Chief Financial Officer of The Carlyle Group’s Corporate Private Equity Segment	USA

Codan Services (Cayman) Limited	Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands	Providing registered agent, corporate director and secretarial services	Cayman Islands

Merger Sub is wholly-owned by Parent.

During the last five years, none of Merger Sub or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	Directors and Executive Officers of Carlyle Filing Persons and Its Controlling Persons

Giovanna Investment Holdings Limited (“Giovanna Investment Holdings”) is a Cayman Islands company that is 95.34% owned and controlled by Carlyle Asia Partners III, L.P. (“Carlyle Asia Partners”) for the purpose of holding interests in Holdco and completing the transactions contemplated by the merger and the related financing transactions. Giovanna Investment Holdings has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The principal business address and telephone number for Giovanna Investment Holdings is 1001 Pennsylvania Avenue NW, Suite 220S, Washington, DC 20004, +1 202-729-5542.

The general partner of Carlyle Asia Partners is CAP III General Partner L.P., a Cayman Islands limited partnership (“CAP III LP”), and the general partner of CAP III LP is CAP III Ltd., a Cayman Islands company (“CAP III”). Carlyle Asia Partners, CAP III LP and CAP III all are principally engaged in the business of securities investments. The principal business address and telephone number for each of Carlyle Asia Partners, CAP III LP and CAP III is 1001 Pennsylvania Avenue NW, Suite 220S, Washington, DC 20004, +1 202-729-5542.

The name, business address, present principal employment and citizenship of each director of CAP III are set forth below. As of the date of this proxy statement, CAP III does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

William Conway	1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	Managing Director and Founding Partner at The Carlyle Group	USA

David Rubenstein	1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	Managing Director and Founding Partner at The Carlyle Group	USA

Daniel D’Aniello	1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	Managing Director and Founding Partner at The Carlyle Group	USA

Jeffrey Ferguson	1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	Managing Director and General Counsel at The Carlyle Group	USA

Curtis Buser	1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	Managing Director and Chief Accounting Officer at The Carlyle Group	USA

Each of the persons listed above has been in his current positions for the past five years.

Giovanna Investment Holdings and Carlyle Asia Partners are collectively referred to herein as the “Carlyle Filing Persons.”

During the last five years, none of Giovanna Investment Holdings, Carlyle Asia Partners, CAP III LP, CAP III or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors and Executive Officers of FountainVest Filing Persons and Its Controlling Persons

Gio2 Holdings Ltd (“Gio2 Holdings”) is a Cayman Islands company that is owned 50% by FountainVest China Growth Fund, L.P. (“FVP Growth Fund”), FountainVest China Growth Capital Fund, L.P. (“FVP Growth Capital Fund”) and FountainVest China Growth Capital-A Fund, L.P. (“FVP Growth Capital-A Fund”), and 50% by FountainVest China Growth Fund II, L.P. (“FVP Growth Fund II”), FountainVest China Growth Capital Fund II, L.P. (“FVP Growth Capital Fund II”) and FountainVest China Growth Capital-A Fund II, L.P. (“FVP Growth Capital-A Fund II”), for the purpose of holding interests in Holdco and completing the transactions contemplated by the merger and the related financing transactions. Gio2 Holdings has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The principal business address and telephone number for Gio2 Holdings is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, +1 345-943-3100.

The general partner of each of FVP Growth Fund, FVP Growth Capital Fund and FVP Growth Capital-A Fund is FountainVest China Growth Partners GP1, L.P. (“FVP GP1”), and the general partner of FVP GP1 is FountainVest China Growth Partners GP Ltd. (“FVP GP1 Ltd”). Each of FVP Growth Fund, FVP Growth Capital Fund, FVP Growth Capital-A Fund and FVP GP1 is a Cayman Islands limited partnership, while FVP GP1 Ltd is a Cayman Islands company, all of which are principally engaged in investments. The principal business address and telephone number for each of FVP Growth Fund, FVP Growth Capital Fund, FVP Growth Capital-A Fund, FVP GP1 and FVP GP1 Ltd is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands, +1 345-943-3100.

The name, business address, present principal employment and citizenship of each director of FVP GP1 Ltd are set forth below. As of the date of this proxy statement, FVP GP1 Ltd does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Kui Tang	Suite 705-708, ICBC Tower, 3 Garden Road, Central, Hong Kong	Managing Partner and Chief Executive Officer of FountainVest Partners	Hong Kong SAR

Yongmin Hu	Suite 705-708, ICBC Tower, 3 Garden Road, Central, Hong Kong	Managing Director of FountainVest Group	Hong Kong SAR

George Jian Chuang	Suite 1602, K. Wah Center, 1010 Huahai Road Middle, Shanghai, PRC 200031	Managing Director of FountainVest Investment Advisory	Canada

Chenning Zhao	Suite 1602, K. Wah Center, 1010 Huahai Road Middle, Shanghai, PRC 200031	Managing Director of FountainVest Investment Advisory	Hong Kong SAR

Mr. Tang co-founded FountainVest in 2007. He is the managing partner and chief executive officer of FountainVest Partners (Asia) Limited (“FountainVest Partners”) and has occupied these positions for the past five years. He is also a Governor of the China Venture Capital & Private Equity Association, a Vice Chairman of the Shanghai Private Equity Association, a Vice Chairman of the Beijing Private Equity Association and a member of the Board of Overseers of Columbia Business School.

Mr. Hu also co-founded FountainVest in 2007. For the past five years, Mr. Hu has been and continues to be a managing director of FountainVest Partners. Mr. Hu also is a board member of L.K. Technology Holdings Limited and Central China Real Estate Ltd., both listed on the Hong Kong Stock Exchange, and serves as an independent director on the board of Home Inns & Hotels Management Inc., a company listed on Nasdaq.

Mr. Chuang also co-founded FountainVest in 2007. For the past five years, Mr. Chuang has been and continues to be a managing director of FountainVest Investment Advisory (Shanghai) Co., Ltd. (“FountainVest Investment Advisory”).

Like Messrs Tang, Hu and Chuang, Mr. Zhao also was a co-founder of FountainVest in 2007 and for the past five years, has been and continues to be a managing director of FountainVest Investment Advisory.

The general partner of each of FVP Growth Fund II, FVP Growth Capital Fund II and FVP Growth Capital-A Fund II is FountainVest China Growth Partners GP2 Ltd. (“FVP GP2”). Each of FVP Growth Fund II, FVP Growth Capital Fund II and FVP Growth Capital-A Fund II is a Cayman Islands limited partnership, while FVP GP2 is a Cayman Islands company, all of which are principally engaged in investments. The principal business address and telephone number for each of FVP Growth Fund II, FVP Growth Capital Fund II and FVP Growth Capital-A Fund II is the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, +1 345-949-1040, and for FVP GP2 is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands, +1 345-943-3100.

The name, business address, present principal employment and citizenship of each director of FVP GP2 are set forth below. As of the date of this proxy statement, FVP GP2 does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Kui Tang	Suite 705-708, ICBC Tower, 3 Garden Road, Central, Hong Kong	Managing Partner and Chief Executive Officer of FountainVest Partners	Hong Kong SAR

Yongmin Hu	Suite 705-708, ICBC Tower, 3 Garden Road, Central, Hong Kong	Managing Director of FountainVest Group	Hong Kong SAR

George Jian Chuang	Suite 1602, K. Wah Center, 1010 Huahai Road Middle, Shanghai, PRC 200031	Managing Director of FountainVest Investment Advisory	Canada

Chenning Zhao	Suite 1602, K. Wah Center, 1010 Huahai Road Middle, Shanghai, PRC 200031	Managing Director of FountainVest Investment Advisory	Hong Kong SAR

Gio2 Holdings, FVP Growth Fund, FVP Growth Capital Fund, FVP Growth Capital-A Fund, FVP Growth Fund II, FVP Growth Capital Fund II and FVP Growth Capital-A Fund II are collectively referred to herein as the “FountainVest Filing Persons.”

During the last five years, none of Gio2 Holdings, FVP Growth Fund, FVP Growth Capital Fund, FVP Growth Capital-A Fund, FVP GP1, FVP GP1 Ltd, FVP Growth Fund II, FVP Growth Capital Fund II, FVP Growth Capital-A Fund II, FVP GP2 or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	Directors and Executive Officers of CITIC Capital Partners Filing Persons and Its Controlling Persons

Power Star Holdings Limited (“Power Star Holdings”) is a Cayman Islands company that is owned and controlled by CITIC Capital China Partners II, L.P., a Cayman Islands limited partnership (“CITIC CCP II”), for investment holding purposes, including holding interests in Holdco and completing the transactions contemplated by the merger and the related financing transactions. Power Star Holdings has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The principal business address and telephone number for Power Star Holdings is c/o CITIC Capital Partners Management Limited, 28th Floor CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong, +852-3710-6888.

The general partner of CITIC CCP II is CCP II GP Ltd., a Cayman Islands company (“CCP II”). Both CITIC CCP II and CCP II are principally engaged in the business of investment. The principal business address and telephone number for each of CITIC CCP II and CCP II is c/o CITIC Capital Partners Management Limited, 28th Floor CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong, +852-3710-6888.

The name, business address, present principal employment and citizenship of each director of CCP II are set forth below. As of the date of this proxy statement, CCP II does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Brian Joseph Doyle	Unit 4101, CITIC Square, 1168 Nanjing West Road, Shanghai 200041, PRC	Managing Partner of CCPL	USA

Chan Kai Kong	28/F CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Director of CITIC Capital Partners Management Limited; Chief Financial Officer and Senior Managing Director of CCHL	Singapore

Rikizo Matsukawa	10/F Hirakawacho Mori Tower, 2-16-1 Hirakawacho, Chiyoda-ku, Tokyo 102-0093, Japan	Managing Director of CCPL	Japan

Mr. Doyle is a founding Managing Partner of CITIC Capital Partners Limited (“CCPL”) and has been with the firm since its establishment in 2002.

Mr. Chan is the Chief Financial Officer and a Senior Managing Director of CITIC Capital Holdings Limited (“CCHL”) and has been with the firm since 2005.

Mr. Matsukawa is a Managing Director of CCPL and has been with the firm since 2006. He is working in the Operating Group of CCPL.

CITIC Capital (Tianjin) Equity Investment Limited Partnership (“CITIC Capital Tianjin”), or , is a PRC limited partnership whose general partner is CITIC Capital (Tianjin) Investment Management Limited Partnership (“CITIC Capital Tianjin Management”), or , a PRC limited partnership. CITIC Capital Tianjin is principally engaged in the business of investment and CITIC Capital Tianjin Management is principally engaged in the business of investment management. The general partner of CITIC Capital Tianjin Management is Tianjin Yuebo Investment Consultancy Company Limited (“Tianjin Yuebo”), or , a PRC company with limited liability, which is principally engaged in the business of investment consultation. The principal address and telephone number for each of CITIC Capital Tianjin, CITIC Capital Tianjin Management and Tianjin Yuebo is c/o CITIC Capital Partners Management Limited, 28th Floor CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong, +852 3710-6888.

The name, business address, present principal employment and citizenship of the sole director of Tianjin Yuebo are set forth below. As of the date of this proxy statement, Tianjin Yuebo does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Zeng Zhijie	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Senior Managing Director and Head of the Venture Group of CCHL; General Manager of CDB-CITIC Capital Investment Management (Beijing) Co., Ltd	PRC

Mr. Zeng is a Senior Managing Director of CCHL and Head of CCHL’s Venture Group. Mr. Zeng has been with the firm since 2008. Prior to that, Mr. Zeng served as a Managing Director of Walden International since 2001, for which he was mainly responsible for venture investments in China.

CITIC Capital MB Investment Limited (“CITIC Capital MB”) is a Cayman Islands company principally engaged in the business of investment. The principal business address and telephone number for CITIC Capital MB is 28th Floor CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong, +852-3710-6888.

The name, business address, present principal employment and citizenship of each director of CITIC Capital MB are set forth below. As of the date of this proxy statement, CITIC Capital MB does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Zhang Yichen	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Chief Executive Officer of CCHL	Hong Kong SAR

Chan Kai Kong	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Director of CITIC Capital Partners Management Limited; Chief Financial Officer and Senior Managing Director of CCHL	Singapore

Wang Fanglu	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Senior Managing Director of CCHL; Chief Investment Officer of CITIC Kazyna Fund I; Director of CITIC Kazyna Investment Advisor (Hong Kong) Limited	PRC

Pan Hongyan	Suites 4101-02, 4104 & 4106-08, 41/F, CITIC Square, 1168 West Nan Jing Road, Jingan District, Shanghai 200041, PRC	Director of Structured Investment and Finance Group Department of CCHL	PRC

Mr. Zhang is the Chief Executive Officer of CCHL and has been with the firm since its establishment in 2002.

Mr. Chan is the Chief Financial Officer and a Senior Managing Director of CCHL and has been with the firm since 2005.

Mr. Wang is a Senior Managing Director of CCHL and the Chief Investment Officer of CITIC Kazyna Fund I. Mr. Wang has been with CCHL since 2004.

Mr. Pan is a Director of Structured Investment and Finance Group Department of CCHL and has been with the firm since its establishment in 2002.

Power Star Holdings, CITIC CCP II, CITIC Capital Tianjin and CITIC Capital MB are collectively referred to herein as the “CITIC Capital Partners Filing Persons.”

During the last five years, none of Power Star Holdings, CITIC CCP II, CCP II, CITIC Capital Tianjin, CITIC Capital Tianjin Management, Tianjin Yuebo, CITIC Capital MB, or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Directors and Executive Officers of China Everbright Filing Persons and Its Controlling Persons

State Success Limited (“State Success”) is a British Virgin Islands company that is owned and controlled by China Everbright Structured Investment Holdings Limited, a British Virgin Islands company (“China Everbright Structured Investment”), for the purpose of holding interests in Holdco and completing the transactions contemplated by the merger and the related financing transactions. State Success has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The principal business address and telephone number for State Success is 46th Floor Far East Finance Centre, 16 Harcourt Road, Hong Kong, +852-2528-9882.

China Everbright Structured Investment is principally engaged in making private equity investments in China. The principal business address and telephone number for China Everbright Structured Investment is 46th Floor Far East Finance Centre, 16 Harcourt Road, Hong Kong, +852-2528-9882.

The name, business address, present principal employment and citizenship of each director of China Everbright Structured Investment are set forth below. As of the date of this proxy statement, China Everbright Structured Investment does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Chen Shuang	46th Floor, Far East Finance Centre, 16 Harcourt Road, Hong Kong	Chief Executive Officer of China Everbright Limited	PRC

Tang Chi Chun	46th Floor, Far East Finance Centre, 16 Harcourt Road, Hong Kong	Chief Financial Officer of China Everbright Limited	UK

Tsang Sui Cheong Frederick	46th Floor, Far East Finance Centre, 16 Harcourt Road, Hong Kong	Chief Risk Officer of China Everbright Limited	Hong Kong SAR

Each of Mr. Chen and Mr. Tang has been in his current position for the past five years.

Mr. Tsang was assistant general manager of China Everbright Limited during 2007 and 2008, and was appointed to his current role in 2009.

China Everbright Finance Limited, a Hong Kong company (“China Everbright Finance”), is principally engaged in the business of money lending pursuant to the Money Lenders Ordinance (CAP. 163) of Hong Kong. The principal business address and telephone number for China Everbright Finance is 46th Floor Far East Finance Centre, 16 Harcourt Road, Hong Kong, +852-2528-9882.

The name, business address, present principal employment and citizenship of each director of China Everbright Finance are set forth below. As of the date of this proxy statement, China Everbright Finance does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Chen Shuang	46th Floor, Far East Finance Centre, 16 Harcourt Road, Hong Kong	Chief Executive Officer of China Everbright Limited	PRC

Tang Chi Chun	46th Floor, Far East Finance Centre, 16 Harcourt Road, Hong Kong	Chief Financial Officer of China Everbright Limited	UK

State Success, China Everbright Structured Investment and China Everbright Finance are collectively referred to herein as the “China Everbright Filing Persons.”

During the last five years, none of State Success, China Everbright Structured Investment, China Everbright Finance, or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10.	Directors and Executive Officers of the Chairman Parties

JJ Media Investment Holding Limited (“JJ Media”) was formed under the laws of the British Virgin Islands, principally to hold, transact or otherwise deal in the securities of the Company and other entities. The Chairman is the sole member and sole director of JJ Media. Its principal business address is at c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

Target Sales International Limited (“Target Sales”) was formed under the laws of the British Virgin Islands, principally to hold, transact or otherwise deal in the securities of the Company and other entities. JJ Media is the sole member and the Chairman is the sole director of Target Sales. Its principal business address is at c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

Top Notch Investments Holdings Ltd (“Top Notch”), was formed under the laws of the British Virgin Islands, principally to hold, transact or otherwise deal in the securities of the Company and other entities. The Chairman is the sole member and sole director of Top Notch. Its principal business address is at c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

Target Management Group Limited (“Target Management”), was formed under the laws of the British Virgin Islands, principally to hold, transact or otherwise deal in the securities of the Company and other entities. JJ Media is the sole member of Target Management. The Chairman is the sole director of Target Management. Its principal business address is at c/o Focus Media Holding Limited, Unit No. 1, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.

During the last five years, none of Chairman Parties has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws

11.	Directors and Executive Officers of Fosun and Its Controlling Persons

Fosun International Limited (“Fosun”) is a Hong Kong company, whose principal businesses include: (i) insurance; (ii) pharmaceuticals and healthcare; (iii) property; (iv) steel; (v) mining; (vi) retail, services, finance and other investments; and (vii) asset management, which mainly operate through its subsidiaries. Fosun is owned and controlled by Fosun Holdings Limited (“Fosun Holdings”), a Hong Kong company that is principally engaged in investment holding. The principal business address and telephone number for Fosun and Fosun Holdings is Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong, +852 2509 3228.

Fosun Holdings is a wholly-owned subsidiary of Fosun International Holdings Ltd. (“Fosun International Holdings”), a British Virgin Islands company that is principally engaged in investment holding. Fosun International Holdings’ principal business address and telephone number is Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong, +852 2509-3228. Fosun International Holdings is 58% owned by Mr. Guo Guangchang, 22% owned by Mr. Liang Xinjun, 10% owned by Mr. Wang Qunbin and 10% owned by Mr. Fan Wei.

The name, business address, present principal employment and citizenship of each director and executive officer of Fosun is set forth below. Mr. Guo is the sole director of each of Fosun Holdings and Fosun International Holdings. As of the date of this proxy statement, Fosun Holdings and Fosun International Holdings do not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Guo Guangchang	No. 2 East Fuxing Road, Shanghai, PRC	Executive Director and Chairman of the Board of Fosun	PRC

Liang Xinjun	No. 2 East Fuxing Road, Shanghai, PRC	Executive Director, Vice Chairman of the Board and Chief Executive Officer of Fosun	PRC

Wang Qunbin	No. 2 East Fuxing Road, Shanghai, PRC	Executive Director and President of Fosun	PRC

Fan Wei	No. 2 East Fuxing Road, Shanghai, PRC	Executive Director and Co-President of Fosun	PRC

Ding Guoqi	No. 2 East Fuxing Road, Shanghai, PRC	Executive Director, Chief Financial Officer and Senior Vice President of Fosun	PRC

Qin Xuetang	No. 2 East Fuxing Road, Shanghai, PRC	Executive Director and Senior Vice President of Fosun	PRC

Wu Ping	No. 2 East Fuxing Road, Shanghai, PRC	Executive Director and Senior Vice President of Fosun	PRC

Zhang Shengman	50/F Citibank Tower, Citibank Plaza, 3 Garden Road, Hong Kong	Independent Non-executive Director of Fosun; Chairman of Asia Pacific of Citigroup, an investment banking firm	Hong Kong SAR

Andrew Y.Yan	Suites 2516-2520, 25/F, Two Pacific Place, Hong Kong	Independent Non-executive Director of Fosun; Managing partner of SAIF Partners, a private equity firm	Hong Kong SAR

Zhang Huaqiao	Room 805, Diamond Business Building (North Tower), 23 Gongyi Road, Huadu District, Guangzhou, PRC	Independent Non-executive Director of Fosun; Chairman of Guangzhou Huadu Wansui Micro Credit Co., Ltd., a company principally engaged in providing small-sized loans and consultancy services	Hong Kong SAR

David T. Zhang	26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong	Independent Non-executive Director of Fosun; Partner of Kirkland & Ellis LLP, an international law firm.	USA

Mr. Guo has served as Executive Director and Chairman of the Board of Fosun since the firm’s establishment in December 2004. He served as Fosun’s Chief Executive Officer from its establishment until January 2009.

Mr. Liang has served as Executive Director and Vice-Chairman of the Board of Fosun since the firm’s establishment. He served as Fosun’s President from its establishment until January 2009, when he was appointed to his present position as Chief Executive Officer.

Mr. Wang has served as an Executive Director of Fosun since the firm’s establishment. In January 2009, he was appointed to his present position as President of Fosun.

Mr. Fan has served as an Executive Director of Fosun since the firm’s establishment. In June 2010, he was appointed to his present position as Co-President of Fosun.

Mr. Ding has served as an Executive Director and Chief Financial Officer of Fosun since its establishment in December 2004. He served as the firm’s Vice President from March 2009 until January 2010, when he was appointed to his present position as Senior Vice President.

Mr. Qin has served as an Executive Director of Fosun since its establishment in December 2004. He served as the firm’s Vice President from March 2009 until January 2010, when he was appointed to his present position as Senior Vice President.

Mr. Wu has served as an Executive Director of Fosun since August 2005. He has served as the firm’s Vice President from March 2009 until January 2010, when he was appointed to his present position as Senior Vice President.

Mr. Zhang Shengman has served as an Independent Non-executive Director of Fosun since December 2006. Mr. Zhang joined Citigroup in February 2006 as Chairman of the public sector group and then served as Vice Chairman of Global Banking and Chief Operating Officer of Citigroup’s Corporate and Investment Banking, Asia Pacific until April 2008. From April 2008 to July 2009, Mr. Zhang has served as president, Asia Pacific of Citigroup. He was appointed to his current position with Citigroup in July 2009.

Mr. Yan has served as an Independent Non-executive Director of Fosun since March 2007. He joined SAIF Partners in October 2001 and has served as its Managing Partner for the past five years.

Mr. Zhang Huaqiao has served as an Independent Non-executive Director of Fosun since March 2012. He served as investment firm, Shenzhen Investment Limited’s Chief Operating Officer from March 2006 until September 2008 and Executive Director from May 2006 until September 2008. From September 2008 to June 2011, he served as Deputy Head of China Investment Banking at UBS Securities Asia Limited, an investment banking firm. He was appointed to his current position with Guangzhou Huadu Wansui Micro Credit Co., Ltd. in June 2011.

Mr. David Zhang has served as an Independent Non-executive Director of Fosun since June 2012. Prior to August 2011, he was a partner at Latham & Watkins LLP, an international law firm, for eight years. Mr. Zhang joined Kirkland & Ellis LLP as a partner in August 2011.

During the last five (5) years, neither Fosun nor any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E

FORM OF MANAGEMENT ROLLOVER AGREEMENT

This MANAGEMENT ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2012 by and among Giovanna Group Holdings Limited, a Cayman Islands exempted company (“Holdco”), and the individual listed on Schedule A hereto (the “Grantee”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith Giovanna Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”), Giovanna Acquisition Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Focus Media Holding Limited, a Cayman Islands exempted company (the “Company”), are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Grantee (a) holds as of the date hereof the number of Company RSUs as set forth under the heading “Company RSUs as of Signing Date” on Schedule A hereto, and (b) will hold as of January 1, 2013 the number of Company RSUs as set forth under the heading “Company RSUs as of January 1, 2013” on Schedule A hereto (such Company RSUs, the “Rollover RSUs”);

WHEREAS, the Grantee has also entered into a voting agreement, dated as of the date hereof, providing that, among other things, the Grantee will vote his Shares (including Shares represented by American Depositary Shares, each representing five Shares) of the Company in favor of the approval of the Merger Agreement and the Merger; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, Holdco and the Grantee desire to enter into this Agreement in connection with the treatment of the Company RSUs in the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Holdco and the Grantee hereby agree as follows:

1. Cancellation of Rollover RSUs and Grant of Holdco RSUs

(a) Subject to the terms and conditions set forth herein, the Rollover RSUs shall be cancelled at the Closing for nil consideration, notwithstanding the provisions of Section 2.02 of the Merger Agreement. In consideration therefor, Holdco shall, by action of its board of directors (the “Board”), grant to the Grantee as soon as reasonably practicable following the Closing a number of restricted share units of Holdco exchangeable for ordinary shares of Holdco, par value US$0.001 per share, at the ratio of one Holdco restricted share unit to one Rollover RSU (the “Holdco RSUs”) equal to the product of (x) the number of Rollover RSUs multiplied by (y) the ratio of the Per Share Merger Consideration to the Holdco Per Ordinary Share Value (as defined below), with the result rounded down to the nearest whole number of shares. The “Holdco Per Ordinary Share Value” shall equal the amount obtained by dividing the aggregate equity contribution (including the value of the Rollover Securities of the Chairman Parties and Fosun International Limited determined by reference to the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable) to Holdco on the Closing Date by the number of ordinary shares of Holdco issued on the Closing Date.

(b) The Grantee agrees that the Company Board will take action after the date hereof to amend the vesting schedule applicable to the Rollover RSUs such that any vesting dates applicable to the Rollover RSUs after January 1, 2013 shall no longer apply.

(c) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not apply to any Company RSUs held by the Grantee that are not included on Schedule A hereto under the heading “Company RSUs as of January 1, 2013”, and all such excluded Company RSUs shall be treated in accordance with the provisions of the Merger Agreement.

(d) As soon as reasonably practicable following the Closing Date, Schedule A shall be completed to set forth the number of Holdco RSUs to be granted to the Grantee based on the formula described in Section 1(a) above.

(e) In the event the Grantee forfeits any Rollover RSUs prior to the Closing, Schedule A hereto shall promptly be updated to reflect and account for any such forfeiture.

2. Vesting. [    ]% of the Holdco RSUs granted to the Grantee shall vest on November 25, 2013, [    ]% of the Holdco RSUs granted to the Grantee shall vest on December 28, 2013 and [    ]% of the Holdco RSUs granted to the Grantee shall vest on November 25, 2014 (each, a “Vesting Date”); provided that the Grantee has remained in continuous employment from the date of grant until the applicable Vesting Date.

3. Representations and Warranties.

(a) The Grantee hereby represents and warrants as follows:

(i) As of the date hereof, the Grantee is the beneficial owner of, and have good and valid title to, the Company RSUs as set forth under the heading “Company RSUs as of Signing Date” on Schedule A hereto, free and clear of Liens other than as created by this Agreement; (ii) as of the Closing Date, the Grantee will be the beneficial owner of, and have good and valid title to, the Rollover RSUs, free and clear of Liens other than as created by this Agreement; (iii) as of the date hereof and the Closing Date, the Company RSUs owned by the Grantee are and will not be subject to any Contract to which the Grantee is a party restricting or otherwise relating to the sale (constructively or otherwise), transfer, pledge, hypothecation, grant, encumbrance, assignment or otherwise disposal (collectively, “Transfer”), of such Company RSUs other than this Agreement; (iv) as of the date hereof and the Closing Date, the Grantee has not Transferred and will not Transfer any Company RSUs pursuant to any Derivative Transaction (as defined below); and (v) as of the date hereof, other than the Company RSUs set forth on Schedule A hereto under the heading “Company RSUs as of Signing Date”, the Grantee does not own, beneficially or of record, any Company RSUs, or any direct or indirect interest in any such securities (including by way of derivative securities); a “Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Company RSUs and has, or would reasonably be expected to have, the effect of reducing or limiting the Grantee’s economic interest in such Company RSUs;

(b) (i) the Grantee has all requisite power, capacity and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement; and (ii) this Agreement has been duly executed and delivered by the Grantee and this Agreement constitutes a valid and binding agreement of the Grantee enforceable against the Grantee in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(c) as of the date hereof and the Closing Date, the execution, delivery and performance of this Agreement by the Grantee do not and will not (i) require the Grantee to obtain any consents, registrations, approvals, permits or authorizations from any domestic or foreign governmental or regulatory authority, agency, commission body, court or other legislative, executive or judiciary government entity or (ii) constitute or result in a breach or violation of, or a default under, or result in the creation of a lien on any of the Grantee’s property pursuant to (A) any bond, debenture, note or other evidence of indebtedness or any indenture or other material agreement to which the Grantee is a party or by which the Grantee is bound or to which any of the Grantee’s property may be subject or (B) any law affecting the Grantee; and

(d) as of the date hereof and the Closing Date, the Grantee has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with any provision of this Agreement.

4. Covenants. The execution of this Agreement by the Grantee evidence the irrevocable election and agreement by the Grantee to receive the grant of Holdco RSUs, and the cancellation of his or her Rollover RSUs on the terms and conditions set forth herein. In furtherance of the foregoing, the Grantee covenants and agrees that from the date hereof until any termination of this Agreement pursuant to Section 13:

(a) The Grantee shall not directly or indirectly Transfer any of the Rollover RSUs (or any interest therein, including by entering into any agreement, understanding or arrangement, whether or not in writing, to effect any of the foregoing) between the date hereof and the Closing or, if earlier, until termination of this Agreement in accordance with its terms.

(b) The Grantee shall not enter into any agreement, arrangement or understanding with any person, or take any other action, that violates or conflicts with the Grantee’s representations, warranties, covenants and obligations under this Agreement, or take any action that would reasonably be expected to restrict or otherwise affect the Grantee’s power, authority and right to comply with and perform his covenants and obligations under this Agreement.

(c) The Grantee agrees to enter into a shareholders agreement with the Rollover Shareholders and Holdco, among other parties, at the Closing pursuant to which the Grantee will agree to, among other covenants and agreements, customary transfer restrictions in respect of the Holdco RSUs.

(d) The Grantee agrees to bear and pay, reimburse, indemnify and hold harmless Holdco and its affiliates (collectively, the “Indemnified Parties”) for, from and against (i) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to (A) the receipt of any Merger Consideration by the Grantee or its affiliates pursuant to the Merger Agreement and/or (B) the receipt of Holdco RSUs by the Grantee or its affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) and (ii) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities. For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liability for PRC Taxes suffered by any of the Indemnified Parties as a result of the payments described in clause (i) above, including without limitation, any liability for withholding Taxes. Each Grantee agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Grantee has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 4(d).

5. Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

6. Amendments and Waivers. This Agreement may not be modified or amended, and no provision of this Agreement may be waived, except by a written instrument signed by Holdco and the Grantee. Notwithstanding the foregoing sentence, the parties acknowledge and agree that a new special purpose vehicle to be incorporated in the Cayman Islands (referred to herein as “Midco”) is expected to be the direct parent of Parent (holding 100% of the shares and equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case references to Holdco herein shall be replaced with Midco where appropriate reflecting Midco’s capacity as the direct parent of Parent thereafter. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach of the same or similar nature.

7. Survival of Representations and Warranties. All representations and warranties of the Grantee contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

8. Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by facsimile, upon confirmation of receipt by facsimile, (ii) one business day after being sent by express courier service, or (iii) three (3) business days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the address set forth below each party’s signature hereto or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of Hong Kong S.A.R., without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

10. Specific Performance. The Grantee acknowledges and agrees that a breach of this Agreement by the Grantee would cause irreparable damage to Holdco and that Holdco would not have an adequate remedy at law. Accordingly, the obligations of the Grantee under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

11. Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties hereto. For the avoidance of doubt, this Agreement shall be binding upon the representatives, heirs and estate of the Grantee in the event of the death or incapacity of the Grantee. Any assignment by a party hereto requires consent of the other party hereto, except that Holdco may assign its rights and obligations hereunder to an affiliate.

13. Termination. This Agreement shall terminate (a) upon mutual written consent of Holdco and the Grantee, (b) automatically without any further action of the parties hereto if, at any time prior to the Closing, the Merger Agreement shall have been terminated in accordance with its terms, (c) upon the termination of the Grantee’s employment by the Company or by Grantee, or (d) upon the death of the Grantee prior to Closing. Upon any such termination, the rights and obligations of the parties shall terminate and there shall be no further liability on the part of Holdco or the Grantee under this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date(s) set forth below.

GIOVANNA GROUP HOLDINGS LIMITED

By:
Name:	Tom Mayrhofer
Title:	Director

Address for Holdco:

Cricket Square, Hutchins Drive,
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

with a copy to:

Giovanna Investment Holdings Limited
Two Pacific Place
88 Queensway
Hong Kong
Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong
Email: alex.ying@carlyle.com / Janine.Feng@carlyle.com / nina.gong@carlyle.com

Gio2 Holdings Ltd
Suite 705-708 ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee
Facsimile: 852-3107-2490
Email: terryhu@fountainvest.com / ericchen@fountainvest.com / brianlee@fountainvest.com

[SIGNATURE PAGE – MANAGEMENT ROLLOVER AGREEMENT]

Power Star Holdings Limited
28/F, CITIC Tower
1 Tim Mei Avenue, Hong Kong
Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui
Email: exin@citiccapital.com / echan@citiccapital.com / zhenji@citiccapital.com / vickihui@citiccapital.com and to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson
1601 Chater House
8 Connaught Road Central
Hong Kong
Attention: Douglas Freeman
Facsimile: +852-3760-3611
Email: douglas.freeman@friedfrank.com

[SIGNATURE PAGE – MANAGEMENT ROLLOVER AGREEMENT]

GRANTEE

[ ]

Name:
Title:

Address for Grantee:

c/o Focus Media Holding Limited Unit No. 1, 20th Floor, The Centrium 60 Wyndham Street, Central, Hong Kong

[SIGNATURE PAGE – MANAGEMENT ROLLOVER AGREEMENT]

SCHEDULE A

Senior Management Member	Company RSUs for ADSs as of Signing Date	Company RSUs for ADSs as of January 1, 2013
Deng Gancong (held through Vivoland Limited)	4,000	4,000
Du Xiaomin (held through Multimedia Park (HuaMin) Real Estate Limited)	19,334	16,001
Kit Leong Low (held through Frame Up Limited)	146,667	126,667
Long Jun (held through The First Shanghai Holdings Limited)	11,334	11,334
Luo Lan (held through Vivoland Limited)	5,000	5,000
Ni Wei (Wu Xinghui ) (held through Vivoland Limited)	6,667	6,667
Qian Qian (held through Shanghai Business Consulting Limited)	10,000	10,000
Tu Yafang (held through Carmen Group Holdings Ltd.)	39,000	29,000
Wang Yuchun (held through Vivoland Limited)	16,667	13,334
Chen Yan (held through Yao Bright Consultancy Co Ltd)	21,334	18,001
Tao Chenjun (held through Cute Focus Company Limited)	22,000	17,000

Annex F

CHAIRMAN ROLLOVER AGREEMENT

This CHAIRMAN ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2012 by and among Giovanna Group Holdings Limited, a Cayman Islands exempted company (“Holdco”), Giovanna Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”), and the Shareholders of Focus Media Holding Limited, a Cayman Islands exempted company (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith Parent, Giovanna Acquisition Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Rollover Shareholder is the registered holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of (i) shares of common stock, par value $0.00005 per share, of the Company (the “Shares”), including Shares represented by American Depositary Shares, each representing five Shares (collectively, the “Owned Shares”), (ii) Company Options and (iii) Company RSUs (together with the Company Options, the “Share Awards”), as set forth in the columns titled “Owned Shares” and “Share Awards”, as applicable, opposite such Rollover Shareholder’s name on Schedule A.

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, each of the Rollover Shareholders agrees to (a) the cancellation of the number of Owned Shares and Shares issuable upon vesting of the Rollover Company RSUs as set forth in the column titled “Rollover Shares” opposite such Rollover Shareholder’s name on Schedule B for nil consideration in the Merger (such cancelled Shares collectively, the “Rollover Shares”), (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to the Closing as set forth in the column titled “Holdco Shares” opposite such Rollover Shareholder’s name on Schedule C, and (c) the treatment of (i) the Non-Rollover Company RSUs as set forth in the column titled “Non-Rollover RSUs” opposite such Rollover Shareholder’s name on Schedule B, and (ii) the Company Options in each case in accordance with the provisions of the Merger Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Holdco, Parent and the Rollover Shareholders hereby agree as follows:

1. Subscription of Holdco Shares. Immediately prior to the Closing, Holdco shall issue to each Rollover Shareholder, and such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, an affiliate of such Rollover Shareholder) shall subscribe for, the number of Holdco Shares, at a consideration of US$0.001 per share, as set forth opposite such Rollover Shareholder’s name on Schedule C. Each Rollover Shareholder hereby acknowledges and agrees that such Rollover Shareholder shall have no right to any Merger Consideration in respect of its Rollover Shares.

2. Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Rollover Shareholder agrees that the Rollover Shares held by it shall be cancelled at the Closing for nil consideration, and (b) other than the Rollover Shares, all other Owned Shares, Share Awards or other equity securities of the Company held by each Rollover Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

3. Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby shall take place immediately prior to the Closing.

4. Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

5. Irrevocable Election; No Transfer.

(a) The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 9 and the proviso in Section 11(m), the irrevocable election and agreement by the Rollover Shareholders to subscribe for Holdco Shares and agree to the cancellation of their respective Rollover Shares on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 9, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Owned Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Owned Shares and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such Owned Shares and/or (y) grants a third party the right to vote or direct the voting of such Owned Shares (any such transaction, a “Derivative Transaction”), (iii) deposit any Owned Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and the Shareholders of the Company thereto (the “Voting Agreement”)) with respect to any Owned Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b) Each Rollover Shareholder further covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, including any Company Share Awards, after the date hereof.

6. Treatment of Share Awards. Each Rollover Shareholder acknowledges that the Company Board or the Compensation Committee of the Company Board will take action after the date hereof to amend the vesting schedule applicable to the Company RSUs held by such Rollover Shareholder (if any), in order that such Company RSUs shall all become vested immediately prior to the Closing notwithstanding any vesting dates applicable to such Company RSUs between January 1, 2013 and the Closing Date. Each Rollover Shareholder further agrees that it shall be paid, in connection with the transactions contemplated by the Merger Agreement, (i) in respect of each Company Option, the Per ADS Merger Consideration or Per Share Merger Consideration, as applicable, in each case net of the applicable exercise price, in accordance with Section 2.02(b) of the Merger Agreement, and (ii) in respect of each Non-Rollover Company RSU that becomes vested immediately prior to the Closing, the Per ADS Merger Consideration or Per Share Merger Consideration, as applicable, in accordance with Section 2.02(a) of the Company Disclosure Schedule and Section 2.01(a) of the Merger Agreement.

7. Representations and Warranties of the Rollover Shareholders. To induce Holdco to issue the Holdco Shares, each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent and Holdco, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Ownership of Shares. (i) Such Rollover Shareholder (A) is and will be the beneficial owner of, and has and will have good and valid title to, the Owned Shares and Share Awards, free and clear of Liens other than as created by this Agreement and the Voting Agreement, and (B) has and will have sole or shared (together with affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of the Owned Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement; (ii) the Owned Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Owned Shares other than this Agreement and the Voting Agreement; and (iii) such Rollover Shareholder has not Transferred any Rollover Share or Share Award pursuant to any Derivative Transaction. As of the date hereof, other than the Owned Shares and the Share Awards, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Owned Shares, except as contemplated by this Agreement or the Voting Agreement.

(b) Organization, Standing and Authority. Each such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and any of the Owned Shares of such Rollover Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

(d) Litigation. There is no Action pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any such Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f) Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares. Such Rollover Shareholder acknowledges that he or she has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

8. Representations and Warranties of Parent and Holdco. Each of Parent and Holdco represents and warrants to each Rollover Shareholder that:

(a) Organization, Standing and Authority. Each of Parent and Holdco is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and Holdco and, assuming due authorization, execution and delivery by the Rollover Shareholders, constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent or Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent and Holdco of the transactions contemplated hereby, nor compliance by Parent and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco any of their properties or assets.

(c) Capitalization. Each of Holdco and Parent was duly incorporated on October 22, 2012. At and immediately after the Closing, the authorized capital stock of Holdco shall consist of 5,000,000 ordinary shares, of which, as of the date hereof, three ordinary shares shall be issued and outstanding and owned of record as set forth on Schedule D hereto. At and immediately after the Closing, the authorized capital stock of Parent shall consist of 5,000,000 ordinary shares, of which one (1) share shall be issued and outstanding and owned by Holdco. At and immediately after the Closing, except as set forth in the Management Rollover Agreement, there shall be (i) no options, warrants, or other rights to acquire shares of the capital stock of Holdco or Parent, (ii) no outstanding securities exchangeable for or convertible into shares of the capital stock of Holdco or Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

(d) Valid Issuance of Shares. At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities laws.

9. Other Covenants and Agreements.

(a) The Rollover Shareholders shall, and shall cause their legal advisors and other representatives to, fully cooperate with the Relevant Governmental Authorities in connection with the Company’s obligation under Section 6.08(c) of the Merger Agreement.

(b) Each Rollover Shareholder shall, severally and not jointly, bear and pay, reimburse, indemnify and hold harmless Holdco, Parent, Merger Sub, the Company and any affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (i) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to (A) the receipt of any Merger Consideration by such Rollover Shareholder or its affiliates pursuant to the Merger Agreement and/or (B) the receipt of Holdco Shares by such Rollover Shareholder or its affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) and (ii) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities. For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liability for PRC Taxes suffered by any of the Indemnified Parties as a result of the payments described in clause (i) above, including without limitation, any liability for withholding Taxes. Each Rollover Shareholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Rollover Shareholder has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 9(b).

(c) The Rollover Shareholders and Holdco shall negotiate in good faith the terms and conditions of a shareholders agreement to be entered into by each of the Rollover Shareholders and Holdco, among other parties, at the Closing that is substantially consistent with the terms set forth in Schedule E.

(d) Each Rollover Shareholder who is an individual shall, as soon as practicable after the date hereof, submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration or amendment registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation) and complete such registration as soon as practicable after the Closing, to the extent SAFE does not reject such application from such Rollover Shareholder on account of his citizenship. The Company shall be a third-party beneficiary of the provisions of this Section 9(d).

(e) Top Notch Investments Holdings Ltd agrees to transfer all of its Owned Shares to JJ Media Investment Holding Limited no later than fifteen (15) Business Days prior to the anticipated Closing Date, notwithstanding Section 5(a)(ii) of this Agreement, and to promptly notify Holdco of such transfer and provide Holdco with reasonably satisfactory evidence of such transfer.

10. Termination. This Agreement, and the agreement of the Rollover Shareholders to the cancellation of the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that this Section 10 and Section 12 shall survive the termination of this Agreement, and the Rollover Shareholders shall continue to be liable for breaches of this Agreement occurring prior to the termination of this Agreement.

11. Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares in accordance with the terms of this Agreement.

12. Miscellaneous.

(a) Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto. Notwithstanding the foregoing sentence, the parties acknowledge and agree that a new company to be incorporated in the Cayman Islands is expected to be the direct parent of Parent (holding 100% of the equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case any references to Parent being a wholly-owned subsidiary of Holdco shall be modified accordingly.

(b) Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(c) Survival of Representations and Warranties. All representations, warranties and agreements of the Rollover Shareholders, Parent and Holdco contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

(d) Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to a Rollover Shareholder:

28-30/F Zhao Feng World Trade Building

369 Jiang Su Road

Shanghai 200060, China

Attention: Jason Nanchun Jiang

Telephone: +86 21 2216 4088

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

No. 1 Jianguomenwai Avenue

Beijing 100004, China

Attention: Peter X. Huang Esq.

Email: peter.huang@skadden.com

Telephone: +86 10 6535 5599

If to Parent or Holdco:

Cricket Square, Hutchins Drive,

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

With a copy to:

Giovanna Investment Holdings Limited

Two Pacific Place

88 Queensway

Hong Kong

Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong

Email: alex.ying@carlyle.com / janine.feng@carlyle.com / nina.gong@carlyle.com

Gio2 Holdings Ltd.

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee

Facsimile: 852-3107-2490

Email: terryhu@fountainvest.com / ericchen@fountainvest.com / brianlee@fountainvest.com

Power Star Holdings Limited

28/F, CITIC Tower

1 Tim Mei Avenue, Hong Kong

Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui

Email: exin@citiccapital.com / echan@citiccapital.com / zhenji@citiccapital.com / vickihui@citiccapital.com with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson

1601 Chater House

8 Connaught Road Central

Hong Kong

Attention: Douglas Freeman

Facsimile: +852-3760-3611

E-mail: douglas.freeman@friedfrank.com

(e) Entire Agreement. This Agreement (together with the Merger Agreement, the Consortium Agreement dated August 12, 2012 by and among the Chairman Parties and the other parties thereto, and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(f) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

(g) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

(h) Jurisdiction; Enforcement. The parties agree that any Action brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(i) Remedies; Specific Performance.

(A) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity (including, without limitation, specific performance). In the event any breach of this Agreement by any of the Rollover Shareholders (including, without limitation, any failure by the Rollover Shareholder to deliver the Rollover Shares for cancellation or to subscribe for the Holdco Shares) which causes, directly or indirectly, either a failure of any closing condition applicable to Parent and Merger Sub in the Merger Agreement or a termination right of the Company under the Merger Agreement, the Rollover Shareholders jointly and severally agree to (A) indemnify and hold harmless Parent, Holdco, the Sponsors and the Sponsor Guarantors from the aggregate out-of-pocket damages (including all costs and expenses) incurred by any of them in connection therewith, including the amount of any termination fee paid or payable by Parent to the Company under the Merger Agreement and, without duplication, all amounts paid or payable under any Limited Guarantees by the Sponsor Guarantors and (B) reimburse all out-of pocket expenses incurred by any of them in connection with the transactions contemplated by the Merger Agreement and this Agreement, including, without limitation, the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors retained by any of them in connection therewith, together with any costs of enforcement incurred by any of them in seeking to enforce such remedy against the Rollover Shareholders. The Rollover Shareholders further agree to pay or reimburse Parent, Holdco, the Sponsors and/or the Sponsor Guarantors, as applicable, within ten (10) Business Days following receipt of a written notice from any of them setting forth in reasonable detail the amount of any losses, damages, liabilities or expenses incurred by any of them. The parties hereto agree that the Sponsors and the Sponsor Guarantors shall be third-party beneficiaries of this Section 12(i).

(B) The Rollover Shareholders further acknowledge and agree that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Rollover Shareholders in this Agreement is not performed in accordance with its terms, and therefore agree that, in addition to and without limiting any other remedy or right available to Parent or Holdco, Parent and Holdco will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Rollover Shareholders agree not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or Holdco shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or Holdco.

(j) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of any applicable Rollover Shareholder, his estate, heirs, beneficiaries, personal representatives and executors.

(k) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

(n) No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, Parent, Holdco and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

HOLDCO:

GIOVANNA GROUP HOLDINGS LIMITED

By:	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

PARENT:

GIOVANNA PARENT LIMITED

By:	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

[SIGNATURE PAGE – CHAIRMAN ROLLOVER AGREEMENT]

CHAIRMAN PARTIES:

JASON NANCHUN JIANG

/s/ Jason Nanchun Jiang

JJ MEDIA INVESTMENT HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:

TARGET SALES INTERNATIONAL LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:

TOP NOTCH INVESTMENTS HOLDINGS LTD

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:

TARGET MANAGEMENT GROUP LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:

[SIGNATURE PAGE – CHAIRMAN ROLLOVER AGREEMENT]

Schedule A

As of the date hereof, the number of Owned Shares (expressed in ordinary shares), Company Options and Company RSUs are as follows:

Rollover Shareholder	Address and Facsimile	Owned Shares	Company Options for ADSs	Company RSUs for ADSs

Mr. Jiang Nanchun	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	Nil	Nil	Nil

JJ Media Investment Holding Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	118,392,525	Nil	Nil

Target Sales International Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	2,483,905	616,000 granted on 11/2/2005 (exercise price $13.495/ADS) 100,220 granted on 11/17/2006, (exercise price $28.620 per ADS).	Nil

Top Notch Investments Holdings Ltd[1]	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	500,000	Nil	Nil

[1]	Top Notch Investments Holdings Ltd has agreed to transfer all of its Owned Shares to JJ Media Investment Holding Limited no later than fifteen (15) Business Days prior to the anticipated Closing Date. Therefore, as of the Closing Date, the number of Owned Shares held by Top Notch Investments Holdings Ltd shall be zero and the number of Owned Shares held by JJ Media Investment Holding Limited shall be increased by 500,000.

[SCHEDULE A TO CHAIRMAN ROLLOVER AGREEMENT]

Rollover Shareholder	Address and Facsimile	Owned Shares	Company Options for ADSs	Company RSUs for ADSs

Target Management Group Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	Nil	100,000 granted on 11/17/2006, (exercise price $28.620)	1,346,667 granted on 12/28/2010, 50% to be vested on 12/28/2012; 1,343,334 granted on 11/25/2011, 50% to be vested on 11/25/ 2013.

Total		121,376,430	816,220	2,690,001

[SCHEDULE A TO CHAIRMAN ROLLOVER AGREEMENT]

Schedule B

As of January 1, 2013, the numbers of Owned Shares (expressed in ordinary shares), Rollover Shares, Company Options and Non-Rollover Company RSUs are as follows: 2

Rollover Shareholder	Address and Facsimile	Rollover Shares		Company Options for ADSs	Non-Rollover Company RSUs for ADSs
		Owned Shares	Rollover Company RSUs for ADSs

Mr. Jiang Nanchun	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	Nil	Nil	Nil	Nil

JJ Media Investment Holding Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	121,759,195[3]	Nil	Nil	Nil

Target Sales International Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	2,483,905	Nil	716,220	Nil

[2]	The Company Board will amend the vesting schedule of the Company RSUs such that, notwithstanding applicable vesting dates between January 1, 2013 and the Closing Date, all Company RSUs as of January 1, 2013 will not become vested until immediately prior to Closing, and the Shares issuable upon vesting of the Rollover Company RSUs will be cancelled for nil consideration in the Merger, and the Shares issuable upon vesting of the Non-Rollover Company RSUs will be cashed-out at Closing in accordance with the Merger Agreement.
[3]	At the instruction of the Chairman, when the Company RSUs held by Target Management Group Limited become vested, the Company will issue a corresponding number of ADSs to JJ Media Investment Holding Limited instead of Target Management Group Limited. The increase of 3,366,670 Owned Shares (equivalent to 673,334 ADSs) since the date hereof results from the vesting of a corresponding number of Company RSUs for ADSs held by Target Management Group Limited on December 28, 2012, which ADSs are issued to JJ Media Investment Holding Limited instead of Target Management Group Limited.

[SCHEDULE B TO CHAIRMAN ROLLOVER AGREEMENT]

Rollover Shareholder	Address and Facsimile	Rollover Shares		Company Options for ADSs	Non-Rollover Company RSUs for ADSs
		Owned Shares	Rollover Company RSUs for ADSs

Top Notch Investments Holdings Ltd	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	500,000	Nil	Nil	Nil

Target Management Group Limited	28/F Zhao Feng World Trade Building 369 Jiang Su Road, Shanghai 200060, China	Nil	875,831	100,000	1,140,836

Total		124,743,100	875,833	816,220	1,140,834

[SCHEDULE B TO CHAIRMAN ROLLOVER AGREEMENT]

Schedule C

Rollover Shareholders	Holdco Shares
Chairman Parties	309,074

[SCHEDULE C TO CHAIRMAN ROLLOVER AGREEMENT]

Schedule D

Shareholders	Ordinary Shares of Holdco
Giovanna Investment Holdings Limited	1
Gio2 Holdings Ltd	1
Power Star Holdings Limited	1

[SCHEDULE D TO CHAIRMAN ROLLOVER AGREEMENT]

Schedule E

Shareholder Agreement Term Sheet

[Please see Exhibit A to the Interim Sponsors Agreement, Annex K of the proxy statement]

[SCHEDULE E TO CHAIRMAN ROLLOVER AGREEMENT]

Annex G

FOSUN ROLLOVER AGREEMENT

This FOSUN ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2012 by and among Giovanna Group Holdings Limited, a Cayman Islands exempted company (“Holdco”), Giovanna Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”), and Fosun International Limited (the “Rollover Shareholder”), a shareholder of Focus Media Holding Limited, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith Parent, Giovanna Acquisition Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, the Rollover Shareholder is the registered holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of ordinary shares, par value $0.00005 per share, of the Company (the “Shares”), including Shares represented by American Depositary Shares, each representing five Shares (collectively, the “Owned Shares”), as set forth in the column titled “Owned Shares” opposite such Rollover Shareholder’s name on Schedule A;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Rollover Shareholder agrees to (a) the cancellation of the number of Owned Shares as set forth in the column titled “Rollover Shares” on Schedule A for nil consideration in the Merger (such cancelled Shares, the “Rollover Shares”), (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) at the Closing, and (c) the treatment of the Owned Shares which are not cancelled pursuant to this Agreement (such Shares, the “Non-Rollover Shares”) as set forth in the column titled “Non-Rollover Shares” on Schedule A in accordance with the provisions of the Merger Agreement;

WHEREAS, in order to induce the Rollover Shareholder to enter into this Agreement, Holdco has advised the Rollover Shareholder that it is the intention of Holdco and, to the best of Holdco’s knowledge, the intention of each of Holdco’s other shareholders, to enter into a shareholders agreement substantially on the terms set forth in Schedule D attached hereto, at or prior to the Closing of the Merger (the “Shareholders Agreement”);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholder is entering into this Agreement; and

WHEREAS, the Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholder set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Holdco, Parent and the Rollover Shareholder hereby agree as follows:

1. Subscription of Holdco Shares. At the Closing, the Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, in the name of an affiliate of the Rollover Shareholder) shall subscribe for the number of Holdco Shares in cash, at a consideration of US$0.001 per share, as set forth on Schedule A. The Rollover Shareholder hereby acknowledges and agrees that, subject to receipt of the Holdco Shares, it shall have no right to any Merger Consideration in respect of the Rollover Shares.

2. Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) the Rollover Shareholder agrees that the Rollover Shares shall be cancelled at the Closing for nil consideration, and (b) other than the Rollover Shares, all equity securities of the Company held by the Rollover Shareholder, including the Non-Rollover Shares, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

3. Closing; Conditions to Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance contemplated hereby shall take place at the Closing. The obligation of the Rollover Shareholder to consummate the transactions contemplated hereby shall be subject to the following conditions: (a) the representations and warranties of Holdco and Parent set forth in Section 7 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made on such date, (b) Holdco shall have complied in all material respects with all obligations of Holdco hereunder, and (c) the Merger Agreement shall provide for a Per ADS Merger Consideration of not less than $27.50 per ADS.

4. Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholder and any agent of the Rollover Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed stock powers, in each case reasonably acceptable in form and substance to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

5. Irrevocable Election.

(a) The execution of this Agreement by the Rollover Shareholder evidences, subject to Section 9 and the proviso in Section 11(m), the irrevocable election and agreement by the Rollover Shareholder to subscribe for Holdco Shares and agree to the cancellation of the Rollover Shares on the terms and conditions set forth herein. In furtherance of the foregoing, the Rollover Shareholder covenants and agrees that from the date hereof until any termination of this Agreement pursuant to Section 9, the Rollover Shareholder shall not, directly or indirectly, (i) tender any Owned Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Owned Shares and (x) has, or would reasonably be expected to have, the effect of reducing or limiting the Rollover Shareholder’s economic interest in such Owned Shares and/or (y) grants a third party the right to vote or direct the voting of such Owned Shares (any such transaction, a “Derivative Transaction”); provided, that the Rollover Shareholder may deposit a portion of or all of the Owned Shares into one or more accounts with certain commercial banks (the “Custodian”) pursuant to and in accordance with custodial arrangements (the material terms of which are set out in Schedule C attached hereto, the “Custodial Arrangements”) to be entered into by the Rollover Shareholder in connection with a term loan facility and bridge loan facility to be entered into by the Rollover Shareholder (collectively, the “Financing Agreements”) with certain commercial banks (the “Lenders”) after the date hereof, (iii) deposit any Owned Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and certain shareholders of the Company (the “Voting Agreement”)) with respect to any Owned Shares, (iv) knowingly take any action that would make any representation or warranty of the Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Rollover Shareholder from performing any of its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b) The Rollover Shareholder further covenants and agrees, severally and not jointly, that the Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, including any Company Share Awards, after the date hereof.

6. Representations and Warranties of the Rollover Shareholder. To induce Holdco to issue the Holdco Shares, the Rollover Shareholder makes the following representations and warranties, to Parent and Holdco, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Ownership of Shares. (i) The Rollover Shareholder (A) is and will be the beneficial owner of, and has and will have good and valid title to, the Owned Shares, free and clear of Liens, and (B) has and will have sole or shared (together with affiliates controlled by the Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of the Owned Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable Laws; (ii) the Owned Shares are not subject to any voting trust agreement or other Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Owned Shares; and (iii) the Rollover Shareholder has not Transferred any Rollover Share pursuant to any Derivative Transaction, in each case of clause (i) through (iii), except as pursuant to this Agreement, the Voting Agreement, the Financing Agreements and the Custodial Documents (as defined below). As of the date hereof, (x) other than the Owned Shares, the Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities), and (y) the Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Owned Shares, except as contemplated by this Agreement or the Voting Agreement.

(b) Organization, Standing and Authority. The Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Rollover Shareholder and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Rollover Shareholder for the execution, delivery and performance of this Agreement by the Rollover Shareholder or the consummation by the Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by the Rollover Shareholder nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of the Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Rollover Shareholder or any of its properties or assets.

(d) Financing and Custodial Arrangement.

(i) The Rollover Shareholder shall advise the other parties hereto when it executes and delivers transaction documents with respect to the Custodial Arrangements (the “Custodial Documents”). Neither the Lenders nor the Custodian has (or will have, as applicable) any interest over the Owned Shares which is materially different from the interests described in Schedule C, or any right to direct or control the voting or Transfer of the Owned Shares, except as otherwise described in Schedule C. There is no side letter or any other oral or written contract entered into as of the date hereof or contemplated to be entered into after the date hereof, to which the Rollover Shareholder or any of its affiliates is a party related to the Custodial Arrangements, other than the Financing Agreements and the Custodial Documents.

(ii) So long as no default or event of default has occurred and is continuing under the Financing Agreements or the Custodial Documents, there will be no restriction or any limitation under the Financing Agreements or the Custodial Documents on the Rollover Shareholder’s right to (a) vote any Owned Shares or (b) withdraw and transfer the Owned Shares, in each case at any time and whether in connection with the transactions contemplated by the Merger Agreement, this Agreement, the Voting Agreement or otherwise; provided, that with respect to the actions set forth under clause (b), the Rollover Shareholder furnishes alternative assets which may consist of (x) all or part of the Holdco Shares issued to the Rollover Shareholder pursuant to this Agreement and (y) proceeds received by the Rollover Shareholder in exchange for the cancellation of the Non-Rollover Shares in substitution of the Owned Shares within 10 calendar days of any withdrawal.

(e) Litigation. There is no Action pending against the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other Person or, to the knowledge of the Rollover Shareholder, threatened against any the Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement.

(f) Reliance. The Rollover Shareholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Rollover Shareholder contained herein.

(g) Receipt of Information. The Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares. The Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of the Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

7. Representations and Warranties of Parent and Holdco. Each of Parent and Holdco represents and warrants to the Rollover Shareholder that:

(a) Organization, Standing and Authority. Each of Parent and Holdco is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and Holdco and, assuming due authorization, execution and delivery by the Rollover Shareholder, constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent or Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent or Holdco of the transactions contemplated hereby, nor compliance by Parent or Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco or any of their properties or assets.

(c) Capitalization. Each of Holdco and Parent was duly incorporated on October 22, 2012. At and immediately after the Closing, the authorized capital stock of Holdco shall consist of 5,000,000 ordinary shares, of which, as of the date hereof, three ordinary shares are issued and outstanding and owned of record as set forth on Schedule B hereto. At and immediately after the Closing, the authorized capital stock of Parent shall consist of 5,000,000 ordinary shares, of which one (1) share shall be issued and outstanding and owned by Holdco. At and immediately after the Closing, except as set forth in the Management Rollover Agreement, there shall be (i) no options, warrants, or other rights to acquire shares of the capital stock of Holdco or Parent, (ii) no outstanding securities exchangeable for or convertible into shares of the capital stock of Holdco or Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

(d) Valid Issuance of Shares. At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities laws.

8. Other Covenants and Agreements.

(a) Tax Related Matters.

(i) The Rollover Shareholder shall bear and pay, reimburse, indemnify and hold harmless Holdco, Parent, Merger Sub, the Company and any affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (x) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to (A) the receipt of any Merger Consideration by the Rollover Shareholder or its affiliates pursuant to the Merger Agreement and/or (B) the receipt of Holdco Shares by the Rollover Shareholder or its affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) and (y) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities. For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liability for PRC Taxes suffered by any of the Indemnified Parties as a result of the payments described in clause (x) above, including without limitation, any liability for withholding Taxes. The Rollover Shareholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Rollover Shareholder has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 8(a)(i).

(ii) At Parent’s request, the Rollover Shareholder shall provide to Parent such information as may be reasonably necessary for Parent or its direct or indirect owners to file its U.S. federal, state, local, and non-U.S. tax returns (including historic cost basis information).

(b) Shareholders Agreement. The Rollover Shareholder and Holdco shall negotiate in good faith the terms and conditions of a shareholders agreement to be entered into by the Rollover Shareholder and Holdco, among other parties, at or immediately prior to the Closing that is substantially consistent with the terms set forth in Schedule D.

(c) Disclosures. The Rollover Shareholder agrees that, to the extent it is required by the United States Securities and Exchange Commission, the Hong Kong Stock Exchange or another regulatory body or international stock exchange having jurisdiction over the Rollover Shareholder to make any disclosures regarding the Merger Agreement and the transactions contemplated thereby, the Rollover Shareholder shall make such disclosure only after the form and terms thereof have been notified to Holdco and Parent and Holdco and Parent have had a reasonable opportunity to comment thereon.

(d) Financing and Custodial Arrangement.

(i) The Rollover Shareholder agrees to (A) take all actions necessary, and to forbear from taking any action, as applicable, in each case to make the Rollover Shares available at all times after the date hereof to the extent necessary for purposes of this Agreement and the transactions contemplated hereunder, (B) promptly notify Parent and Holdco of any fact or circumstance of which the Rollover Shareholder becomes aware that would reasonably be expected to make the Rollover Shares unavailable for purposes of this Agreement and the transaction contemplated hereunder, (C) withdraw and obtain a full release of the Rollover Shares from the Custodial Arrangements no later than five (5) Business Days prior to the Closing Date, and (D) take all other actions necessary to effectuate the foregoing, including (x) furnishing the Custodian with other assets acceptable to the Custodian and the Lenders in substitution for the Rollover Shares within the requisite time period, and (y) applying all of the proceeds received by the Rollover Shareholder in respect of the Non-Rollover Shares pursuant to the Merger Agreement to repayment of the bridge loan facility in respect of the Financing Agreement.

(ii) The Rollover Shareholder agrees not to (x) grant to the Lenders or the Custodian (or permit the Lenders or the Custodian to hold) (A) any interest over the Holdco Shares beneficially owned by the Rollover Shareholder which is materially different from the interest described in Schedule C, or (B) any right to direct or control the voting or Transfer of the Holdco Shares issuable to or beneficially owned by the Rollover Shareholder, except as otherwise described in Schedule C, or (y) enter into any side letter or other oral or written contract at any time the contents of which are inconsistent with the Rollover Shareholder’s agreements under clause (x).

(iii) The Rollover Shareholder further agrees to (A) take all actions necessary, and to forbear from taking any action, as applicable, after entry into the Financing Agreements and Custodial Arrangements or otherwise, in each case that would enable the Rollover Shareholder to comply in all respects with the agreements of the Rollover Shareholder Section 8(d)(ii) above, and (B) use its reasonable best efforts to take, or cause to be taken, any and all steps reasonably necessary to avoid or cure any default that may be reasonably expected to result in the Lenders or the Custodian acquiring or holding any security interest over the Holdco Shares, or any right to direct or control the voting or Transfer of any Holdco Shares issuable to or beneficially owned by the Rollover Shareholder, including curing any default and replacing the Holdco Shares with reasonably acceptable, substitute custodial assets as promptly as practicable as reasonably necessary to avoid or cure any default. The Rollover Shareholder agrees to promptly notify Parent and Holdco of any default or event of default under the Financing Agreements or the Custodial Documents and, to the knowledge of the Rollover Shareholder, any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or event of default under the Financing Agreements or the Custodial Documents.

9. Termination. This Agreement, and the agreement of the Rollover Shareholder to the cancellation of the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that this Section 9 and Section 11 shall survive the termination of this Agreement, and the Rollover Shareholder shall continue to be liable for breaches of this Agreement occurring prior to the termination of this Agreement.

10. Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares in accordance with the terms of this Agreement.

11. Miscellaneous.

(a) Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto. Notwithstanding the foregoing sentence, the parties acknowledge and agree that a new company to be incorporated in the Cayman Islands is expected to be the direct parent of Parent (holding 100% of the equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case any references to Parent being a wholly-owned subsidiary of Holdco shall be modified accordingly.

(b) Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(c) Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Rollover Shareholder, Parent and Holdco contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

(d) Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

If to Parent or Holdco:

Cricket Square, Hutchins Drive,

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

With a copy to:

Giovanna Investment Holdings Limited

Two Pacific Place

88 Queensway

Hong Kong

Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong

Email: alex.ying@carlyle.com / janine.feng@carlyle.com / nina.gong@carlyle.com

Gio2 Holdings Ltd.

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee

Facsimile: 852-3107-2490

Email: terryhu@fountainvest.com / ericchen@fountainvest.com / brianlee@fountainvest.com

Power Star Holdings Limited

28/F, CITIC Tower

1 Tim Mei Avenue, Hong Kong

Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui

Email: exin@citiccapital.com / echan@citiccapital.com / zhenji@citiccapital.com / vickihui@citiccapital.com with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson

1601 Chater House

8 Connaught Road Central

Hong Kong

Attention: Douglas Freeman

Facsimile: +852-3760-3611

E-mail: douglas.freeman@friedfrank.com

(e) Entire Agreement. This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(f) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

(g) Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction. The parties agree that any Action brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(h) Remedies; Specific Performance.

(i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity (including, without limitation, specific performance). In the event any breach of this Agreement by the Rollover Shareholder (including, without limitation, any failure by the Rollover Shareholder to deliver the Rollover Shares for cancellation or to subscribe for the Holdco Shares) which causes, directly or indirectly, either a failure of any closing condition applicable to Parent and Merger Sub in the Merger Agreement or a termination right of the Company under the Merger Agreement, the Rollover Shareholder agrees to (A) indemnify and hold harmless Parent, Holdco, the Sponsors and the Sponsor Guarantors from the aggregate out-of-pocket damages (including all costs and expenses) incurred by any of them in connection therewith, including the amount of any termination fee paid or payable by Parent to the Company under the Merger Agreement and, without duplication, all amounts paid or payable under any Limited Guarantees by the Sponsor Guarantors, provided that, neither Parent, Holdco the Sponsors nor any Sponsor Guarantor shall have the right to recover lost profits or benefit of the bargain damages from the Rollover Shareholder; and (B) reimburse all out-of pocket expenses incurred by any of them in connection with the transactions contemplated by the Merger Agreement and this Agreement, including, without limitation, the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors retained by any of them in connection therewith, together with any costs of enforcement incurred by any of them in seeking to enforce such remedy against the Rollover Shareholder. The Rollover Shareholder further agrees to pay or reimburse Parent, Holdco, the Sponsors and/or the Sponsor Guarantors, as applicable, within ten (10) Business Days following receipt of a written notice from any of them setting forth in reasonable detail the amount of any losses, damages, liabilities or expenses incurred by any of them which are indemnifiable or reimbursable hereunder. The parties hereto agree that the Sponsors and the Sponsor Guarantors shall be third-party beneficiaries of this Section 11(h).

(ii) The Rollover Shareholder further acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that Parent and Holdco will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or Holdco shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or Holdco.

(j) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(k) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if the Rollover Shareholder fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

(n) No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(o) Expenses. Following the consummation of the transactions contemplated by the Merger Agreement, including the Merger, Holdco shall cause Parent or the Surviving Corporation to reimburse the Rollover Shareholder for its reasonably documented expenses incurred in connection with the subscription of Holdco Shares pursuant to this Agreement, up to an aggregate amount of US$4,000,000.

IN WITNESS WHEREOF, Parent, Holdco and the Rollover Stockholder have caused to be executed or executed this Agreement as of the date first written above.

HOLDCO:

GIOVANNA GROUP HOLDINGS LIMITED

By:	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

PARENT:

GIOVANNA PARENT LIMITED

By:	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

[SIGNATURE PAGE—FOSUN ROLLOVER AGREEMENT]

FOSUN INTERNATIONAL LIMITED

By:	/s/ Wang Qun Bin
Name:	Wang Qun Bin
Title:	Director

[SIGNATURE PAGE—FOSUN ROLLOVER AGREEMENT]

Schedule A1

Rollover Shareholder	Address and Facsimile	Owned Shares	Rollover Shares	Non-Rollover Shares	Holdco Shares

Fosun International Limited	Room 808 ICBC Tower 3 Garden Road, Central, Hong Kong Attention: Mr. Andy Pan Facsimile: (852) 2509 3208 With copy (which shall not constitute notice) to: Morrison & Foerster LLP Edinburgh Tower, 33/F The Landmark, 15 Queen’s Road Central Hong Kong Attention: Greg Wang Facsimile: 852-2585-0800 E-mail: gwang@mofo.com	22,215,644 ADSs	14,545,455 ADSs	7,670,189 ADSs	174,084

[1]	For the avoidance of doubt, the numbers set forth below are as of the date hereof.

Schedule B

Shareholders	Ordinary Shares of Holdco
Giovanna Investment Holdings Limited	1
Gio2 Holdings Ltd	1
Power Star Holdings Limited	1

Schedule C

Material Terms of the Custodial Arrangements

Custodians	Commercial banks in Hong Kong

Lenders	Commercial banks in Hong Kong

Custodial Assets

Assets with market value equal to or exceeding a pre-agreed threshold (“Minimum Value”) to be placed in the custodian accounts, as may be supplemented or replaced by any other shares or instruments traded on a stock exchange, or any other assets as agreed between Rollover Shareholder and Lenders from time to time.

All the Shares will be subject to the custodial arrangements.

There will be two separate custodian accounts: one with Lender A to support a term facility and one with Lender B to support a bridge loan.

The Rollover Shares will only be placed in custody with Lender A to support the term facility.

Initial Custodial Assets	22,215,644 American Depositary Shares, each representing five ordinary shares, par value $0.00005 per share, of Focus Media Holding Limited (the “Shares”)

Nature of Arrangement

The Custodians will have custody of the Shares.

The Custodians will not have the right to foreclose, sell or dispose of the Shares or the Holdco Shares, as applicable, unless there is an event of a default under the Financing Agreements.

In the event of a default, the Custodians will only take instructions from the Lenders regarding the disposition of the Shares or the Holdco Shares.

However, with respect to the custodian arrangement for the term loan facility, Lender A and Custodian cannot foreclose upon the Rollover Shares or the Holdco Shares, or sell or dispose of the Rollover Shares or the Holdco Shares without first providing the Rollover Shareholder with notice and a reasonable opportunity to (i) cure any default and (ii) replace the Rollover Shares or Holdco Shares with reasonably acceptable, substitute custodial assets.

Term:

(1) In relation to a bridge loan, the term is 6 months (may be extended for another 3-month period by the Rollover Shareholder subject to 21 business days prior notice ).

(2) In relation to a term facility, the term is 7 years.

Right to Withdraw Shares:

Rollover Shareholder may withdraw the Shares in custody at any time, provided that it furnishes the relevant Custodian with other acceptable assets to be held in custody to ensure the value of Custodial Assets do not fall below the Minimum Value.

In addition, in the case of a privatization transaction involving the Shares, Rollover Shareholder may withdraw the Shares in custody, and (1) use the cash proceeds to repay the bridge loan, and (2) deposit with the relevant Custodians as Custodial Assets the securities acquired in consideration of the rolled over Shares, the valuation of such securities being determined by reference to the last closing price on the relevant exchange for those Shares being rolled over for the first year and by reference to a value calculated by the Lender’s internal valuation method or such other valuation method reasonably determined by the Lender in consultation with the Rollover Shareholder for any Shares being rolled over in subsequent years. Furthermore, in connection with a privatization transaction, with respect to the bridge loan, proceeds from the cash-out of the Shares will be required to be paid directly to a charged account of the bank. The bridge loan must be repaid with such proceeds when the going private transaction is closed, and with respect to the term facility, the Rollover Shareholder will have 10 days to deposit the Holdco shares to the custodial account.

Voting Rights	Rollover Shareholder retains all voting rights with respect to the Shares.

Schedule D

Shareholder Agreement Term Sheet

[Please see Exhibit A to the Interim Sponsors Agreement, Annex K of the proxy statement]

Annex H

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of December 19, 2012 by and among Giovanna Parent Limited, a Cayman Islands exempted company (“Parent”), and the shareholders of Focus Media Holding Limited, a Cayman Islands exempted company (the “Company”) listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Giovanna Acquisition Limited, a Cayman Islands exempted company and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Shareholders and Parent are executing this agreement concurrently with the execution of the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of (i) certain Shares (including Shares represented by American Depositary Shares, each representing five Shares), (ii) certain Company RSUs, and (iii) certain Company Options to acquire Shares as set forth opposite such Shareholder’s name on Schedule A hereto (such Shares, Company RSUs and Company Options, together with any other Shares acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, pursuant to that certain Chairman Rollover Agreement, Management Rollover Agreement and Fosun Rollover Agreement, dated as of the date hereof, by and among Giovanna Group Holdings Limited (a Cayman Islands exempted company and the sole member of Parent) (“Holdco”), Parent and the Shareholders (collectively, the “Rollover Agreements”), the Shareholders have agreed, as applicable, to cancel certain of their Securities in the Merger and subscribe for ordinary shares or restricted shares, as the case may be, of Holdco at or immediately prior to the Closing in accordance with the terms and conditions of such agreements to which each is a party;

WHEREAS, receipt of the Requisite Company Vote is a condition to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written resolution of the Company’s shareholders, such Shareholder shall (i) appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Shareholder’s Securities, without regard to any Change in Company Recommendation,

(A) for approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(B) against any Competing Transaction, without regard to the terms of such Competing Transaction, or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

(C) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; (v) any other action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,

(D) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement,

(E) in favor of any adjournment or postponement of the Shareholders’ Meeting as may be requested by Parent, and

(F) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement or otherwise reasonably requested by Parent in order to consummate the transactions contemplated by the Merger Agreement.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 at any annual or special meeting of the Shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 is to be considered. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above as instructed by Parent in writing prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Except as provided for in the Rollover Agreements or pursuant to the Merger Agreement, each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of his, her, or its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d).

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Prior to the Expiration Time, each Shareholder in its capacity as a shareholder of the Company shall not, and shall cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Shareholder, in its capacity as a shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (i) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any Subsidiary in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (iii) to the extent not required by applicable law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Transaction, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or (v) resolve or propose or agree to do any of the foregoing.

Section 2.2 Notification. Each Shareholder, in its capacity as a shareholder of the Company, shall and shall cause such Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction. From and after the date hereof until the Expiration Time, each Shareholder shall promptly advise Parent in writing of (x) any Competing Transaction, (y) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any Subsidiary, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding a Competing Transaction, including in each case the identity of the person making any such Competing Transaction or indication or inquiry and the terms of any such Competing Transaction or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Shareholder, in its capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Transaction or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Shareholder. This Section 2.2 shall not apply to any Competing Transaction received by the Company. Each Shareholder’s receipt, in its capacity as a shareholder of the Company, of any Competing Transaction shall not relieve such Shareholder from any of its obligations hereunder.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties. Each Shareholder represents and warrants to Parent as follows: (a) such Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent, this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or agreement binding upon such Shareholder or such Shareholder’s Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the Securities and Exchange Commission by such Shareholder, (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, such Shareholder owns, beneficially and of record, or controls all of its Securities, and all of such Securities are free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement and the Rollover Agreements), and has sole or shared (together with affiliates controlled by such Shareholder) voting power and power of disposition with respect to such Securities, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto, and no person other than such Shareholder has any right to direct or approve the voting or disposition of any of such Shareholder’s Securities, and (f) such Shareholder has not Transferred any Securities pursuant to any Derivative Transaction. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants. Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(c) agrees to promptly notify Parent of the number of any new Securities acquired by the Shareholder after the date hereof and prior to the Expiration Time;

(d) agrees to permit the Company to publish and disclose in the Proxy Statement, such Shareholder’s identity and ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and the Rollover Agreements; and

(e) agrees that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1 Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder as follows: (a) this Agreement has been duly and validly authorized by Parent’s board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of Parent, and (c) assuming this Agreement constitutes a valid and binding agreement of Shareholders, this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the Securities and Exchange Commission.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to termination or any willful breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the address set forth on the signature pages hereto under each party’s name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 6.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.3 Entire Agreement. This Agreement, the Merger Agreement, the Rollover Agreements and, in the case of the Chairman Parties, the Consortium Agreement dated August 12, 2012 by and among the Chairman Parties and the other parties thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 6.4 Specific Performance. Each Shareholder acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by it.

Section 6.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, (i) no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder, and (ii) the parties acknowledge and agree that a new company to be incorporated in the Cayman Islands is expected to be the direct parent of Parent (holding 100% of the equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case any references to Parent being a wholly-owned subsidiary of Holdco shall be modified accordingly.

Section 6.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

Section 6.7 Jurisdiction; Enforcement. The parties agree that any Action brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 6.9 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

Section 6.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder that is an individual, his or her estate, heirs, beneficiaries, personal representatives and executors.

Section 6.11 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.12 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

GIOVANNA PARENT LIMITED

By:	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

[SIGNATURE PAGE - VOTING AGREEMENT]

SHAREHOLDERS

JASON NANCHUN JIANG

/s/ Jason Nanchun Jiang

JJ MEDIA INVESTMENT HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:

TARGET SALES INTERNATIONAL LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:

TOP NOTCH INVESTMENTS HOLDINGS LTD

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:

TARGET MANAGEMENT GROUP LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:

[SIGNATURE PAGE - VOTING AGREEMENT]

KIT LEONG LOW

/s/ Kit Leong Low

[SIGNATURE PAGE - VOTING AGREEMENT]

TU YAFANG

/s/ Tu Yafang

[SIGNATURE PAGE - VOTING AGREEMENT]

TAO CHENJUN

/s/ Tao Chenjun

[SIGNATURE PAGE - VOTING AGREEMENT]

DU XIAOMIN

/s/ Du Xiaomin

[SIGNATURE PAGE - VOTING AGREEMENT]

LONG JUN

/s/ Long Jun

[SIGNATURE PAGE - VOTING AGREEMENT]

QIAN QIAN

/s/ Qian Qian

[SIGNATURE PAGE - VOTING AGREEMENT]

NI WEI / WU XINGHUI

/s/ Ni Wei /s/ Wu Xinghui

[SIGNATURE PAGE - VOTING AGREEMENT]

DENG GANCONG

/s/ Deng Gancong

[SIGNATURE PAGE - VOTING AGREEMENT]

LUO LAN

/s/ Luo Lan

[SIGNATURE PAGE - VOTING AGREEMENT]

CHEN YAN

/s/ Chen Yan

[SIGNATURE PAGE - VOTING AGREEMENT]

WANG YUCHUN

/s/ Wang Yuchun

[SIGNATURE PAGE - VOTING AGREEMENT]

SCHEDULE A1

Shareholder	Share	Company RSU for ADS	Company Option for ADS
Mr. Jiang Nanchun	Nil	Nil	Nil
JJ Media Investment Holding Limited	118,392,525	Nil	Nil
Target Sales International Limited	2,483,905	Nil	616,000 granted on 11/2/2005 (exercise price $13.495/ADS) 100,220 granted on 11/17/2006, (exercise price $28.620 per ADS)
Top Notch Investments Holdings Ltd	500,000	Nil	Nil
Target Management Group Limited	Nil	2,690,001	100,000 granted on 11/17/2006 (exercise price $28.620 per ADS)
Fosun International Limited	111,078,220	Nil	Nil
Frame Up Limited (Kit Leong Low )	1,116,665	146,667	Nil
Carmen Group Holdings Ltd (Tu Yafang )	364,170	39,000	Nil
Cute Focus Company Limited (Tao Chenjun )	221,670	22,000	Nil
Multimedia Park (HuaMin) Real Estate Limited (Du Xiaomin )	265,000	19,334	Nil
The First Shanghai Holdings Limited (Long Jun )	111,670	11,334	Nil
Shanghai Business Consulting Limited (Qian Qian )	225,000	10,000	Nil
Ni Wei (Wu Xinghui )	83,335	6,667	Nil
Deng Gancong	160,000	4,000	Nil
Luo Lan	112,500	5,000	Nil
Yao Bright Consultancy Co Ltd (Chen Yan )	179,995	21,334	Nil
Wang Yuchun	291,665	16,667	Nil

[1]	For the avoidance of doubt, the numbers set forth below are as of the date hereof.

[SCHEDULE A TO VOTING AGREEMENT]

Annex I

INDEMNIFICATION AGREEMENT

This Indemnification Agreement is made and entered into as of December 19, 2012 (this “Agreement”), among Giovanna Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Mr. Jason Nanchun Jiang (the “Chairman”), JJ Media Investment Holding Limited, a British Virgin Islands company controlled by the Chairman (“JJ Media”), Target Sales International Limited, a British Virgin Islands Company controlled by the Chairman (“Target Sales”), Top Notch Investments Holdings Ltd, a British Virgin Islands company controlled by the Chairman (“Top Notch”), Target Management Group Limited, a British Virgin Islands company controlled by the Chairman (together with the Chairman, JJ Media, Target Sales and Top Notch, the “Chairman Parties”), and solely for purposes of Section 2, Giovanna Investment Holdings Limited (“Carlyle”), Gio2 Holdings Ltd (“Fountainvest”), Power Star Holdings Limited (“CITIC Capital Partners”) and State Success Limited (“China Everbright”, and together with Carlyle, Fountainvest and CITIC Capital Partners, the “Sponsors”), and solely for purposes of Section 2 and Section 6(d) , Giovanna Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that wholly-owns Parent (“Holdco”). Each of Parent, the Chairman Parties, the Sponsors and Holdco may be referred individually herein as a “Party” or collectively as “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Giovanna Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Focus Media Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Chairman Parties agree to the matters set forth herein, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1. Indemnification.

(a) Each of the Chairman Parties, on a joint and several basis, agrees to indemnify and hold harmless Parent, at anytime, and from time to time, from and against any and all Losses (as defined below) incurred or sustained by any of Parent, the Company (including the Surviving Corporation), any of the Company’s Subsidiaries, or any of their affiliates and respective successors and assigns (collectively, the “Company Indemnitees”) in connection with (i) any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding initiated or brought by any Governmental Authority in China or any other country against the Company or any of its Subsidiaries (each, a “Proceeding”), and (ii) any putative class action brought on behalf of the shareholders of the Company pending as of the date hereof and any such putative class action brought after the date hereof initiated based on one or more facts or circumstances that are the subject matters of a Proceeding (collectively, the “Shareholder Class Actions”, and together with any Proceedings, the “Indemnification Events”) against any of the Company Indemnitees, for up to US$140,000,000 (such amount, the “Indemnification Cap”); provided, however, that with respect to all Shareholder Class Actions: (i) in the case where the Company is entitled under any of its then-effective insurance policies to recovery of any of such Losses, the Chairman Parties shall be liable to indemnify Parent for all such Losses, up to the Indemnification Cap, not actually recovered under such insurance policies; and (ii) in all other cases where the Company is not entitled under any insurance policies to recovery of any of such Losses, the Chairman Parties shall be liable to indemnify Parent, up to the Indemnification Cap, for the aggregate amount of all such Losses for all Shareholder Class Actions in excess of US$5,000,000. For purposes of this Agreement, “Losses” means any and all losses, damages, liabilities, settlements (including pursuant to settlement agreements under which the parties neither admit nor deny liability), obligations, judgments, disgorgements, orders, awards, writs, decrees, fines, penalties, Taxes, in each case of any nature or kind, but shall not include any costs or out of pocket expenses incurred by any of the Company Indemnitees in connection with any Proceeding or Shareholder Class Action, including any legal or accounting expenses and fees. For the avoidance of doubt, with respect to any Losses incurred or sustained by any of the Company Indemnitees, Parent shall be entitled to be paid first from the Escrow Amount and secondly by the Chairman Parties in accordance with Section 2(a), notwithstanding the availability of recovery from the Company’s applicable insurance policies, but subject to Section 6(h).

(b) The Chairman Parties agree (a) to waive all rights to indemnification, exculpation and expense reimbursement to which one or more Chairman Parties may be entitled under applicable Law or the memorandum and articles of association of any of the Company Indemnitees, by Contract (including the Chairman’s employment agreement with Parent or any of its affiliates) or otherwise, and (b) not to avail themselves (as applicable) of, or seek to apply in connection with their obligations under this Agreement, any indemnification rights that one or more Chairman Parties may have under Section 6.05 of the Merger Agreement with respect to the matters set forth in this Agreement.

Section 2. Escrow Amount.

(a) As a mechanism to satisfy the indemnification obligations of the Chairman Parties under Section 1, the Chairman Parties agree that at or as soon as practicable after the Chairman Parties receive the payment in respect of their Shares and/or Company Share Awards under the Merger Agreement, the Chairman Parties shall deposit an amount equal to US$40,000,000 (such amount, the “Escrow Amount”) or otherwise cause the Escrow Amount to be deposited with Citibank, N.A., Hong Kong Branch as escrow agent (the “Escrow Agent”), which shall be held by the Escrow Agent pursuant to an escrow agreement to be entered into on the Closing Date by and among Parent, the Chairman Parties and the Escrow Agent substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). Parent may direct that the Escrow Amount be funded by directly deducting from the proceeds received or receivable by any Chairman Party pursuant to the transactions contemplated by the Merger Agreement and be placed in the Escrow Account and each Chairman Party irrevocably authorizes the foregoing. The Chairman Parties further agree that their indemnification obligations under Section 1 shall be satisfied first from the Escrow Amount, and to the extent the Escrow Amount is insufficient to fully satisfy such indemnification obligations, the Chairman Parties agree that they shall be jointly and severally liable to indemnify Parent for any and all Losses that are not recoverable from the Escrow Amount (all such Losses, up to the Indemnification Cap, the “Excess Amount”). In the event the Chairman Parties fail to pay the entire Excess Amount to Parent (or as directed by Parent to the Company) within five (5) Business Days following written demand by Parent, (i) Parent shall be entitled to satisfy the Chairman Parties’ obligation to pay the Excess Amount, in addition to any other legal remedies available to it by: (i) setting-off any dividends or distributions otherwise payable to the Chairman Parties in respect of their ownership interest in Holdco, as the case may be, from time to time, against any unpaid Excess Amount; and/or (ii) at the election of the Sponsors, either the Sponsors (on a pro rata basis in accordance with the Sponsors’ relative equity investments in Holdco) or Holdco shall be entitled to satisfy the Chairman Parties’ obligation to pay the Excess Amount by purchasing one or more Chairman Parties’ equity interests in Holdco, at a price per share equal to 50% of the per share value of shares of Holdco on the Closing Date (which per share value shall, for the avoidance of doubt, equal the amount obtained by dividing the aggregate equity contribution to Holdco on the Closing Date (including the amount of cash contributed by affiliates of the Sponsors and the value of the Rollover Securities of the Chairman Parties and Fosun International Limited determined by reference to the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable) by the number of ordinary shares of Holdco issued on the Closing Date), and setting-off the purchase price otherwise payable by the Sponsors or Holdco, as applicable, in respect of such Holdco shares against any unpaid Excess Amount, with representations from the applicable Chairman Parties as to its or their title to, and its or their ability to transfer, such equity interests in Holdco (the additional remedies set forth in clauses (i) and (ii) are not mutually exclusive and shall be available at any time an Excess Amount is owed to Parent and from time to time); provided, however, that the Chairman Parties whose equity interests in Holdco was purchased by the Sponsors or Holdco, as applicable, pursuant to the foregoing clause (ii) shall have the right to repurchase such equity interests within six (6) months of the closing date of any such purchase for the same price per share that was deemed to have been paid by the Sponsors or Holdco, as applicable, plus interest through the closing date of any such repurchase at 10% per annum. In furtherance of the foregoing, Holdco shall make the necessary changes in its register of members to reflect any transfer of the equity interests of one or more Chairman Parties in Holdco pursuant to this Section 2.

(b) Subject to Section 7(a), on the fifth (5th) anniversary of the Closing Date (such date, the “Expiration Date”), the Escrow Agent shall release any Escrow Amount, if any, remaining after application of Section 1 and this Section 2, to the Chairman Parties as instructed by the Parties in accordance with the Escrow Agreement.

Section 3. Settlement. In the event of an occurrence of any Indemnification Event, none of the Chairman Parties on the one hand, and the Company Indemnitees on the other hand, shall admit to any wrongdoing, assume any liability, enter into any settlement agreement or consent order, stipulate to any judgment, compromise or prejudice any claim or defense of the Company, or otherwise take any action in connection with such Indemnification Event without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that the Chairman Parties’ prior written consent shall not be required for any settlement in respect of any Indemnification Event pursuant to which the Company Indemnitees agree to pay a civil penalty, disgorgement or make any other payment in an amount not exceeding the Escrow Amount. For the avoidance of doubt, the Chairman Parties shall not be liable under this Agreement for any amounts paid in settlement of any Indemnification Event effected without the Chairman Parties’ prior written consent (except as set forth in the proviso in the foregoing sentence), which consent shall not be unreasonably withheld, delayed or conditioned. The Chairman Parties shall be entitled to participate in the defense of any Indemnification Event.

Section 4. Notice of Claim. Following any Indemnification Event of which Parent is aware, and to the extent any Company Indemnitee is entitled to indemnification hereunder, Parent shall, on behalf of such Company Indemnitee, as promptly as practicable give written notice to the Chairman Parties (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and, to the extent practicable, shall include in such Claim Notice the amount (if then known), or good faith estimate of the amount and the method of computation of the amount of such claim. The failure to make prompt delivery of such Claim Notice by Parent to the Chairman Parties shall not affect such Company Indemnitee’s rights to receive indemnification under this Agreement with respect to such matter, except to the extent the Chairman Parties shall have been materially prejudiced by failure to give such notice. In case of any Indemnification Event and upon any Claim Notice to the Chairman Parties, the Chairman Parties shall be entitled to participate, and Parent agrees not to object to or otherwise prevent their participation, at their own cost therein.

Section 5. Representations and Warranties of the Chairman Parties. Each of the Chairman Parties represents and warrants to Parent as follows:

(a) such Chairman Party has full power, capacity and authority to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof;

(b) such Chairman Party has duly and validly authorized, executed and delivered this Agreement, and this Agreement constitutes a valid and binding obligation of such Chairman Party, enforceable against such Chairman Party in accordance with the terms hereof, except to the extent that such enforceability may be limited by bankruptcy, insolvency or other similar laws or by general equitable principles;

(c) the execution, delivery and performance of this Agreement by such Chairman Party does not, as applicable, (i) violate, conflict with, or constitute a breach of or default under its organizational documents or any material agreement to which it is a party or by which it is bound or (ii) violate any Law applicable to such Chairman Party; and

(d) no consent or approval of, or filing with, any Governmental Authority is required to be obtained or made by such Chairman Party in connection with the execution and delivery hereof or the consummation of the transactions contemplated hereby.

Section 6. Miscellaneous.

(a) Term. The indemnification obligations of the Chairman Parties shall become effective upon the Effective Time (but shall apply to all Losses incurred or sustained from the date hereof) and shall terminate immediately and shall be of no further force or effect after the Expiration Date; provided, however, notwithstanding the foregoing, the Chairman Parties shall be obligated to defend and hold harmless Parent from any and all Losses asserted against, incurred or sustained by any of the Company Indemnitees arising from or by reason of any Indemnification Event of which a Claim Notice was delivered by Parent prior to the Expiration Date, and in such case the Escrow Amount shall remain in effect notwithstanding Section 2(b) until final resolution of any such Indemnification Event in the form of a non-appealable final award.

(b) Entire Agreement.

This Agreement, the Rollover Agreement, the Voting Agreement and the Merger Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

(c) Further Assurances. The Parties shall, upon written request, execute, acknowledge, and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

(d) Actions by Parent and Holdco. Each of the Chairman, as an affiliate of Parent and Holdco after the Merger, including in his capacity as the chairman of the board of directors of Holdco, and the Chairman Parties, (i) shall abstain or otherwise be excluded from any decision-making process of Parent and Holdco, including any vote of the board of directors of Parent or Holdco, in connection with any action to be taken by Parent or Holdco under this Agreement, and (ii) agrees to not object to, or seek to void, any decisions or actions by Parent or Holdco in connection with this Agreement.

(e) Assignment/Transfer; Parties in Interest. This Agreement shall not be assigned or transferred (whether pursuant to a merger, by operation of law or otherwise), except that Parent may (1) transfer all of its rights and obligations hereunder to any subsidiary of Parent and/or (2) assign any or all of its rights hereunder to any lender(s), financier(s) (including without limitation arrangers of financing) and/or hedging counterparty(ies) of Parent or any subsidiary or affiliate thereof and/or any agent or trustee acting on behalf of any of such lender(s), financier(s) and/or hedging counterparty(ies) (or their respective successors, assigns and transferees) (collectively “Financers”); provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations and that none of the Financiers shall have any obligation or liability to perform or discharge any of the obligations or liabilities of Parent under or in connection with this Agreement. Upon any transfer or assignment by Parent of any of its rights and/or obligations hereunder in accordance with this Section 6(e), any reference in this Agreement to Parent shall be construed as a reference to such person (to the extent of such rights and/or obligations to the extent so assigned to it and subject at all times to the proviso in the preceding sentence). Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties hereto (or their respective successors, permitted assigns and transferees, provided that such assignees or transferees obtained an interest in this Agreement from Parent as a result of an assignment or transfer made in accordance with this Section 6 (e)) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Amendment; Waiver. This Agreement and any of the terms hereof may be terminated, amended, supplemented or modified only in writing signed by the Parties hereto. Notwithstanding the foregoing sentence, the parties acknowledge and agree that a new company to be incorporated in the Cayman Islands is expected to be the direct parent of Parent (holding 100% of the equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case any references to Parent being a wholly-owned subsidiary of Holdco shall be modified accordingly. Any Party to this Agreement may, by written notice to another Party, extend the time for the performance of any obligation by the other Party or waive compliance with any of the agreements of the other Party in this Agreement; provided, that no waiver of any non-compliance with any provision of this Agreement shall operate or be construed as a waiver of any subsequent non-compliance or limit or restrict any right or remedy otherwise available. Any waiver of any provision shall be in writing and signed by the Party to be bound thereby.

(g) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by facsimile, (iii) upon delivery after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (iv) upon delivery after being sent by overnight courier (providing proof of delivery), to the Parties at the addresses set forth below each Party’s signature hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6(g)).

(h) Subrogation. In the event of payment by the Chairman Parties under this Agreement, the Chairman Parties shall be subrogated to the extent of such payment to all of the rights of recovery of the Company Indemnitees with respect to then-effective insurance policies of the Company, subject to applicable Law and the terms of any such settlement, as applicable. Subject to the foregoing sentence, Parent agrees to use commercially reasonable efforts to assist the Chairman Parties in securing such rights of subrogation, and the Chairman Parties shall pay or reimburse all expenses actually and reasonably incurred by Parent in connection with such assistance.

(i) Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of Hong Kong without regard to the conflicts of law principles thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended from time to time. There shall be three arbitrators. The appointing authority shall be Hong Kong International Arbitration Centre. The arbitration proceedings shall be conducted in English.

(j) Severability. Each provision of this Agreement is severable from all other provisions. If any provision is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary to render it valid and enforceable. If any court of competent jurisdiction determines that any such provision is invalid or unenforceable for any reason, all remaining provisions shall remain in full force and effect.

(k) Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

PARENT AND HOLDCO:

GIOVANNA PARENT LIMITED

By:	/s/ Tom Mayrhofer
Name: Tom Mayrhofer
Title: Director

Solely for purposes of Section 2 and Section 6(d):

GIOVANNA GROUP HOLDINGS LIMITED

By:	/s/ Tom Mayrhofer
Name: Tom Mayrhofer
Title: Director

Address for Parent or Holdco:

Cricket Square, Hutchins Drive,
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

with a copy to:

Giovanna Investment Holdings Limited
Two Pacific Place
88 Queensway
Hong Kong
Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong
Email:alex.ying@carlyle.com / Janine.Feng@carlyle.com / nina.gong@carlyle.com

[SIGNATURE PAGE - INDEMNIFICATION AGREEMENT]

Gio2 Holdings Ltd.
Suite 705-708 ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee
Facsimile: 852-3107-2490
Email: terryhu@fountainvest.com /
ericchen@fountainvest.com / brianlee@fountainvest.com

Power Star Holdings Limited
28/F, CITIC Tower
1 Tim Mei Avenue, Hong Kong
Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui
Email: exin@citiccapital.com / echan@citiccapital.com /
zhenji@citiccapital.com / vickihui@citiccapital.com

and to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson
1601 Chater House
8 Connaught Road Central
Hong Kong
Attention: Douglas Freeman
Facsimile: +852-3760-3611
E-mail: douglas.freeman@friedfrank.com

[SIGNATURE PAGE - INDEMNIFICATION AGREEMENT]

CHAIRMAN PARTIES:

JASON NANCHUN JIANG

/s/ Jason Nanchun Jiang

JJ MEDIA INVESTMENT HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang
Title:

TARGET SALES INTERNATIONAL LIMITED

By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang
Title:

TOP NOTCH INVESTMENTS HOLDINGS LTD

By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang
Title:

TARGET MANAGEMENT GROUP LIMITED

By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang
Title:

Address for the Chairman Parties:

28/F Zhao Feng World Trade Building
369 Jiang Su Road, Shanghai 200060, China
Attention: Mr. Jason Nanchun Jiang
Email:
Facsimile:

[SIGNATURE PAGE - INDEMNIFICATION AGREEMENT]

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter Huang
Facsimile: +86 (10) 6535 5577
Email: peter.huang@skadden.com

[SIGNATURE PAGE - INDEMNIFICATION AGREEMENT]

Solely for purposes of Section 2:

THE SPONSORS:

GIOVANNA INVESTMENT HOLDINGS LIMITED

By:	/s/ Tom Mayrhofer

Name: Tom Mayrhofer
Title: Director

ADDRESS:

Walker House
87 Mary Street
George Town
Grand Cayman KY1-9005
Cayman Islands

With a copy to:

Two Pacific Place
88 Queensway
Hong Kong
Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong
Email: alex.ying@carlyle.com / Janine.Feng@carlyle.com / nina.gong@carlyle.com

[SIGNATURE PAGE - INDEMNIFICATION AGREEMENT]

GIO2 HOLDINGS LTD

By:	/s/ Neil Gray

Name: Neil Gray
Title: Director

ADDRESS:

Walker House
87 Mary Street
George Town
Grand Cayman KY1-9005
Cayman Islands

With a copy to:

Suite 705-708 ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee
Facsimile: 852-3107-2490
Email: terryhu@fountainvest.com /
ericchen@fountainvest.com / brianlee@fountainvest.com

[SIGNATURE PAGE - INDEMNIFICATION AGREEMENT]

POWER STAR HOLDINGS LIMITED

By:	/s/ Zhen Ji

Name: Zhen Ji
Title: Authorized Signatory

ADDRESS:

Scotia Centre, 4th Floor
P.O. Box 2804
George Town
Grand Cayman KY1-1112
Cayman Islands

With a copy to:

28/F, CITIC Tower
1 Tim Mei Avenue, Hong Kong
Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui
Email: exin@citiccapital.com / echan@citiccapital.com /
zhenji@citiccapital.com / vickihui@citiccapital.com

[SIGNATURE PAGE - INDEMNIFICATION AGREEMENT]

STATE SUCCESS LIMITED

By:	/s/ Chen Shuang

Name: Chen Shuang
Title: Director

ADDRESS:

46F, Far East Finance Centre
Harcourt Road, Hong Kong
Attention: Ms. Elyn Xu
Phone: 852-2860-1125
Email: Elyn.Xu@everbright165.com

[SIGNATURE PAGE - INDEMNIFICATION AGREEMENT]

Exhibit A

FORM OF ESCROW AGREEMENT

EXHIBIT A TO INDEMNIFICATION AGREEMENT

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

GIOVANNA PARENT LIMITED

and

MR. JASON NANCHUN JIANG, JJ MEDIA INVESTMENT HOLDING LIMITED, TARGET SALES INTERNATIONAL LIMITED, TOP NOTCH INVESTMENTS HOLDINGS LTD, TARGET MANAGEMENT GROUP LIMITED

and

CITIBANK, N.A., HONG KONG BRANCH

as Escrow Agent

THIS ESCROW AGREEMENT (the “Agreement”) is dated [—] (the “Effective Date”).

BETWEEN:

(1)	GIOVANNA PARENT LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number CT-272579, together with its successors, assigns and transferees (“Parent” or “Party A”);

(2)

MR. JASON NANCHUN JIANG (the “Chairman”), JJ MEDIA INVESTMENT HOLDING LIMITED, a British Virgin Islands company controlled by the Chairman (“JJ Media”), TARGET SALES INTERNATIONAL LIMITED, a British Virgin Islands company controlled by the Chairman (“Target Sales”), TOP NOTCH INVESTMENTS HOLDINGS LTD, a British Virgin Islands company controlled by the Chairman (“Top Notch”)[1], TARGET MANAGEMENT GROUP LIMITED, a British Virgin Islands company controlled by the Chairman (together with the Chairman, JJ Media, Target Sales and Top Notch, the “Chairman Parties” or, whether acting individually or together, “Party B”); and

(3)	CITIBANK, N.A., HONG KONG BRANCH located at 9/F, Two Harbourfront, 22 Tak Fung Street, Hung Hom, Kowloon (the “Escrow Agent”).

WHEREAS:

Party A and Party B have requested the Escrow Agent to open and operate an escrow account in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Terms defined in or construed for the purposes of the Indemnification Agreement (as defined below) have the same meanings when used herein (unless otherwise defined herein). In addition:

“Authorised Investment” means [12-month term time deposits offered by Citibank, N.A. to be acquired by and held in the name of the Escrow Agent as agent for Party B in accordance with Section 14 and which shall be automatically renewed and re-invested during the term of this Agreement unless liquidated and the proceeds therefrom deposited into the Escrow Account pursuant to a Liquidation Instruction given by Party A in accordance with this Agreement].2

“Authorised Representatives” shall mean the persons set out in Part 1 of Schedule 2 (AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS), as amended pursuant to Clause 5.3 (Operating/Release Procedure).

“Business Day” means a day (excluding Saturdays, Sundays and any day on which either a Typhoon signal 8 (or above) or black rainstorm warning is raised) on which banks, including but not limited to the Escrow Agent, are open for normal business in Hong Kong.

[1]

Prior to execution of this Agreement by the applicable parties, Top Notch will be required to satisfy and complete the Escrow Agent’s applicable “Know Your Clients” requirements. Alternatively, Top Notch may be removed as a party to this Agreement provided that Top Notch has transferred all ordinary shares, ADSs, restricted share units, and/or options in respect of Focus Media Holding Limited owned or held by it to JJ Media prior to the execution of this Agreement by the applicable parties.

[2]

The proposed Authorization Investment provisions are subject to further review/comment by the Escrow Agent. If the intended parties to this Agreement are unable to agree upon the mechanism prior to the Closing in good faith, the Escrow Agreement shall be revised to provide that the Escrow Amount be placed in a non-interest bearing account.

“Callback Contact” means the persons set out in Part 2 of Schedule 2 (AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS), as amended pursuant to Clause 5.3 (Operating/Release Procedure).

“Citi Company” means Citibank, N.A., or any branch (other than Citibank, N.A., Hong Kong Branch), or any direct or indirect Subsidiary of Citibank N.A.

“Claim Amount” means the amount of any claim (in US Dollars) made by Parent to the Chairman Parties under the Indemnification Agreement.

“Designated Account” means [pls fill in designated account number] in the name of [pls insert account name] as referred to under Clause 5.9 (Operating/Release Procedure).

“Enforcement Event” means:

(a)	any Chairman Party does not pay on the due date any amount payable pursuant to the Indemnification Agreement; or

(b)	any Chairman Party becomes Insolvent.

“Escrow Account” means the account as referred to under Clause 3.1 (Establishment of Escrow Account).

“Fee Letter” means the fee letter dated [ ] between Party A and Party B and the Escrow Agent.

“Final Order” means any order, judgment or decree that is a final adjudication of the rights of the parties in respect of the subject matter in dispute by a court of competent jurisdiction, and either that the time for appeal from such order, judgment or decree has expired without an appeal having been made or that such order, judgment or decree is non-appealable.

“Force Majeure Event” means any event (including but not limited to an act of God, fire, epidemic, explosion, floods, earthquakes, typhoons; riot, civil commotion or unrest, insurrection, terrorism, war, strikes or lockouts; nationalisation, expropriation or other governmental actions; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry including changes in market rules, currency restrictions, devaluations or fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; and breakdown, failure or malfunction of any telecommunications, computer services or systems, or other causes) beyond the control of any Party which restricts or prohibits the performance of the obligations of such Party contemplated by this Agreement.

“Indemnification Agreement “ means the indemnification agreement dated [ ] made and entered into, among others, Giovanna Parent Limited and the Chairman Parties, a copy of which is set out in Schedule 4 attached hereto.

“Indemnification Discharge Date” means the first date on which all of the Indemnification Obligations have been fully, finally and irrevocably discharged to the reasonable satisfaction of Party A.

“Indemnification Obligations” means all present and future liabilities and obligations at any time of any or all of the Chairman Parties at any time due, owing or incurred by any or all of the Chairman Parties to the Parent under the Indemnification Agreement or this Agreement, whether actual or contingent and whether incurred solely or jointly or as principal or surety or in any other capacity, together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any novation, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any person on the grounds of preference or otherwise,

(e)	and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

“Party” means a party to this Agreement.

“Payment Business Day” means a Business Day which is also a day on which banks are open for normal business in The City of New York.

“Payment Instruction” shall mean the Party A Payment Instruction and/or the Joint Payment Instruction, as the context may require.

“Security Agent” means the security agent and/or trustee from time to time acting for and on behalf of the creditors in respect of the Debt Financing.

“Subsidiary” means a subsidiary within the meaning of section 2 of the Companies Ordinance (Cap.32).

“$”, “US$”, “USD”, “dollars” and “US dollars” denote the lawful currency of the United States of America.

1.2	Construction

(a)	the singular includes the plural (and vice versa);

(b)	headings are for convenience only and do not affect the construction of this Agreement;

(c)	references to Clauses and Schedules are to Clauses and Schedules to this Agreement;

(d)	reference to any agreement or document includes amendments and replacements of and supplements to such agreement or document;

(e)	references to any person include successors of such person and its permitted assignees and transferees;

(f)	all references to an account include all replacement accounts for such account;

(g)	any reference in this Agreement to any act, regulation or other legislation shall refer to that in force at the date of this Agreement; and

(h)	for the avoidance of doubt, the Schedules to this Agreement form part of this Agreement.

2.	APPOINTMENT

2.1	Party A and Party B designate and appoint the Escrow Agent as escrow agent and the Escrow Agent accepts such designation and appointment in accordance with and limited to the terms and conditions of this Agreement. The term “Escrow Agent” shall include the Escrow Agent for the time being and all its successors pursuant to the provisions of Clause 8 (Replacement of Escrow Agent).

2.2	The liabilities of the Chairman Parties under this Agreement shall be joint and several and any written instruction provided by any of the Chairman Parties shall be deemed to be a written instruction of “Party B” for all purposes of this Agreement, in which the Escrow Agent and Party A shall be entitled to rely upon.

2.3	Each of Party A and Party B hereby confirms that any Authorised Representative of each of them as specified in Schedule 2 (AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS) shall be authorised to issue instructions or any notices as required or contemplated under this Agreement (including the change of any Authorised Representatives or Callback Contacts in Schedule 2 (AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS)).

3.	ESTABLISHMENT OF ESCROW ACCOUNT

3.1	The Escrow Agent confirms that it will open an escrow account, the details of which are set out below, (the “Escrow Account”) in the name of JJ Media Investment Holding Limited and for the benefit of Party A and Party B:

Citi AT Esc – JJ Media Investment, designated account number 62117114 denominated in US$.

3.2	The Escrow Account may not go into overdraft.

3.3	The Escrow Agent holds the Escrow Amount (as defined below) as a banker subject to the terms of this Agreement.

3.4	Each of Party A and Party B undertakes to the Escrow Agent that it will provide to the Escrow Agent all documentation and other information required by the Escrow Agent in relation to the establishment and maintenance of the Escrow Account forthwith upon request by the Escrow Agent from time to time.

4.	ESCROW AMOUNT

4.1	Party B shall deposit (or cause to be deposited) the sum of US$40,000,000 (such sum, together with any interest from time to time credited to the Escrow Account, the “Escrow Amount”) into the Escrow Account promptly after Party B receives the proceeds payable to Party B pursuant to the Merger Agreement in accordance with the payment routing instruction set out in Schedule 3 (PAYMENT ROUTING INSTRUCTION RE ESCROW ACCOUNT) or such other payment routing instruction as the Escrow Agent shall notify to Party B from time to time. Party A may direct that the Escrow Amount be funded by directly deducting from the proceeds receivable by Party B pursuant to the Merger Agreement and placed into the Escrow Account and Party B irrevocably authorizes the foregoing.

4.2	All amounts deposited and held in the Escrow Account, including all income derived from and proceeds of any Authorized Investment but after deduction of the fees and expenses according to Clause 9, shall be deemed to form part of the Escrow Amount.

4.3	Subject to Clause 14, the Escrow Amount will bear no interest.

4.4	Party A and Party B agree that the Escrow Agent has no responsibility whatsoever to ensure that amounts are deposited to the Escrow Account (other than proceeds of any Authorized Investment); however, the Escrow Agent shall provide prompt notice to Party A and Party B of receipt of the funds in the Escrow Account.

4.5	Party A and Party B are hereby notified that the Escrow Amount or any deposit in each Escrow Account is a deposit qualified for protection by the Deposit Protection Scheme (“DPS”) under the DPS Ordinance in Hong Kong.

5.	OPERATING/RELEASE PROCEDURE

5.1	Subject to Clauses 5.3, 5.4, 5.5, 5.6, 5.7, 5.9 and 5.9(Operating/Release Procedure), and 6 (Escrow Agent), the Escrow Agent shall release the Escrow Amount or any portion thereof to Party A or any designated payee as specified by Party A, in accordance with:

(a)	the terms of a payment instruction substantially in the form set out in Schedule 1 (FORM OF PAYMENT INSTRUCTION) (a “Party A Payment Instruction”) signed by an Authorised Representative of Party A directing the Escrow Agent to release the Claim Amount, up to a maximum of the Escrow Amount (without prejudice to the rights of Party A under the Indemnification Agreement for amounts in excess of the Escrow Amount). Such Party A Payment Instruction shall be given to the Escrow Agent and Party B at least five (5) clear Payment Business Days before the date on which the payment is to be made; or

(b)	the terms of any joint written instruction that is executed and delivered by Party A and Party B directing the release or disbursement of the Escrow Amount or any portion thereof (“Joint Payment Instruction”), which instruction shall be in substantially similar in form to the Party A Payment Instruction, except that it will be executed and delivered by Party A and Party B. Such Joint Payment Instruction shall be given to the Escrow Agent at least three (3) clear Payment Business Days before the date on which the payment is to be made; or

(c)	the terms of any Final Order ordering or directing the release of the Escrow Amount or any portion thereof;

provided that the Escrow Agent shall only be required to release such funds on a Payment Business Day.

5.2	The Escrow Agent shall liquidate or procure the liquidation of any Authorised Investment or any portion thereof and transfer the proceeds to the Escrow Account in accordance with the terms of a liquidation instruction substantially in the form set out in Schedule 5 (FORM OF LIQUIDATION INSRUCTION) (a “Liquidation Instruction”) signed by an Authorized Representative of Party A. For the avoidance of doubt, Liquidation Instruction shall relate only to the liquidation of any Authorised Investment or any portion thereof and all of the proceeds therefrom shall be deposited into the Escrow Account, and any release of such proceeds from the Escrow Account shall only be made in accordance with the terms of this Agreement. All proceeds of any Authorised Investment (including any dividends and distributions thereon) shall be deposited into the Escrow Account and form part of the Escrow Amount.

5.3	Party A and Party B undertake to give the Escrow Agent five (5) clear Business Days’ prior notice in accordance with Clause 10 (Notices) of any amendment to its Authorised Representatives or Callback Contacts giving the details specified in Schedule 2 (AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS)). Any amendment of Authorised Representatives or Callback Contacts of Party A or Party B shall take effect upon the expiry of such five (5) clear Business Days’ notice (or such shorter period as may be agreed by the Escrow Agent in its absolute discretion).

5.4	Upon receipt of (i) a Payment Instruction or (ii) a Final Order (and, in the case of (ii), in no event later than three (3) clear Payment Business Days following any such receipt), the Escrow Agent shall release the Escrow Amount, or portion thereof, in accordance therewith. The Escrow Agent shall be entitled to rely on any Payment Instruction or Final Order without any duties to verify the occurrence of any facts stated in such Payment Instruction or Final Order. For the avoidance of doubt, the Escrow Agent is entitled to rely and act on the Party A Payment Instruction without liability to Party B regardless of whether or not Party B has received a copy of such Party A Payment Instruction and/or whether or not Party B disputes such Party A Payment Instruction but without prejudice to the rights of the Escrow Agent under clause 6.1(n).

5.5	Any payment by the Escrow Agent under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable law, rule, regulation, or practice of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation with which the Escrow Agent is bound.

5.6	If the Escrow Agent is required by law, rule, regulation, or practice of any relevant government, government agency, regulatory authority, stock exchange or self regulatory organisation with which the Escrow Agent is bound to make a deduction or withholding, it shall not be required to pay any additional amount in respect of that deduction or withholding to any Party.

5.7	Party A and Party B agree that all interest credited to the Escrow Account from time to time shall be held on the Escrow Account (and form part of the Escrow Amount) and released in accordance with Clause 5.1 (Operating/Release Procedure).

5.8	Where interest accrued but not yet credited to the Escrow Account is required to be released in accordance with a Payment Instruction delivered under Clause 5.1 (Operating/Release Procedure) and where such Payment Instruction would result in the credit balance of the Escrow Account being reduced to zero, such interest shall be paid to the account specified in such Payment Instruction as soon as practicable after the interest has been credited to the Escrow Account.

5.9	On the occurrence of the earlier of (i) the Indemnification Discharge Date (as notified in writing by Party A to the Escrow Agent) or (ii) the fifth anniversary of the Effective Date (the “Expiration Date”), unless, with respect to (ii) above, a Claim Notice (as defined in the Indemnification Agreement) was delivered by Party A to Party B prior to the Expiration Date in respect of any Indemnification Event (as defined in the Indemnification Agreement), and in such case upon final resolution of each such Indemnification Event (as defined in the Indemnification Agreement) in the form of a non-appealable Final Order and all payments and release of the Escrow Amount pursuant to Clause 5.1 in connection with such Final Order having been made:

(a)	Party A shall release the Secured Property from the security constituted under this Agreement pursuant to Clause 10 (Security over Escrow Account) to the extent not otherwise applied in accordance with this Agreement) and without recourse to, or any representation or warranty by, Party A, provided that any release hereunder in relation to all or any of the Chairman Parties or all or any part of the Secured Property shall be conditional upon no security or payment by any or all of Chairman Parties to, or recovery from any or all of the Chairman Parties by, Party A or any of the Company Indemnitees being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application or any similar event or for any other reason and shall in those circumstances be void; and

(b)	if there are any amounts standing to the credit of the Escrow Account, the Escrow Agent shall release such amounts within three (3) clear Payment Business Days of such occurrence to the Designated Account and thereafter close the Escrow Account.

5.10	All payments and disbursements under this Agreement shall be in US Dollars.

6.	ESCROW AGENT

6.1	To induce the Escrow Agent to act hereunder, it is further agreed by Party A and Party B that:

(a)	the Escrow Agent shall not be under any duty to give the Escrow Amount held by it hereunder any greater degree of care than it gives to its own similar property;

(b)	this Agreement expressly sets forth all the duties of the Escrow Agent. The Escrow Agent shall not be bound by (and shall be deemed not to have notice of) the provisions of any agreement entered into by or involving Party A and Party B (whether or not such agreement has been previously disclosed to the Escrow Agent) except this Agreement, any Payment Instruction and/or Liquidation Instruction and (solely for the purposes of identifying terms defined in or construed for the purposes of the Indemnification Agreement) the Indemnification Agreement, or the purpose for which the Escrow Amount (or any part thereof) is credited into and held in the Escrow Account except as provided in this Agreement, any Payment Instruction and/or Liquidation Instruction, or the intended or actual use of the Escrow Amount (or any part thereof) upon or after its release in accordance with this Agreement and any Payment Instruction. No implied or fiduciary duties or obligations of the Escrow Agent shall be read into this Agreement, and/or any Payment Instruction and/or Liquidation Instruction;

(c)	the Escrow Agent is under no duty to ensure that funds withdrawn from the Escrow Account are actually applied for the purpose for which they were withdrawn or that any Payment Instruction or other instruction or direction by Party A and/or Party B, as applicable is accurate, correct or in accordance with this Agreement;

(d)	neither the Escrow Agent nor any of their respective officers, employees or agents shall be required to make any distribution to the extent that the Escrow Amount is insufficient and shall incur no liability whatsoever from any non-distribution in such circumstances;

(e)	each of Party A and Party B unconditionally agrees to the call-back arrangement and the use of any form of telephonic or electronic monitoring or recording by the Escrow Agent according to the Escrow Agent’s standard operating procedures or as the Escrow Agent deems appropriate for security and service purposes, and that such recording may be produced as evidence in any proceedings brought in connection with this Agreement;

(f) (i)	the Escrow Agent shall not be liable to any person or entity including but not limited to Party A, Party B, any recipient of the Escrow Amount (or any portion thereof) for any loss, liability, claim, action, damages or expenses arising out of or in connection with its performance of or its failure to perform any of its obligations under this Agreement unless such loss, liability, claim, action, damages or expenses is or are found in a final non-appealable judgment of a court of competent jurisdiction to have been primarily caused by the gross negligence or wilful default of the Escrow Agent;

(ii)	the Escrow Agent shall not be responsible for any loss or damage, or failure to comply or delay in complying with any duty or obligation, under or pursuant to this Agreement arising as a direct or indirect result of any Force Majeure Event or any event where, in the reasonable opinion of the Escrow Agent, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Escrow Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation to which the Escrow Agent is subject;

(iii)	without prejudice to the obligation of the Escrow Agent to transfer all or part of the Escrow Amount in accordance with this Agreement, the liability of the Escrow Agent hereunder shall be limited to an amount equal to the annual fee payable to the Escrow Agent under the Fee Letter;

(iv)	notwithstanding the foregoing, under no circumstance shall the Escrow Agent be liable to any Party for any indirect or consequential loss (including but not limited to loss of business, goodwill, opportunity or profit be it arising directly or indirectly) even if the Escrow Agent has been advised of such loss or damage;

(g)	Party A and Party B shall severally and jointly indemnify and keep the Escrow Agent (and, without limitation, its directors, officers, agents and employees) indemnified and hold each of them harmless from and against any and all losses, liabilities, claims, actions, damages, fees and expenses, (including fees and disbursements of professional advisers (including lawyers)), arising out of or in connection with this Agreement (including as a result of the Escrow Agent’s appointment under this Agreement including the assignment and transfer as contemplated in Clause 12.2) unless such losses, liabilities, claims, actions, damages, fees and expenses is or are found in a final non-appealable judgment of a court of competent jurisdiction to have been primarily caused by the gross negligence or wilful default of the Escrow Agent or such director, officer, agent and employee (as the case may be);

(h)	without prejudice to Clause 6.1(i) below, the Escrow Agent shall not be obliged to make any payment or otherwise to act on any request or instruction notified to it under this Agreement if it is unable:

(i)	to verify any signature on any notice of request or instruction against the specimen signature provided for the relevant Authorised Representative hereunder; and/or

(ii)	to validate the authenticity of the request by telephoning a Callback Contact who has not executed the relevant request or instruction as an Authorised Representative for the relevant Party;

(i)	the Escrow Agent shall be entitled to rely upon any order, judgment, decree, certification, demand, notice, instruction, or other written instrument (including any Payment Instruction and/or Liquidation Instruction or any requirement and/or request for information delivered by a Party referred to in Clause 6.2 below) delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorised to do so;

(j)	Party A and Party B acknowledge that the Escrow Agent is authorised to rely conclusively upon any instructions received by any means agreed hereunder or otherwise agreed by all parties hereto. In furtherance of the foregoing:

(i)	without prejudice to Clause 6.1(i), the Escrow Agent may rely and act upon an instruction if it reasonably believes it contains sufficient information and has emanated from the Authorised Representative of the Party giving such instruction in which case, if it acts in good faith on such instructions, such instructions shall be binding on Party A or Party B (as the case may be) and the Escrow Agent shall not be liable for doing so. The Escrow Agent is not responsible for errors or omissions made by Party A and/or Party B or resulting from fraud or the duplication of any instruction by Party A and/or Party B;

(ii)	notwithstanding any other provision hereof, the Escrow Agent shall have the right to refuse to act on any instruction where it reasonably doubts its contents, authorisation, origination or compliance with this Agreement and will promptly notify Party A and Party B of its decision;

(iii)	if Party A and/or Party B informs the Escrow Agent that it wishes to recall, cancel or amend an instruction, the Escrow Agent is not obliged but will use its reasonable efforts to comply to the extent it is practicable to do so before the release or transfer of all or any portion of the Escrow Amount pursuant to such instruction. Subject to paragraph (ii) above, any such recall, cancellation or amendment to the instructions acted upon by the Escrow Agent shall be binding on the party who issues such instructions; and

(iv)	all instructions to the Escrow Agent shall be sent by facsimile or by courier/messenger (or such other means of transmission as agreed among all the parties hereto). Party A and Party B expressly acknowledge that they are fully aware of and agree to accept the risks of error, security and privacy issues and fraudulent activities associated with transmitting instructions through facsimile or any other means requiring manual intervention;

(k)	the Escrow Agent may consult lawyers or professional advisers over any question as to the provisions of this Agreement or its duties. The Escrow Agent shall have no liability for any action subsequently taken by it in accordance with the advice of lawyers or other professional advisers with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice;

(l)	this paragraph (l), paragraph (f), paragraph (g), paragraph (i), paragraph (j)and paragraph (k) above shall survive any termination of this Agreement or the resignation or replacement of the Escrow Agent;

(m)	the Escrow Agent shall have no responsibility for the contents of any decisions or ruling of any arbitrator or court or any third party contemplated in any other document between Party A and Party B as a means to resolve disputes and may rely without any liability upon the contents thereof;

(n)	in the event of any disagreement, dispute or conflict between Party A and Party B resulting in adverse or conflicting claims, demands or instructions being made in connection with the Escrow Amount, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any claims, demands or instructions with respect to the Escrow Amount so long as such disagreement, dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to Party A or Party B for failure or refusal to comply with such adverse or conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act and to retain the Escrow Amount until required to release it in accordance with Clause 5.1(b) or Clause 5.1(c) (Operating/Release Procedure) or until the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses, liabilities, claims, actions, damages, fees and expenses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem necessary. The costs and expenses (including attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a several, and not joint obligation of, Party A and Party B;

(o)	no printed or other matter in any language (including without limitation prospectuses, notices, reports and promotional material) which mentions the Escrow Agent’s name or the rights, powers, or duties of the Escrow Agent shall be publicly issued by or on behalf of Party A or Party B unless the Escrow Agent shall first have given its written consent thereto;

(p)	(i) the obligations and duties of the Escrow Agent will be performed only by the Escrow Agent and, except to the extent required under any applicable law, are not obligations or duties of any other Citi Company (or branch); and (ii) the rights of Party A and Party B with respect to the Escrow Agent extend only to the Escrow Agent and, except to the extent required under any applicable law, do not extend to any other Citi Company; and

(q)	to the extent any fees, expenses or other costs incurred by, or any obligations owed to, the Escrow Agent under this Agreement are due but unpaid for a period of ninety (90) days or more, the Escrow Agent may withdraw the relevant unpaid amount from the Escrow Account to satisfy such fees, expenses or other costs or obligations and each Party to this Agreement irrevocably authorises such withdrawal.

6.2	The Escrow Agent will treat information relating to Party A and Party B as confidential, but (unless consent is prohibited by law) Party A and Party B consent to the transfer and disclosure by the Escrow Agent of any information relating to Party A and Party B to and between branches, Subsidiaries, representative offices, affiliates and agents of Escrow Agent and third parties selected by any of them, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes). The Escrow Agent and any such branch, Subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by any court, legal process or regulator or examining authority (whether government or otherwise) including any auditor of a Party and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system.

6.3	Any statements or report provided by the Escrow Agent on regular basis in respect of the Escrow Account or any transactions or transfers of Escrow Amount shall be deemed to be correct and final upon receipt thereof by Party A and/or Party B unless Party A and/or Party B notify the Escrow Agent in writing to the contrary within thirty (30) clear days from the date of such statement or report.

6.4	For the purposes of the call-back arrangement, Party A and Party B shall provide the list of Call-back Contacts as specified in Part 2 of Schedule 2 (AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS). Party A and Party B shall appoint sufficient person(s) to act as their respective Call-Back Contact so that call back can be made to a person different from the Authorised Representative under the specific Payment Instruction. Party A and Party B further acknowledge and agree that the Escrow Agent may rely upon the confirmations or responses of anyone purporting to be the Call-back Contact in answering the telephone call-back of the Escrow Agent and that Party A and Party B shall assume all risks and losses (if any) resulting from such confirmations or responses.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Each of Party A and Party B represent and warrant to the Escrow Agent that:

(a)	it (i) (other than in respect of the Chairman) is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and (ii) is not subject to any insolvency procedure;

(b)	it has the power to enter into and perform its obligations under this Agreement which constitutes its legally binding and enforceable obligations;

(c)	this Agreement and the underlying transaction to which it relates will not conflict in any material respect with:

(i)	any applicable law or regulation or any official or judicial order or control; or

(ii)	(other than in respect of the Chairman) its constitutional documents; or

(iii)	any material agreement to which it is a party or which is binding upon it or its assets; and

(d)	neither it nor any of its assets enjoys a right of immunity from, set off, proceedings or execution in respect of its obligations under this Agreement and each Payment Instruction and/or Liquidation Instruction;

(e)	any personal data it provides to the Escrow Agent in the course of such Party’s relationship with the Escrow Agent, whether relating to such Party, its personnel, customers or other data subjects, will have been obtained and provided to the Escrow Agent in material compliance with all applicable data protection laws, so as to permit the Escrow Agent to process and transfer such data itself and by its branches, representative offices, subsidiaries, affiliates, legal and regulatory authorities and designated third parties for the following purposes:

(i)	effecting a Payment Instruction and/or Liquidation Instruction;

(ii)	providing services or products to such Party;

(iii)	enabling the Escrow Agent to manage its relationship with such Party;

(iv)	providing information in relation to the Escrow Account if requested to do so by the auditor of such Party;

(v)	statistical and risk analysis and reporting;

(vi)	compliance with applicable laws and regulations (including those relating to anti-money laundering); and

(vii)	crime prevention; and

(f)	all governmental and other consents and/or approvals that are required to have been obtained by it with respect to this Agreement or payments under it including but not limited to all exchange control approvals from a central bank or other similar authority (if applicable), have been obtained and are in full force and effect and all conditions of any such consents and/or approval have been (or as applicable will be) complied with.

7.2	Party B makes the representations and warranties set out in paragraphs (a), (b), (c), (d) and (f) of Clause 7.1 in favour of Party A. In addition, Party B represents and warrants to Party A that:

(a)	this Agreement and the underlying transaction to which it relates will not result in the existence of or oblige it to create any security over all or any of the Secured Property (as defined in Clause 10 (Security over Escrow Account)) (other than the security constituted under this Agreement pursuant to Clause 10 (Security over Escrow Account));

(b)	all governmental and other consents and/or approvals that are required to have been obtained to enable it to create the security expressed to be created by it pursuant to Clause 10 (Security over Escrow Account) and to ensure that such security has the priority and ranking it is expressed to have been obtained or effected and are in full force and effect; and

(c)	it has not sold or otherwise disposed of, or created, granted or permitted to subsist any security interest over, all or any of its right, title and interest in the Secured Property (other than the security constituted under this Agreement pursuant to Clause 10 (Security over Escrow Account)).

7.3	The representations and warranties set out in Clause 7.1 are deemed to be made by each of Party A and Party B, and the representations and warranties set out in Clause 7.2 are deemed to be made by Party B, on the date of this Agreement and on each date on which the Escrow Amount (or any portion thereof) is released from the Escrow Account by reference to the facts and circumstances then existing.

7.4	On or prior to the execution of this Agreement, each of Party A and Party B has provided to the Escrow Agent certified true copies of evidence of due authorisation of the person executing this Agreement.

8.	REPLACEMENT OF ESCROW AGENT

8.1	Party A and Party B, acting together, may at any time replace the Escrow Agent by giving (a) written notice to such effect, and (b) details of such replacement including the account details of the replacement account of the Escrow Account to the Escrow Agent. Within 30 days of receipt of such notice and details, the Escrow Agent shall transfer the Escrow Amount and all Authorised Investments to such replacement account with the account details provided in accordance with this Clause 8.1.

8.2	The Escrow Agent may at any time resign for any reason by giving written notice (a “Resignation Notice”) to such effect to Party A and Party B. On receipt of a Resignation Notice from the Escrow Agent, Party A and Party B shall appoint a successor escrow agent as soon as reasonably possible and in any event within thirty (30) clear days of the date of the Resignation Notice and shall provide the Escrow Agent with details of such replacement including the account details of the replacement account of the Escrow Account to the Escrow Agent. Within thirty (30) clear days of receipt of such notice and details, the Escrow Agent shall transfer the Escrow Amount to such replacement account with the account details provided in accordance with this Clause 8.2 and deliver all of the Authorised Investments to such successor escrow agent.

8.3	If 30 days after delivery of a Resignation Notice a successor Escrow Agent has not been appointed in accordance with Clause 8.2 above, the Escrow Agent may:

(a)	appoint a successor escrow agent itself and pay all of the Escrow Amount and deliver all of the Authorised Investments to that successor escrow agent; or

(b)	petition a court of competent jurisdiction to appoint a successor escrow agent or otherwise direct the Escrow Agent in any way in relation to the Escrow Amount.

8.4	The resignation of the Escrow Agent will take effect on the earliest of:

(a)	the date of the transfer of the Escrow Amount and the Authorised Investments to the successor escrow agent under Clause 8.1 above;

(b)	the date of the appointment of a successor escrow agent under Clause 8.2 or Clause 8.3 above;

(c)	the date of an order of a court of competent jurisdiction under Clause 8.3(b) above; and

(d)	the day which is thirty (30) clear days after the date of the receipt (or deemed receipt) of its Resignation Notice to Party A and Party B,

(such date being the “Resignation Date”).

8.5	From the date of receipt of a notice under Clause 8.1 or the date of the issuance of a Resignation Notice under Clause 8.2 up to the Resignation Date, the Escrow Agent’s sole responsibility is to safekeep the Escrow Amount and the Authorised Investments and the Escrow Agent shall not be obliged to (but may, in its absolute discretion) release amounts in accordance with a Payment Instruction delivered in accordance with Clause 5.1 (Operating/Release Procedure) and/or liquidate Authorised Investments in accordance with a Liquidation Instruction delivered in accordance with Clause 5.2 (Operating/Release Procedure). Upon its resignation, the Escrow Agent shall transfer the Escrow Amount and the Authorised Investments to the successor escrow agent or to the court of competent jurisdiction or otherwise in accordance with the order of a court of competent jurisdiction.

8.6	Any costs (including any transfer or foreign exchange costs) shall be for the account of Party A and Party B and the Escrow Agent shall be entitled to deduct the same from the Escrow Amount prior to the transfer thereof or take such other steps having equivalent (but not greater) effect.

8.7	On transfer of all of the Escrow Amount and the Authorised Investments in accordance with Clause 8.1, Clause 8.2 or Clause 8.3 above, the Escrow Agent shall be discharged from all further obligations arising in connection with this Agreement.

9.	FEES AND EXPENSES

9.1	In consideration of the performance of its role under this Agreement, the Escrow Agent shall be entitled to the amounts set out in accordance with the Fee Letter. All fees due under the Fee Letter shall be deducted from the Escrow Account, and the Escrow Agent agrees to provide prompt notice to Party A and Party B of any such deduction.

9.2	In addition to the fees payable under Clause 9.1 above, Party A and Party B shall pay to the Escrow Agent all out-of pocket expenses incurred by the Escrow Agent in performance of its role under this Agreement (including, but not limited to, all legal fees, stamp and other documentary duties or taxes and expenses incurred in connection with the preparation and negotiation of this Agreement and/or expenses of any transfers of all or part of the Escrow Amount including but not limited to charges imposed by banks in relation to any such transfer). All such expenses shall be deducted from the Escrow Account, and the Escrow Agent agrees to provide prompt notice to Party A and Party B of any such deduction.

9.3	If the amounts in the Escrow Account are insufficient to satisfy the fees and expenses due under the Fee Letter and under this Clause 9, all amounts of whatever nature payable to, and recoverable by, the Escrow Agent pursuant to the terms of this Agreement shall be payable, without set-off or counterclaim, by Party A and Party B on a 50/50 basis, within 5 clear Business Days of receipt of any invoice of the Escrow Agent.

9.4	Any payment to be made by Party A and/or Party B pursuant to Clauses 9.1 to 9.2 shall be gross of all and any tax withheld, deducted or paid in respect thereof. For the avoidance of doubt, any fees or consideration to be payable by Party A or Party B under Clause 9.1 shall be exclusive of any services or business tax or other similar sales tax in connection with the services provided by the Escrow Agent hereunder. If any of such tax is paid or to be paid by the Escrow Agent, Party A and Party B shall pay to the Escrow Agent the full amount of any such services or business tax (if any) in addition to the fees or consideration payable under the Fee Letter. In case any tax payment is required to be deducted or withheld from any of such fees or consideration, Party A and Party B shall be responsible for such deduction and withholding and shall promptly provide an original or authenticated copy of the tax receipt to the Escrow Agent, evidencing their full payment of the relevant tax within the prescribed timing under the applicable law.

10.	SECURITY OVER ESCROW ACCOUNT

10.1	Each of the Chairman Parties hereby charges as beneficial owner to Party A as a continuing security interest for the payment and discharge of the Indemnification Obligations all of its right, title and interest from time to time in and to the Escrow Account and the Escrow Amount and the credit balance from time to time on the Escrow Account and the Authorised Investments and all rights, benefits and proceeds in respect of any or all of the foregoing (collectively, the “Secured Property”).

10.2	Upon and after the occurrence of an Enforcement Event, the security created by or pursuant to this Clause 10 is immediately enforceable and Party A may, without notice to any Chairman Party or prior authorisation from any court, in its absolute discretion, apply or transfer all or any part of the Secured Property (and/or liquidate or realise all or any of the Secured Property and apply the proceeds thereof) in or towards the payment or other satisfaction of the Indemnification Obligations or any part thereof.

10.3	At all times prior to the Indemnification Discharge Date, none of the Chairman Parties shall:

(a)	sell, assign, transfer or otherwise dispose of all or any part of the Secured Property;

(b)	create, grant or permit to exist (i) any security interest (other than the security constituted by this Agreement pursuant to this Clause 10) over or (b) any restriction on the ability to transfer or realise, all or any part of the Secured Property; or

(c)	do or permit to be done any act or thing which might jeopardise the rights of Party A in the Secured Property or any part thereof or which might adversely affect or diminish the value of the Secured Property or any part thereof.

10.4	The obligations of the Chairman Parties under this Agreement, and the security created by or pursuant to this Clause 10, will not be affected by an act, omission, matter or thing which, but for this Clause 10.4, would reduce, release or prejudice any of such obligations or such security under this Agreement including (without limitation and whether or not known to any Chairman Party or Party A) any bankruptcy, insolvency or similar proceedings.

10.5	The execution of this Agreement by the Parties shall constitute notice to the Escrow Agent, and acknowledgment by the Escrow Agent, of the security created over the Escrow Account and the Authorised Investments pursuant to this Agreement. In addition, the Escrow Agent acknowledges that the Escrow Agent has not received notice of any previous assignments of, charges over or trusts in respect of, the Escrow Account or any Authorised Investment and it will not, without Party A’s prior written consent (a) exercise any right of combination, consolidation or set-off which the Escrow Agent may have in respect of the Escrow Account or any Authorised Investment or (b) amend or vary any rights attaching to the Escrow Account or any Authorised Investment, in each case, except as expressly permitted under this Agreement.

10.6	Party A and Party B acknowledge and agree that the Escrow Agent shall not be responsible for ensuring the creation, validity, perfection or enforceability of any security over the Escrow Account or any Authorized Investment. Save as expressly provided under Clauses 5.1(a) and 5.2 in relation to the release of the Escrow Amount and the liquidation of the Authorised Investments herein and except for the acknowledgement set forth in Clause 10.5 above, the Escrow Agent would have no additional obligations or duties toward the parties hereto or any other person with respect to the security arrangement set forth in this Clause 10.

11.	NOTICES

11.1	All communications required pursuant to this Agreement shall be in writing, in English and addressed to the respective party as follows:

(a)	If to Party A:

Cricket Square, Hutchins Drive,

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

With a copy to:

Giovanna Investment Holdings Limited

Two Pacific Place

88 Queensway

Hong Kong

Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong

Facsimile:

Email: alex.ying@carlyle.com / janine.feng@carlyle.com / nina.gong@carlyle.com

Gio2 Holdings Ltd.

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee

Facsimile: 852-3107-2490

Email: terryhu@fountainvest.com / ericchen@fountainvest.com /

brianlee@fountainvest.com

Power Star Holdings Limited

28/F, CITIC Tower

1 Tim Mei Avenue, Hong Kong

Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui

Facsimile:

Email: exin@citiccapital.com / echan@citiccapital.com / zhenji@citiccapital.com /

vickihui@citiccapital.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson

1601 Chater House 8 Connaught Road Central Hong Kong

Attention: Douglas Freeman

Facsimile: +852-3760-3611

E-mail: douglas.freeman@friedfrank.com

or such other details as Party A may notify to each Party by not less than five (5) clear Business Day’s notice.

(b)	If to Party B:

28/F Zhao Feng World Trade Building

369 Jiang Su Road, Shanghai 200060, China

Facsimile:

Attention: Mr. Jason Nanchun Jiang

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter Huang

Facsimile: +86 (10) 6535 5577

Email: peter.huang@skadden.com

or such other details as Party B may notify to each Party by not less than five (5) clear Business Day’s notice.

(c)	If to the Escrow Agent:

Citibank, N.A., Hong Kong Branch,

9/F, Two Harbourfront

22 Tak Fung Street,

Hung Hom, Kowloon

Hong Kong

Attention:     Regional Loans Agency

Fax:     +852 2621 3183

with a copy to Citibank, N.A., Hong Kong Branch

55th Floor, One Island East

18 Westlands Road, Island East

Hong Kong

Attention:     Agency and Trust

Fax:     +852 2323-0279

or such other details as the Escrow Agent may notify to each other Party by not less than five (5) clear Business Day’s notice.

11.2	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(a)	if delivered in person, at the time of delivery;

(b)	if posted, five (5) clear days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(c)	if by fax when received in legible form.

11.3	A communication given under Clause 11.2 (Notices) above but received on a non-Business Day, or after close of business on a Business Day in the place of receipt will only be deemed to be given on the next Business Day in that place.

12.	GENERAL

12.1	This Agreement shall be binding upon and inure solely for the benefit of the Parties and their respective successors, assigns and transferees. Other than as expressly contemplated in this Agreement, neither Party A nor Party B may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

12.2	Party A may assign and/or transfer its rights or obligations under this Agreement to its Subsidiary and/or assign its rights under this Agreement by way of security to the Security Agent, without consent of any other Parties (subject to (a) completion of the Escrow Agent’s applicable “Know Your Clients” requirements and (b) (in the case of assignment to the Security Agent) the form of notice of assignment to the Escrow Agent and the form of acknowledgment from the Escrow Agent in respect of such assignment being in form and substance satisfactory to the Escrow Agent (acting reasonably) or (in the case of assignment or transfer to Party A’s Subsidiary) the documentation effecting such assignment or transfer being in form and substance satisfactory to the Escrow Agent (acting reasonably)).

12.3	The Escrow Agent shall not be bound by any modification of this Agreement, including the transfer of any interest hereunder (other than any assignment permitted under Clause 12.2 above), unless such modification is in writing and signed by all the Parties. The Escrow Agent may only transfer and/or assign any of its rights or obligations under this Agreement to any other person with the consent of Party A and Party B.

12.4	Any term of this Agreement may only be waived by written consent signed by the Party granting the waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision and any extension of time for the performance of any obligation shall not be deemed to be an extension of time for the performance of any other obligation.

12.5	This Agreement shall be construed in accordance with and governed by Hong Kong law.

12.6	For the benefit of the Escrow Agent only, the parties to this Agreement irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong and agree that delivery or mailing of any process or other papers in the manner provided above, or in such other matter as may be permitted by law, shall be valid and sufficient service thereof. To the extent allowed by law, the Escrow Agent may take:

(a)	proceedings in any other court; and

(b)	concurrent proceedings in any number of jurisdictions.

12.7	Party A appoints [—] and Party B appoints [—] as their respective agents for service of process relating to any proceedings before the Hong Kong courts in connection with this Agreement and agrees that failure by such a process agent to notify it of any process will not invalidate the proceedings concerned.

12.8	If a provision of this Agreement or a Payment Instruction is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement or the respective Payment Instruction, as the case may be.

12.9	This Agreement and any Payment Instruction and/or Liquidation Instruction may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this Agreement or respective Payment Instruction, as the case may be.

13.	TERMINATION

13.1	Subject to Clause 5.9 and without prejudice to Clause 6.1(l) (Escrow Agent), this Agreement shall terminate and the Escrow Agent shall be discharged from all duties and liabilities hereunder, only upon the date on which the Escrow Agent shall have distributed all of the Escrow Amount and delivered all of the Authorized Investments pursuant to this Agreement.

13.2	Upon termination of this Agreement in accordance with Clause 13.1 above, the Escrow Agent shall promptly close the Escrow Account.

This Agreement has been signed by each of Party A and the Escrow Agent on the date stated at the beginning of this Agreement, and executed as a deed by each Chairman Party (and is intended to take effect as a deed in respect of each Chairman Party and is hereby delivered by it as a deed by each Chairman Party) on the date specified above.

14.	AUTHORISED INVESTMENT

14.1	Subject to the rest of this Clause 14 (AUTHORISED INVESTMENT), the Escrow Agent undertakes to use reasonable endeavours to procure that the initial US$40,000,000 credited to and representing cleared funds in the Escrow Account shall be invested in the Authorised Investment as soon as reasonably practicable.

14.2	The Escrow Agent shall not be required to invest in any Authorised Investment if that investment would result in it exceeding its powers or any other relevant authorisations.

14.3	In transferring funds from the Escrow Account for investment in any Authorised Investment as required by Clause 14.1, the Escrow Agent shall act at all times as agent for Party B and may assume that neither Party B nor Party A are relying on it to provide any advice as to the merits of or the suitability of the relevant transaction or the relevant Authorised Investment or as to any legal, regulatory or tax matters or otherwise. The Escrow Agent shall not be called upon to advise in relation to any investment decision relating to any Authorised Investment. The Escrow Agent shall have no responsibility for any investment losses or any other losses resulting from the investment, reinvestment or liquidation of any portion of the Escrow Amount.

14.4	Party B hereby agrees that prior to the date of this Agreement, they have read an up-to-date prospectus in relation to the Authorised Investment and that they accept and understand all those investment risks and all other information in relation to the Authorised Investment set out in the prospectus, the annual (and if later, semi-annual) report and accounts and the application form of the Authorised Investment and will have ascertained that any investment in the Authorised Investment by the Escrow Agent on behalf of Party A will not involve a contravention of any such document. They further acknowledge that all the actions of the Escrow Agent in relation to the Authorised Investment under this Agreement are undertaken solely according to the terms of this Agreement and at the risk of Party A and Party B.

14.5	The Escrow Agent agrees that it will deal with any Authorised Investment only on and in accordance with the terms of this Agreement.

14.6	Party A and Party B shall each be solely responsible for all their own filings, tax returns and reports on any transactions in respect of any Authorised Investments or relating to any Authorised Investment as may be required by any relevant authority, governmental or otherwise.

SCHEDULE 1

FORM OF PAYMENT INSTRUCTION

[N.B. If this Payment Instruction represents the final Payment Instruction then please include the following wording:

“The payment[s] contemplated by this Payment Instruction represent[s] the final payment to be made from the Escrow Account. The Escrow Account is therefore to be closed in accordance with Clause 13.1 (Termination) following such payment.”]

Citibank N.A. Hong Kong Branch

9/F Two Harbourfront, 22 Tak Fung Street, Hung Hom, Kowloon, Hong Kong

For the attention of: Regional Loans Agency

Fax: +852 2621 3183

Citibank, N.A., Hong Kong Branch

55th Floor, One Island East, 18 Westlands Road, Island East, Hong Kong

For the attention of: Agency and Trust

Fax: +852 2323-0279

[Copying Party B for clause 5.1(a)]

[DATE]

Escrow Agreement

We refer to the escrow agreement dated [            ] between [            ], [            ] and Citibank, N.A., Hong Kong Branch, as Escrow Agent (the “Escrow Agreement”). Words and expressions used in this Payment Instruction shall have the same meanings as in the Escrow Agreement.

This Payment Instruction is being provided to you in accordance with [Clause 5.1(a) (Operating/Release Procedure) of the Escrow Agreement] / [Clause 5.1(b) (Operating/Release Procedure) of the Escrow Agreement]. You are instructed to pay the following amount[s] from the Escrow Account [including any interest accrued on such amount and to be paid according to the terms of the Escrow Agreement, if applicable] specified below:

[Escrow Account [—]

(a)	[Correspondent Bank]

[SWIFT Code]

(b)	[Beneficiary Bank]

[SWIFT Code]

(c)	[Account Name]

(d)	[Account Number]

(e)	[Reference, if applicable]

Amount:	[in words]
Currency:	[ ]]

(f)

[Payment date]

(a)	[Correspondent Bank]

[SWIFT Code]

(b)	[Beneficiary Bank]

[SWIFT Code]

(c)	[Account Name]

(d)	[Account Number]

(e)	[Ref.]

Amount:	[in words]
Currency:	[ ]]

(f)	[Payment Date]

N.B. This Payment Instruction is to be received by the Escrow Agent by close of business (Hong Kong time) three (3) clear Payment Business Days prior to the value date of the intended payment.

This Payment Instruction shall be governed by Hong Kong law.

Yours sincerely,

[Party A]

By:
(Authorised Representative)

N.B. If this is a Joint Payment Instruction, Party B shall also execute.

[Party B]

By:
(Authorised Representative)

SCHEDULE 2

AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS

PART 1

AUTHORISED REPRESENTATIVES

Party A

Name:	Position	Specimen signature	Telephone number
1.
2.

Party B

Name:	Position	Specimen signature	Telephone number
1.
2.

PART 2

CALLBACK CONTACTS

Party A

Name	Position	Telephone number*
1.
2.

Party B

Name	Position	Telephone number*
1.
2.

*	it should not be a mobile telephone no.

SCHEDULE 3

PAYMENT ROUTING INSTRUCTION RE ESCROW ACCOUNT

[The Escrow Agent to add appropriate payment routing instruction]

Pay to:	Citibank, N.A., New York Branch
SWIFT code:	CITUS33
For Account of:	Citibank, N.A., Hong Kong Branch
SWIFT Code:	CITIHKHX

For Further Credit to:	Citi AT Esc – JJ Media Investment
Account Number:	62117114

Reference:	Citi Regional A&T OPS

SCHEDULE 4

INDEMNIFICATION AGREEMENT

SCHEDULE 5

FORM OF LIQUIDATION INSTRUCTION

Citibank N.A. Hong Kong Branch

9/F Two Harbourfront, 22 Tak Fung Street, Hung Hom, Kowloon, Hong Kong

For the attention of: Regional Loans Agency

Fax: +852 2621 3183

Citibank, N.A., Hong Kong Branch

55th Floor, One Island East, 18 Westlands Road, Island East, Hong Kong

For the attention of: Agency and Trust

Fax: +852 2323 0279

[DATE]

Escrow Agreement

We refer to the agreement dated [            ] between [            ], [            ] and Citibank, N.A., Hong Kong Branch, as Escrow Agent (the “Escrow Agreement”). Words and expressions used in this Liquidation Instruction shall have the same meanings as in the Escrow Agreement.

This Liquidation Instruction is being provided to you in accordance with Clause 5.2 (Operating/Release Procedure) of the Escrow Agreement. You are requested to liquidate or procure the liquidation of the following portions of the indicated Authorised Investment(s) and pay the proceeds to the Escrow Account on [value date].

[insertcurrency] [insert amount] / [total balance]	from	[insert Authorised Investment]

[insertcurrency] [insert amount] / [total balance]	from	[insert Authorised Investment]

Etc
Total [insert currency] [insert total]

N.B. Instructions to be received by the Escrow Agent by close of business (Hong Kong time) 3 clear Business Days prior to the value date of the intended payment.

This Liquidation Instruction shall be governed by Hong Kong law.

[Party A]

By:
(Authorised Representative)

SIGNATORIES

SIGNED by	)
)
for and on behalf of	)
GIOVANNA PARENT LIMITED	)

SIGNED, SEALED AND DELIVERED AS A DEED by	)
)
for and on behalf of	)
MR. JASON NANCHUN JIANG	)
in the presence of	)

Signature of witness:
Name of witness:
Title:
Address of witness:

Occupation of witness:

THE COMMON SEAL of	)
JJ MEDIA INVESTMENT HOLDING LIMITED	)
was hereunto affixed	)
in the presence of	)

Signature of Director/Authorised Signatory:
Name of Director/Authorised Signatory:

THE COMMON SEAL of	)
TARGET SALES INTERNATIONAL LIMITED	)
was hereunto affixed	)
in the presence of	)

Signature of Director/Authorised Signatory:
Name of Director/Authorised Signatory:

THE COMMON SEAL of	)
TOP NOTCH INVESTMENTS HOLDINGS LTD	)
was hereunto affixed	)
in the presence of	)

Signature of Director/Authorised Signatory:
Name of Director/Authorised Signatory:

THE COMMON SEAL of	)
TARGET MANAGEMENT GROUP LIMITED	)
was hereunto affixed	)
in the presence of	)

Signature of Director/Authorised Signatory:
Name of Director/Authorised Signatory:

SIGNED by	)
for and on behalf of	)
CITIBANK, N.A., HONG KONG BRANCH	)
)

Annex J

NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT (this “Agreement”), dated as of December 19, 2012 is entered between Giovanna Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”) and Mr. Jason Nanchun Jiang (the “Chairman”) as shall take effect upon the Closing Date.

WHEREAS, Giovanna Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of Holdco (“Parent”), Giovanna Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Focus Media Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) entered into an Agreement and Plan of Merger, dated as of December 19, 2012 (as may be amended, supplemented or otherwise modified, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition and essential inducement to Parent’s and Merger Sub’s willingness to consummate the Merger and the other transactions contemplated under the Merger Agreement and in order to protect the value to the Holdco Group (as defined below) of the business which Holdco will ultimately own at the Closing and the goodwill associated therewith, Holdco and the Chairman desire to enter into this Agreement for the Chairman to provide certain covenants to Holdco in connection with the foregoing.

NOW THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements and covenants set forth herein, and for other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Non-Compete. The Chairman hereby agrees and covenants, for the benefit of Holdco and its affiliates (other than the Chairman) (collectively, the “Holdco Group”), that for as long as the Chairman is a member of the board of directors of Holdco and for five years thereafter (such period, the “Restricted Period”), the Chairman shall not, directly or indirectly, other than by or through Holdco or its affiliates, participate or engage, for himself or on behalf of or in conjunction with any Person, whether as an employee, agent, officer, director, manager, shareholder, partner, joint venturer, investor, consultant, advisor, or otherwise, in the ownership, financing (whether debt or equity), management, operation, consultation or acquisition of any Competitive Business. Notwithstanding the foregoing, if the Chairman is removed as the Chief Executive Officer of the Company without Cause (as such term is defined under the Shareholders Agreement dated as of the Closing Date in respect of the Holdco and its shareholders (the “Shareholders Agreement”)) under the Shareholders Agreement, the “Restricted Period” shall be reduced to three years following the date of such removal. Nothing in the foregoing shall restrict the Chairman from holding and making passive investments in the equity interests of any entity (including serving as a non-executive independent director in connection with such investments) in any Competitive Business provided that such interest does not exceed 10% of the outstanding equity interests in such entity and the Chairman has no effective control of management or policies of such entity. For purposes of this Agreement, “Competitive Business” means any business, activity or enterprise which is engaged in media, advertising and advertising-related services anywhere in the world, including, without limitation, the development and operation of any network of advertising displays across multiple mediums and platforms (including without limitation, digital screens, poster frames, in-store, movie theater screens, outdoor billboards, and internet, mobile or wireless platforms), sale of advertising time slots, mobile advertising (including without limitation, the distribution of electronic coupons), and the provision of advertising services in respect thereof. For purposes of this Agreement, “Competitive Business” does not include Giant Interactive Group, Redbaby.com, Tuan800.com and Juewei Foods, Inc.

Section 2. Injunctive Relief. Without intending to limit the remedies available the Holdco Group, the Chairman acknowledges and agrees that a breach of any of the covenants contained in Section 1 hereof may result in material irreparable injury to the Holdco Group for which there would be no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Holdco Group shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 1 hereof, restraining the Chairman from engaging or participating in any Competitive Business and providing other relief as may be required specifically to enforce any of the covenants in Section 1 hereof.

Section 3. Assignment. The Chairman may not assign the performance of any of his obligations or duties hereunder, without the prior written consent of Holdco. Notwithstanding the foregoing, Holdco shall have an unrestricted right to assign this Agreement. Subject to the limitations imposed by this Section 3, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

Section 4. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and arrangements (whether written or oral) between the parties relating thereto.

Section 5. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of its rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 6. Severability and Governing Law. If any particular provision of Section 1 is adjudicated to be invalid or unenforceable, (i) each of the parties agrees that if such provisions would be valid or enforceable if some part or parts of them were deleted or the period or area of application reduced, the applicable restriction will apply with the modifications necessary to make it valid and enforceable, and (ii) such adjudication will only apply with respect to the operation of this Agreement in the particular jurisdiction in which the adjudication is made and the unenforceable covenant will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions of them) to be enforced. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF HONG KONG WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING THE VALIDITY, INVALIDITY, BREACH OR TERMINATION THEREOF, SHALL BE SETTLED BY ARBITRATION IN HONG KONG IN ACCORDANCE WITH THE UNCITRAL ARBITRATION RULES. There shall be three arbitrators. The appointing authority shall be Hong Kong International Arbitration Centre. The arbitration proceedings shall be conducted in English.

Section 7. Notices. All communications under this Agreement shall be in writing and shall be delivered by hand, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid to the addresses set forth for each party on the signature page hereto. Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 8. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF), each of which shall be deemed an original and all of which together shall be considered one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GIOVANNA GROUP HOLDINGS LIMITED

By:	/s/ Tom Mayrhofer
Name: Tom Mayrhofer
Title: Director

Notice Address:

Cricket Square, Hutchins Drive,
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands with a copy to:

Giovanna Investment Holdings Limited
Two Pacific Place
88 Queensway
Hong Kong
Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong
Email: alex.ying@carlyle.com / Janine.Feng@carlyle.com / nina.gong@carlyle.com

Gio2 Holdings Ltd
Suite 705-708 ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee
Facsimile: 852-3107-2490
Email: terryhu@fountainvest.com / ericchen@fountainvest.com / brianlee@fountainvest.com

Power Star Holdings Limited
28/F, CITIC Tower
1 Tim Mei Avenue, Hong Kong
Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui
Email: exin@citiccapital.com / echan@citiccapital.com / zhenji@citiccapital.com / vickihui@citiccapital.com

[SIGNATURE PAGE – NON-COMPETE AGREEMENT]

and to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson
1601 Chater House
8 Connaught Road Central
Hong Kong
Attention: Douglas Freeman
Facsimile: +852-3760-3611
Email: douglas.freeman@friedfrank.com

[SIGNATURE PAGE – NON-COMPETE AGREEMENT]

THE CHAIRMAN

/s/ Mr. Jason Nanchun Jiang
Mr. Jason Nanchun Jiang

Notice Address:

Attention: Jason Nanchung Jiang c/o Focus Media Holding Limited
28-30/F Zhao Feng World Trade Building
369 Jiang Su Road, Shanghai 200060, China
Fascimile:
Email:

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter Huang
Facsimile: +86 (10) 6535 5577
Email: peter.huang@skadden.com

[SIGNATURE PAGE – NON-COMPETE AGREEMENT]

Annex K

INTERIM SPONSORS AGREEMENT

This Interim Sponsors Agreement (this “Agreement”) is made as of December 19, 2012 by and among Giovanna Group Holdings Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), and the parties listed on the signature pages hereto as a “Sponsor” (each a “Sponsor,” and collectively, the “Sponsors”) and affiliates of the Sponsors listed on the siganture pages hereto as a “Guarantor” (each, a “Guarantor,” and collectively, the “Guarantors”). Capitalized terms used but not defined herein shall have the meanings given thereto in the Merger Agreement (as defined below) unless otherwise specified herein.

RECITALS

1. On the date hereof, Giovanna Parent Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“Parent”), Giovanna Acquisition Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Focus Media Holding Limited (the “Company”) have executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company becoming the surviving entity and a wholly-owned subsidiary of Parent.

2. The Sponsors executed a Consortium Agreement, dated as of August 12, 2012 (the “Consortium Agreement”), pursuant to which such Sponsors agreed to cooperate in connection with a proposal for the transactions contemplated by the Merger Agreement, including the Merger (collectively, the “Transaction”).

3. On the date hereof, the Guarantors have executed letter agreements in favor of Holdco agreeing, subject to the terms and conditions set forth therein, to make an equity investment in Holdco in connection with the Transactions (each such letter agreement, an “Equity Commitment Letter”).

4. On the date hereof, the Guarantors have executed guarantees in favor of the Company agreeing, subject to the terms and conditions set forth therein, to guaranty the performance and discharge of their respective pro rata portions of the payment obligations of Parent with respect to the Parent Termination Fee (each, a “Limited Guarantee”).

5. The Sponsors, the Guarantors and Holdco wish to agree to certain terms and conditions that will govern the actions of Holdco, Parent and Merger Sub and the relationship among the Sponsors, including with respect to the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, and the transactions contemplated by each of the foregoing.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenant set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	AGREEMENTS AMONG THE SPONSORS.

1.1. Initial Holdco Shareholders. Giovanna Investment Holdings Limited, Gio2 Holdings Ltd. and Power Star Holdings Limited, as the initial shareholders of Holdco, agree to use commercially reasonable efforts to take all corporate actions reasonably necessary to cause Holdco to give effect to and comply with the matters set forth in this Agreement.

1.2. Pre-Closing Decisions.

1.2.1. Subject to Section 1.2.3, all decisions to be made with respect to the Merger Agreement and the transactions contemplated thereby between the date hereof and the Closing Date shall require the consent of the Sponsors whose Guarantors represent a majority of the Commitments in Holdco under the Equity Commitment Letters (the “Requisite Consent”), including, without limitation (A) modifying, supplementing or amending any provision of the Merger Agreement, (B) waiving any of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (the “Closing Conditions”), (C) determining whether or not the Closing Conditions have been satisfied, (D) closing the Merger, (E) negotiating or entering into the indemnification agreement with the Chairman Parties, or modifying or waiving any provision thereof, (F) negotiating, entering into and borrowing under definitive agreements relating to debt financing to be provided at the Closing, (G) negotiating and entering into definitive agreements with members of management of the Company with respect to the terms of such management members’ employment, compensation, rollover equity and equity incentives, if any. For purposes of this Agreement, “Commitment” with respect to each Guarantor shall have the meaning ascribed to such term in the Equity Commitment Letter delivered by such Guarantor to Holdco.

1.2.2. In the event that the Sponsors determine by the Requisite Consent to close the Merger in accordance with Section 1.2.1 above and otherwise have complied with the requirements of Section 1.4.1 hereof (those Sponsors that are prepared to close, the “Closing Sponsors”), the Closing Sponsors may terminate the participation in the transaction of any Sponsor whose Guarantor fails to fund its Commitment or that asserts in writing its unwillingness to fund its Commitment (any such Sponsor, a “Failing Sponsor”, and any such Guarantor, a “Failing Guarantor”); provided, however, that such termination shall not affect the Closing Sponsors’ rights (as provided in Section 2.4) against any Failing Sponsor and any Failing Guarantor with respect to the failure to fund.

1.2.3. Notwithstanding any provision of this Agreement to the contrary, from and after the time a Sponsor becomes a Failing Sponsor or their respective Guarantor(s) becomes a Failing Guarantor, the approval or consent of such Failing Sponsor shall not be required for any purposes under this Agreement; provided, however, that any Failing Sponsor that ultimately participates in the Transaction as a result of the Closing Sponsors exercising their rights to seek specific performance hereunder or the Company exercising its specific performance right under the Merger Agreement shall no longer be deemed a “Failing Sponsor” or “Failing Guarantor”, and its approval or consent rights shall be restored as of the date such previously Failing Sponsor (or their Guarantor) funds its Commitment. “Requisite Consent”, when used in respect of the Closing Sponsors, shall mean the consent of the Closing Sponsors whose Guarantors represent a majority of the Commitments in Holdco under the Equity Commitment Letters.

1.2.4. In the event the Closing Sponsors do not elect to seek specific performance of any Failing Sponsor’s and Failing Guarantor’s obligation to fund pursuant to Section 2.4, and the Closing Sponsors determine by the Requisite Consent to proceed with the Transactions, the amount of such Failing Guarantor’s Commitment shall first be offered to the Closing Sponsors in proportion to each of their respective Guarantor’s Commitments at such time, and if some or all of such Failing Guarantor’s Commitment is not accepted by the Closing Sponsors in such proportion, then the Closing Sponsors may offer such Failing Guarantor’s Commitment, or a portion thereof, to one or more third-party co-investors approved by the Requisite Consent of the Closing Sponsors.

1.3. Shareholders Agreement. Each Sponsor shall negotiate in good faith the terms and conditions of a shareholders agreement to be entered into by such Sponsor and Holdco, among other parties, at or immediately prior to the Closing that is substantially consistent with the terms set forth on Exhibit A (Shareholders Agreement Term Sheet) hereto. Holdco and each Sponsor hereby agree to take (or cause to be taken) all actions within its control, if any, reasonably required to be taken by each, such that the boards of directors of Holdco have the composition contemplated by Exhibit A hereto immediately prior to the Closing.

1.4. Equity Commitments.

1.4.1. Each Guarantor hereby affirms and agrees it is bound by the provisions set forth in its Equity Commitment Letter and that the Closing Sponsors shall be entitled to enforce, or direct the enforcement of, the provisions of such Equity Commitment Letter in accordance with the terms of this Agreement only if the Closing Sponsors have determined by the Requisite Consent that either all Closing Conditions have been satisfied or to waive all unsatisfied Closing Conditions and proceed with the Closing. Holdco shall have no right to enforce any of the Equity Commitment Letters unless directed to do so by the Requisite Consent of the Closing Sponsors.

1.4.2. Holdco agrees to create such classes of shares as may be directed by the Sponsors, and issue and sell or exchange (as the case may be) such shares to the Sponsors, in accordance with the respective Commitment of each Guarantor of the Sponsors and this Agreement; provided, that the Sponsors shall purchase such shares at the same price per share.

1.4.3. All securities issued by Holdco immediately prior to the Closing shall be issued to the Sponsors pro rata in accordance with the respective Commitment of each Guarantor of the Sponsors, other than any equity securities issued to the Rollover Shareholders and management in transactions contemplated by arrangements with management, if any, entered into pursuant to Section 1.2.1.

1.4.4. To the extent that it will be possible to consummate the Transactions with the Guarantors contributing less than the full amount of the equity with respect to their Commitment, the Sponsors may, by Requisite Consent, reduce the amount of the respective Commitment of each Guarantor on a pro rata basis.

1.5. Fees and Expenses.

1.5.1. This Section 1.5 is intended to (and the Sponsors hereby agree to) amend and clarify the agreements among the Sponsors that are a party to the Consortium Agreement solely with respect to the sharing of fees and expenses under Section 3 (Transaction Costs) of the Consortium Agreement. The provisions hereunder are not intended to modify the rights or obligations of the Sponsors that are a party to the Consortium Agreement (or any one of them) vis-à-vis the Chairman Parties under the Consortium Agreement.

1.5.2. In the event the Merger is consummated, Holdco or the Company will bear all out-of pocket expenses incurred by Holdco, Parent and each Sponsor, incurred in connection with the Transaction, including, without limitation, (i) the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors retained by Holdco and any Sponsor (other than the fees, expenses and disbursements of advisors or consultants retained by a Sponsor to separately represent such Sponsor in connection with the Transaction, hereinafter referred to as “Separate Advisor Fees”) and (ii) any fees (including any financing fees) related to the Merger (all such fees and expenses, in the aggregate, the “Consortium Costs”).

1.5.3. In the event of (a) termination of the Merger Agreement in which a Company Termination Fee and/or reimbursement of Parent expenses is paid to Holdco, Parent or Merger Sub, or (b) any fees are payable to the Sponsors by the Chairman Parties under the Consortium Agreement, such payment shall first be applied towards payment of Consortium Costs of the Sponsors, and any remaining amount shall be distributed to the Sponsors (other than any Sponsor that is a Failing Sponsor at the time of the termination of the Merger Agreement) or their designees in proportion to their respective Commitments (except as may otherwise be agreed among the Sponsors).

1.5.4. In the event of a termination of the Merger Agreement in which none of the fees and/or expenses described in Section 1.5.3 above are payable to Holdco, Parent, Merger Sub or the Sponsors (as the case may be), each Sponsor agrees that it will be responsible for its proportionate share (determined by reference to the amount of its Guarantor’s Commitment) of Consortium Costs (except as may otherwise be agreed among the Sponsors).

1.5.5. Each Sponsor will also be responsible for its proportionate share of any liability that any other Sponsor (each, an “Indemnifying Sponsor”) incurs pursuant to indemnities that it has agreed to provide to its respective consultants, accountants, lawyers, or other advisors (including, without limitation, debt financing sources, consultants and accountants) who have been engaged with respect to the Merger; provided that no such indemnification or contribution by the other Sponsors shall be required to the extent that the proximate cause of Indemnifying Sponsor’s obligation to indemnify any such third party is the Indemnifying Sponsor’s own conduct not undertaken at the direction or with the consent of the other Sponsors.

1.5.6. Prior to making any payment of Consortium Costs hereunder, each Sponsor shall be entitled to receive and review reasonable documentation of such fees and expenses.

1.5.7. The obligations of this Section 1.5 shall exist whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement, provided that such fees, expenses or liabilities are not paid directly by Holdco, the Company or Parent.

1.6. Notice of Closing. Holdco will use its reasonable best efforts to provide each Sponsor with at least 15 days prior notice of the Closing Date under the Merger Agreement; provided, that the failure to provide such notice will not relieve a Sponsor of its obligations under Section 1.4 of this Agreement. Holdco further agrees to cause Parent to promptly provide any notices or correspondence received by Parent under, in connection with, or related to the Merger Agreement to each Sponsor at the address set forth in the Equity Commitment Letters, or any other address designated by such Sponsor in writing to Holdco or Parent.

1.7. Payments Under the Limited Guarantee. The Sponsors shall cooperate in defending any claim that any one or more of the Guarantors is liable to make payments pursuant to the Limited Guarantees.

1.8. Publicity. Each party hereto will coordinate in good faith any and all press releases and other public relations matters with respect to the Transactions. Unless otherwise required by law or the rules of any stock exchange or regulatory authority, no party hereto may issue any press release or otherwise make any public announcement or comment on the Transactions without the Requisite Consent of the Sponsors; provided, however, that nothing herein shall prohibit the Sponsors from communicating directly with their respective limited partners or investors.

1.9. Side Agreements. Holdco will not, and will cause Parent and Merger Sub not to, enter into any agreement with a Sponsor or group of Sponsors that has the effect of discriminating against any Sponsor in a manner that is adverse to such Sponsor without such Sponsor’s consent, except to the extent explicitly permitted by the terms of this Agreement. Holdco shall provide all Sponsors with a copy of any agreement to be entered into with any Sponsors prior to the execution of any agreement.

2. MISCELLANEOUS.

2.1. Termination. This Agreement shall become effective on the date hereof and shall terminate upon the earlier of (i) the Closing pursuant to the Merger Agreement, and (ii) the termination of the Merger Agreement in accordance with the terms therein; provided, however, that any liability for failure to comply with the terms of this Agreement shall survive any such termination. Notwithstanding the foregoing, Article 2 and Sections 1.5, 1.7 and 1.8 of this Agreement shall survive indefinitely following the termination of this Agreement.

2.2. Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by each of the Sponsors.

2.3. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with applicable law. The provisions hereof are severable, and any provision hereof being held invalid or unenforceable shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

2.4. Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance); provided, that this Agreement may only be enforced against a Failing Sponsor or Failing Guarantor by the Requisite Consent of the Closing Sponsors. In the event that the Closing Sponsors determine by the Requisite Consent to direct Holdco to enforce the provisions of the Equity Commitment Letters in accordance with this Agreement and the Closing Sponsors have complied with the requirements of Section 1.4.1, the parties agree that the Closing Sponsors and Holdco shall be entitled, in the discretion of the Closing Sponsors, to (i) specific performance of the terms of this Agreement and the Equity Commitment Letters, whether before or after the Closing, together with any costs of enforcement incurred by the Closing Sponsors and/or Holdco in seeking to enforce such remedy against any Failing Sponsor(s) or Failing Guarantor(s) and (ii) payment by the Failing Sponsor(s) or Failing Guarantor(s) in an amount equal to the aggregate out-of-pocket damages (including all costs and expenses) incurred by the Closing Sponsors and/or Holdco (including, with respect to the Closing Sponsors, amounts paid under any Limited Guarantees by the Guarantors of the Closing Sponsors, as applicable, and the Consortium Costs incurrred by such Closing Sponsors and Holdco, Parent and Merger Sub); provided that neither Holdco nor any Closing Sponsor shall have the right to recover lost profits or benefit of the bargain damages from any Failing Sponsor(s) or Failing Guarantor(s). If the Closing Sponsors determine by the Requisite Consent to enforce the remedy described in the preceding sentence against any Failing Sponsor or Failing Guarantor, they shall do so against all any Failing Sponsors or Failing Guarantors. If all of the Sponsors entitled to enforce this Agreement in respect of any provision hereof elect to do so against another Sponsor or Guarantor, they must do so against any other Sponsors or Guarantors that have similarly failed to perform with respect to the same provision hereof. If there is more than one Failing Sponsor or Failing Guarantor, each Failing Sponsor’s or Failing Guarantor’s portion of the total obligations hereunder shall be an amount equal to the product of (a) the amounts due from all Failing Sponsors or Failing Guarantors hereunder multiplied by (b) a fraction of which the numerator is the Commitment of the applicable Failing Guarantor and the denominator is the sum of all Failing Guarantors’ Commitments.

2.5. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Sponsors or Guarantors may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, Holdco and each Sponsor and Guarantor acknowledge and agree that (a) no person other than Holdco and the Sponsors and the Guarantors have any obligations hereunder and (b) neither Holdco nor any Sponsor or any Guarantor has any right of recovery under this Agreement or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, or general or limited partners of the Sponsors or Guarantors or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (each, a “Non-Recourse Party”), through Holdco, Parent, Merger Sub, the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holdco, Parent, Merger Sub or the Company against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except that nothing in this Agreement shall affect or limit the Limited Guarantees. Nothing set forth in this Agreement shall confer or give or shall be construed to confer or give to any person other than the parties hereto (including any person acting in a representative capacity) any rights or remedies against any person other than as expressly set forth herein.

2.6. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to conflicts of law principles thereof. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

2.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

2.8. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later, nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such waiver.

2.9. Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties, except that, without the prior written consent of the other parties hereto, this Agreement may be assigned by any Sponsor to one or more of its affiliates or to one or more private equity funds sponsored or managed by its affiliates. Any attempted assignment in violation of this Section 2.10 shall be null and void.

2.10. No Representations or Duty. (a) Each party specifically understands and agrees that no party has made or will make any representation or warranty with respect to the terms, value or any other aspect of the Transactions, and each party explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each party specifically acknowledges, represents and warrants that it is not relying on any other Sponsor (i) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, (ii) for its decision with respect to making any investment contemplated hereby or (iii) with respect to tax and other economic considerations involved in such investment.

(b) In making any determination contemplated by this Agreement, each party may make such determination in its sole and absolute discretion, taking into account only such party’s own views, self-interest, objectives and concerns. No party shall have any fiduciary or other duty to any other party except as expressly set forth in this Agreement.

2.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

GIOVANNA GROUP HOLDINGS LIMITED

By:	/s/ Tom Mayrhofer
Name: Tom Mayrhofer
Title: Director

[SIGNATURE PAGE – INTERIM SPONSORS AGREEMENT]

Sponsor:	GIOVANNA INVESTMENT HOLDINGS LIMITED

	By:	/s/ Tom Mayrhofer
Name: Tom Mayrhofer
Title: Director

Guarantor:	CARLYLE ASIA PARTNERS III, L.P.

By CAP III General Partner, L.P., its general partner

By CAP III Ltd., its general partner

	By:	/s/ William E. Conway
Name: William E. Conway
Title: Director

[SIGNATURE PAGE – INTERIM SPONSORS AGREEMENT]

Sponsor:	GIO2 HOLDINGS LTD

	By:	/s/ Neil Gray
Name: Neil Gray
Title: Director

Guarantors:	FOUNTAINVEST CHINA GROWTH FUND, L.P.

By FountainVest China Growth Partners GP1, L.P., its general partner

By FountainVest China Growth Partners GP Ltd, its general partner

	By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

FOUNTAINVEST CHINA GROWTH CAPITAL FUND, L.P.

By FountainVest China Growth Partners GP1, L.P., its general partner

By FountainVest China Growth Partners GP Ltd, its general partner

	By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

[SIGNATURE PAGE – INTERIM SPONSORS AGREEMENT]

FOUNTAINVEST CHINA GROWTH CAPITAL-A FUND, L.P. By FountainVest China Growth Partners GP1, L.P., its general partner By FountainVest China Growth Partners GP Ltd, its general partner

By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

FOUNTAINVEST CHINA GROWTH FUND II, L.P. By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

FOUNTAINVEST CHINA GROWTH CAPITAL FUND II, L.P. By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

[SIGNATURE PAGE – INTERIM SPONSORS AGREEMENT]

FOUNTAINVEST CHINA GROWTH CAPITAL-A FUND II, L.P. By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

[SIGNATURE PAGE – INTERIM SPONSORS AGREEMENT]

Sponsor:	POWER STAR HOLDINGS LIMITED

	By:	/s/ Zhen Ji
Name: Zhen Ji
Title: Authorized Signatory

Guarantors:	CITIC CAPITAL CHINA PARTNERS II, L.P.

By CCP II GP Ltd., its general partner

	By:	/s/ Zhen Ji
Name: Zhen Ji
Title: Authorized Signatory

CITIC CAPITAL (TIANJIN) EQUITY INVESTMENT LIMITED PARTNERSHIP

By CITIC Capital (Tianjin) Investment Management Limited Partnership, its general partner

	By:	/s/ Zhen Ji
Name: Zhen Ji
Title: Authorized Signatory

CITIC CAPITAL MB INVESTMENT LIMITED

	By:	/s/ Zhen Ji
Name: Zhen Ji
Title: Authorized Signatory

[SIGNATURE PAGE – INTERIM SPONSORS AGREEMENT]

Sponsor:	STATE SUCCESS LIMITED

	By:	/s/ Chen Shuang
Name: Chen Shuang Title: Director

Guarantor:	CHINA EVERBRIGHT FINANCE LIMITED

	By:	/s/ Chen Shuang
Name: Chen Shuang Title: Director

[SIGNATURE PAGE – INTERIM SPONSORS AGREEMENT]

Exhibit A

Shareholders Agreement Term Sheet

SHAREHOLDERS AGREEMENT TERM SHEET

The following sets forth certain non-binding terms that will form the basis for the good faith negotiation of definitive documentation regarding post-Acquisition shareholding arrangements in respect of Giovanna Group Holdings Limited (“Holdco”) that will indirectly acquire Focus Media Holding Limited (the “Company”) under the proposed merger agreement (the “Acquisition”). The articles of association and memorandum of association of Holdco shall be amended (to the extent applicable) to reflect the following shareholding arrangements.

Holdco	At the closing of the Acquisition (“Closing”), it is contemplated that Holdco will own 100% of the equity interests of a newly-formed Cayman Islands company (“IntermediateCo”), which in turn will own 100% of the equity interests of Giovanna Parent Limited, which will own 100% of the equity interests in the Company, the surviving company in the merger.

Shareholders

The holders of equity interests in the Holdco (“Shareholders”) shall initially consist of:

•   Jason Nanchun Jiang (“Chairman”) and his controlled affiliated entities

•   Fosun International Limited (“Rollover Shareholder”)

•   Gio2 Holdings Ltd (“Sponsor A”)

•   Giovanna Investment Holdings Limited (“Sponsor B”)

•   Power Star Holdings Limited (“Sponsor C”)

•   State Success Limited (“Sponsor D”)

As used herein, “Sponsors” shall refer to Sponsor A, Sponsor B, Sponsor C, and Sponsor D.

At Closing:

•   Chairman (and his controlled affiliated entities) will hold approximately 30.91% of the total outstanding equity interests of Holdco

•   Rollover Shareholder will hold approximately 17.41% of the total outstanding equity interests of Holdco

•   Sponsor B and Sponsor A will each hold approximately 19.68% and the remaining Sponsors will each hold between 2 – 10% of the total outstanding equity interests of Holdco.

Equity of Holdco	The equity interests of Holdco will consist of ordinary shares, which will vote on a one-for-one basis as a single class.

Board Composition	The board of directors of the Holdco (the “Board”) will initially consist of 7 members, of which:

•   Chairman will serve as a director for so long as he is the Chief Executive Officer of the Company, and for so long as he serves on the Board, he shall act as the chairman of the Board;

•   The then-current Chief Financial Officer of the Company shall serve as a director (provided that the Chairman may request that another individual serve as a director in lieu of the Chief Financial Officer, subject to approval by a majority of the Board);

•   Sponsor A will appoint 1 director;

•   Sponsor B will appoint 1 director;

•   Sponsor C will appoint 1 director;

•   Rollover Shareholder will appoint 1 director; and

•   One director will be appointed for a 6 month term by one of Sponsor A or Sponsor B on a rotating basis (i.e., Sponsor A will initially appoint a director to serve for a 6 month term, and Sponsor B will appoint a director for the following 6 month term, and so forth).

Board Vote: Each director will have one vote and action by the Board will require approval of a majority of the directors; provided that, in addition to any requirements of applicable law, certain actions will also require stockholder approval as provided below.

Board Observer: Each Sponsor (including any Sponsor that does not have a right to designate a director to the board) will have the right to designate one non-voting board observer, subject to to-be-agreed upon ownership levels.

Loss of Board Seats: Each Shareholder will lose its board seat if it has reduced its interest to less than 5% of the total outstanding equity interests of Holdco.

Transfer of Appointment Rights: The right of a Shareholder to nominate/appoint directors will be transferable to affiliated funds.

Board Approval Matters

In addition to any other matters required by law to be voted upon by the Board, the approval of the Board will be required in respect of Holdco’s ability (and any of its subsidiaries’ ability to) to take any of the following actions.

Matters requiring Board approval shall be approved by a simple majority vote, except where a higher vote is indicated below:

•   amendments to charter documents (2/3 vote required)

•   dividends and pro-rata stock redemptions or repurchases

•   non pro-rata stock redemptions or repurchases (2/3 vote required)

•   increases to authorized share capital and issuances of existing or additional class or series of stock (other than pursuant to an IPO) (2/3 vote required, other than for new issuances reasonably intended to cure any then-current or to avoid any future default under any indebtedness of Holdco or its subsidiaries, which shall be subject to majority approval in such case)

•   recapitalizations, reorganizations and similar transactions

•   liquidation/bankruptcy/insolvency actions (2/3 vote required)

•   merger, amalgamation, scheme of arrangement or similar business transaction; or a sale of all or substantially all of the assets

•   material acquisitions or dispositions

•   material joint ventures or partnerships

•   material contracts

•   material amendments to financing documents;

•   material debt incurrence;

•   annual budget and business plan and any material deviations from approved budget/plan, including annual capital expenditures

•   affiliate transactions (with nominee director(s) of interested Shareholders abstaining)

•   employee incentive plans

•   hiring/firing/amending compensation of key executives

•   engagement or change of auditors

•   initiation or settlement of material litigation, investigations or disputes involving an aggregate amount in dispute of at least RMB100,000

•   IPO-related matters (whether in respect of the Company or other entities within the Holdco group structure)

•   material change to the nature of the business, including entry into new, or exit from, business lines; and

•   other matters the Board determines from time to time.

Subject to the shareholder approval requirements set forth below, in the event an action is approved by the Board, Holdco and each Shareholder shall take any and all necessary actions to effect such action.

Board Committees

The Board will have an executive committee, an audit committee and a compensation and nomination committee.

As further detailed below, the committees will be delegated primary responsibility for advising and assisting the Board in overseeing the matters within their respective areas of oversight, and recommending such matters for approval by the Board. Matters set forth under “Board Approval Matters” must be presented to and ultimately voted upon by the Board.

Except as noted under “Compensation and Nomination Committee”, actions and recommendations by a committee will require the majority vote of such committee’s members (one vote per member).

Executive Committee

The executive committee will be responsible for advising and assisting the Board in overseeing Company’s operating performance and key strategic matters, including mergers, acquisitions, divestitures, financing, IPO-related matters as well as matters relating to regulatory investigations.

The executive committee will have 5 members, consisting of the Chairman and one nominee from each of Sponsor A, Sponsor B, Sponsor C and Rollover Shareholder.

Audit Committee

The audit committee will be responsible for overseeing the integrity of the Company’s financial statements and financial reporting process, including financial statements audit, as well as the Company’s compliance with legal and regulatory requirements. This responsibility includes, among other things, overseeing the engagement of auditors (and the terms of their engagement) and the approval of related party transactions.

The audit committee will have 3 members, consisting of one nominee from each of Sponsor A, Sponsor B, and Sponsor C.

Compensation and Nomination Committee

The compensation and nomination committee will have overall responsibility for evaluating and approving employee compensation plans and agreements, policies and programs of the Company, as well as recommending the hiring and termination of key officers. The compensation and nomination committee will also be responsible for the appointment of the roles of President/COO, Chief Risk/Compliance Officer (which roles may be served by more than one person) who shall oversee and be responsible for the operations of the Company, including without limitation, finance, legal, IT, compliance, internal audit and other operations. The committee will also be responsible for overseeing other appointments that may be required in respect of each of these functions.

A recommendation to the Board to hire any C-level officer of the Company (i.e., Chief-level positions) shall require a two-third majority vote of the committee members, provided, however, that if the committee members are unable to agree upon a recommendation of the candidate(s) for the Chief Risk/Compliance Offer role(s) within 12 months after the Closing, then such recommendation to the Board shall only require a majority vote of the committee members.

The compensation and nomination committee will have 5 members, consisting of the Chairman and one nominee from each of Sponsor A, Sponsor B, Sponsor C and Rollover Shareholder.

Company CEO

Chairman will serve as the Chief Executive Officer of the Company, and will not be terminated by the Board other than for Cause.

“Cause” shall mean:

•   the subject person has committed (as determined by a governmental or regulatory authority or in accordance with an independent third party customary dispute resolution mechanism to be agreed) any act or omission constituting or resulting in any of the following: fraud, embezzlement, recklessness, gross negligence or willful misconduct in connection with such person’s duties as an employee or director of Holdco or any of its affiliates that causes harm to Holdco or any of its affiliates;

•   a charge, indictment or other notice from any governmental authority alleging conduct that constitutes a felony or a plea of nolo contendere to a felony; or

•   in connection with any governmental or regulatory investigation or proceeding alleging bad faith conduct of the subject person with respect to the Company or its shareholders, “Cause” shall be deemed to exist if such investigation or proceeding or the conduct underlying such allegation would reasonably be expected to cause such person to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof.

For purposes of this definition, “affiliates” refers to controlled affiliates of Holdco and for the avoidance of doubt, not to the Sponsors or Rollover Shareholder.

Shareholder Approval Matters

In addition to any other matters required by law to be voted upon by the Shareholders, Shareholder approval will be required (on the basis set out below) in respect of the Holdco’s ability (and any of its subsidiaries’ ability) to take any of the following actions.

Matters requiring shareholder approval shall be approved by Shareholders holding at least a majority of the outstanding shares (>50%), except where noted.

a)      increasing/decreasing the size of the Board (or creating any new committees)

b)      amendments to charter documents

c)      dividends and stock redemptions or repurchases

d)      increases to authorized share capital

e)      issuances of existing or additional class or series of stock, other than in connection with an IPO (approval by at least 66.7% or more of the outstanding shares required, other than for new issuances reasonably intended to cure any then-current or to avoid any future default under any indebtedness of Holdco or its subsidiaries, which shall be subject to majority shareholder approval in such case)

f)      recapitalizations, reorganizations and similar transactions (approval by at least 66.7% or more of the outstanding shares in connection with a recapitalization in which there is a reduction of share capital, otherwise majority shareholder approval shall apply in all other cases)

g)      liquidation/bankruptcy/insolvency actions (approval by at least 66.7% or more of the outstanding shares)

h)      merger, amalgamation, scheme of arrangement or similar business combination transaction; or sale of all or substantially all of its assets (approval by at least 60% or more of the outstanding shares, other than pursuant to and in accordance with the Drag-Along)

i)       termination of Jason Nanchun Jiang as CEO of the Company without Cause (approval by at least 60% or more of the outstanding shares)

Shareholder Approval Matters – Certain Voting Restrictions

1.      In the event that the Chairman and the Rollover Shareholder (a)(i) veto any Shareholder Approval Matter that requires approval by at least 60% or more of the outstanding shares, or (ii) vote together in favor or against any Shareholder Approval Matter and the remaining Shareholders all vote in an opposite manner , and (b) such matter concerns mergers, amalgamations, business combinations, strategic alliances, marketing practices, pricing or procurement policies, or other matters which are provided by law or deemed by the competition authorities as affecting competition and consumer interests (including without limitation item (i) in the list of Shareholder Approval Matters set forth above), the combined vote of the shares held by the Chairman and the Rollover Shareholder that are in excess of 39.9% of the total outstanding shares of Holdco shall be deemed to have abstained from voting on such particular matter.

2.      For the avoidance of doubt, for all other Shareholder Approval Matters that are listed in a) through g) above, if the implementation of such matters does not affect competition, the Chairman and Rollover Shareholder may independently exercise the voting rights attached to their shares.

3.      Chairman and the Rollover Shareholder covenant and agree not to act collusively with respect to their votes on any Shareholder Approval Matter.

4.      For the avoidance of doubt, to the extent Chairman or Rollover Shareholder transfer their equity interests in Holdco to Independent Third Parties in accordance with the Shareholders Agreement, the voting limitations described in item 1 above do not apply to such transferred equity interests.

Shareholder Approval Matters – Cayman Law Threshold	In the event that Cayman Islands law may require any of the Shareholder Approval Matters above to be approved by a higher threshold (“Cayman Law Threshold”) than the requisite minimum threshold noted under Shareholder Approval Matters above (the “Agreed Threshold”), the Shareholders agree that once the Agreed Threshold has been obtained in respect of such matter, all Shareholders will agree to vote their shares in favor of (and raise no objection to) such matter such that the Cayman Law Threshold shall be satisfied. The Shareholders shall be entitled to specific performance/injunctive relief in respect of this provision.

Preemptive Rights	Each Shareholder will have preemptive rights (pro rata based on percentage ownership) with respect to new equity issuances by Holdco, subject to customary exceptions (such as under stock option plans, in acquisitions, etc.). Failure to exercise preemptive rights will result in dilution to non-exercising Shareholders.

Transfer Restrictions

1.      For the first 18 months following the Closing, no equity interest in Holdco shall be transferable (directly or indirectly) by any Shareholder, other than pursuant to the Drag-Along provision described below.

2.      Subject to the above, prior to IPO, the equity interests in the Holdco will not be transferable (directly or indirectly) except pursuant to the Right of First Offer, Tag-Along and Drag-Along provisions described below.

3.      The following transfers are exempt from the restrictions under 1 and 2 above:

a.      Customary Permitted Transfers: customary permitted transfers to affiliated entities in the case of the Sponsors and the Rollover Shareholder or for estate planning purposes in the case of the Chairman and his controlled affiliated entities. For the avoidance of doubt, “Customary Permitted Transfer” shall not include any direct or indirect transfers by the Chairman and his controlled affiliated entities of any equity interests in Holdco, including any direct or indirect transfer of any voting rights, or the economic benefits or risks of ownership of such equity interests.

b.      Permitted Rollover Shareholder Transfers: any transfer of equity interests in Holdco by the Rollover Shareholder in which the transferee executes and delivers a counterpart to the Shareholder Agreement and an irrevocable proxy appointing Rollover Shareholder as their proxy-holder and attorney in fact with respect to all voting and director appointment rights in respect of such shares.

c.      Permitted Chairman Transfers: Chairman shall be permitted to transfer up to an aggregate of US$96.82 million in fair value of the equity interests of Holdco (determined at the time of each such transfer and taking into account all prior transfers) to one or more Independent Third Parties, provided that each transferee shall be required to execute and deliver a counterpart to the Shareholder Agreement. For purposes hereof, “Independent Third Party” shall mean a bona fide third party independent from the Chairman, the Rollover Shareholder, Sponsor A and Sponsor B, as the case may be, and shall not include any then director or senior management personnel of the Company (including any current director or senior management personnel of the Company as of the date of the Merger Agreement) and affiliates of such directors or senior management personnel.

4.      Notwithstanding the foregoing, no Shareholder shall make any individual transfers (directly or indirectly) to any competitor of the business (as specified in the “Black List” referenced in the Facilities Agreement).

Right of First Offer	If any Shareholder proposes to sell its equity interests in Holdco, each other Shareholder will have a right of first offer to purchase such equity interests proposed to be sold (on a pro rata basis based on percentage ownership, to the extent applicable).

Tag-Along	Each Shareholder will have tag-along rights (on a pro rata basis based on percentage ownership) on transfers by each other Shareholder.

Drag-Along

Notwithstanding the Right of First Offer/Tag-Along above, if Shareholders holding in the aggregate greater than 50% of the outstanding equity interests in Holdco (“Requisite Shareholders”) propose to enter into a transaction that would result in (x) the transfer of greater than 50% of the outstanding equity interests in Holdco, or (y) the sale of substantially all of the business of Holdco and its subsidiaries, taken as a whole, whether structured as a sale of equity or assets, merger, consolidation, scheme of arrangement or similar business combination transaction in respect of Holdco or its subsidiaries (a “Sale of Holdco”), such Requisite Shareholders can drag-along all other Shareholders (the “Drag Along Right”), subject to the following restrictions during the first five years following the Closing as set forth below:

(i) during the first three years following the Closing, the Drag Along Right may only be exercised by the Requisite Shareholders if the equity valuation in respect of the Sale of Holdco is no less than the equity valuation of Holdco at the time of the closing of the Acquisition.

(ii) during the fourth and fifth years following the Closing, the Drag Along Right may only be exercised by Shareholders holding in the aggregate 2/3 or more of the outstanding shares of Holdco.

The Drag Along Right shall include customary covenants to vote in favor, participate in, and raise no objection (including waiver of all appraisal rights) in connection with the Sale of Holdco, and to take all necessary or desirable actions as requested by the Requisite Shareholders. The Drag Along Right will be subject to customary requirements, including without limitation, requirements that the dragged party would sell in the same proportion, and on the same financial terms and conditions applicable to the dragging party.

Post-IPO Transfers	In the event of an IPO of the Company (or other entity within the Holdco group structure, as applicable), the Shareholders will coordinate and cooperate with each other in all post-IPO sell-down activities in respect of the shares at the time of IPO of the applicable IPO entity. Subject to restrictions in the financing documents and lock-ups in connection with an IPO, all post-IPO sales shall be made by the Shareholders jointly on a pro-rata basis (to the extent of Shareholders then not subject to any applicable lock-up) until each Shareholder’s equity interest in Holdco is reduced to an amount equal to 30% of the equity interest held by such Shareholder at the time of the IPO (as determined on a look-through basis in the event of an IPO of the Company or other entity within the Holdco group structure), following which all Shareholders are then free to sell separately. The timing, price and amount of the post-IPO shares to be sold shall be determined by Shareholders holding a majority of the then outstanding shares, which determination shall then be binding on the rest of the Shareholders.

Pre-IPO Distributions	If an IPO of the Company (or other entity within the Holdco group structure, as applicable), has not occurred by the fourth anniversary of the Closing, Holdco shall, and the Shareholders shall cause Holdco to, subject to restrictions in the financing documents, available cash, the ongoing capital requirements of the Holdco group and applicable law, distribute at least 75% of the net profits of the Holdco group to the Shareholders.

Registration Rights	If the Company (or other entity within the Holdco group structure, as applicable) applies for the listing of its shares on a securities exchange on which registration rights are applicable, the Company (or such other entity, as applicable) shall enter into a registration rights agreement pursuant to which the Shareholders (directly or indirectly, as applicable) shall have demand (following an IPO), shelf and piggyback registration rights customary for an agreement of this type and on terms satisfactory to the Shareholders.

Chairman Non-Compete	Chairman shall agree that during his term as a director of Holdco and for a period of 5 years thereafter, he shall not, directly or indirectly, own, operate or participate in any competing business. The 5-year term shall be reduced to 3 years if Chairman is removed from office without Cause. Nothing in the foregoing shall restrict Chairman from holding and making passive investments in the equity interests of any entity (including serving as a non-executive independent director in connection with such investments) provided that such interest does not exceed 10 % of the outstanding equity interests in such entity and Chairman has no effective control of management or policies of such entity.

Amendment to Shareholders Agreement	A majority shareholder vote/consent will be required for any amendment, modification, extension, termination or waiver of any provision of the Shareholders Agreement (or a higher vote/consent threshold if the applicable provision speaks to a higher vote/consent threshold, including Board Approval Matters and Shareholder Approval Matters); provided, that the consent of an individual Shareholder will be required if any such amendment or modification discriminates against such Shareholder in a disproportionately adverse manner; provided further, that amendments that alter the Shareholder-specific protection rights of an individual Shareholder (e.g., director or board committee seats, information rights, Permitted Rollover Shareholder Transfer and Permitted Chairman Transfer rights) will require the consent of such Shareholder.

Information Rights	Each Shareholder (subject to certain to-be-agreed minimum ownership levels) will be provided with information and access rights that are customary for transactions of this type, including, without limitation, monthly financial reports and covenant calculations.

No Other Arrangements	Each Shareholder shall make a representation that, other than the arrangements contemplated in the Shareholders Agreement, (i) there is no shareholders agreement, voting trust or other agreement to which such Shareholder is a party to act in a concerted manner in respect of voting the equity interests of Holdco, (ii) it has no present intention of transferring its Holdco shares to another Shareholder and no agreement with another Shareholder in respect of the transfer of such shares, (iii) it has no present intention (x) not to implement the corporate governance arrangements contemplated in the Shareholders Agreement, or (y) to implement corporate governance arrangements that are different from those contemplated in the Shareholders Agreement, that, in each case, may result in any Shareholder having more voting powers than those described in the Shareholders Agreement, and (iv) it has no present intention of amending or waiving the Shareholders Agreement in order to enter into any of the foregoing (and has no agreement with any other Shareholder to the do the same).

Governing Law and Dispute Resolution	New York. Any disputes under the Shareholders Agreement shall be resolved by arbitration pursuant to the rules of the Hong Kong International Arbitration Centre.

FORM OF PROXY CARD – SHAREHOLDERS ONLY

FOCUS MEDIA HOLDING LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF FOCUS MEDIA HOLDING LIMITED

FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON

The undersigned shareholder of Focus Media Holding Limited, a Cayman Islands company (the “Company”), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated         , and hereby appoints Ms. Jing Lu as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on          at         , local time, at 28th Floor, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, People’s Republic of China, and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of annual general meeting and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

PROPOSAL 1: As a special resolution, authorize and approve the agreement and plan of merger dated as of December 19, 2012 (the “merger agreement”) among Giovanna Parent Limited, Giovanna Acquisition Limited (“Merger Sub”) and the Company (such merger agreement being in the form attached to the proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 2: As an ordinary resolution, instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution in Proposal 1, above, at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Dated:                     , 2013

Shareholder Name:	Co-Owner Name:

Shareholder Signature	Co-Owner Signature

This Proxy Card must be signed by the person registered in the register of members at the close of business on         . In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.

FORM OF DEPOSITARY’S NOTICE OF

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

FOCUS MEDIA HOLDING LIMITED

Time Sensitive Materials

Depositary’s Notice of

Extraordinary General Meeting of Shareholders

Focus Media Holding Limited

ADSs:	American Depositary Shares evidenced by American Depositary Receipts (“ADRs”).
ADS CUSIP No.:	34415V109, 34415V117.
ADS Record Date:	, 2013.

Meeting Specifics:	2013 Extraordinary General Meeting of Shareholders to be held on , 2013 at (Hong Kong time) at (the “Meeting”).

Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed.
ADS Voting Instructions Deadline:	On or before 10:00 A.M. (New York City time) on , 2013.

Deposited Securities:	Ordinary shares, par value U.S. $0.00005 per share, of Focus Media Holding Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”).
ADS Ratio:	5 ordinary shares to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank Hong Kong.
Deposit Agreement:	Amended and Restated Deposit Agreement, dated as of April 9, 2007, by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder.

To be counted, your Voting Instructions need to be received by the Depositary

prior to 10:00 A.M. (New York City time) on                                                                                                                    , 2013.

Note that if you do not timely return the Voting Instructions to the

Depositary, the Deposited Securities represented by your ADSs may nevertheless be voted upon the terms set forth in the Deposit Agreement.

The Company has announced that an Extraordinary General Meeting of Shareholders will be held at the date, time and location identified above. A copy of the Notice of Meeting from the Company which includes the agenda for such Meeting is enclosed.*

Holders of ADSs wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.

Upon timely receipt of signed and completed Voting Instructions from a Holder of ADSs, the Depositary shall endeavor, insofar as practicable and permitted under applicable law and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote (by means of the appointment of a proxy or otherwise), the Deposited Securities in respect of which Voting Instructions have been received in accordance with the instructions contained therein.

Please note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. If no voting instructions are received by the Depositary from a Holder with respect to the Deposited Securities represented by such Holder’s ADSs, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by such Holder’s ADSs. No such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary that (i) there exists substantial opposition to such matter, or (ii) such matter would have material adverse impact on the Holders or Shareholders of the Company.

The Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at a meeting of shareholders.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at 1-877-CITI-ADR (1-877-248-4237).

Citibank, N.A., as Depositary

*	As set forth in Section 4.10 of the Deposit Agreement, Holders of record of ADRs as of the close of business on the ADS Record Date, will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Amended and Restated Memorandum and Articles of Association of the Company, and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holders’ ADSs.

FORM OF ADS VOTING INSTRUCTIONS CARD

FOCUS MEDIA HOLDING LIMITED

2013 Extraordinary General Meeting of Shareholders

The Voting Instructions must be signed, completed and received at the indicated address prior to

10:00 A.M. (New York City time) on                         , 2013 for action to be taken.

2013 VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

Focus Media Holding Limited (the “Company”)

ADS CUSIP No.:	34415V109, 34415V117.
ADS Record Date:	, 2013.
Meeting Specifics:	2013 Extraordinary General Meeting of Shareholders to be held on , 2013 at (Hong Kong time) at (the “Meeting”).
Depositary:	Citibank, N.A.
Deposit Agreement:	Amended and Restated Deposit Agreement, dated as of April 9, 2007.
Deposited Securities:	Ordinary shares, par value U.S. $0.00005 per share, of the Company.
Custodian(s):	Citibank Hong Kong.

The undersigned holder, as of the ADS Record Date, of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the “ADSs”), hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

Please note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. If no voting instructions are received by the Depositary from a Holder with respect to the Deposited Securities represented by such Holder’s ADSs, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by such Holder’s ADSs. No such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary that (i) there exists substantial opposition to such matter, or (ii) such matter would have material adverse impact on the Holders or Shareholders of the Company.

The Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at a meeting of shareholders. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting Instructions contained herein.

Agenda:

PROPOSAL 1: As a special resolution, authorize and approve the agreement and plan of merger dated as of December 19, 2012 (the “merger agreement”) among Giovanna Parent Limited, Giovanna Acquisition Limited (“Merger Sub”) and the Company (such merger agreement being in the form attached to the proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger.

PROPOSAL 2: As an ordinary resolution, instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution in Proposal 1, above, at the extraordinary general meeting.

A	Issues	Focus Media Holding Limited

	For	Against	Abstain
Proposal 1	☐	☐	☐

Proposal 2	☐	☐	☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked issue.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)

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